As filed with the Securities and Exchange Commission on March 2, 2022

Registration Statement No. 333-262719

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

Amendment No. 1

to

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________

Anghami Inc.

(Exact name of registrant as specified in its charter)

________________________

Cayman Islands	4832	N/A
(State or other jurisdiction of incorporation organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16th Floor, Al-Khatem Tower, WeWork Hub71
Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates
+971 2 443 4317
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
302-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copies to:

Ayse Yuksel Mahfoud, Esq. Blake H. Redwine, Esq. Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019 Tel: (212) 408-1047	Omar Sukarieh Anghami Inc. 16th Floor, Al-Khatem Tower, WeWork Hub71 Abu Dhabi Global Market Square, Al Maryah Island Abu Dhabi, United Arab Emirates Tel: +971 58 5139599

________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 2, 2022

PRELIMINARY PROSPECTUS

Anghami Inc.

Up to 15,968,836 Ordinary Shares
Up to 947,800 Warrants
Up to 10,947,800 Ordinary Shares Issuable Upon Exercise of Warrants

________________________

This prospectus relates to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of (i) up to 15,968,836 common ordinary shares, par value of $0.0001 per share (“ordinary shares”), of Anghami Inc. (“Anghami Inc.,” the “Company,” “we,” “us,” and “our”), which includes (a) up to 4,696,000 ordinary shares issued to certain selling securityholders concurrently with the closing of the Business Combination (as defined below), and (b) up to 11,272,836 ordinary shares currently held by certain selling securityholders; and (ii) up to 947,800 warrants exercisable for one ordinary share, which includes (a) up to 152,800 warrants exercisable for one ordinary share at $11.50 per share issued for services rendered in connection with the Business Combination (“service warrants”), (b) up to 500,000 warrants exercisable for one ordinary share at $11.50 per share originally issued by Vistas Media Acquisition Company, Inc. (“VMAC”) in a private placement (“private placement warrants”), and (c) up to 295,000 warrants exercisable for one ordinary share at $11.50 per share originally issued by VMAC as part of certain units issued by VMAC in a private placement (“private placement unit warrants” and together with the service warrants and the private placement warrants, the “private warrants”).

This prospectus also relates to the issuance by us of up to 10,947,800 ordinary shares issuable upon exercise of our warrants, which includes (i) 10,000,000 warrants exercisable for one ordinary share at $11.50 per share originally issued to the public shareholders of VMAC in its initial public offering (“public warrants” and together with the private warrants, the “warrants”) and converted into warrants to purchase ordinary shares at the closing of the Business Combination, and (ii) 947,800 ordinary shares issuable upon the exercise of our private warrants.

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. We are registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution”. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

All of the ordinary shares and warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of ordinary shares or warrants by the selling securityholders or the issuance of ordinary shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants.

Our ordinary shares are currently traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ANGH.” Our public warrants trade on Nasdaq under the symbol “ANGHW.” Our ordinary shares and our public warrants began trading on Nasdaq on February 4, 2022. The closing price of our ordinary shares on the Nasdaq on February 23, 2022 was $15.15 per ordinary share and the closing price of our public warrants on February 23, 2022 was $0.67.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are also a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Investing in our ordinary shares involves a high degree of risk. Before buying any ordinary shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 10 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2022.

i

ABOUT THIS PROSPECTUS

This document, which forms part of a registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Anghami, constitutes a prospectus of Anghami under Section 5 of the Securities Act. The selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We are not offering any ordinary shares for sale under this prospectus and will not receive any proceeds from the sale of the securities by such selling securityholders under this prospectus.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

Neither we nor the selling securityholders have authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making an offer to sell ordinary shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

For investors outside the United States: Neither we nor the selling securityholders have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the ordinary shares and the distribution of this prospectus outside the United States.

We are an exempted company incorporated under the laws of the Cayman Islands. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the term “Anghami” refer to Anghami Inc., a Cayman Islands exempted company, together with its subsidiaries prior to the closing (“Closing”) of the Business Combination with Vistas Media Acquisition Company Inc. and all references to the term the “Company,” “Anghami Inc.,” “Pubco,” “we,” “us,” “our” and similar terms refer to Anghami Inc., together with its subsidiaries after the Closing. The term “VMAC” refers to Vistas Media Acquisition Company Inc., a Delaware corporation, pre-Closing, that in connection with the Business Combination merged with and into Anghami Vista 1, a Cayman Islands exempted company and wholly owned subsidiary of Anghami Inc., with VMAC being the surviving company and continuing as a wholly-owned subsidiary of Anghami Inc. Upon the consummation of the merger of the merger of VMAC and Anghami Vista 1, VMAC changed its name to Anghami (DE), Inc.

This prospectus includes trademarks, tradenames and service marks, certain of which belong to us or Anghami and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. When we refer to one or more sources of data in any paragraph, you should assume that other data of the same type appearing in the same paragraph is derived from such sources, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from third-party sources (including any sources that we may have paid for, sponsored, or conducted), we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should read this entire prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Overview

Anghami Inc.

We are a music application and platform that offers listeners in 16 countries in the MENA Region Arabic and international music to stream and download. We are currently the leading regional digital music entertainment technology platform in the MENA Operating Area, with the largest catalogue, offering approximately 57 million songs to more than 70 million registered users as of December 31, 2020, 1.4 million paid subscribers and 18.3 million active users, with more than 9.0 billion streams per year in 2020.

Recent Developments

The Business Combination with Vistas Media Acquisition Company Inc.

On February 3, 2022, we consummated the previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated March 3, 2021, by and among the Company, VMAC, Anghami, an exempted company incorporated under the laws of the Cayman Islands (“Anghami”), Anghami Vista 1, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Vistas Merger Sub”), and Anghami Vista 2, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Anghami Merger Sub”). Pursuant to the Business Combination Agreement, each of the following transactions occurred at the closing of the Business Combination in the following order:

•        immediately prior to the consummation of the Business Combination, VMAC sold 4,056,000 shares of its Class A common stock, par value $0.0001 per share (“VMAC Class A Common Stock”) for gross proceeds of $40,560,000 to the subscribers in the private placement (the “PIPE”);

•        immediately prior to the consummation of the Business Combination, VMAC issued 540,000 shares (the “Share Based Payments”) of VMAC Class A Common Stock and 152,800 warrants to purchase VMAC Class A Common Stock at an exercise price of $11.50 per share to certain service providers for services rendered in connection with the Business Combination, and VMAC also issued 100,000 shares (the “Extension Payment”) of VMAC Class A Common Stock to Vistas Media Sponsor, LLC (“Sponsor”) as the result of the conversion the $1,000,000 loan that Sponsor made to VMAC to fund extension payment to extend the period of time that VMAC had to consummate its initial business combination;

•        VMAC and Vistas Merger Sub consummated the merger of Vistas Merger Sub with and into VMAC, with VMAC being the surviving company and continuing as a wholly-owned subsidiary of the Company known as Anghami (DE), Inc. (the “Vistas Merger”);

•        Anghami and Anghami Merger Sub consummated the merger of Anghami Merger Sub with and into Anghami, with Anghami being the surviving company and continuing as a wholly-owned subsidiary of Anghami Inc.;

•        each outstanding share of VMAC’s Class A Common Stock, including the PIPE shares, the Share Based Payment shares, the Extension Payment shares, and Class B common stock, par value $0.0001 per share, was exchanged for one ordinary share of the Company;

•        each issued and outstanding VMAC warrant to purchase VMAC Class A Common Stock ceased to represent a right to acquire shares of VMAC Class A Common Stock and was converted into the right to acquire the same number of ordinary shares, at the same exercise price and on the same terms as in effect immediately prior to the closing of the Business Combination; and

•        all ordinary shares of Anghami were exchanged for ordinary shares.

Following the closing of the Business Combination, the Company has 25,768,967 ordinary shares issued and outstanding, 10,947,800 warrants to purchase ordinary shares at an exercise price of $11.50 per share issued and outstanding and 500,000 warrants to purchase ordinary shares at an exercise price of $12.00 per share issued and outstanding.

As a result of the Business Combination, Anghami and VMAC have become wholly-owned subsidiaries of the Company. On February 4, 2022, the Company’s ordinary shares commenced trading on the Nasdaq Global Market under the symbol “ANGH” and the VMAC warrants to purchase VMAC Class A Common Stock that were converted into warrants to purchase ordinary shares of Anghami at an exercise price of $11.50 per share (“public warrants”) commenced trading on the Nasdaq Capital Market under the symbol “ANGHW.”

Corporate Information

Anghami Inc. was incorporated as a Cayman Islands exempted company on March 1, 2021 with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The mailing address of our principal executive office is 16th Floor, Al-Khatem Tower, WeWork Hub71, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates and our telephone number is +971 2 443 4317.

Our website is www.anghami.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase our ordinary shares.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will be an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of the closing of the Business Combination.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus; (ii) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iv) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (v) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

We have elected not to opt out of, and instead to take advantage of, such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Foreign Private Issuer

We report under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation and other disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Securities offered by the selling securityholders

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, of an aggregate of 15,968,836 ordinary shares and warrants to purchase 947,800 ordinary shares. In addition, we are registering up to 10,947,800 ordinary shares that are issuable upon the exercise of the warrants.

Shares outstanding prior to the offering

As of February 3, 2022, we had 25,768,967 ordinary shares issued and outstanding. The number of ordinary shares outstanding excludes (i) 10,947,800 warrants to purchase ordinary shares at an exercise price of $11.50 per share issued and outstanding and (ii) 500,000 warrants to purchase ordinary shares at an exercise price of $12.00 per share issued and outstanding, in each case as of February 3, 2022.

Use of proceeds

All of the ordinary shares and warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

We would receive up to an aggregate of approximately $125,899,700 from the exercise of the warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include the repayment of indebtedness. See “Use of Proceeds.”

Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Risk Factors

You should consider all the information contained in this prospectus in deciding whether to invest in our ordinary shares. In particular, you should consider the risk factors described under “Risk Factors” in this prospectus. Such risks include, but are not limited to, the following:

•        We may not be able to successfully attract prospective users and retain existing users, which could adversely affect its growth prospects and revenue.

•        We depend on third-party licenses for sound recordings and musical compositions and an adverse change to, loss of, or claim that it does not hold any necessary licenses may materially adversely affect its business, operating results, and financial condition.

•        We are a party to many license agreements which are complex and impose numerous obligations upon it which may make it difficult to operate its business, and a breach of such agreements could adversely affect our business, operating results, and financial condition.

•        We have no control over the providers of its content, and its business may be adversely affected if the access to music is limited or delayed. The concentration of control of content by our major providers means that even one entity, or a small number of entities working together, could unilaterally affect its access to music and other content.

•        We have a complex royalty payment arrangement that is difficult to estimate under our licensing agreements.

•        We are required to make minimum guarantee payments under certain licensing agreements, for sound recordings and underlying musical compositions. Such minimum guarantees can limit our operations and may adversely affect our business, operating results, and financial condition.

•        Comprehensive and accurate ownership information for the musical compositions embodied in sound recordings is often unavailable to us or difficult or, in some cases, impossible for us to obtain, often times because it is withheld by the owners or administrators of such rights. This impacts our ability to perform its obligations under our licenses, affects the size of our catalog, impacts our ability to control content acquisition costs, and leads to potential copyright infringement claims.

•        If our security systems are breached, we may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain users, advertisers, content providers, and other business partners.

•        Third parties have asserted, and may in the future assert, that we have infringed, misappropriated, or otherwise violated their copyrights, patents, and other intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows.

•        Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.

SELECTED HISTORICAL FINANCIAL DATA

The following set forth summary financial data for Anghami’s business. This information is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Anghami’s audited financial statements, and the notes related thereto, which are included elsewhere in this prospectus. Anghami’s historical results are not necessarily indicative of future results.

Anghami’s statement of financial position data as of June 30, 2021 and statement of comprehensive income data for the six months ended June 30, 2021 and 2020 are derived from Anghami’s unaudited consolidated financial statements included elsewhere in this prospectus. Anghami’s statement of financial position data as of December 31, 2020 and December 31, 2019 and statement of comprehensive income data for the years ended December 31, 2020 and 2019 are derived from Anghami’s audited consolidated financial statements included elsewhere in this prospectus.

All numbers given below are in US dollars except for the number of shares outstanding. Certain amounts that appear in this section may not sum due to rounding.

Statement of comprehensive income data	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019
	$	$	$	$
Revenue	16,350,957	14,556,280	30,518,356	31,227,649
Cost of revenue	(12,326,985)	(10,991,439)	(22,346,521)	(21,321,616)
Gross profit	4,023,972	3,564,841	8,171,835	9,906,033
Selling and marketing expenses	(3,237,386)	(2,833,944)	(5,284,152)	(8,232,405)
General and administrative expenses	(5,646,952)	(2,962,656)	(5,435,996)	(6,923,949)
Operating loss	(4,860,366)	(2,231,759)	(2,548,313)	(5,250,321)
Net finance cost and others	(1,413,706)	(893,813)	(2,693,639)	(1,057,107)
Loss before tax	(6,274,072)	(3,125,572)	(5,241,952)	(6,307,428)
Income tax	(133,812)	(413,604)	(501,238)	(638,965)
Total Comprehensive Loss for the period	(6,407,884)	(3,539,176)	(5,743,190)	(6,946,393)
Basic and diluted loss per share attributable to equity holders of the parent	(76.52)	(42.57)	(68.27)	(83.05)
Weighted average shares outstanding–basic and diluted	82,527	81,823	81,823	81,222
Statement of financial position data	As of June 30, 2021	As of December 31, 2020	As of December 31, 2019
	$	$	$
Total assets	10,626,785	14,257,298	10,718,578
Total liabilities	34,189,832	32,170,171	23,351,771
Total equity	(23,563,047)	(17,912,873)	(12,633,193)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•        our growth strategy, future operations, financial position, estimated revenues and losses, projected capex, prospects and plans;

•        our strategic advantages and the impact those advantages will have on future financial and operational results;

•        the implementation, market acceptance and success of our platform and new offerings;

•        our approach and goals with respect to technology;

•        our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of the COVID-19 pandemic on our business;

•        changes in applicable laws or regulations; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” in this prospectus.

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

RISK FACTORS

Investing in our securities involves risks. In considering purchasing our securities, you should carefully consider the following information about these risks, as well as the other information included in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition.” The risks and uncertainties described below are those significant risk factors, currently known and specific to us, that we believe are relevant to an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm us and adversely affect our shares.

Risks Related to Our Business and Industry

If our efforts to attract prospective users and to retain existing users are not successful, our growth prospects and revenue will be adversely affected.

Our ability to grow our business and generate revenue depends on retaining and expanding the total user base, increasing advertising revenue by effectively monetizing our Ad-Supported Free service user base, and increasing the number of Premium service users. Our ability to attract new users, retain existing users, and convert Ad-Supported Free service users to Premium service users depends in large part on our ability to continue to offer leading technologies and products, compelling catalog of content, superior functionality, and a high-quality, user-friendly and engaging user experience. Some of our competitors, including Apple, Amazon, and Google, have developed, and are continuing to develop, devices for which their music streaming service is preloaded, which puts us at a significant competitive disadvantage. As consumer tastes and preferences change on the internet and with mobile devices and other internet-connected products, we will need to enhance and improve our existing service, introduce new features, and maintain our competitive position with additional technological advances and an adaptable platform. If it fails to keep pace with technological advances or fails to offer compelling product offerings and state-of-the-art delivery platforms to meet consumer demands, our ability to grow or sustain the reach of our service, attract and retain users, and increase Premium service users may be adversely affected.

In addition, in order to increase advertising revenue, we also seek to increase the listening time that our Ad-Supported Free service users spend on the Ad-Supported Free service. The more content we stream under this service, the more advertising inventory it will have to sell. Generally, any increase in Ad-Supported Free service user base increases the size and scope of user pools targeted by advertisers, which improves our ability to deliver relevant advertising to those users in a manner that maximizes our advertising customers’ return on investment. This, in turn, illustrates the effectiveness of our advertising solutions and justifies our pricing structure. If we fail to grow our Ad-Supported Free service user base, the amount of content streamed, and the listening time spent by these users, we may be unable to grow Ad-Supported revenue. Moreover, since we primarily source Premium service user from the conversion of our Ad-Supported Free service users, any failure to grow the Ad-Supported Free service user base or convert them to Premium service users may negatively impact our revenue.

We depend on third-party licenses for sound recordings and musical compositions and an adverse change to, loss of, or claim that it does not hold any necessary licenses may materially adversely affect our business, operating results, and financial condition.

To secure the rights to stream sound recordings and the musical compositions embodied therein, we enter into license agreements to obtain licenses from rights holders such as record labels, music publishers, performing rights organizations, collecting societies, and other copyright owners or their agents, and pays royalties to such parties or their agents around the world. We work diligently to obtain all necessary licenses to stream sound recordings and the musical compositions embodied therein, however, there is no guarantee that the licenses available to it now will continue to be available in the future at rates and on terms that are favorable or commercially reasonable or at all. The terms of these licenses, including the royalty rates that we are required to pay pursuant to them, may change as a result of changes in our bargaining power, changes in the industry, changes in the law, or for other reasons. Increases in royalty rates or changes to other terms of these licenses may materially impact our business, operating results, and financial condition.

We have entered into license agreements to obtain rights to stream sound recordings, including from the major international record labels who hold the rights to stream a significant number of sound recordings such as Universal Music Group, Sony Music Entertainment, and Warner Music Group, as well as regional record labels, such as Qanawat Nile Production and Stars for Art production & distribution Offshore. If we fail to retain these licenses, the size and quality of our catalog may be materially impacted and our business, operating results, and financial condition could be materially harmed.

We generally obtain licenses for two types of rights with respect to musical compositions: mechanical rights and public performance rights. We obtain mechanical and performance licenses for musical compositions either through local collecting societies representing publishers or from publishers directly, or a combination thereof.

With respect to mechanical rights, in the MENA Operating Area, we pay various rights owners through a ratemaking process conducted on a case-by-case basis based on negotiating each deal. We obtain mechanical and performance licenses for musical compositions either through local collecting societies representing publishers or from publishers directly, or a combination thereof. There are cases of publishing deals which are represented by bodies which combine both mechanical and public performance rights, such as SOLAR which represents mechanical rights of Sony Music Publishing and public performance rights from PRS and International Copyright Enterprise Services Limited among others. Since in many countries in the MENA Region, there are no collection societies, we cannot guarantee that our licenses with the existing few collecting societies and/or our direct licenses with publishers provide full coverage for all of the musical compositions we make available to our users in such countries. As such there is a fragmented copyright licensing landscape which leads to publishers, songwriters, and other rights holders choosing not to be represented by collecting societies and that adversely impacts our ability to secure favorable licensing arrangements in connection with musical compositions that such rights holders own or control, including increasing the costs of licensing such musical compositions, or subjecting us to significant liability for copyright infringement.

In the United States, the rates we pay are for mechanical rights, a function of a ratemaking proceeding conducted by an administrative agency called the Copyright Royalty Board. The most recent proceeding before the Copyright Royalty Board (the “Phonorecords III Proceedings”) set the rates for the Section 115 compulsory license for calendar years 2018 to 2022. The Copyright Royalty Board issued its initial written determination on January 26, 2018 and set up the Mechanical Licensing Collective (the “MLC”). The MLC is a nonprofit organization designated by the U.S. Copyright Office pursuant to the Music Modernization Act of 2018. In January 2021, the MLC began administering blanket mechanical licenses to eligible streaming and download services (digital service providers or DSPs) in the United States, which we opted for and obtained a blanket license for mechanical rights in the U.S. The MLC collects the royalties due under those licenses from the DSPs and pay songwriters, composers, lyricists, and music publishers. We currently believe that the current rates will not materially impact our business, operating results, and financial condition in the U.S. as although the U.S. is its biggest market outside of the MENA Operating Area, it is currently not a significant market. However, if we do decide to expand our business (with both Arabic and international music) in the U.S., and does not perform as expected or if the rates are modified to be higher than the proposed rates, our content acquisition costs could increase and impact our ability to obtain content on pricing terms favorable, which could negatively harm our business, operating results, and financial condition and hinder our ability to provide interactive features in our services, or cause one or more of our services not to be economically viable in U.S.

In the U.S., performing rights organizations (“PROs”) generally provide public performance rights, which negotiate blanket licenses with copyright users for the public performance of compositions, collect royalties, and distribute those royalties to rights owners. The royalty rates that apply to us today may be subject to changes in the future. Licenses provided by two of these PROs, the American Society of Composers, Authors and Publishers and Broadcast Music, Inc. are governed by consent decrees which are subject to terms which could be unfavorable to us in the future. This could affect our financial viability in the future in the U.S.

We cannot guarantee that our licenses with collecting societies and our direct licenses with publishers provide full coverage for all of the musical compositions that we make available on our platform.

There also is no guarantee that we have or will have all of the licenses it needs to stream content, as the process of obtaining such licenses involves many rights holders, some of whom are unknown, and myriad complex legal issues across many jurisdictions, including open questions of law as to when and whether particular licenses are needed. Additionally, there is a risk that aspiring rights holders, their agents, or legislative or regulatory bodies will create or attempt to create new rights that could require us to enter into license agreements with, and pay royalties to, newly defined groups of rights holders, some of which may be difficult or impossible to identify. See also the section entitled “Risk Factors — Risks Related to Our Business and Industry — Difficulties in obtaining accurate and comprehensive information necessary to identify the compositions embodied in sound recordings on our service and the ownership thereof may impact our ability to perform our obligations under licenses, affect the size of our catalog, impact our ability to control content acquisition costs, and lead to potential copyright infringement claims.”

Further, we cannot guarantee that such agreements will continue to be renewed indefinitely. For example, from time to time, license agreements with certain rights holders and/or their agents may expire while we negotiate their renewals and, per industry custom and practice, it may enter into brief (for example, month-, week-, or even days-long) extensions of those agreements and/or continue to operate as if the license agreement had been extended, including by us continuing to make music available. During these periods, we may not have assurance of long-term access to such rights holders’ content, which could have a material adverse effect on our business and could lead to potential copyright infringement claims. It also is possible that such agreements will never be renewed at all. The lack of renewal, or termination, of one or more of our license agreements, or the renewal of a license agreement on less favorable terms, also could have a material adverse effect on our business, financial condition, and results of operations.

We are a party to many license agreements which are complex and impose numerous obligations upon it which may make it difficult to operate our business, and a breach of such agreements could adversely affect our business, operating results, and financial condition.

Our license agreements are primarily complex and impose numerous obligations on it, including obligations to, among other things:

•        meet certain user and conversion targets in order to secure certain licenses and royalty rates;

•        calculate and make payments based on complex royalty structures, which requires tracking usage of content on our service that may have inaccurate or incomplete metadata necessary for such calculation;

•        provide periodic reports on the exploitation of the content in specified formats;

•        represent that we will obtain all necessary publishing licenses and consents and pay all associated fees, royalties, and other amounts due for the licensing of musical compositions;

•        provide advertising inventory;

•        comply with certain marketing and advertising restrictions; and

•        comply with certain security and technical specifications.

Some of our license agreements grant the licensor the right to audit our compliance with the terms and conditions of such agreements. Some of the license agreements also include so-called “most favored nations” provisions which require that certain terms (including potentially the material terms) of such agreements are no less favorable than those provided to any similarly situated licensor. If triggered, these most favored nations provisions could cause our payments or other obligations under those agreements to escalate substantially. Additionally, some license agreements require consent to undertake certain business initiatives and without such consent, our ability to undertake new business initiatives may be limited and in turn could hurt our competitive position.

If we materially breach any of these obligations or any other obligations set forth in any of the license agreements, or if we use content in ways that are found to exceed the scope of such agreements, it could be subject to monetary penalties and our rights under such license agreements could be terminated, either of which could have a material adverse effect on our business, operating results, and financial condition.

We have no control over the providers of our content, and our business may be adversely affected if the access to music is limited or delayed. The concentration of control of content by our major providers means that even one entity, or a small number of entities working together, may unilaterally affect our access to music and other content.

We rely on music rights holders, over whom we have no control, for the content we make available on our service. We cannot guarantee that these parties will always choose to license to it. The music industry has a high level of concentration, which means that one or a small number of entities may, on their own, take actions that adversely affect our business. For example, with respect to sound recordings, the music licensed to us under our agreements with Universal Music Group, Sony Music Entertainment, and Warner Music Group, makes up the majority of music consumed on our service. For the year ended December 31, 2020, this content accounted for approximately 39.24% of streams.

Our business may be adversely affected if our access to music is limited or delayed because of deterioration in our relationships with one or more of these rights holders or if they choose not to license to us for any other reason. Rights holders also may attempt to take advantage of their market power to seek onerous financial terms from us, which could have a material adverse effect on our financial condition and results of operations. In 2019, Rotana Audio and Video (“Rotana”) terminated their license agreement. We initiated an arbitration proceeding at the Commercial Courts in Beirut against Rotana for breach of the provisions of the license agreement. In October 2019, Rotana filed a suit against us before Beirut First Instance Court, claiming that we have been illegally distributing content owned by Rotana without a license. Rotana also initiated a legal claim against us before the Cyber Crime Bureau in September 2020, alleging that we kept some content owned by Rotana without a license. See the section entitled “Business — Legal Proceedings” for more details. To the extent that these litigations with Rotana result in material damages, fines, or losses it could have a materially negative impact on our business, results of operations, and financial condition.

Even if we are able to secure rights to sound recordings from record labels and other copyright owners, artists and/or artist groups may object and may exert public or private pressure on third parties to discontinue licensing rights to us, hold back content from it, or increase royalty rates. As a result, our ability to continue to license rights to sound recordings is subject to convincing a broad range of stakeholders of the value and quality of our service.

To the extent that we are unable to license a large amount of content or the content of certain popular artists, our business, operating results, and financial condition could be materially adversely affected.

Our royalty payment arrangements are complex, and it is difficult to estimate the amount payable under license agreements.

Under our license agreements, we have to pay a royalty to record labels, music publishers, and other copyright owners in order to stream content. The determination of the amount and timing of such payments is complex and subject to a number of variables, including the revenue generated, the type of content streamed and the country in which it is streamed, the service tier such content is streamed on, identification of the appropriate license holder, size of user base, ratio of Ad-Supported Free service users to Premium service users, and any applicable advertising fees, app stores and telecom operators fees and discounts, among other variables. Additionally, for new licensing agreements, we have certain arrangements because of which royalty costs are paid in advance or are subject to minimum guaranteed amounts. An accrual is estimated when actual royalty costs to be incurred during a contractual period are expected to fall short of the minimum guaranteed amount. Additionally, we also have license agreements that include so-called “most favored nations” provisions that require that the material terms of such agreements are the most favorable material terms provided to any music licensor, which, if triggered, could cause our royalty payments under those agreements to escalate substantially. An accrual and expense is recognized when it is probable that we will make additional royalty payments under these terms.

Determining royalty payments is complex. As a result, we may underpay or overpay the royalty amounts payable to record labels, music publishers, and other copyright owners. Underpayment could result in (i) litigation or other disputes with record labels, music publishers, and other copyright owners, (ii) the unexpected payment of additional royalties in material amounts, and (iii) damage to business relationships with record labels, music publishers, other copyright owners, and artists and/or artist groups. If we overpay royalties, we may be unable to reclaim such overpayments, and our profits will suffer. Failure to accurately pay royalties may adversely affect our business, operating results, and financial condition.

Minimum guarantees required under certain of our license agreements for sound recordings and underlying musical compositions may limit our operations and may adversely affect our business, operating results, and financial condition.

Certain of our license agreements for sound recordings and musical compositions (both for mechanical rights and public performance rights) contain minimum guarantees and/or require that we make minimum guarantee payments. As of June 30, 2021, we have estimated future minimum guarantee commitments of $11,104,167. Such minimum guarantees related to content acquisition costs are not always tied to our number of users, Premium service users, or the number of sound recordings and musical compositions used on our service. Accordingly, our ability to achieve and sustain profitability and operating leverage on our service depends, in part, on our ability to increase revenue through increased sales of Premium service and advertising sales on terms that maintain an adequate gross margin. The duration of license agreements that contain minimum guarantees is typically between one and two years, but Premium service users may cancel their subscriptions at any time. If our forecasts of Premium service user acquisition do not meet our expectations or the number or advertising sales decline significantly during the term of the license agreements, our margins may be materially and adversely affected. To the extent Premium service revenue growth or advertising sales do not meet our expectations, our business, operating results, and financial condition also could be adversely affected as a result of such minimum guarantees. In addition, the fixed cost nature of these minimum guarantees may limit our flexibility in planning for, or reacting to, changes in our business and the market segments in which it operates.

We rely on estimates of the market share of licensable content controlled by each content provider, as well as its own user growth and forecasted advertising revenue, to forecast whether such minimum guarantees could be recouped against our actual content acquisition costs incurred over the duration of the license agreement. To the extent that these revenue and/or market share estimates underperform relative to our expectations, leading to content acquisition costs that do not exceed such minimum guarantees, our margins may be materially and adversely affected.

Difficulties in obtaining accurate and comprehensive information necessary to identify the compositions embodied in sound recordings on our service and the ownership thereof may impact our ability to perform our obligations under our licenses, affect the size of our catalog, impact our ability to control content acquisition costs, and lead to potential copyright infringement claims.

Comprehensive and accurate ownership information for the musical compositions embodied in sound recordings is often unavailable to us or difficult or, in some cases, impossible for it to obtain, often times because it is withheld by the owners or administrators of such rights. We currently rely on the assistance of third parties to determine this information. If the information provided to us or obtained by such third parties does not comprehensively or accurately identify the ownership of musical compositions, or if we are unable to determine which musical compositions correspond to specific sound recordings, it may be difficult or impossible to identify the appropriate rights holders to whom to pay royalties. This may make it difficult to comply with the obligations of any agreements with those rights holders.

These challenges, and others concerning the licensing of musical compositions embodied in sound recordings on our service, may subject us to significant liability for copyright infringement, breach of contract, or other claims. See the section entitled “Business — Legal Proceedings.”

If our security systems are breached, it may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain Premium service users, Ad-Supported Free service users, advertisers, content providers, and other business partners.

Techniques used to gain unauthorized access to data and software are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our users, including credit card and debit card information and other personal data about our users, business partners, and employees. Like all internet services, our service, which is supported by our own systems and those of third parties that we work with, is vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personal data. Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in the music subscription industry, and may occur on our systems in the future. Because of our prominence, we believe that it is a particularly attractive target for such attacks. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our users may harm our reputation and ability to retain existing users and attract new users. Although we have developed systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on the platform, and to prevent or detect security breaches, such measures may not provide absolute security, may fail, or may fail to stop such data loss or activities, and they may incur significant costs in protecting against or remediating cyber-attacks.

Any failure, or perceived failure, by us to maintain the security of data relating to our users, to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against it by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose users, advertisers, and revenues.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could harm our business, operating results, and financial condition.

Third parties have asserted, and may in the future assert, that we have infringed, misappropriated, or otherwise violated their copyrights, patents, and other intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against it grows. In October 2019, Rotana filed a case against us, alleging that we have been illegally distributing content owned by Rotana without a license. See the section entitled “Business — Legal Proceedings.”

Our ability to provide our service is dependent upon our ability to license intellectual property rights to sound recordings and the musical compositions embodied therein, as well as related content such as album cover art and artist images. Various laws and regulations govern the copyright and other intellectual property rights associated with sound recordings and musical compositions. Existing laws and regulations are evolving and subject to different interpretations, and various legislative or regulatory bodies may expand current or enact new laws or regulations. It may be the case that a third party asserts that it is infringing or violating a third-party intellectual property right, or it may be the case that we may do so in the future. See the section entitled “Risk Factors — Risks Related to Our Business and Industry — Difficulties in obtaining accurate and comprehensive information necessary to identify the compositions embodied in sound recordings on our service and the ownership thereof may impact our ability to perform our obligations under our licenses, affect the size of our catalog, impact our ability to control content acquisition costs, and lead to potential copyright infringement claims.”

In addition, music, internet, technology, and media companies are frequently subject to litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Many companies in these industries, including many of our competitors, have substantially larger patent and intellectual property portfolios than we do, which could make it a target for litigation as it may not be able to assert counterclaims against parties that sue for patent, or other intellectual property infringement. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert claims in order to extract value from technology companies. Further, from time to time we may introduce new products and services, including in territories where it currently does not have an offering, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. It is difficult to predict whether assertions of third-party intellectual property rights or any infringement or misappropriation claims arising from such assertions will substantially harm our business, operating results, and financial condition. If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims. Furthermore, an adverse outcome of a dispute may require us to pay significant damages, which may be even greater if it is found to have willfully infringed upon a party’s intellectual property; cease exploiting copyrighted content that it has previously had the ability to exploit; cease using solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content, or materials; indemnify our partners and other third parties; and/or take other actions that may have material effects on our business, operating results, and financial condition.

Additionally, we rely on software programmers to design proprietary technologies, and it regularly contributes software source code under “open source” licenses and have made technology it has developed available under open source licenses. We do not exercise complete control over the development efforts of our programmers, and it cannot be certain that our programmers have not used software that is subject to licenses that would require it to disclose code and/or innovations in our products or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to licenses that require it to publicly release the affected portions of our source code, re-engineer a portion of our technologies, or otherwise be limited in the licensing of our technologies, we may be forced to do so, each of which could materially harm our business, operating results, and financial condition.

Finally, some of the content offered on our service is generated by our users or other content creators, subjecting us to heightened risk of claims of intellectual property infringement by third-parties if such users and content creators do not obtain the appropriate authorizations from rights holders.

Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.

The success of our business depends on our ability to protect and enforce our patents, trade secrets, trademarks, copyrights, and all of our other intellectual property rights, including intellectual property rights underlying our service. We attempt to protect our intellectual property under patent, trade secret, trademark, and copyright laws through a combination of employee, third-party assignment and nondisclosure agreements, other contractual restrictions, technological measures, and other methods, which provide only limited protection. Despite our efforts to protect our intellectual property rights and trade secrets, unauthorized parties may attempt to copy aspects of our song recommendation technology or other technology, or obtain and use our trade secrets and other confidential information. Moreover, policing our intellectual property rights is difficult and time consuming.

We have filed, and may in the future file, patent applications on certain of our innovations. It is possible, however, that these innovations may not be patentable. In addition, given the cost, effort, risks, and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for some innovations. Furthermore, our patent applications may not issue as granted patents, the scope of the protection gained may be insufficient or an issued patent may be deemed invalid or unenforceable. Further, we cannot guarantee that any of our present or future patents or other intellectual property rights will not lapse or be invalidated, circumvented, challenged, or abandoned. Neither can we guarantee that our intellectual property rights will provide competitive advantages to it. Our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes could be limited by our relationships with third parties, and any of our pending or future patent applications may not have the scope of coverage originally sought. We cannot guarantee that our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak. We could lose both the ability to assert our intellectual property rights against, or to license our technology to, others and the ability to collect royalties or other payments.

We currently own the www.anghami.com internet domain name and various other related domain names. Internet regulatory bodies generally regulate domain names. If we lose the ability to use a domain name in a particular country, it would be forced either to incur significant additional expenses to market our service within that country or, in extreme cases, to elect not to offer our service in that country. Either result could harm our business, operating results, and financial condition. Regulatory bodies could also establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names that utilize our brand names in the countries in which it may conduct business in the future.

We have initiated, and may in the future initiate, litigation or proceedings before governmental authorities and administrative bodies, to enforce our intellectual property rights, to protect our patent rights, trademarks, trade secrets, and domain names and to determine the validity and scope of the proprietary rights of others. our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect our ability to protect and enforce our patents and other intellectual property.

Our user metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and business.

We regularly review key metrics related to the operation of our business, including, but not limited to, active users, Premium subscribers and conversion, Premium average revenue per user, unit economics and EBITDA, Premium user churn rate, Arabic content and originals content creation to evaluate growth trends, measure performance, and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. These numbers were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the applicable guidelines for the preparation and presentation of financial statements. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our service is used across large populations globally. For example, we believe that there are individuals who have multiple Anghami accounts, which can result in an overstatement of active users. Errors or inaccuracies in metrics or data could result in incorrect business decisions and inefficiencies.

In addition, advertisers generally rely on third-party measurement services to calculate our metrics, and these third-party measurement services may not reflect our true audience. Some of our demographic data also may be incomplete or inaccurate because users self-report their names and dates of birth. If advertisers, partners, or investors do not perceive our user, geographic, or other demographic metrics to be accurate representations of our user base, or if we discover material inaccuracies in our user, geographic, or other demographic metrics, our reputation may be seriously harmed. See the sections entitled “Risk Factors — Risks Related to Our Business and Industry — We rely on advertising revenue from our Ad-Supported Free service, and any failure to convince advertisers of the benefits of our Ad-Supported Free service in the future could harm our business, operating results, and financial condition,” “— We are at risk of artificial manipulation of stream counts and failure to effectively manage and remediate such fraudulent streams could have an adverse impact on our business, operating results, and financial condition,” and “— We are at risk of attempts at unauthorized access to our service and failure to effectively prevent and remediate such attempts could have an adverse impact on our business, operating results, and financial condition.”

We are at risk of attempts at unauthorized access to our service and failure to effectively prevent and remediate such attempts could have an adverse impact on our business, operating results, and financial condition.

We are at risk of being impacted by attempts by third parties to manipulate and exploit our software for the purpose of gaining unauthorized access to our service. If we have currently failed to successfully detect and address such issues or if in the future we fail to successfully detect and address such issues, it may have artificial effects on key performance indicators, which underlie, among other things, our contractual obligations with rights holders and advertisers, as well as harm our relationship with advertisers and rights holders. This may also impact our results of operations, particularly with respect to margins on our Ad-Supported Free service segment, by increasing the Ad-Supported cost of revenue without a corresponding increase to our Ad-Supported revenue, and could expose us to claims for damages including, but not limited to, from rights holders, any of which could seriously harm our business. Moreover, once we detect and correct such unauthorized access and any key performance indicators it affects, investor confidence in the integrity of our key performance indicators could be undermined. These could have a material adverse impact on our business, operating results, and financial condition.

We are at risk of artificial manipulation of stream counts and failure to effectively manage and remediate such fraudulent streams could have an adverse impact on our business, operating results, and financial condition.

We have in the past been, and continues to be, impacted by attempts by third parties to artificially manipulate stream counts. Such attempts may, for example, be designed to generate revenue for rights holders or to influence placement of content on Anghami-created playlists or industry music charts. These potentially fraudulent streams also may involve the creation of non-bona fide user accounts or artists. We use a combination of algorithms and manual review by employees to detect fraudulent streams. However, it may not be successful in detecting, removing, and addressing all fraudulent streams (and any related user accounts). If we fail to successfully detect, remove, and address fraudulent streams and associated user accounts, it may result in the manipulation of our data, including the key performance indicators which underlie, among other things, our contractual obligations with rights holders and advertisers (which could expose us to the risk of litigation), as well as harm our relationships with advertisers and rights holders. In addition, once we detect, correct, and disclose fraudulent streams and associated user accounts and the key performance indicators they affect, investor confidence in the integrity of our key performance indicators could be undermined. These could have a material adverse impact on our business, operating results, and financial condition.

If we fail to develop and maintain an effective system of internal controls covering financial reporting, we may be unable to accurately or timely report our financial results or prevent fraud, and investor confidence and the market price of our shares may be materially and adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Prior to the Business Combination, Anghami was a private company with limited accounting personnel and limited resources with which to address internal controls over financial reporting. In connection with the audit of our consolidated financial statements for the years ended December 31, 2019 and 2020, Anghami and our independent registered public accounting firm identified certain material weaknesses in our internal controls over financial reporting.

As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal controls covering financial reporting, such that there is a reasonable possibility that a material misstatement of the financial statements will not be detected or prevented on a timely basis.

The material weaknesses identified were:

•        Anghami did not have sufficient skilled personnel with requisite IFRS reporting knowledge and experience;

•        Anghami did not have sufficient entity level controls and sufficiently designed internal controls and financial reporting policies and procedures including segregation of duties that are commensurate with IFRS reporting requirements; and

•        Anghami did not have sufficient effective controls over prospective financial information used in Anghami’s going concern assessment.

These material weaknesses, if not remedied in a timely manner, may lead to material misstatements in our future consolidated financial statements.

Anghami was neither historically required to perform an evaluation of internal controls covering financial reporting as of December 31, 2019 or December 31, 2020 in accordance with the provisions of the Sarbanes-Oxley Act as it was a private company, nor did Anghami undertake a comprehensive assessment of its internal controls for purposes of identifying and reporting material weaknesses and other control deficiencies. Had Anghami performed a formal assessment of its internal controls over financial reporting or had its independent registered public accounting firm performed an audit of Anghami’s internal controls over financial reporting, additional deficiencies may have been identified.

As a public company, we are required to maintain internal control over financial reporting, including adequate disclosure controls and procedures, and to report any material weaknesses in those internal controls, subject to any exemptions that it avails itself of under the JOBS Act (including the requirement to provide an auditor’s attestation report under Section 404(b) of the Sarbanes-Oxley Act). For example, we are required to perform system and process evaluation and testing of our internal control over financial reporting to allow our management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. If we are unable to successfully remediate the identified material weaknesses, if we discover additional material weaknesses or if we are otherwise unable to report financial statements accurately or in a timely manner, we would be required to continue disclosing such material weaknesses in future filings with the SEC, which could adversely affect our business, investor confidence in the company and the market price of our ordinary shares and could subject us to litigation or regulatory enforcement actions. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the market value of our ordinary shares.

Our management and accounting teams will consist primarily of the existing management and accounting teams of Anghami. Following the identification of the material weaknesses, Anghami has begun taking measures, and we will continue to take measures, to remediate these control deficiencies. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Controls over Financial Reporting.” However, the implementation of these measures may not fully address the material weaknesses in our internal controls covering financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct the material weaknesses or their failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. At the time of this prospectus, such material weaknesses have not been remediated.

We are subject to a variety of laws around the world. Government regulation of the internet is evolving and any changes in government regulations relating to the internet or other areas of our business or other unfavorable developments may adversely affect our business, operating results, and financial condition.

We are an international company with offices and/or operations in 16 countries and territories around the world. As a result of this organizational structure and the scope of our operations, we are subject to a variety of laws in different countries. The scope and interpretation of the laws that are or may be applicable to it are often uncertain and may be conflicting, additionally, as our business grows and evolves, it will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to our business and the new laws to which it may become subject.

We are subject to general business regulations and laws, as well as regulations and laws specific to the internet. Such laws and regulations include, but are not limited to, labor, advertising and marketing, real estate, taxation, user privacy, data collection and protection, intellectual property, anti-corruption, anti-money laundering, foreign exchange controls, antitrust and competition, electronic contracts, telecommunications, sales procedures, automatic subscription renewals, credit card processing procedures, consumer protections, broadband internet access, and content restrictions. We cannot guarantee that we have been or will be fully compliant in every jurisdiction in which we are subject to regulation, as existing laws and regulations are constantly changing. The adoption or modification of laws or regulations relating to the internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct business. Further, compliance with laws, regulations, and other requirements imposed upon our business may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance and doing business.

Moreover, as internet commerce continues to evolve, increasing regulation by international regulators becomes more likely and may lead to more stringent consumer protection laws, which may impose additional burdens on us. The adoption of any laws or regulations that adversely affect the popularity or growth in use of the internet, including laws limiting internet neutrality, could decrease user demand for our service and increase our cost of doing business. Future regulations, or changes in laws and regulations or their existing interpretations or applications, also could hinder our operational flexibility, raise compliance costs, and result in additional historical or future liabilities, resulting in material adverse impacts on our business, operating results, and financial condition.

We depend on highly skilled key personnel to operate our business, and if it is unable to attract, retain, and motivate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe that our future success is highly dependent on the talents and contributions of our senior management, Edgard Maroun, our Chief Executive Officer, and Elias Habib, our Chief Technical Officer, members of our executive team, and other key employees, such as key engineering, finance, research and development, marketing, and sales personnel. Our future success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. Certain members of our senior management, are free to terminate their employment relationship at any time, and their knowledge of our business and industry may be difficult to replace. Qualified individuals are in high demand, particularly in the digital media industry, and we may incur significant costs to attract them. If we are unable to attract and retain senior management and key employees, we may not be able to achieve our strategic objectives, and our business could be harmed.

Streaming depends on effectively working with third-party platforms, operating systems, online platforms, hardware, networks, regulations, and standards that we do not control. Changes in our service or those operating systems, hardware, networks, regulations, or standards, and our limitations on our ability to access those platforms, operating systems, hardware, or networks may seriously harm our business.

Our service requires high-bandwidth data capabilities and if the costs of data usage increase or access to data networks is limited, our business may be seriously harmed. Additionally, to deliver high-quality audio, video, and other content over networks, our services must work well with a range of technologies, systems, networks, regulations, and standards that we do not control.

We also rely on a variety of operating systems, online platforms, hardware, and networks to reach our customers. These platforms range from desktop and mobile operating systems and application stores to wearables and intelligent voice assistants. The owners or operators of these platforms may not share our interests and may restrict our access to them or place conditions on access that would materially affect our ability to access those platforms. In particular, where the owner of a platform also is our direct competitor, the platform may attempt to use this position to affect our access to customers and ability to compete. Online platforms also may unilaterally impose certain requirements that negatively affect our ability to convert users to the Premium service, such as conditions that limit our freedom to communicate promotions and offers to the users. Similarly, online platforms may force us to use the platform’s payment processing systems which may be inferior to and more costly than other payment processing services available in the market. Online platforms frequently change the rules and requirements for services like our to access the platform, and such changes may adversely affect the success or desirability of our service. Online platforms may limit our access to information about customers, limiting our ability to convert and retain them. Online platforms also may deny access to application programming interfaces (“API”) or documentation, limiting functionality of our service on the platform. There can be no assurance that we will be able to comply with the requirements of those operating systems, online platforms, hardware, networks, regulations, and standards on which our service depends, and failure to do so could result in serious harm to our business.

We face and will continue to face competition for Ad-Supported Free service users, Premium service users, and user listening time.

We compete for the time and attention of our users with other content providers on the basis of a number of factors, including quality of experience, relevance, diversity of content, ease of use, price, accessibility, perception of advertising load, brand awareness, and reputation. We compete with providers of on-demand music, which is purchased or available for free and playable on mobile devices and in the home. These forms of media may be purchased, downloaded, and owned such as iTunes audio files, MP3s, or CDs, or accessed from subscription or free online on-demand offerings by music providers or content streams from other online services. We face increasing competition for users from a growing variety of businesses, including other subscription music services around the world, many of which offer services that are similar to our service, that deliver music content over the internet, through mobile phones, and through other wireless devices. Many of our current or future competitors are already entrenched or may have significant brand recognition in a particular region or market in which it seeks to penetrate.

We also compete with providers of internet radio both online and through connected mobile devices. These internet radio providers may offer more extensive content libraries than we offer and some may have a broader international offering than our. We also compete with terrestrial radio, satellite radio, and online radio. In addition, we also compete for users with providers of social media services both online and through connected mobile devices.

We also believe that companies with a combination of technical expertise, brand recognition, financial resources, and digital media experience also pose a significant threat of developing competing on-demand music distribution technologies. In particular, if known incumbents in the digital media space such as Facebook choose to offer competing services, they may devote greater resources than we have available, have a more accelerated time frame for deployment, and leverage their existing user base and proprietary technologies to provide services that our users and advertisers may view as superior. Furthermore, Spotify, YouTube, Amazon Prime, Apple Music, Deezer, Google Play Music, Joox, Pandora, SoundCloud, and others have competing services, which may negatively impact our business, operating results, and financial condition. Our current and future competitors may have higher brand recognition, more established relationships with music and other content licensors and mobile device manufacturers, greater financial, technical, and other resources, more sophisticated technologies, and/or more experience in the markets in which it competes. In addition, Apple and Google also own application store platforms and are charging in-application purchase fees, which are not being levied on their own applications, thus creating a competitive advantage for themselves against us. As the market for on-demand music on the internet and mobile and connected devices increases, new competitors, business models, and solutions are likely to emerge.

We also face significant competition for users from companies promoting their own digital music content online or through application stores, including several large, well-funded, and seasoned participants in the digital media market. The websites and mobile applications of our competitors may rank higher than our website and our mobile application, and our application may be difficult to locate in mobile device application stores, which could draw potential users away from our service and toward those of our competitors. In addition, some of the competitors, including Apple, Amazon, and Google, have developed, and are continuing to develop, devices for which their music streaming service is preloaded, creating a visibility advantage. If we are unable to compete successfully for users against other digital media providers by maintaining and increasing our presence and visibility online, on mobile devices, and in application stores, our number of Premium service users and songs streamed on our service may fail to increase or may decline and subscription fees and advertising sales may suffer. See the section entitled “Risk Factors — Risks Related to Our Business and Industry — If our efforts to attract prospective users and to retain existing users are not successful, our growth prospects and revenue will be adversely affected.”

We compete for a share of advertisers’ overall marketing budgets with other content providers on a variety of factors including perceived return on investment, effectiveness and relevance of advertising products, pricing structure, and ability to deliver large volumes or precise types of advertisements to targeted user demographic pools. We also compete for advertisers with a range of internet companies, including major internet portals, search engine companies, social media sites, and applications, as well as traditional advertising channels such as terrestrial radio.

Failure to compete successfully against our current or future competitors could result in loss of current or potential advertisers, a reduced share of our advertisers’ overall marketing budget, loss of existing or potential users, or diminished brand strength, which could adversely affect our pricing and margins, lower revenue, increase research and development and marketing expenses, and prevent us from achieving profitability.

Interruptions, delays or discontinuations in service arising from our own systems or from third parties could impair the delivery of our service and harm our business.

We rely on systems housed in our own facilities and upon third parties, including bandwidth providers and third-party “cloud” data storage services, to enable our users to receive our content in a dependable, timely, and efficient manner. We have experienced and may in the future experience periodic service interruptions and delays involving our own systems and those of third parties that we work with. Both our own facilities and those of third parties are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They also are subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, technical, and cyber security measures, terrorist acts, natural disasters, human error, the financial insolvency of third parties that we work with, and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our service and to unauthorized access to, or alteration of, the content and data contained on our systems and that these third parties store and deliver on our behalf. Any disruption in the services provided by these third parties could materially adversely impact our business reputation, customer relations, and operating results.

If we fail to accurately predict, recommend, and play music that our users enjoy, we may fail to retain existing users and attract new users in sufficient numbers to meet investor expectations for growth or to operate our business profitably.

Our system for predicting user music preferences and selecting music tailored to our users’ individual music tastes is based on advanced data analytics systems and proprietary algorithms. While we have invested, and will continue to invest, significant resources in refining these technologies; however, these investments may not yield an attractive return and such refinements may not be effective. The effectiveness of our ability to predict user music preferences and select music tailored to our users’ individual music tastes depends in part on our ability to gather and effectively analyze large amounts of user data. In addition, our ability to offer users songs that they have not previously heard and impart a sense of discovery depends on our ability to acquire and appropriately categorize additional songs that will appeal to each users’ diverse and changing tastes. Although we have a large catalog of songs available to stream, it may not be able to effectively identify and analyze additional songs that our users will enjoy. Our ability to predict and select music content that our users enjoy is critical to our service and failure to make accurate predictions could materially adversely affect our ability to adequately attract and retain users, increase hours spent by users consuming video and audio content on our app (“Content Hours”), and sell advertising to meet investor expectations for growth or to operate the business profitably.

If we fail to effectively manage our growth, our business, operating results, and financial condition may suffer.

Our rapid growth has placed, and will continue to place, significant demands on our management and operational and financial infrastructure. In order to attain and maintain profitability, we will need to recruit, integrate, and retain skilled and experienced personnel who can demonstrate our value proposition to users, advertisers, and business partners and who can increase the monetization of the music streamed on our service, particularly on mobile devices. Continued growth also could strain our ability to maintain reliable service levels for our users, effectively monetize the music streamed, develop and improve our operational and financial controls, and recruit, train, and retain highly skilled personnel. If our systems do not evolve to meet the increased demands placed on it by an increasing number of advertisers, it also may be unable to meet obligations under advertising agreements with respect to the delivery of advertising or other performance obligations. As our operations grow in size, scope, and complexity, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable technical and management resources. If we fail to maintain efficiency and allocate limited resources effectively in our organization as it grows, our business, operating results, and financial condition may suffer.

Our ability to increase the number of users will depend in part on our ability to distribute our service, which may be affected by third-party interference beyond our control.

The use of our service depends on the ability of our users to access the internet, our website, and the Anghami app. Enterprises or professional organizations, including governmental agencies, could block access to the internet, our website, and the Anghami application for a number of reasons such as security or confidentiality concerns or regulatory reasons that could adversely impact our user base.

Additionally, we distribute our application via smartphone and tablet application download stores managed by Amazon, Apple, Google, and Microsoft, among others. Certain of these companies are now, and others may in the future become, our competitors, and could stop allowing or supporting access to our service through their products, could allow access for us only at an unsustainable cost, or could make changes to the terms of access in order to make our service less desirable or harder to access, for competitive reasons.

We rely on advertising revenue from our Ad-Supported Free service, and any failure to convince advertisers of the benefits of the Ad-Supported Free service in the future could harm our business, operating results, and financial condition.

Our ability to attract and retain advertisers, and ultimately to generate advertising revenue, depends on a number of factors, including:

•        increasing the number of hours Ad-Supported Free service users spend listening to music or otherwise engaging with content;

•        increasing the number of Ad-Supported Free service users;

•        keeping up with advancements in technology;

•        competing effectively for advertising dollars from other online and mobile music streaming and media companies;

•        maintaining and growing relationships with marketers, agencies, and other demand sources who purchase advertising inventory from us; and

•        continuing to develop and diversify our advertisement platform, which currently includes delivery of advertising products through multiple delivery channels, including traditional computers, mobile, and other connected devices.

We may not succeed in capturing a greater share of our advertisers’ core marketing budgets, particularly if we are unable to achieve the scale, reach, products, and market penetration necessary to demonstrate the effectiveness of our advertising solutions, or if our advertising model proves ineffective or not competitive when compared to other alternatives and platforms through which advertisers choose to invest their budgets. Failure to grow the Ad-Supported Free service user base and to effectively demonstrate the value of our Ad-Supported Free service to advertisers could result in loss of, or reduced spending by, existing or potential future advertisers, which would materially harm our business, operating results, and financial condition.

Negative media coverage could adversely affect our business.

We receive a high degree of media coverage in the MENA Operating Area. Unfavorable publicity regarding, for example, payments to music labels, publishers, artists, and other copyright owners, our privacy practices, terms of service, service changes, service quality, litigation or regulatory activity, government surveillance, the actions of our advertisers, the actions of our developers whose services are integrated with our service, the use of our service for illicit, objectionable, or illegal ends, the actions of any users, the quality and integrity of content shared on our service, or the actions of other companies that provide similar services to it, could materially adversely affect our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our user base and result in decreased revenue, which would materially adversely affect our business, operating results, and financial condition.

Our business depends on a strong brand, and any failure to maintain, protect, and enhance the brand would hurt our ability to retain or expand our base of Ad-Supported Free service users, Premium service users, and advertisers.

We have developed a strong brand that we believe has contributed significantly to the success of our business. Maintaining, protecting, and enhancing the “Anghami” brand is critical to expanding our base of Ad-Supported Free service users, Premium service users, and advertisers, and will depend largely on our ability to continue to develop and provide an innovative and high-quality experience for our users and to attract advertisers, content owners, mobile device manufacturers, and other consumer electronic product manufacturers to work with us, which it may not do successfully. If we do not successfully maintain a strong brand, our business could be harmed.

Our brand may be impaired by a number of other factors, including any failure to keep pace with technological advances on our platform or with our service, slower load times for our service, a decline in the quality or quantity of the content available, a failure to protect intellectual property rights, or any alleged violations of law, regulations, or public policy. Additionally, the actions of our developers, advertisers, and content partners may affect our brand if users do not have a positive experience using third-party applications or websites integrated with us or that make use of our content.

Our trademarks, trade dress, and other designations of origin are important elements of our brand. We have registered “Anghami” and other marks as trademarks in New York, UK, Switzerland, UAE, Saudi Arabia, Lebanon, Egypt, Jordan, and certain other jurisdictions. Nevertheless, competitors or other companies may adopt marks similar to us, or use our marks and confusingly similar terms as keywords in internet search engine advertising programs, thereby impeding our ability to build brand identity and possibly leading to confusion among our users. For instance, we have filed a lawsuit against the Ministry of Commerce of Saudi Arabia for incorrectly registering the mark “Anghami” on behalf of another company in Saudi Arabia. See the section entitled “Business — Legal Proceedings.” We may also face opposition from third parties to their applications to register key trademarks in foreign jurisdictions in which they have expanded or may expand their presence. If we are unsuccessful in defending against these oppositions, our trademark applications may be denied. Whether or not our trademark applications are denied, third parties may claim that our trademarks infringe upon their rights. As a result, we could be forced to pay significant settlement costs or cease the use of these trademarks and associated elements of our brand in those or other jurisdictions. Doing so could harm our brand or brand recognition and adversely affect our business, financial condition, and results of operation.

Various regulations related to privacy and data security concerns pose the threat of lawsuits and other liability, require us to expend significant resources, and may harm our business, operating results, and financial condition.

We collects and use personal and other information from and about our users as they interact with our Service. Various laws and regulations govern the collection, use, retention, sharing, and security of the data we receive from and about our users. Privacy groups and government bodies have increasingly scrutinized the ways in which companies link personal identities and data associated with particular users or devices with data collected through the internet, and we expect such scrutiny to continue to increase. Alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability and may require us to expend significant resources in responding to and defending such allegations and claims. Claims or allegations that we have violated laws and regulations relating to privacy and data security could in the future result in negative publicity and a loss of confidence by our users and partners. Such claims or allegations also may subject us to fines, including by data protection authorities and credit card companies, and could result in the loss of our ability to accept credit and debit card payments.

Additionally, the regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our website, services, features, or our privacy policy. Our business could be harmed by any significant change to applicable laws, regulations, or industry practices regarding the use of our users’ personal data, for example regarding the manner in which disclosures are made and how the express or implied consent of users for the use of personal data is obtained. Such changes may require us to modify our services and features, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that users voluntarily share. In addition, some of our developers or other partners, such as those that help measure the effectiveness of ads, may receive or store information provided by us or by users through mobile or web applications integrated with our service. We provide limited information to such third parties based on the scope of services provided. However, if these third parties or developers fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, our data or our users’ data may be improperly accessed, used, or disclosed.

The European Union General Data Protection Regulation (“GDPR”) came into effect on May 25, 2018 and required us to change our privacy and data security practices. The GDPR implemented more stringent operational requirements for processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements, and higher standards for data controllers to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities. The GDPR provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could limit our ability to use and share personal data or could require localized changes to our operating model. Under the GDPR, fines of up to €20 million or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be assessed for non-compliance. These new laws also could cause our costs to increase and result in further administrative costs to providing our service.

We may find it necessary or desirable to join self-regulatory bodies or other privacy-related organizations that require compliance with their rules pertaining to privacy and data security. We also may be bound by contractual obligations that limit our ability to collect, use, disclose, share, and leverage user data and to derive economic value from it. New laws, amendments to, or reinterpretations of existing laws, rules of self-regulatory bodies, industry standards, and contractual obligations, as well as changes in our users’ expectations and demands regarding privacy and data security, may limit our ability to collect, use, and disclose, and to leverage and derive economic value from user data. Restrictions on our ability to collect, access and harness user data, or to use or disclose user data or any profiles that we develop using such data, may require us to expend significant resources to adapt to these changes, and would in turn limit our ability to stream personalized music content to our users and offer targeted advertising opportunities to our Ad-Supported Free service users.

In addition, any failure or perceived failure by us to comply with privacy or security laws, policies, legal obligations, industry standards, or any security incident that results in the unauthorized release or transfer of personal data may result in governmental enforcement actions and investigations, including fines and penalties, enforcement orders requiring us to cease processing or operate in a certain way, litigation and/or adverse publicity, including by consumer advocacy groups, and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Such failures could have a material adverse effect on our financial condition and operations. If the third parties we work with (for example, cloud-based vendors) violate applicable laws or contractual obligations or suffer a security breach, such violations also may put us in breach of our obligations under privacy laws and regulations and/or could in turn have a material adverse effect on our business.

We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, self-regulatory bodies, industry standards, and contractual obligations.

Increased regulation of data capture, analysis, and utilization and distribution practices, including self-regulation and industry standards, could increase our cost of operation, limit our ability to grow our operations, or otherwise adversely affect our business, operating results, and financial condition.

We are subject to a number of risks related to credit card and debit card payments we accept.

We accept some payments through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices it charges for the Premium service, which could cause us to lose Premium service users and subscription revenue, or suffer an increase in costs without a corresponding increase in the price, either of which could harm our business, operating results, and financial condition.

If we or any of our service providers for payment processing services have problems with the billing software, or the billing software malfunctions, it could have a material adverse effect on our user satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, it does not automatically charge our Premium service user’s credit cards on a timely basis or at all, our business, financial condition, and results of operations could be materially adversely affected.

We are also are subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for us to comply. Additionally, if we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could adversely affect our business, financial condition, and results of operations. If we are unable to maintain our chargeback rate or refund rates at acceptable levels, credit card and debit card companies may increase transaction fees or terminate their relationships with it, which would adversely affect our results of operations. The termination of our ability to process payments on any major credit or debit card would significantly impair our ability to operate the business.

We are subject to a number of risks related to other payment solution providers.

We accept payments through various payment solution providers, such as telco integrated billings and prepaid codes vendors. These payment solution providers provide services to us in exchange for a fee and settlement terms, which may be subject to change, impacting our profitability and cash position. Furthermore, we rely on their accurate and timely reports on sales and redemptions. If such accurate and timely reports are not being provided, it will affect the accuracy of our reports to our licensors, and also affect the accuracy of our financial reporting. In addition, our ability to provide subscription service is dependent on the performance of such payment solution providers. If these service providers face technical issues that result in service downtime, our ability to generate subscription revenue could be adversely impacted.

Emerging industry trends in digital advertising may pose challenges for our ability to forecast or optimize our advertising inventory, which may adversely impact the Ad-Supported Free service revenue.

The digital advertising industry is introducing new ways to measure and price advertising inventory. In the absence of a uniform industry standard, agencies and advertisers have adopted several different measurement methodologies and standards. In addition, measurement services may require technological integrations, which are still being evaluated by the advertising industry without an agreed-upon industry standard metric. As these trends in the industry continue to evolve, our advertising revenue may be adversely affected by the availability, accuracy, and utility of the available analytics and measurement technologies as well as our ability to successfully implement and operationalize such technologies and standards.

Further, the digital advertising industry is shifting to data-driven technologies and advertising products, such as automated buying. These data-driven advertising products and automated buying technologies allow publishers and advertisers to use data to target advertising toward specific groups of users who are more likely to be interested in the advertising message delivered to them. These advertising products and programmatic technologies are currently more developed in terms of advertising technology and industry adoption on the web than they are on mobile or on other software applications, and may not integrate with our desktop software version of the Ad-Supported Free service. Because the majority of our Ad-Supported Free service user hours occur on mobile devices, if we are unable to deploy effective solutions to monetize the mobile device usage by Ad-Supported Free service user base, our ability to attract advertising spend, and ultimately advertising revenue, may be adversely affected by this shift.

Our operating results may fluctuate, which makes our results difficult to predict.

Our revenue and operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition to other risk factors discussed herein, factors that may contribute to the variability of our quarterly and annual results include:

•        Our ability to retain current user base, increase the number of Ad-Supported Free service users and Premium service users, and increase users’ time spent streaming content;

•        Our ability to effectively manage growth;

•        Our ability to attract and retain existing advertisers and prove that our advertising products are effective enough to justify a pricing structure that is profitable;

•        the effects of increased competition on our business;

•        Our ability to keep pace with changes in technology and competitors;

•        lack of accurate and timely reports and invoices from rights holders and partners;

•        interruptions in service, whether or not we are responsible for such interruptions, and any related impact on our reputation;

•        Our ability to pursue and appropriately time our entry into new geographic or content markets and, if pursued, our management of this expansion;

•        costs associated with defending any litigation, including intellectual property infringement litigation;

•        the impact of general economic conditions on our revenue and expenses; and

•        changes in regulations affecting our business.

Seasonal variations in user and marketing behavior also may cause fluctuations in our financial results. We expect to experience some effects of seasonal trends in user behavior due to increased internet usage and sales of streaming service subscriptions and devices during holiday periods, such as New Year’s Eve, Eid, and Christmas. We also may experience higher advertising sales during such increased usage periods, and incur greater marketing expenses as it attempts to attract new users and convert Ad-Supported Free service users to Premium service users. In addition, expenditures by advertisers tend to be cyclical and are often discretionary in nature, reflecting overall economic conditions, the economic prospects of specific advertisers or industries, budgeting constraints and buying patterns, and a variety of other factors, many of which are outside our control.

We may require additional capital to support business growth and objectives, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our existing services, expand into additional markets around the world, improve infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage, and have engaged, in equity and debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer additional significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common shares. Any debt financing we secure in the future also could contain restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to support business growth, acquire or retain users, and respond to business challenges could be significantly impaired.

If we do not receive previously agreed financial incentives from the Abu Dhabi Investment Office, the results of our operations could be adversely affected.

Our headquarters are in Abu Dhabi, the capital of the UAE, at the Abu Dhabi Global Market (“ADGM”). The Abu Dhabi Investment Office (“ADIO”), being the Abu Dhabi government’s investment attraction and development hub, has committed to providing up to approximately AED 60 million (which as of September 13, 2021 would have been approximately $16.5 million) in financial incentives to support the establishment, growth and development of our technology and research and development center in Abu Dhabi. Pursuant to the incentive programme agreement entered into between ADIO and us, dated December 23, 2020, as amended on September 26, 2021, we will be entitled to receive these financial incentives, in the form of rebates, only upon meeting certain performance metrics and conditions. These include, establishing the project plan (which includes setting up the new global headquarters in Abu Dhabi and moving personnel to such office), certain employment commitments and investment commitments. Based on these achievements, we will have to submit quarterly financial reports and ADIO has the right to approve these reports and determine applicable rebates payable for such quarter. If we are unable to meet these performance metrics or conditions in any quarter, or otherwise fails to receive the financial incentive payments, the results of our operations could be adversely affected. In addition, we have agreed to use reasonable efforts to explore a dual listing on the Abu Dhabi Securities Exchange if we determine that a dual listing is in our best interest, subject to prevailing market conditions, within 18 months of entering into the agreement.

If currency exchange rates fluctuate substantially in the future, the results of our operations could be adversely affected.

As we continue to expand our international operations, we become increasingly exposed to the effects of fluctuations in currency exchange rates. We incur expenses for employee compensation, rental fees, and other operating expenses in the local currency, and an increasing percentage of our international revenue is from users who pay us in currencies other than U.S. dollars, including the Lebanese Pound, Egyptian Pound, Saudi Riyal, and UAE Dirham. Our principle foreign currency risk arises from Egyptian and Lebanese Pound denominated transactions. For instance, as at December 31, 2020, we have had to reclass our bank balances in Lebanese Pounds equivalent of $161,525 to other financial assets due to significant devaluation of Lebanese Pounds against U.S. dollar caused by the ongoing political and economic situation in Lebanon. We have also had to drop the value of contract assets denominated in Lebanese pounds resulting in $143,964 in foreign exchange loss during the year ended December 31, 2020. Fluctuations in the exchange rates between the U.S. dollar and other currencies may impact expenses as well as revenue, and consequently have an impact on margin and the reported operating results. This could have a negative impact on our reported operating results. To date, we have engaged in limited hedging strategies related to foreign exchange risk stemming from our operations. These strategies may include instruments such as foreign exchange forward contracts and options. However, these strategies should not be expected to fully eliminate the foreign exchange rate risk that we are exposed to.

The ongoing coronavirus (COVID-19) pandemic and the global attempt to contain it may harm our industry, business, and results of operations.

The global spread of the coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In an effort to contain COVID-19 or slow its spread, governments around the world have enacted various measures, some of which have been subsequently rescinded, modified or reinstated, including orders to close all businesses not deemed “essential,” isolate residents to their homes or places of residence, and practice social distancing. We anticipate that these actions and the global health crisis caused by COVID-19, including any resurgences, as well as global impacts of the COVID-19 for instance, on the commodity prices of oil and gas, will continue to negatively impact business activity across the globe, including the MENA Region.

The COVID-19 pandemic had a significant negative impact on our business and that of our customers. The direct impact on our business, beyond disruptions in normal business operations, was driven by the reduced spending of major advertisers and consumer spending on discretionary items, which in turn adversely affected our revenue from both Ad-Supported free service and Premium service. While many of our advertisers have increased their advertising budget and there has been an increase in our users’ engagement, these are still not at the pre-pandemic level. As a result of the COVID-19 pandemic, artists and other content creators have experienced delays or interruptions in their ability to create and release new content on the platform. The decrease in the amount or quality of content available on our platform has adversely affected user engagement and our financial performance. The COVID-19 pandemic also delayed our fundraising process to the last quarter of 2020. However, the full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous evolving factors that it may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our users and user demand for and ability to pay for our services; and disruptions or restrictions on our employees’ ability to work and travel. During the ongoing COVID-19 crisis, we may not be able to provide the same level of customer service and product features that our users are used to which could negatively impact their perception of our service resulting in an increase in cancellations. Furthermore, given increased government expenditures associated with their COVID-19 response, we could see increased government obligations which could negatively impact our results of operations. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, as may be required by the authorities, or that we determine are in the best interests of our employees, users, rights holders, and partners.

The impact of worldwide economic conditions may adversely affect our business, operating results, and financial condition.

Our financial performance is subject to worldwide economic conditions and their impact on levels of advertising spending. Expenditures by advertisers generally tend to reflect overall economic conditions, and to the extent that the economy continues to stagnate, reductions in spending by advertisers could have a material adverse impact on our business. Historically, economic downturns have resulted in overall reductions in advertising spending. Economic conditions may adversely impact levels of consumer spending, which could adversely impact the number of users who purchase our Premium services on our website and mobile application.

Consumer purchases of discretionary items generally decline during recessionary periods and other periods in which disposable income is adversely affected. To the extent that overall economic conditions reduce spending on discretionary activities, our ability to retain current and obtain new Premium service users could be hindered, which could reduce our subscription revenue and negatively impact our business.

We are a multinational company that faces complex taxation regimes in various jurisdictions. Audits, investigations, and tax proceedings could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to income and non-income taxes in numerous jurisdictions. Income tax accounting often involves complex issues, and judgment is required in determining our worldwide provision for income taxes and other tax liabilities. We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax reserves as well as tax liabilities going forward. In addition, the application of withholding tax, value added tax, goods and services tax, sales taxes and other non-income taxes is not always clear and we may be subject to tax audits relating to such withholding or non-income taxes. We believe that our tax positions are reasonable and that the tax reserves are adequate to cover any potential liability. However, tax authorities in certain jurisdictions may disagree with our position, including the propriety of our related party arm’s length transfer pricing policies and the tax treatment of corresponding expenses and income. If any of these tax authorities were successful in challenging our positions, we may be liable for additional income tax and penalties and interest related thereto in excess of any reserves established therefor, which may have a significant impact on our results and operations and future cash flow.

Additionally, changes in tax laws, treaties, or regulations or their interpretation or enforcement are unpredictable. Any of these occurrences could have a material adverse effect on our results of operations and financial condition.

The exercise of dissent and appraisal rights by our shareholders may adversely affect the Combined Company

The Companies Act of the Cayman Islands provides members of a company a right to dissent from a merger and to demand that such company pay the fair value for their shares, as determined in a judicial proceeding, instead of the merger consideration offered to such members in connection with the merger, if they follow the statutory procedure.  If our shareholders elect to dissent, a substantial cash payment may be required to be made to such dissenting shareholders that could have an adverse effect on our financial condition and cash resources once the Business Combination is completed.

Risks Related to Doing Business in Jurisdictions in Which We Operate

Continued hostilities and unrest in the MENA Region or changes in the economic, social and political environment in the MENA Region could have an adverse impact on our business.

It is difficult for us to predict the consequences of any political and socio-economic change that may be brought about as a result of the unrest in several countries in the MENA Region, or what the implications of such changes will be on our operations given that legislative, tax and business environments can be altered quickly and dramatically. Accordingly, our ability to operate our businesses regularly and our willingness to commit new resources or investments may be affected or disrupted, potentially with corresponding reductions in revenue, more aggressive taxation policies, increases in other expenses, restrictions on repatriating funds and difficulties in recruiting staff. Such risks may have a material adverse effect on our business, financial condition, results of operations and/or prospects.

Additionally, as a substantial part of our assets and operations are currently located in jurisdictions which are, have been, or could in the future be subject to political, economic and social instability, our operating results were and will be affected by any economic, social and political developments that affect each of the countries in which we operate and, in particular, by the level of economic activity. Economic, social and political instability leads to uncertainty over future economic conditions and policy decisions. Prolonged disruptions of business operations due to any political or social instability could adversely affect our business.

Further incidents of political or social instability, terrorism, protests or violence may directly or indirectly affect the economies of the markets in which we operate, which, in turn, could have a material adverse effect on our business, prospects, financial condition, cash flows or results of operations.

We are subject to the economic and political conditions of operating in an emerging market and operates against a backdrop of continued instability and unrest in the Middle East.

Our headquarters are in the UAE and, accordingly, our results of operations are, and will continue to be, generally affected by financial, economic and political developments in or affecting Abu Dhabi, the UAE and the Middle East. It is not possible to predict the occurrence of events or circumstances, such as war or hostilities, or the impact of such occurrences, and no assurance can be given that we would be able to sustain the operation of our business if adverse political events or circumstances were to occur. A general downturn or instability in certain sectors of the UAE or the regional economy could have an adverse effect on our business, financial condition, results of operations and prospects.

Although economic growth rates in the UAE remain above those of many more developed, as well as regional, markets, the UAE has experienced slower economic growth in recent years, following the sharp decline in oil prices in recent years, which remain volatile and below historic highs. Economic growth or performance in the UAE, in general, may not be sustained. The UAE’s wealth remains largely based on oil and gas. Despite the UAE being viewed as being less vulnerable than some of our neighbors, due to the growth in the non-oil sector and the sizeable wealth of the government of Abu Dhabi, fluctuations in energy prices have an important bearing on economic growth. To the extent that economic growth or performance in the UAE subsequently declines, our business, financial condition and results of operations may be adversely affected. In addition, the implementation by the governments of the UAE of restrictive fiscal or monetary policies or regulations, including in respect of interest rates, or new legal interpretations of existing regulations and the introduction of taxation or exchange controls could have a material adverse effect on our business, financial condition, results of operations and prospects.

While the UAE is seen as a relatively stable political environment, certain other jurisdictions in the Middle East are not and there is a risk that regional geopolitical instability could impact the UAE. Instability in the Middle East may result from a number of factors, including government or military regime change, civil unrest or terrorism. In particular, since early 2011 there has been political unrest in a range of countries in the MENA Region, including the Arab Republic of Egypt, Algeria, the Hashemite Kingdom of Jordan, Libya, the Kingdom of Bahrain, the Kingdom of Saudi Arabia, the Republic of Yemen, the Republic of Iraq (Kurdistan), Syria, Palestine, the Republic of Turkey, Tunisia and the Sultanate of Oman.

This unrest has ranged from public demonstrations to, in extreme cases, armed conflict (for example, the multinational conflict in Syria with Islamic State (also known as Daesh, ISIS or ISIL)) and the overthrow or potential overthrow of existing leadership in various countries and has given rise to increased political uncertainty across the region. Further, the UAE, along with other Arab states, is currently participating in the Saudi Arabian led intervention in the Republic of Yemen which began in 2015 in response to requests for assistance from the Yemeni government against the Al Houthi militia. The UAE is also a member of another Saudi Arabian led coalition formed in December 2015 to combat Islamic extremism and, in particular, Islamic State.

These situations have caused significant disruption to the economies of affected countries and have had a destabilizing effect on international oil and gas prices. Continued instability affecting the countries in the MENA Region could adversely impact the UAE although to date there has been no significant impact on the UAE. In particular, such continuing instability and unrest in the MENA Region may significantly affect the sectors in which we do business, financial markets and the real economy generally. The consequences of such instability include a decrease in foreign direct investment into the region, capital outflows or increased volatility in the global and regional financial markets.

Any of the foregoing circumstances could have a material adverse effect on the political and economic stability of the Middle East and the UAE and, consequently, could have an adverse effect on our business, financial condition, results of operations and prospects.

It is not possible to predict the occurrence of events or circumstances such as terrorism, war or hostilities, or more generally the financial, political and economic conditions prevailing from time to time, or the impact of such occurrences or conditions, and no assurance can be given that we would be able to be profitable if adverse financial, political or economic events or circumstances were to occur. A general downturn or instability in certain sectors of the UAE or the regional economy, or political upheaval therein, could have an adverse effect on our business, results of operations and financial condition. Investors should also note that our business and financial performance could be adversely affected by political, economic or related developments both within and outside the MENA Region because of interrelationships within the global financial markets.

Prospective investors should also be aware that investments in emerging markets, such as the UAE, are subject to greater risks than those in more developed markets. The economy of the UAE, like those of many emerging markets, has been characterized by significant government involvement through direct ownership of enterprises and extensive regulation of market conditions, including foreign investment, foreign trade and financial services. While the policies of the local and central governments of the UAE generally resulted in improved economic performance in previous years, there can be no assurance that these levels of performance can be sustained.

Our business operations could be adversely affected by terrorist attacks and political instability, and other events beyond our control.

Terrorist activity in the MENA Region stemming from the ongoing political instability and civil war in certain countries, including Syria and Iraq, has had an adverse effect on consumer appetite and demand in general. There have been a number of terrorist attacks in various countries, which are claimed to be conducted by the terrorist organization and despite the recent loss of military might and territory of such organization in Syria and Iraq, there is no assurance that no such attempts will be carried out in the near future. The MENA Region has generally also experienced domestic political instability caused by ethnic separatist groups. Our business, financial condition, results of operations or liquidity could be adversely affected if such terrorist activity heightens and spreads into cities where we operate.

We do business in locations where we are exposed to a greater-than-average risk of adverse sovereign action.

We do business in locations where we are exposed to a greater-than-average risk of adverse sovereign action, including overt or effective expropriation or nationalization of property. Furthermore, relatively high commodity prices and other factors in recent years have resulted in increased resource nationalization in some countries, with governments repudiating or renegotiating contracts with, and expropriating assets from, companies that are producing in such countries. Governments in these countries may decide not to recognize previous arrangements if they regard them as no longer being in the national interest. Governments may also implement export controls on commodities regarded by them as strategic or place restrictions on foreign ownership or operation of strategic assets. Governments of the countries in which we operate may adopt nationalization, expropriation, or export control policies going forward. Expropriation of assets, renegotiation or nullification of existing agreements, leases or permits by the governments of countries in which we operate, could each have a material adverse effect on our business, results of operations, financial condition and/or prospects.

Additionally, although not direct sovereign actions, certain countries have passed laws to favor their own economic growth. For instance, Saudi Arabia will no longer sign contracts with foreign companies that do not have regional headquarters in the kingdom after 2023. If the governments of countries in which we operate create similar requirements, we could be required to expend additional resources to meet such requirements and this could adversely affect our business, results of operations, and financial condition.

We operate in regions where corrupt behavior exists that could impair our ability to do business in the future or result in significant fines or penalties.

We do business, and may continue to do business in the future, in countries and regions where governmental corruption has been known to exist, and where it may face, directly or indirectly, corrupt demands by officials, or the risk of unauthorized payments or offers of payments by one of our employees, consultants, sponsors or agents. Our existing anti-corruption safeguards and policies and any future improvements thereon may prove to be not fully effective in preventing such unauthorized payments, and our employees and consultants may engage in conduct for which we might be held responsible. While we are committed to conducting business in a legal and ethical manner, there is a risk of violating applicable anti-corruption regulations that generally prohibit the making of improper payments to foreign officials for the purpose of obtaining or keeping business. Violation of these laws may result in severe criminal or civil sanctions or other liabilities that could materially damage our reputation and, therefore, our business, results of operations and financial condition.

Risks Related to Our Status as a Foreign Private Issuer

As a foreign private issuer, we are exempt from a number of U.S. securities laws and rules promulgated thereunder and are permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the ordinary shares.

We qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. For example, some of Anghami Inc.’s key executives may sell a significant amount of ordinary shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of ordinary shares may decline significantly. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. We are also not subject to Regulation FD under the Exchange Act, which would prohibit us from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning us than there is for U.S. public companies.

As a foreign private issuer, we will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after Anghami Inc. publicly announces these events. However, because of the above exemptions for foreign private issuers, which we intend to rely on, our shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject us to U.S. GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022.

In the future, we could lose our foreign private issuer status if a majority of our ordinary shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although we intend to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, Our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws if we are deemed a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, we would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. We also may be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. Nasdaq rules also require shareholder approval of certain share issuances, including approval of equity compensation plans. As a foreign private issuer, we would be permitted to follow home country practice in lieu of the above requirements. As long as we rely on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on our board of directors are not required to be independent directors, our remuneration committee is not required to be comprised entirely of independent directors and it will not be required to have a nominating and corporate governance committee. Also, we would be required to change our basis of accounting from IFRS as issued by the IASB to U.S. GAAP, which may be difficult and costly for it to comply with. If we lose our foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, we may have to de-list from Nasdaq and could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Companies Law (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by Maples and Calder (Dubai) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against it judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

A number of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. See the section entitled “Enforceability of Civil Liabilities under U.S. Securities Law.”

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

We are a company incorporated in the Cayman Islands, and has applied for listing of the ordinary shares on Nasdaq. Nasdaq market rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards.

Among others, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee consisting entirely of independent directors; (iii) have a minimum of three members on the audit committee; (iv) obtain shareholders’ approval for issuance of securities in certain situations; or (v) have regularly scheduled executive sessions with only independent directors each year.

Provisions in our governance documents may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for ordinary shares and could entrench management.

Our governance documents will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings. We may issue additional shares without shareholder approval and such additional shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability for us to issue additional shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise that could involve the payment of a premium over prevailing market prices for ordinary shares.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, our shareholders may not have access to certain information they deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

We cannot predict if investors will find ordinary shares less attractive because we rely on these exemptions. If some investors find ordinary shares less attractive as a result, there may be a less active trading market and share price for ordinary shares may be more volatile. We do not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

U.S. Tax Risk Factors

The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of our organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, we, since we are incorporated under the laws of the Cayman Islands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If we were to be treated as a U.S. corporation for U.S. federal income tax purposes, we could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to our non-U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) could be subject to U.S. withholding tax.

As more fully described in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment,” we are not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the requirements for such treatment have been satisfied must be finally determined at completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court in the event of litigation.

If we were a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. holders of ordinary shares could be subject to adverse United States federal income tax consequences.

If we are or become a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder holds ordinary shares, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. PFIC status depends on the composition of a company’s income and assets and the fair market value of our assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Based on the projected composition of our income and assets, including goodwill, we may be classified as a PFIC for our current taxable year or in the foreseeable future. There can be no assurance that we will not be treated as a PFIC for any taxable year.

If we were treated as a PFIC, a U.S. holder of ordinary shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a qualified electing fund (“QEF”) or a mark-to-market election) may be available to U.S. holders of ordinary shares to mitigate some of the adverse tax consequences resulting from PFIC treatment. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules.”

If a United States person is treated as owning at least 10% of our shares, such person may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our shares, such person may be treated as a “United States shareholder” with respect to each of us and our direct and indirect subsidiaries (“Anghami Inc. Group”) that is a “controlled foreign corporation.” If the Anghami Inc. Group includes one or more U.S. subsidiaries, under recently-enacted rules, certain of our non-U.S. subsidiaries could be treated as controlled foreign corporations regardless of whether we are treated as a controlled foreign corporation (although there are currently proposed Treasury Regulations that may significantly limit the application of these rules).

A United States shareholder of a controlled foreign corporation may be required to report annually and include in our U.S. taxable income our pro rata share of the controlled foreign corporation’s “Subpart F income” and (in computing our “global intangible low-taxed income”) “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. We cannot provide any assurances that we will assist holders in determining whether any of our non-U.S. subsidiaries are treated as a controlled foreign corporation or whether any holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

Future resales of our ordinary shares and/or warrants may cause the market price of such securities to drop significantly, even if our business is doing well.

The Sponsor, I-Bankers, VMAC’s directors and officers, the SPAC Insiders and certain of our shareholders have been granted certain rights, pursuant to the Amended and Restated Registration Rights Agreement, to require us to register, in certain circumstances, the resale under the Securities Act of their ordinary shares or warrants held by them, subject to certain conditions, and to certain demand, piggy-back and shelf registration rights. The sale or possibility of sale of these ordinary shares and/or warrants could have the effect of increasing the volatility in ordinary share price or putting significant downward pressure on the price of ordinary shares and/or warrants.

USE OF PROCEEDS

All of the ordinary shares and warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We would receive up to an aggregate of approximately $125,899,700 from the exercise of the warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that any of the warrants are exercised on a “cashless basis,” as may be permitted in certain circumstances, the amount of cash we would receive from the exercise of the warrants will decrease.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings, if any, and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2021 on:

•        a historical basis; and

•        on an unaudited pro forma basis after giving effect to the Business Combination and the PIPE.

The information in this table should be read in conjunction with our audited consolidated financial statements and notes thereto, unaudited condensed consolidated interim financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Unaudited Pro Forma Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2021
	Historical $	Pro Forma $
Cash and cash equivalents	806,739	32,284,746

Liabilities
Non-Current
Provision for employees’ end-of-service benefits	136,844	136,844
Convertible notes	5,933,642	—
Derivative warrant liabilities	—	13,001,116
Lease liabilities	207,868	207,868
Deferred tax liabilities	17,898	17,898
Non-current Liabilities	6,296,252	13,363,726

Current
Trade and other payables	15,657,478	15,657,478
Contract liabilities	1,830,073	1,830,073
Convertible notes	8,145,967	—
Amount due to related parties	1,701,933	1,701,933
Income tax payables	486,174	486,174
Bank overdrafts	17	17
Lease liabilities	71,938	71,938
Current Liabilities	27,893,580	19,747,613

Total Liabilities	34,189,832	33,111,339

Shareholders Equity
Anghami
Share capital	22,093	—
Share premium	25,050,823	—
Share-based payment reserves	3,126,804	—
Other reserves	(269,033)	—
Accumulated losses	(50,543,306)	—
Non-controlling interest	(950,428)	—

Anghami Inc.
Ordinary share capital	—	2,577
Share premium reserve	—	111,215,638
Share-based payment reserves	—	3,126,804
Other reserves	—	(269,033)
Accumulated losses	—	(104,132,105)
Non-controlling interest	—	(950,428)
Total shareholders’ equity	(23,563,047)	8,993,453

Total Capitalization	10,626,785	42,104,792

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma combined financial information is being provided for illustrative purposes only and should not be considered an indication of the results of operations or financial position of the Anghami Inc. (referred to herein as “Anghami Inc.”) following the Transactions. The following has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma combined statement of financial position as of June 30, 2021 combines the historical balance sheet of VMAC and statement of financial position of Anghami on a pro forma basis as if the Transactions, summarized below, had been consummated as of that date. The unaudited pro forma combined statement of comprehensive income for the six months ended June 30, 2021 combines the historical statement of comprehensive income of Anghami for the six months ended June 30, 2021 and statement of operations of VMAC for the six months ended June 30, 2021, giving effect to the transactions as if they had occurred as of the January 1, 2020.

The unaudited pro forma combined statement of comprehensive income for the year ended December 31, 2020 combines the historical statement of comprehensive income of Anghami for the year ended December 31, 2020 and statement of operations of VMAC for the period from March 27, 2020 (inception) through December 31, 2020, giving effect to the transactions as if they had occurred as of January 1, 2020.

This information should be read together with the VMAC’s unaudited financial statements and related notes thereto, VMAC’s audited financial statements and related notes thereto, Anghami’s unaudited financial statements and related notes thereto, and Anghami’s audited financial statements and related notes thereto, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus or in the Form 10-Q/A for the quarter ended June 30, 2021 filed by VMAC with the SEC on January 18, 2022, as applicable.

The unaudited pro forma combined statement of financial position as of June 30, 2021 has been prepared using the following:

•        Anghami’s unaudited statement of financial position as of June 30, 2021, as included elsewhere in this prospectus; and

•        VMAC’s unaudited historical balance sheet as of June 30, 2021, as filed by VMAC with the SEC on Form 10-Q/A for the quarter ended June 30, 2021 on January 18, 2022.

The unaudited pro forma combined statement of comprehensive income for the six months ended June 30, 2021 has been prepared using the following:

•        Anghami’s unaudited statement of comprehensive income for the six months ended June 30, 2021, as included elsewhere in this prospectus; and

•        VMAC’s unaudited statement of operations for the six months ended June 30, 2021, as filed by VMAC with the SEC on Form 10-Q/A for the quarter ended June 30, 2021 on January 18, 2022.

The unaudited pro forma combined statement of comprehensive income for the period ended December 31, 2020 has been prepared using the following:

•        Anghami’s audited statement of comprehensive income for the year ended December 31, 2020, as included elsewhere in this prospectus; and

•        VMAC’s audited statement of operations for the period from March 27, 2020 (inception) through December 31, 2020, as included elsewhere in this prospectus.

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what Anghami Inc.’s actual financial position or results of operations would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of Anghami Inc.

The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma combined financial information. As the unaudited pro forma combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this unaudited pro forma combined financial information should be read in conjunction with the historical financial information included elsewhere in the prospectus.

Description of the Transactions

On February 3, 2022, the parties closed the Business Combination Agreement, by and among VMAC, Anghami, Anghami Inc., Vistas Merger Sub, and Anghami Merger Sub. The Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby. At the closing of the transactions contemplated by the Business Combination Agreement, the following transactions occurred: (i) VMAC closed the private placement in which it issued and sold 4,056,000 shares (the “PIPE”), (ii) VMAC merged with and into Vistas Merger Sub, with VMAC surviving the merger and continuing as a subsidiary of Anghami Inc., with each outstanding share of VMAC converted into the right to receive one ordinary share and each outstanding warrant of VMAC converted into warrants to purchase ordinary shares on the same terms, and (iii) Anghami merged with and into Anghami Merger Sub, with Anghami surviving the merger and continuing as a subsidiary of Anghami Inc. and Anghami’s shareholders receiving ordinary shares (together the “Transactions”). Upon consummation of the Transactions, shareholders of VMAC and Anghami became shareholder of Anghami Inc.

Accounting for the Transactions

The exchange of Anghami’s shares for Anghami Inc.’s shares will be accounted for as a transaction under common control in accordance with IFRS. The exchange of VMAC’s shares for Anghami Inc.’s shares will be accounted for as a “reverse acquisition” in accordance with IFRS. Under this method of accounting, VMAC will be treated as the “acquired” company for financial reporting purposes.

This determination was based on the guidance provided in IFRS 3 (Business Combinations) and IFRS 10 (Consolidated Financial Statements) and was primarily based on the assumptions that Anghami’s operations will substantially comprise the ongoing operations of the Combined Company, Anghami’s designees are expected to comprise a majority of the governing body of the Combined Company, Anghami’s senior management will comprise the senior management of the Combined Company, and Anghami’s existing shareholders will be the largest group of shareholders of the Combined Company following the consummation of the Business Combination (Anghami’s existing shareholders are expected to represent between 69.85% of the Combined Company).

Accordingly, for accounting purposes, the exchange of VMAC’s shares for Anghami Inc. shares will be treated as the equivalent of Anghami Inc. issuing shares for the net assets of VMAC, accompanied by a recapitalization. It has been determined that VMAC is not a business under IFRS, hence the transaction is accounted for within the scope of IFRS 2 (“share-based payment”).

In accordance with IFRS 2, the difference in the fair value of Anghami Inc.’s equity instruments deemed issued to VMAC shareholders over the fair value of identifiable net assets of VMAC represents a service for listing, and is accounted for as a share-based payment which is expensed as incurred. The net assets of the Combined Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the exchange of VMAC’s shares for Anghami Inc.’s shares will be deemed to be those of Anghami Inc.

Basis of Pro Forma Presentation

The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide an understanding of the Combined Company upon consummation of the Transactions for illustrative purposes.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Anghami has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. Anghami and VMAC have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of VMAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma combined financial information. No adjustments were required to convert VMAC financial statements from U.S. GAAP to IFRS except to reclassify VMAC change in fair value of warrants liability to finance income/cost to align with IFRS presentation. This did not impact net loss.

The unaudited pro forma combined financial information has been prepared assuming the actual redemption scenario using the actual number of VMAC Class A Common Stock that have been redeemed.

Included in the shares outstanding and weighted average shares outstanding as presented in the unaudited pro forma combined financial information are an aggregate of 18,000,000 ordinary shares issued to Anghami’s shareholders. Pursuant to the Business Combination Agreement, Anghami Shareholders were entitled to receive cash consideration only if the available cash exceeded $50,000,000. No cash consideration was paid to Anghami’s shareholders because the available cash did not exceed $50,000,000.

The following table summarizes the pro forma number of ordinary shares outstanding after the closing of the Transaction, by source (without giving effect to (i) Public Warrants that will remain outstanding immediately following the Transactions and may be exercised thereafter or (ii) any options that will be outstanding upon completion of the Transactions under the Pubco incentive plan, but including the VMAC Class B Common Stock, which at the Closing was converted into 2,500,000 ordinary shares):

June 30, 2021	Number of Shares(1)	% of Shares
VMAC’s Public Stockholders(2)	242,967	0.94%
VMAC’s Initial Stockholders	2,830,000	10.98%
PIPE investors(3)	4,056,000	15.74%
Anghami Shareholders(4)	18,000,000	69.85%
Share based payments(5)	640,000	2.48%
Total	25,768,967	100.0%

____________

(1)      Excludes (a) ordinary shares issuable upon the exercise of 11,447,800 warrants to be outstanding upon completion of the Transactions and (b) ordinary shares issuable pursuant to the Pubco incentive plan.

(2)      Reflects shares remaining after actual redemptions.

(3)      Includes 4,056,000 ordinary shares held by VMAC PIPE investors.

(4)      Based on estimated price of $10.00 per share.

(5)      Relates to transaction costs settled in shares issued.

All numbers given below are in US dollars except as indicated otherwise. Certain amounts that appear in this section may not sum due to rounding.

Unaudited Pro Forma Combined Statement of Financial Position as of June 30, 2021
(in U.S. dollars)

Unaudited Pro Forma Combined Statement of Financial Position As of June 30, 2021	Historical Anghami	Historical VMAC	Notes	Pro forma adjustments	Pro forma Combined
	$	$		$	$
Assets
Non-Current
Property and equipment	248,782	—		—	248,782
Intangible assets	1,837,033	—		—	1,837,033
Right-of-use assets	212,214	—		—	212,214
Cash held in Trust Account	—	100,065,067	(A)	(100,065,067)	—
Non-current Assets	2,298,029	100,065,067			2,298,029

Current
Trade and other receivables	5,141,055	—		—	5,141,055
Amount due from related parties	733,476	—		—	733,476
Contract assets	1,647,486	—		—	1,647,486
Cash and bank balances	806,739	249,095	(A)	100,065,067	32,284,746
			(B)	40,560,000
			(D)	(132,000)
			(G)	(97,570,330)
			(I)	(11,693,825)
Current Assets	8,328,756	249,095			39,806,763

Total Assets	10,626,785	100,314,162			42,104,792

Liabilities
Non-Current
Provision for employees’ end-of-service benefits	136,844	—		—	136,844
Convertible notes	5,933,642	—	(C)	(5,933,642)	—
Derivative warrant liabilities	—	12,826,420	(K)	174,696	13,001,116
Lease liabilities	207,868	—		—	207,868
Deferred tax liabilities	17,898	—		—	17,898
Non-current Liabilities	6,296,252	12,826,420			13,363,726

Current
Trade and other payables	15,657,478	132,000	(D)	(132,000)	15,657,478
Contract liabilities	1,830,073	—		—	1,830,073
Convertible notes	8,145,967	—	(C)	(8,145,967)	—
Amount due to related parties	1,701,933	—		—	1,701,933
Income tax payables	486,174	—		—	486,174
Bank overdrafts	17	—		—	17
Lease liabilities	71,938	—		—	71,938
Current Liabilities	27,893,580	132,000			19,747,613

Total Liabilities	34,189,832	12,958,420			33,111,339

Commitments and Contingencies
Common stock subject to possible redemption	—	100,000,000	(G)	(100,000,000)	—

Shareholders Equity
Anghami
Share capital	22,093	—	(C)	870	—
			(E)	(22,963)
Share premium	25,050,823	—	(C)	14,078,739	—
			(E)	(39,129,562)
Share-based payment reserves	3,126,804	—	(E)	(3,126,804)	—
Other reserves	(269,033)	—	(E)	269,033	—
Accumulated losses	(50,543,306)	—	(E)	50,543,306	—
Non-controlling interest	(950,428)	—	(E)	950,428	—

VMAC
Class A share capital		33	(E)	(33)	—
Class B share capital		250	(F)	(250)	—
Accumulated earnings		(12,644,541)	(E)	12,644,541	—

Unaudited Pro Forma Combined Statement of Financial Position as of June 30, 2021
(in U.S. dollars) — (Continued)

Unaudited Pro Forma Combined Statement of Financial Position As of June 30, 2021	Historical Anghami	Historical VMAC	Notes	Pro forma adjustments	Pro forma Combined
	$	$		$	$
Pubco
Ordinary share capital	—	—	(B)	406	2,577
			(E)	1,800
			(E)	33
			(G)	24
			(F)	250
			(J)	64
Share premium reserve	—	—	(B)	40,559,594	111,215,638
			(E)	22,963
			(E)	39,129,562
			(E)	40,942,458
			(G)	2,429,646
			(I)	(11,693,825)
			(J)	(64)
			(K)	(174,696)
Share-based payment reserves	—	—	(E)	3,126,804	3,126,804
Other reserves	—	—	(E)	(269,033)	(269,033)
Accumulated losses	—	—	(E)	(50,543,306)	(104,132,105)
			(E)	(40,944,258)
			(E)	(12,644,541)
Non-controlling interest	—	—	(E)	(950,428)	(950,428)
Total shareholders equity	(23,563,047)	(12,644,258)			8,993,453
Total Liabilities and Shareholders’ Equity	10,626,785	100,314,162			42,104,792

Unaudited Pro Forma Combined Statement of Comprehensive Income for the six months ended
June 30, 2021 (in U.S. dollars, except share data)

Unaudited Pro Forma Combined Statement of Comprehensive Income For the six months period ended June 30, 2021	Historical Anghami	Historical VMAC	Notes	IFRS conversion and presentation alignment	Notes	Actual Redemptions
						Pro forma adjustments	Pro forma Combined
	$	$				$	$
Revenue from contracts with customers	16,350,957	—		—		—	16,350,957
Cost of revenue	(12,326,985)	—		—		—	(12,326,985)
Gross Profit	4,023,972	—					4,023,972

Selling and marketing expenses	(3,237,386)	—		—		—	(3,237,386)
General and administrative expenses	(5,646,952)	(437,784)		—		—	(6,084,736)
Operating Loss	(4,860,366)	(437,784)					(5,298,150)

Finance costs	(1,412,426)	—		—		—	(1,412,426)
Finance income	105,710	15,465	(1)	(2,547,970)	(H)	(15,465)	(2,442,260)
Other income	40,085	—		—		—	40,085
Foreign exchange loss, net	(147,075)	—		—		—	(147,075)
Change in fair value of warrant liabilities	—	(2,547,970)	(1)	2,547,970		—	—
(Loss)/income before tax	(6,274,072)	(2,970,289)					(9,259,826)

Income tax expense	(133,812)	—		—		—	(133,812)
Total comprehensive (loss)/income for the period	(6,407,884)	(2,970,289)					(9,393,638)

Attributable to:
Equity holders of the parent	(6,314,776)	(2,970,289)		—		(15,465)	(9,300,530)
Non-controlling interests	(93,108)	—		—		—	(93,108)
Total comprehensive (loss)/income for the period	(6,407,884)	(2,970,289)					(9,393,638)
Weighted average share outstanding – basic and diluted	82,527	2,830,000					25,768,967
Basic and diluted net income/(loss) per share	(76.52)	(1.05)					(0.36)

Unaudited Pro Forma Combined Statement of Comprehensive Income for the year ended
December 31, 2020 (in U.S. dollars, except share data)

Unaudited Pro Forma Combined Statement of Comprehensive Income For the year ended December 31, 2020	Historical Anghami	Historical VMAC	Notes	IFRS conversion and presentation alignment	Notes	Actual Redemptions
						Pro forma adjustments	Pro forma Combined
	$	$				$	$
Revenue from contracts with customers	30,518,356	—		—		—	30,518,356
Cost of revenue	(22,346,521)	—		—		—	(22,346,521)
Gross Profit	8,171,835	—					8,171,835

Selling and marketing expenses	(5,284,152)	—		—		—	(5,284,152)
General and administrative expenses	(5,435,996)	(576,316)		—	(E)	(40,944,258)	(46,956,570)
Operating Loss	(2,548,313)	(576,316)					(44,068,887)

Finance costs	(1,764,682)	—		—		—	(1,764,682)
Finance income	137,397	49,603	(1)	1,468,350	(H)	(49,603)	1,605,747
Other income	60,497	—		—		—	60,497
Foreign exchange loss, net	(1,126,851)	—		—		—	(1,126,851)
Change in fair value of warrant liabilities	—	1,468,350	(1)	(1,468,350)		—	—
(Loss)/income before tax	(5,241,952)	941,637					(45,294,176)

Income tax expense	(501,238)	—		—		—	(501,238)
Total comprehensive (loss)/income for the period	(5,743,190)	941,637					(45,795,414)

Attributable to:
Equity holders of the parent	(5,585,948)	941,637		—		(40,993,861)	(45,638,172)
Non-controlling interests	(157,242)	—		—		—	(157,242)
Total comprehensive (loss)/income for the period	(5,743,190)	941,637					(45,795,414)
Weighted average share outstanding – basic and diluted	81,823	2,669,140					25,768,967
Basic and diluted net income/(loss) per share	(68.27)	0.35					(1.77)

IFRS Adjustments and Reclassifications

The historical financial information of VMAC for the six months ended June 30, 2021 and for the period ended December 31, 2020 were prepared in accordance with U.S. GAAP, and have been adjusted to give effect to the differences between U.S. GAAP and IFRS.

The IFRS adjustments and reclassifications included in the unaudited pro forma combined statement of comprehensive income for the six months ended June 30, 2021 and for the period ended December 31, 2020 are as follows:

(1)    Reflects the reclassification adjustments to align VMAC historical financial statements balances with the presentation of Anghami’s historical financial statements. This reclassification has no impact on net income.

Transaction Accounting Adjustments to unaudited pro forma combined financial information

(A)    Reflects the reclassification of $100,065,067 of cash and marketable securities held in the Trust Account that becomes available to fund the Transactions.

(B)    Reflects the proceeds received from the PIPE with the corresponding issuance of 4,056,000 ordinary shares, with a nominal value of $0.0001 per share, assuming stock price of $10.00 per share. The unaudited pro forma combined statement of financial position reflects this payment as an increase of cash and bank balances of $40,560,000 with a corresponding increase to ordinary share capital of $406 and increase to share premium reserve of $40,559,594.

(C)    Represents the conversion of Anghami’s convertible notes into ordinary shares in Anghami. immediately prior to Closing. $14,079,609 converted to 8,703 shares reflected as an increase in $870 share capital and $14,078,739 share premium.

(D)    Reflects the payment of $132,000 deferred fees, which results in a decrease in Cash and bank balances with a corresponding decrease in trade and other payables.

(E)    To reflect the recapitalization of Anghami through:

(i)     The contribution of all the aggregate share capital, share premium, share-based payment reserves, other reserves, accumulated losses and non-controlling interest (post considering the conversion of Anghami’s convertible notes into ordinary shares) in Anghami to Anghami Inc. of $22,963, $39,129,562, $3,126,804, $(269,033), $(50,543,306), and $(950,428).

(ii)    The issuance of 18,000,000 ordinary shares to Anghami Shareholders is recorded as an increase in Pubco ordinary share capital of $1,800, and an increase in Pubco share premium reserve of $40,942,458.

(iii)   The elimination of the historical VMAC Class A share capital of $33 and accumulated losses of $12,644,541.

(iv)   The fair value of the share consideration and the excess of the fair value of the shares issued over the value of the net monetary assets acquired in the Transactions, where the fair value of share consideration of $71,289,670 and a $40,944,258 excess over the value of the net monetary assets acquired.

Under IFRS 2, this excess amount is recognized as a loss on the unaudited pro forma combined statement of comprehensive income.

(F)    Reflects the net adjustment in respect of VMAC Class B Common Stock in relation to the reorganization between VMAC and Anghami Inc. and the Transactions. Upon completion of the reorganization between VMAC and Anghami Inc., all VMAC Class B Common Stock will be surrendered in exchange for the same number of ordinary shares. The unaudited pro forma combined statement of financial position reflects these adjustments as a reduction to VMAC Class B share capital of $250 with a corresponding increase to ordinary share capital of $250.

(G)    Reflects the actual redemption of 9,757,033 VMAC Class A Common Stock for aggregate redemption payments of $97,570,330. The unaudited pro forma combined statement of financial position reflects this payment as a reduction to cash and bank balances of $97,570,330 with a corresponding decrease in Common stock subject to possible redemption of $100,000,000, an increase in ordinary share capital of $24, and an increase in share premium reserve of $2,429,646.

(H)    Reflects the elimination of interest income related to the marketable securities held in the Trust Account.

(I)     Represents transaction costs incurred by Anghami and VMAC of $11,693,825, inclusive of advisory, banking, printing, legal, and accounting fees that are incurred as a part of the Business Combination and equity issuance costs that are specifically incremental costs directly attributable to the Business Combination that are capitalized into Share premium. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of cash and bank balances of $11,693,825 with a corresponding offset of $11,693,825to additional share premium reserve.

(J)     Represents transaction costs incurred by Anghami and VMAC of $6,400,000 settled through the issuance of shares. This transaction cost relates to advisory and banking fees that are incurred as a part of the Business Combination and equity issuance costs that are specifically incremental costs directly attributable to the Business Combination that are capitalized into Share premium. The unaudited pro forma condensed combined statement of financial position reflects these costs as an increase to ordinary share capital of $64 with a corresponding net offset of $64 to additional share premium reserve.

(K)    Represents transaction costs incurred by Anghami and VMAC of $174,696 settled through the issuance of warrants. This transaction cost relates to advisory and banking fees that are incurred as part of the Business Combination and equity issuance costs that are specifically incremental costs directly attributable to the Business Combination that are capitalized into Share premium. The unaudited pro forma condensed combined statement of financial position reflects this cost as an increase to derivative warrant liabilities of $174,696 with a corresponding offset of $174,696 to additional share premium reserve.

UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

The following table sets forth:

(A)    (i) the historical comparative share information of VMAC for the six months ended June 30, 2021 on a stand-alone basis; (ii) the historical comparative share information of Anghami for the six months ended June 30, 2021 on a stand-alone basis; and (iii) pro forma combined per share information after giving effect to the transaction,

(B)    (i) the historical comparative share information of VMAC for the period from March 27, 2020 (inception) through December 31, 2020 on a stand-alone basis; (ii) the historical comparative share information of Anghami for the year ended December 31, 2020 on a stand-alone basis; and (iii) pro forma combined per share information after giving effect to the transaction,

The comparative per share data has been prepared assuming the actual redemption scenario using the actual number of VMAC Class A Common Stock that have been redeemed.

The weighted average shares outstanding and net earnings per share information reflect the transactions as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with VMAC’s unaudited financial statements and related notes thereto and audited financial statements and related notes thereto, Anghami’s unaudited consolidated financial statements and the related notes thereto and audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The unaudited pro forma combined per share data of VMAC and Anghami is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Combined Financial Information” and related notes thereto included elsewhere in this prospectus.

The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

The following table is also based on the assumption that there are no adjustments for the outstanding public and private placement warrants as such securities are not exercisable until the later of: (i) 30 days after the completion of VMAC’s initial business combination, and (ii) 12 months from the closing of VMAC’s IPO (which period has now passed). The warrants expire five years after completion of VMAC’s initial business combination.

All numbers given below are in US dollars except as indicated otherwise. Certain amounts that appear in this section may not sum due to rounding.

Unaudited Pro Forma Comparative Per Share Data for the six months ended 30 June 2021	Historical VMAC	Historical Anghami	Actual Redemptions
	$	$	$
Net loss attributable to equity holders of the parent	(2,970,289)	(6,314,776)	(9,300,530)
Weighted average shares outstanding – basic and diluted	2,830,000	82,527	25,768,967
Basic and diluted net loss per share	(1.05)	(76.52)	(0.36)
Unaudited Pro Forma Comparative Per Share Data for the year ended December 31, 2020	Historical VMAC	Historical Anghami	Actual Redemptions
	$	$	$
Net income/(loss) attributable to equity holders of the parent	941,637	(5,585,948)	(45,638,172)
Weighted average shares outstanding – basic and diluted	2,669,140	81,823	25,768,967
Basic and diluted net income/(loss) per share	0.35	(68.27)	(1.77)

MATERIAL CAYMAN ISLANDS INCOME TAX CONSIDERATIONS

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our ordinary shares or on an instrument of transfer in respect of such shares. However, an instrument of transfer in respect of shares is stampable if executed in or brought into the Cayman Islands.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act

(As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with Anghami Inc. (the “Company”):

1.      That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or our operations; and

2.      In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1    On or in respect of the shares, debentures or other obligations of the Company; or

2.2    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the date hereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations for beneficial owners of our ordinary shares and warrants. This discussion applies only to ordinary shares and warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•        brokers, dealers and other investors that do not own ordinary shares as capital assets or warrants;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of our ordinary shares;

•        partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

•        persons holding our ordinary shares or warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to our ordinary shares or warrants as a result of such income being recognized on an applicable financial statement;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received our ordinary shares or warrants as compensation for services; or

•        controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of our ordinary shares or warrants.

ALL HOLDERS OF OUR ORDINARY SHARES OR WARRANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of Anghami

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, we, since we are incorporated under the Cayman Islands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities (this test is referred to as the “substantial business activities test”); and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “80% ownership test”).

For purposes of Section 7874, the first two conditions described above were met with respect to the Business Combination because we acquired indirectly all of the assets of VMAC in the Business Combination, and we, including our “expanded affiliated group,” is not expected to satisfy the substantial business activities test. As a result, whether Section 7874 will apply to cause us to be treated as a U.S. corporation for U.S. federal income tax purposes should depend on the satisfaction of the 80% ownership test.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, we believe that the ownership percentage of the VMAC stockholders in us should be less than 80%. Accordingly, we are not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874. The rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.

If we were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to our non-U.S. holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

The remainder of this discussion assumes that we will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of our ordinary shares or warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of our source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on ordinary shares

Subject to the discussion under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules,” the gross amount of any distribution on our ordinary shares that is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its ordinary shares, and thereafter as capital gain recognized on a sale or exchange.

Subject to the discussion under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There is no income tax treaty between the United States and the Cayman Islands. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq will be considered readily tradable on an established securities market in the United States. There can be no assurance that ordinary shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. We will not constitute a qualified foreign corporation for purposes of these rules if we are a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules.”

Sale, Exchange, Redemption or Other Taxable Disposition of ordinary shares and warrants

Subject to the discussion under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of our ordinary shares or warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such ordinary shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of our ordinary shares or warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of our ordinary shares or warrants generally will be treated as U.S. source gain or loss.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of an ordinary share on the exercise of a warrant for cash. A U.S. holder’s tax basis in an ordinary shares received upon exercise of the Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for an ordinary share received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the ordinary shares received would equal the holder’s basis in the warrants exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the warrants exercised therefore.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised warrants treated as surrendered to pay the exercise price of the warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the ordinary shares that would have been received with respect to the surrendered warrants in a regular exercise of the warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the ordinary shares received would equal the U.S. holder’s tax basis in the warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the ordinary shares would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section entitled “Description of Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the ordinary shares which is taxable to the U.S. holders of such shares as described under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Distributions on ordinary shares.” Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from us equal to the fair market value of such increased interest. The rules regarding constructive distributions are complex. U.S. holders should consult their own tax advisors regarding the application of the rules to them in light of their own circumstances.

Passive Foreign Investment Company Rules

Generally.    The treatment of U.S. holders of our ordinary shares could be materially different from that described above if we are treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any foreign corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

If we are or become a PFIC during any year in which a U.S. holder holds ordinary shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime.    If a U.S. holder does not make a QEF election or a mark-to-market election, as described below, the U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of our ordinary shares, and (ii) any “excess distribution” received on our ordinary shares (generally, any distributions in excess of 125% of the average of the annual distributions on ordinary shares during the preceding three years or the U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:

•        the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held ordinary shares;

•        the amount allocated to the current taxable year, will be treated as ordinary income; and

•        the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of ordinary shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime.    A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. holder. Thus, the U.S. holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. Our shareholders that are U.S. holders subject to U.S. federal income tax should not expect that they will receive cash distributions from us sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. holders of warrants will not be able to make a QEF election with respect to their warrants.

The timely QEF election also allows the electing U.S. holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to our shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. holder may over time be taxed on amounts that as an economic matter exceed our net profits.

A U.S. holder’s tax basis in ordinary shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. U.S. holders should consult their own tax advisors as to the manner in which QEF income inclusions affect their allocable share of our income and their basis in your ordinary shares.

In order to comply with the requirements of a QEF election, a U.S. holder must receive certain information from us. If we determine that we are a PFIC for any taxable year, we will endeavor to provide all of the information that a U.S. holder making a QEF election is required to obtain to make and maintain a QEF election, but there is no assurance that we will timely provide such information. There is also no assurance that we will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. In addition, if we hold an interest in a lower-tier PFIC (including, without limitation, in any PFIC subsidiaries), U.S. holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs.

Mark-to-Market Regime.    Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the Securities and Exchange Commission or on the national market system established under Section 11A of the Securities Exchange Act of 1934; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that ordinary shares, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that ordinary shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. holder may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as us) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. U.S. holders should consult their own tax advisors to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election. In addition, U.S. holders of warrants will not be able to make a mark-to-market election with respect to their warrants.

PFIC Reporting Requirements.    A U.S. holder of ordinary shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold ordinary shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of ordinary shares.

Non-U.S. Holders

The section applies to non-U.S. holders. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of our ordinary shares or warrants that is not a U.S. holder.

Assuming that we are not treated as a U.S. corporation under the rules discussed above, a non-U.S. holder of ordinary shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on ordinary shares or any gain recognized on a sale or other disposition of ordinary shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s ordinary shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of ordinary shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the ordinary shares and warrants.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. holders of ordinary shares, and the proceeds received on the disposition of ordinary shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any dividend payments with respect to our ordinary shares and proceeds from the sale, exchange, redemption or other disposition of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their ordinary shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to ordinary shares and proceeds from the sale of other disposition of ordinary shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

BUSINESS

In this section, references to “Anghami,” “we,” “us” and “our” are intended to refer to Anghami Inc. and its subsidiaries, unless the context clearly indicates otherwise.

Overview

Founded in 2012, Anghami was the first music-streaming platform in the Middle East and North Africa (the “MENA Region”). Anghami’s business focuses on the following countries within the MENA Region: Algeria, Bahrain, Egypt, Iraq, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Palestine, Qatar, Saudi Arabia, Sudan, Tunisia and UAE (together, our “MENA Operating Area”). We are now the leading regional digital music entertainment technology platform in our MENA Operating Area, with the largest catalog, offering approximately 57 million songs to more than 70 million registered users as of December 31, 2020, 1.4 million paid subscribers and 18.3 million active users, with more than 9.0 billion streams per year in 2020. We are a music application and platform that offers listeners in the MENA Operating Area Arabic and international music to stream and download.

The service is offered through a choice of two primary plans: Free (Ad-supported) and Anghami Plus (Premium service). Within the Premium service, we offer four main subscription plans: our individual Anghami Plus plan, the Family Anghami Plus Plan (1 plan for 6 individual accounts at a discounted price), the Student Plan (discounted and restricted to students), the limited Anghami Plus plan (a more restricted Plus plan currently available through selected partners or in certain territories). These plans differ in both pricing and duration ranging from daily to yearly offers. The pricing plans differ by country and currencies.

We have licensing agreements with thousands of independent labels and distributors to provide users with access to a vast catalog of music. We have long standing business relationships with major global labels including Universal Music Group, Sony Music and Warner Music Group. We have a physical presence in UAE, Saudi Arabia, Egypt and Lebanon, in the MENA Region to establish and maintain strong partnerships with labels, artists, brands, and telecommunication companies. In addition, we have established strategic relationships with 35 telecommunication companies across the MENA Operating Area, which we believe will help us to boost free user acquisitions and facilitate subscriptions in our effort to maintain a leading paying conversion rate amongst music streaming services in the MENA Operating Area.

Our artificial intelligence and machine learning algorithms process over 56 million data points collected from our users every day. We utilize over nine years of historical user data to understand user trends, predict user behavior, and invest in growth areas that we believe are likely to generate the highest return on investment. Anghami expects its use of data collection and historical user data to help improve monetization and continue to be a key driver of revenues.

We are headquartered in Abu Dhabi, at the ADGM, and have offices in Beirut, Dubai, Cairo and Riyadh. The ADIO, being the Abu Dhabi government’s investment attraction and development hub, has committed to providing approximately up to AED 60 million (which as of September 13, 2021 would have been approximately $16.5 million) in financial incentives to support the establishment, growth and development of our technology and research and development center in Abu Dhabi, subject to us meeting certain performance metrics and conditions.

Corporate History and Structure

We are a Cayman Islands exempted company incorporated in March 2021. Our direct and indirect key subsidiaries include:

•        Anghami, Cayman Islands exempted company incorporated in February 2012;

•        DigiMusic S.A.L. (Off-Shore), a Lebanese entity established in November 2011;

•        Anghami FZ LLC, a limited liability company, registered in the UAE, Dubai, established in May 2014;

•        Anghami for Digital Content, a joint-stock company, registered in Egypt, established in March 2017 (“ADC”);

•        Anghami KSA Co., a limited liability company, registered in the Kingdom of Saudi Arabia, established in May 2018;

•        Anghami UK LTD, a limited liability company, registered in England, established in December 2019; and

•        Anghami Technologies Ltd, a limited liability company, registered in the UAE, Abu Dhabi, established in December 2020.

ADC was established in 2017 with three shareholders. However, following incorporation, the shareholders were not permitted to be holders of such securities by the Egyptian regulatory authorities. Accordingly, we transferred the ownership of ADC to three employees of ADC, and each of these employees have entered into nominee agreements with Anghami pursuant to which:

•        each employee acknowledges that we have the full power to direct all of ADC’s activities and make all relevant operational and financial decisions, and they undertake to implement Anghami’s management’s and/or board of directors’ decisions, as applicable;

•        each employee undertakes not to take or cause any action, make any operational and/or financial decision or enter into any transaction or agreement, directly or indirectly, whether by or on behalf of ADC, without the explicit approval of Anghami’s management and/or board of directors, as applicable, which approval shall be at the sole discretion of Anghami;

•        each employee undertakes not to take any action or make any decision which contravenes with the decisions of Anghami;

•        each employee acknowledges that the shares held by them are entirely and exclusively owned by Anghami and that the rights inherent to the said shares belong to Anghami;

•        each employee undertakes, in his capacity as shareholder and director, to remit the shares to Anghami and transfer their ownership to Anghami upon first demand, free of charge;

•        each employee undertakes to remit without consideration to Anghami all profits and amounts received from ADC in relation to the said shares; and

•        each employee undertakes not transfer or assign any of the shares without the written consent of Anghami or give any of the shares as collateral.

In January 2022 the ownership transfer was completed to Anghami and currently ADC is a subsidiary of Anghami FZ LLC.

In February 2022, we completed the Business Combination. The following diagram illustrates our current organizational structure after the closing of the Business Combination:

Industry Overview

Global Music Recording Industry

The global music recording industry has been making a strong comeback after a period of decline in the early 2000s and is steadily achieving positive growth due in large part to the advent of music streaming. According to the International Federation of the Phonographic Industry (“IFPI”), recorded music revenue returned to growth in 2015 after the global industry’s lowest revenue in 2014 of $14 billion. After nearly two decades of piracy-driven declines, in 2015 global recorded music revenues grew more than 3.57% from the prior year, and global recorded music revenue growth accelerated in 2016 reaching $15.8 billion, an increase of 8.97% from 2015. Since that time the industry has rebounded to $21.6 billion in revenue in 2020. The industry, bolstered by music streaming, has now experienced six years of positive growth.

Streaming Behind Music Industry Return to Growth

The return to growth of the global recording industry was primarily driven by streaming, as its growth replaced the decline in physical music sales. According to the IFPI, streaming constituted 62.1% of global recorded music revenues in 2019, reaching $12.5 billion, while physical sales and digital download revenues stood at 19.5% and 5.8% of global recorded music revenues respectively. Global streaming revenues grew at a 42% CAGR (compound annual growth rate) from 2015 to 2020, with 2020 being a standout year with 18.5% industry revenue growth.

Streaming is growing globally, including in emerging markets. The ease of access to the internet, exponentially increasing internet penetration, and high smartphone adoption were drivers for this growth and turned streaming into the dominant global format in the music industry. The COVID-19 pandemic has only increased the impact and importance of music streaming, as digital delivery platforms allowed continued use during the pandemic despite government shutdowns and social distancing behaviors.

We believe that the music streaming market still has potential for significant growth and is still in its early stage. Adoption and penetration rates have plenty of room to increase both in established and growing markets. In 2020, the IFPI recorded 443 million users of paid subscription accounts in the industry generally, which is far fewer than the 3.8 billion global smartphone users. Further, aggregate streaming revenues in the United States, which is the largest market for the recorded music industry, grew 13.4% in 2020 to $10.1 billion, and constituted 83% of the total US music industry revenues in that year.

Music Streaming Industry in the Middle East and North Africa Region

Decreasing popularity of physical CDs and album purchases is a global phenomenon and applicable to all music markets around the globe, including the MENA Region, which in recent years has shown significant growth in online music streaming adoption rates.

The MENA Region is particularly well suited to growth in the online music streaming space. According to Middle East and Africa Music Streaming Market Forecast to 2027 - COVID-19 Impact and Regional Analysis By Content Type (Audio Streaming and Video Streaming), Streaming Type (Live Streaming and On-demand Streaming), and End User (Commercial and Individual) Report issued by Insight Partners in September 2020, the music streaming market in the MENA Region is expected to grow fast at a CAGR of 9.5% from $1.5 billion in 2019 to $3.2 billion by 2027.

The total global Arab and Pakistani diaspora is substantial and is considered one of the world’s fastest-growing populations. This diaspora also constitutes a favorable demographic for the music streaming space, with a large portion of this group aged between 10-35 years old.

The MENA Region also has one of the highest smartphone penetration rates in the world (especially the Gulf Cooperation Council (“GCC”) region). According to Mobile Consumption in a Post-Growth World, a Deloitte Global Mobile Consumer Survey, Middle East Edition 2019, 97% of the population overall in UAE and Saudi Arabia own a smartphone. This region also has a high internet penetration. Another study conducted by market research company Ipsos indicates a substantial embrace of music streaming in the region with 50% of music streamers listening to music online on a daily basis and around 30% using these services for at least 3-5 hours a day.

Despite international brands such as Apple, Spotify, and Deezer entering the MENA Region, we have positioned itself as the leading streaming platform in the MENA Operating Area with first mover advantages due to being a local company and benefiting from its prior experience and history in the market. Our digital streaming offering benefits from and is differentiated by cultural fit, localized content and language, products adapted to local tastes and consumer behavior, an AI engine that caters to local tastes, and strong relationships with regional brands and telecommunications providers and a large user database. Today, we are the largest digital music streaming player in the MENA Operating Area.

We have business relationships with 35 telecommunications providers, which we refer to as “Telcos”, across the MENA Operating Area, giving us a competitive edge, as we expect to have priority position with Telcos’ customers, access to more marketing and technical flexibility to control and optimize the subscriber’s lifecycle (the process of a customer moving from Telco to a Premium service with Anghami. We leverage the Telcos’ strong marketing capabilities to drive acquisition of new Anghami Premium subscribers using above the line marketing (during offer launches or seasonal campaigns) and ongoing below the line campaigns to promote our service, fueled by the exclusive content that we acquire and new features that we launch.

We also collaborate with leading media groups in the MENA Operating Area, mainly MBC Group, a Saudi-owned media conglomerate. This collaboration has enhanced our visibility in the region, primarily through association of our brand with widely viewed TV shows such as The Voice and Arab Idol.

Our Strengths

Localized Content

We are the sound of the MENA Region. Arabic musical content is hyper-local. It is comprised of many subgenres, and is a relatively small percentage of the global music catalogue.

•        Multiplicity of Subgenres.    The MENA Region has a large diversity of local musical content and music taste is often divided by sub regions within the MENA Region. For example, GCC countries have a local taste for Khaleeji content. While the Levant region’s listeners focus on two distinct content categories: (1) Iraqi content and (2) the female artists popular in the broader Eastern Mediterranean. North African content falls into three major content categories: (1) Egyptian, (2) Rai (North Africa) and (3) Sudanese. Each of these interest groups comprises its own musical genre and has a large fan base across the MENA Region and among the international Arab diaspora.

•        Local Content with Room for Growth.    The entire Arabic music catalog on Anghami includes about 600,000 songs. The Arabic catalogue accounts for 45-50% of total streams on Anghami which proves a huge potential for content creation and further growth. New, and in certain cases exclusive, Arabic content is expected to attract new users to the Anghami Premium service. In the 2021 global business review report by IFPI, recorded music revenues in the Africa and Middle East region increased by 8.4% in 2020. In recent years the traditional Arabic content has been supplemented by younger generations who favor international remixes, Arabic hip hop and indie music with a large presence of female artists.

Anghami Content Strategy

We believe that the availability of unique content will drive new users and further increase in streaming adoption in the MENA Region. Accordingly, we are working to create our own original content, which we believe will help us acquire users and distinguish us from our competition.

Since its inception, Anghami collected data from more than 70 million downloads. This data collection provides Anghami with irreplaceable information regarding trends and tastes, including which artists are trending and how music genres and interests are split by demographics and country. This data provided us with test cases for and helped us in creating Anghami originals, which is a program whereby Anghami partners with local artists to create new songs and release them on our platform. From 2017 to 2020, Anghami created more than 30 original songs, with an average ROI of 60%.

We intend to continue to create content for Anghami Originals both via our relationships with local and international artists and through potential acquisitions of Arabic content from existing labels.

Two-Sided Marketplace

Anghami as a platform connects artists and fans bringing value in the form of a two-sided marketplace, meaning that it has the ability to provide value both to users and to artists. Users have the ability to enjoy and discover new music while remaining connected with their favorite artists. While for artists, the platform allows them both to reach and interact with fans and have access to analytics that drive a better understanding of the artist’s audiences and their needs. This two-sided market approach is discussed more fully below:

Benefits for Users

We allow users to discover and play their favorite music based on algorithms for recommendations as well as human curation:

•        Free Ad-Supported and Paid Experience.    Users have access to a free, ad-supported tier of Anghami which also provides access to a very rich high-quality content. This free offering allows users to discover the service. Our aim is that once engaged such users will opt to subscribe for a premium paid experience through different plans. These include individual monthly subscriptions, but also provide specialized offerings such as family plans, student plans and other discount plans. We also offer flexibility to pay weekly and daily especially in low ARPU markets and users can pay by various means such as billing through mobile carrier, vouchers, cash payment solutions or credit and debit card. This flexibility of plan choice, flexibility in method of payment, and flexibility in timing of payment, are all designed so that we can suit each user’s individual needs. Finally, our relationship with 36 Telcos also makes it convenient for users to become paying customers who subscribe to our platform.

•        Playlists and Personalization.    With access to more than 57 million tracks, we provide users with curated and machine-learning generated playlists that are built to suit their tastes starting from the moment they open Anghami. The more they listen and engage, the more we understand their music DNA and behavior, and the more we can provide them with content that matches their tastes, moods and preferences. We believe this tailored and personalized approach delivers higher engagement.

•        Multi-Platform Product Availability.    We reach users wherever they are, be it on mobile, tablet, web, desktop, car, Smart TV, Smart Watch, Gaming console, etc., accessible with a single user ID. We continue to strive to provide a seamless experience that is available across all platforms.

Benefits for Artists & Creators

The Anghami platform allows artists to connect with and reach a wide audience through a variety of features, such as Live Radio, that are unique to our platform. Moreover, we provide artists with tools to access data and analytics and, most importantly, an upload tool which allows artists to publish their content directly to the platform and access reports, sales and performance data without the need for a distributor or a third party.

•        Monetization.    Since 2012, Anghami built the digital music economy in the MENA Operating Area and has been the largest music streaming platform in the MENA Operating Area in terms of payouts to artists, which neared $40 million between inception and December 31, 2020.

•        Exposure.    We offer artists access to millions of fans through various features in-app making their work visible to their relevant audience via editorial, promoting the artist’s work on the platform or on social media accounts of Anghami or the artist, and curation. We also promote artist’s work through our digital media, TV partnerships such as MBC and other media outlets.

•        Artist Promotions via Amplify.    We enable artists, creators and their managers to promote their own work on the platform via paid promotions under a program named Amplify. This program allows artists, creators, and managers to gain visibility, reach the new potential fans and grow the audiences that they feel are relevant to their popularity.

•        Data & Analytics.    We provide numerous analytics for artists through our Anghami Artists app and dashboard interface. These offerings include demographics of that artists listening audience, geographical locations of their listeners, information about similar artists, playlist data and revenues accrued from their work.

•        Branded Collaboration via AnghamiStudios.    Through AnghamiStudios, our production team works to provide branded content opportunities that will bring artists and brands together to create content that features brand placements. This process brings exposure, revenues and valuable brand associations to artists and brands.

Strong Local Partnerships

Anghami was the pioneer of Telco partnerships in the MENA Operating Area. Since the early days of the company, given the region’s low credit card penetration and the team’s extensive experience in the telecom industry, we prioritized Telco partnerships because they are a primary payment collection mechanism that users of the region trust and are familiar with.

Our relationship with Telcos has evolved over the years to become more of a strategic alliance benefiting both Anghami and the Telcos. This beneficial relationship functions as follows:

•        Telcos use Anghami as a tool to enhance their brand image by associating their Telco brand with an entertainment service that their customers love. This enables them to attract youth audiences, gain market share in high value segments, and drive higher data consumption. Our service helps Telcos increase their customer’s retention and satisfaction as well as boosting their ARPU and their customers’ uptake of new packages.

•        Our small but effective team has a substantial experience in the industry, both technically and commercially, and is dedicated to onboarding Telcos. The team works closely with Telcos across the region to create mutually beneficial value propositions by proposing the appropriate and tailored offerings based on their strong understanding of each market. We understand the challenges and best practices of each country and each Telco specifically on the commercial, pricing, technical, marketing and legal levels. This helps us build products and services that perform better than other music streaming platforms and in a more efficient manner and that are customized to the Telco needs:

•        We offer Anghami Premium service as a standalone service. It is accessible through daily, weekly and monthly packages depending on the territory and is enabled using direct carrier billing or other more traditional charging methods.

•        Anghami Premium service is soft or hard bundled (which means that the Anghami subscription can either be automatically included in the mobile subscription or the Telco customer has the option to purchase the subscription through his Telco) with the Telco packages, which allows the customers to have access to the service part of the package free of charge for a certain period or as long as they are subscribed.

•        We have relationships with 39 Telcos across the MENA Operating Area, which provides us an advantage of priority within the Telco process, marketing, and technical support, reducing our need to engage third parties.

•        Backed by our engineering team and given our experience in integrating with a vast array of Telco systems and infrastructures, we can integrate and launch services with distinct Telcos very quickly and with minimal difficulties and issues. Telco teams trust us to launch the products they need and customize them based on their requirements on tight deadlines.

•        Direct integration with Telcos allows us to have better control of the subscriber’s lifecycle. We have implemented several mechanisms that allow us to increase subscriber retention and maximize ARPU by enabling grace periods, retrial, and auto payment mechanisms that are customized by market and product.

•        We leverage on the Telco’s strong marketing capabilities to drive acquisition of new Anghami Premium service subscribers using: (a) above the line communication during offer launches or seasonal campaigns; and (b) ongoing below the line communication to promote the service, fueled by the exclusive content that we acquire as well as new features that are deployed.

•        We utilize our access to artists and major entertainment events in the region to provide our Telco partners with exclusive and attractive promotional events that lead to mobile service activations throughout the year. They use these to promote our service and allows the Telcos to associate with events and artists that create engagement with their customers. Events such as artists meet and greet, VIP concert tickets giveaways, access to private sessions with artists, and access to major regional events such as the Formula 1 in Abu Dhabi.

Our Growth Strategies

We are already the market leader in music streaming in the MENA Operating Area, but it still has ample room to grow. Our growth strategy is focused around three areas: (1) capitalizing on increasing digital music market growth in the MENA Region; (2) leveraging our current market position and knowledge to increase revenue generation and market penetration; and (3) acquiring new target users and new target geographies.

Capitalizing on Growth

We intend to capitalize on increasing digital music market growth in the MENA Region in three main areas: (1) growth in streaming in our core markets; (2) a strong and increasing demand for Arabic music; and (3) the ability of Arabic music to “go global” with popularity expanding beyond the Arab world and its diaspora.

•        Large Streaming Growth Potential in Core Markets.    Music streaming penetration in our key markets is currently very low in comparison to other more economically developed markets. For example, only approximately 6% of the Addressable Market (defined as the part of a country’s population that is 10 to 50 years old and with access to an internet connection) in Saudi Arabia has been reached, which is our largest market. Our target markets in North Africa (i.e., Tunisia, Algeria and Morocco) also have low market penetration relative to other countries. Whereas the music streaming penetration in the U.S. is approximately 35% of the addressable market. While the penetration in the MENA Region is currently low, it is growing. For example, penetration in Saudi Arabia increased from 6% in 2019 to 7% in 2020, measured as the total MAU over the total addressable market. Anghami expects to benefit from this growing penetration as consumer behavior shifts from traditional methods (such as radio, digital downloads, CDs) to using music streaming.

•        Strong Demand for Arabic Music.    We believe that there is room for growth and strong demand for a greater breadth of Arabic music. The entire Arabic music catalog on Anghami includes about 600,000 songs in comparison to the international music catalog that includes about 57 million songs. Given that Arabic music represents around 45-50% of our music streams, we believe there is a compelling growth potential for Arabic content. Anghami expects to benefit from the strong latent demand for more Arabic music content created both by Anghami (through our Anghami Originals) and by other international music labels.

•        Arabic Music Going Global.    We believe that the Arabic music genre is on the cusp of going global similar to what occurred with: (1) Latin music in the early 2000s (e.g., Shakira’s hit album Laundry Service in 2001) and (2) Korean music (often called K-Pop) in the past 8 years (e.g., smash hit Gangnam Style released in 2012 and more recently BTS (Bangtan Boys) in 2019). The global appeal of Arabic music has also been highlighted with the global success of the movie Fast & Furious 7, the theme song of which and background music were all Arabic-inspired. In response to the global appeal of Arabic music, the two leading global music labels (Universal Music and Warner Music) have all announced in 2021 landmark initiatives to support the creation more Arabic music content:

•        Universal Music announced on April 6, 2021 the creation of a dedicated division for Arabic music called Universal Music MENA; and

•        Warner Music announced in February 2021 its investment in a leading Arabic music label.

Anghami, as the leading music streaming platform with the largest streaming distribution network in the MENA Operating Area, will benefit from this new Arabic music content in two ways. The new Arabic content will: (1) attract more users in our focus markets and also across the global diaspora of Arabs (the “Arab Diaspora”) (refer to the section below entitled “— New Target Users and New Target Geographies”), and (2) create a new revenue stream for Anghami as Anghami strategically licenses this content globally.

Leveraging Current Market Position and Knowledge.

We aim to leverage our current market position and knowledge to increase revenue generation and market penetration through: (1) maintaining and utilizing our leading local brand name, (2) our knowledge of user behavior, and (3) the growth in digital advertising in the MENA Region.

•        Maintain Leading Brand Name.    As the first music streaming platform in the MENA Operating Area and the market leader, we believe we are synonymous in our target markets locally with music streaming. We have market-leading brand appeal among both the MENA Operating Area’s music artists and music streaming users. This market-leading position provides Anghami an ability to leverage its market position and brand recognition to spur interest in both its new products and features and new Arabic music content.

•        Knowledge of Local User Behavior.    We have a unique proprietary data set covering music streaming user’s behavior in the MENA Operating Area. We have been collecting user behavior data since inception and currently collects approximately 56 million user data points per day. We have a strong data-driven music recommendation engine that gives Anghami unique insights on the type and positioning of new Arabic music in the MENA Region. Anghami already creates its own content (Anghami Originals) and believes it has proven the business case for data-driven new Arabic content creation and distribution (average ROI of 60%).

•        Growth in Digital Advertising.    As one of the leading data-driven digital advertising platforms in the MENA Operating Area, Anghami will benefit from the accelerating shift of advertising spend from traditional advertising to digital advertising. According to an IPSOS, the total online media advertising expenditures in the MENA Region grew by 2%, from $1.27 billion in 2019 to $1.29 billion in 2020. We believe the growth of digital advertising in the MENA Region is accelerating and we are uniquely positioned to benefit from this growth. According to eMarketer, by the end of 2025, podcasts will represent more than one-third of all digital audio services ad dollars.

New Target Users and New Target Geographies

Anghami intends to target the Arab diaspora with content and products. There is a large Arab diaspora living outside the MENA Region, mostly in the Americas, Europe and Africa. This Arab diaspora is fairly affluent and educated and has maintained a strong ethnic identity and lasting links back home in the Arab world. While, in the past, we have not targeted this Arab diaspora, recently, we have developed new music streaming products and content specifically designed for the Arab diaspora.

Anghami intends to expand into large and relevant markets that are adjacent geographically or culturally to its current geographic scope. For example, Pakistan with a population of about 220 million people is a natural expansion market for Anghami. Commercial music streaming does not functionally exist in Pakistan and the music catalog is fragmented and value priced. In addition, Pakistan shares certain affinities that make it a prime market for the MENA Region, including (1) a shared religion, (2) a shared alphabet, (3) geographic proximity and (4) a large diaspora of Pakistani nationals that reside and work in the MENA Region and have done so for generations. We have developed the “playbook” to tackle new markets such as Pakistan, a market very similar to Egypt, one of our existing key markets.

Our Head of International Partnership is Los Angeles-based music industry entrepreneur and manager, Wassim “Sal” Slaiby, the CEO of XO Records, a top music label that The Weekend co-founded, and of SALXCO, his artist management firm. Sal has been instrumental in building an international user base for us and expanding our business globally. Sal will oversee our presence and launch in the U.S.

Anghami also intends to use features such as Live Radio, that offers unique experiences like participation in real-time alongside content; podcasts, which have gained significant traction with users, creators, brands, and advertisers; micro payments (which relate to social billing on the live radio or live concerts, where users can tip the broadcaster or artist, and Anghami will receive a share of that amount) and e-gifting options to attract new users to its platform.

Our Business Model

We offer both paid subscriptions known as the “Anghami Plus” or “Premium” service and ad-supported free services known as the “Ad-Supported” service. We currently operate in 16 countries.

We offer users four main subscription plans within our Anghami Premium service: our individual Anghami Plus plan, the Family Anghami Plus Plan (1 plan for 6 individual accounts at a discounted price), the Student Plan (discounted and restricted to students), the limited Anghami Plus plan (a more restricted Plus plan currently available through selected partners or in certain territories ). These plans come in monthly, 3-month, 6-month and 12-month subscription options (both renewed and non-renewed) and can be purchased through the distribution channels listed above. The pricing plans differ by country and currencies. Additionally and with selected partners (mainly Telco operators) and territories we offer daily and weekly subscription options.

Revenue

We have two primary revenue streams: (i) Premium subscriptions; and (ii) advertising. Revenues are primarily driven from Premium subscriptions (through app stores, our Telco partners, and direct debit and card purchases), which generated 81% of total revenues during fiscal year ended December 31, 2020. Whereas, data driven advertising contributed 19% of total revenues during the fiscal year ended December 31, 2020.

Over the years, we have experienced increased engagement from users, which we believe is due to the compatibility of our platform across various devices, including smartphones, desktops, cars and game consoles. Our Premium users (that is, users of Anghami Plus, our premium service) average about 73 minutes per day in 2020. Our Premium users have streamed 1.6 times the amount of content per month than non-Premium users. The latter are steadily converting into the Premium service at an average rate of 21.0% in 2020 with a healthy ratio of DAU to MAU. Our average DAU/MAU ratio was 22.3% in 2020. For a discussion of how we track active users, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators (unaudited) — Active Users.”

Premium Service

Our Premium service provides paying subscribers with unlimited online and offline high-quality streaming and download access to our catalog, commercial-free.

Revenues through the Premium service are generated via three main payment channels: (i) through the app stores (Google Play and Apple Store), (ii) through our Telco partners, or (iii) through direct debit and card purchases. An offline channel is also available through which consumers can purchase vouchers from partner stores that provide limited access to our Premium service. So far, we have partnered with 39 Telcos distributed among 16 countries. Most of our Telco partnerships include valuable offerings to the end users such as data bundles, where customers can subscribe to our platform and receive certain amount of data to use on it. In addition, Telcos often advertise our services and plans with a significant marketing budget. We are also expanding to new online payment channels that are gaining popularity in the region such as STC Pay in Saudi Arabia and Fawry Pay in Egypt as well as integrating with mobile wallets of various banks and mobile operators that are becoming more popular as payment channels.

Premium service is the largest revenue stream and our marketing efforts focus on growing our Premium user base while investing in the product to enhance our free to premium conversion rates. Our efforts translated into consistent new subscriber growth, with the aggregate monthly subscribers (Telco and direct) increasing from 595,980 in January 2019 to 797,984 in December in 2020. We have also invested heavily in increasing the retention of our subscriber base by offering tailored plans and through an advanced algorithmic content recommendation engine. Over time, the churn of the monthly paying subscribers has continued to trend lower from 7.7% in January 2019 to 5.9% in December 2020.

Churn of monthly premium subscribers
7.7%
6.4%
5.9%
Jan-19
Dec-19
Dec-20

In order to drive the sales of our Anghami Premium service we rely on:

•        Converting the Anghami Free user base:    Using owned and paid media channels we have built a conversion engine that relies on segmentation to target free users along their journey with the different available subscription plans directly or through partners by offering them discounts, no commitment plans and free trials. We also run big seasonal campaigns (for example: Eid offer, White Friday offer, Saudi National offer) that have longer trial periods (usually three months for new subscribers) that drive subscriptions and revenues significantly across the year; and

•        Acquiring Anghami Premium service subscribers (through Business to Business (“B2B”) partners):    We leverage both Telco partners and distribution partners to run major seasonal above the line (ATL) campaigns and monthly below the line (BTL) campaigns that drives the acquisition of new Anghami Premium service subscribers who purchase the subscription either from the partner or get it for free (subsidized by the partner) as a part of a bundle or product sold by the partner.

In order to increase subscriber’s retention and lifetime value (LTV) we have implemented several mechanisms to address churn whether involuntary, for instance, because of payment related issues such as expired credit card, or voluntary, that is the Premium user choosing to unsubscribe. In 2020, we increased re-subscription rate of churned users by 53% by reviewing all audiences and user journey at different stages: grace period to churn and post-churn, and adding customized messages based on the churn reason and subscription channels in different placements (in-app, email, push notifications, SMS). On the Telco level we also implemented smart charging mechanisms and extended grace periods that reduce involuntary churn and maximize the ARPU.

Anghami has also signed separate servicing agreements with 6 of the Telco operators, our B2B partners, through which Anghami sells its Premium subscription at a discount directly to the Telco operators. These Telco operators then go on to offer Anghami Premium service to their user base as part of a broader package. These agreements are based on a discounted subscription fee and tied with a minimum revenue guarantee scheme.

Our subsidiaries, Anghami FZ, LLC and Anghami KSA Co., have also entered into certain promotion agreements with Souq.com FZ-LLC and Afaq Q-Tech General Trading Co, respectively, in connection with their participation in the Amazon Prime program, which allows them to offer certain promotions, including a discounted subscription to the “Anghami Plus” program, to certain Amazon Prime members, subject to certain terms and conditions. Following the expiration of the twelve-month promotional period, the Amazon Prime members will be charged at standard service rates as applicable to other Premium subscribers.

Advertising Revenue

Our Ad-Supported Service has no subscription fees and provides Ad-Supported users with limited on-demand online access to our catalog on their computers and shuffle-only access on compatible mobile devices and tablets. This segment contributes to our revenues and also works as a marketing tool, increasing our user engagement who often convert to our Premium service. We generate revenue for our Ad-Supported segment from the sale of display, audio, video and content sponsorship solutions delivered through advertising impressions. We source our advertising customers through advertising agency, Digital Media Service (“DMS”), who receive a 40.5% revenue share of the gross advertising value. To date, more than 280 global brands have advertised on our platform. In 2020, we have launched an additional “direct ads” service, whereby Anghami directly works with brands while DMS invoices and collects the receivables with a 10% revenue share. These advertising arrangements typically specify the type of advertising product, pricing, insertion dates, and number of impressions in a stated period.

Revenue for our Ad-Supported segment is affected primarily by the number of our Ad-Supported users, the total Content Hours per MAU of our Ad-Supported users, and our ability to provide innovative advertising products that are relevant to our Ad-Supported users and enhance returns for our advertising partners. Our advertising strategy centers on the belief that advertising products that are based in music and are relevant to the Ad-Supported user can enhance Ad-Supported users’ experiences and provide even greater returns for advertisers.

We offer different advertising campaigns on our platform, primarily in the form of:

•        branded content — producing a song tailored to a specific brand;

•        content promotion — banner ads, promotion on certain playlists, audio ads, etc.; and

•        sponsored playlists.

According to a study performed internally our ad formats significantly increase awareness and intent to action. The results are displayed in the table below:

As for our branded content solutions (sponsored playlists or branded song content) we offer brands the chance to unlock metrics focused around brand love:

Variable Cost Structure

Licensing Agreements

We have a rich catalog of over 57 million songs. We have signed content agreements with up to 2,000 music labels. Obtaining license agreements and paying royalties are the two prevailing costs of sales. In exchange for the right to stream certain music, royalty costs are due to music record labels and publishers. Royalties are calculated monthly based on the percentage of revenue and the music labels’ respective market share. In addition, Premium service user royalties depend on the number of subscribers while royalties for free users depend on the number of streams. Licensing agreements include several terms related to paying royalties, minimum guaranteed payments, marketing commitments, reporting and audit rights. Generally, the contracts are valid for 1 year, and renegotiated on annual basis, the label holds the right to terminate the agreements if any breach of terms takes place. The content cost, which represents the royalties paid to the labels, calculated based on the number of streams/revenue generated for each category separately (Premium revenue and Ad-Supported revenue), constitutes a major part of our variable costs and amounts to 36% of our revenue.

We have long standing relationships with both global and local music companies despite a fragmented market. Among these are the top three global music labels: Universal Music Group, Sony Music Entertainment, and Warner Music Group; alongside the largest regional labels: Qanawat, Watary, Platinum record and Nay. Arabic label agreements provide for global coverage while most of the international music agreements are restricted to the MENA Operating Area.

Percentage of label costs our of revenue
35.7%
33.9%
2019
2020

Payment Fees/Expenses

The various payment channels we use are entitled to a portion of our revenue. The emerging markets are characterized by very low credit and debit cards penetration, which is why we have focused on diversifying its payment channels to increase its user base. Partnerships with the Telco operators acted as a key catalyst to help us achieve and maintain a leading paying conversion rate amongst music streaming services in the MENA Operating Area.

The take rate varies depending on the payment channel as follows:

•        Direct carrier billing:    51.7% of our total subscription revenues in 2020 were paid via direct carrier billing. The Telco operator’s share is subject to a revenue share agreement that varies by operator and by country. On average, Telcos charge a 30% transaction fee.

•        App stores:    34.0% of our total subscription revenues in 2020 were paid via app stores and are subject to revenue share agreements with the relevant app store. Apple Store and Google Play charge 30% of the transaction value. Both stores reduce the take rate to 15% of the transaction value in the second year of the retained user’s subscription.

•        Vouchers:    To cater to users who are not used to transact online, we offer them the possibility to buy vouchers via an offline distribution network such as Tpay, Cash United, Virgin Megastores and the Lebanese post office. 3.6% of our total subscription revenues in 2020 were paid via vouchers. Distribution partners charge up to 10%fee of the voucher value. In addition, vouchers are often combined with an advertising campaign and sold to our advertising brands, who then distribute it to its customers.

•        Debit and credit cards: There is generally a fixed transaction fee per transaction plus a variable rate that varies according to the country and currency. 2.7% of our subscription revenues in 2020 were paid via debit and credit cards, average fees amount to 5.4%.

B2B Telco contracts described above are not subject to a revenue share agreement.

Variable Technology costs

We partnered with Amazon Web Services (“AWS”) to host our servers and to provide scalability, redundancy, security and ensure continuity of our operations. In addition, we partnered with other third party technology providers to optimize our services and the music listening experience. On an average, monthly variable technology costs in 2020 amounted to $179,000. These costs vary month-to-month based on usage and app features (video vs. audio streaming, etc.).

Our Services

Unique User Experience

We combine a sleek and seamless user interface with our artificial intelligence and machine learning capabilities to create a sophisticated yet user-friendly platform accessible on every kind of device. We provide a customized on-boarding process to ensure that from the moment users open the Anghami application, they see a personalized homepage with content that reflects our understanding of their music tastes. Users are able to explore our deep library of content with a variety of features including personalized mixtapes, song recommendations and playlists with top charts by country and genre. We provide effortless search capabilities using the universal search bar, Radar and Personal DJ features.

We also give our users different ways to search, browse, engage, and discover music and other content. These include:

•        Mixtapes:    We have built a machine learning model that learns from users’ streaming habits and generates weekly and daily personalized mixtapes that fit their music taste. They are part of our effort to increase music discoverability, personalize the user’s experience by ensuring that we provide them with a variety of content inspired by the music they like.

•        Personalized recommendations:    Our AI-powered recommendation system fuels different parts of the platform. Our explore page is shaped around personalized playlists, albums, and songs that match the users’ expectations. Those recommendations rely on their music DNA, time of day, day of week, and other factors, to surface the content that the users are most likely to enjoy and therefore increase time spent on the application. Whenever users interact with any song, album, or artist, we utilize our recommendation system to generate a list of similar content that is also personalized to make sure they enjoy a pleasant music experience.

•        Playlists:    We provide users with the ability to create their own playlists to organize their library and access their favorite songs easily. They can also discover playlists that are made by other users or by our own curation team. Our team has built over 4,000 playlists so users can browse among more than a 100 genres and moods and find a variety of playlists that fit their different moods and tastes.

•        Search Functions:    To allow proper discoverability of our entire library, we give users the ability to search for all types of content. Users can find songs, albums, artists, playlists, podcasts, moods, genres, and even other users on Anghami. They can also search for songs using parts of their lyrics. Our search engine is integrated with various virtual assistants like Siri and Google assistant to make it even easier to search and find content using audio commands.

•        Videos:    We also have invested in expanding our content offerings to include videos. Embedding video clips into activity-based playlists helps provide a visual layer to our content offerings, allowing artists to promote their music further through graphics or photos on social media platforms while the song is playing. Integrating video into our playlists enables us to convert our listeners into content viewers.

•        Podcasts:    We offer a growing number of podcasts, which have gained significant traction with users, creators, brands, and advertisers. Our platform enables seamless dissemination of podcasts covering a wide range of genres and topics, including technology, sports, business and finance, travel, and cooking, among many others. There were a total of 485 million global podcast listeners across all platforms worldwide in 2020 which has significantly increased over the years. This engagement presents a significant opportunity for Anghami as we believe we have the ability to enhance the podcast user experience with a better product that is focused on discovery, especially since we are working on original podcasts and have developed a curated podcast section for the MENA Operating Area users.

•        Radar:    Discovery of new music is a big part of any user’s experience on Anghami. With a single tap, a user can trigger Radar, a recognition feature which would identify the music playing around them, display the song with all its details then add it to a special playlist for easy access. This allows users to discover new songs they hear on TV, radio, or at public places and add them to their library. Our Radar ensures offline experiences are complimented by a smooth online experience on the platform.

Immersive User Engagement

In addition to our large catalogue of music, we offer unique opportunities to our users to engage with the Anghami community through features that create an immersive social experience such as chats, stories, Anghami Live and music rooms.

•        Chats:    To increase user-to-user interaction and extend the time spent in-app, we allow users to share music with their friends directly on Anghami instead of having to use a third party chat application. This simplifies the users’ experience and encourages them to interact with others around music. Users can exchange songs and text messages via Chats and instantly create a shared mixtape that matches both their tastes.

•        Stories:    Stories allow users to share the music they play with their followers in a unique way. All stories are displayed at the top of the explore page. Users can choose to share songs manually or automatically so they can be posted as chapters in their stories. Stories are 15 seconds previews of songs that users can browse in a seamless manner and react to them using Emoji’s and text replies. They allow users to discover new music through their friends and interact with others around music.

•        Live Radio:    Live Radio offers a number of unique features. Any user, including artists, DJs, content creators and music influencers, will be able to talk alongside playing songs, playlists and podcasts from our library of over 57 million tracks. It gives everyone the chance to participate in a real-time version of a podcast experience and, by creating their own virtual events, users will be able to bring together communities with live interaction. Other features include applauding the host, sending text comments, meeting other participants and side-chats.

9:41
STOP
حضل أحبك
Issam Alnajjar
986
LIVE
218
Invite Your Friends
PARTICIPANTS
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COMMENTS
Lauryn Smith joined 20 min ago
Ogaily this music is super awesome keep it up man 20 min ago
Wael Hourani thanks guys Just now
Daisy McDermot loving this Just now
Lauryn Smith suggested a song
Handmade Heaven
MARINA
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9:41
Wael Hourani
Sharing my taste in music!
حضل أحبك
Issam Alnajjar
986
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218
Invite Your Friends
PARTICIPANTS
COMMENTS
Speakers
Wael 86% match
Mohammed 18% match
Karine 75% match
Others
Invite your friends
Lara 80% match
Sabine 12% match
Tamer 76% match
Clara 53% match
Karmen 88% match
Tala 30% match
Elie 60% match
9:41
Wael Hourani
Sharing my taste in music!
Recharge
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20
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34
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44
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•        Music Match:    As part of the social music experience, Anghami allows users to find people that have a similar music taste. A music match is a score that shows on any user suggestions component and on a user’s profile page. We surface a special section of users that have a high music match on the explore page. This increases engagement between users and helps them build new friendships.

Explore
Arabic + International
Meet your music buddies
Samir Tad
Profile
Albin Casey
Profile
Music videos just for you
View all
Better Days - OneRepublic

Suggest Music Buddies on Explore page

Anghami suggests a list of music buddies on the Explore page, sorted by the **music match** percentage visible to the user

Tala Kichli
72% music match
PLUS
FOLLOWING
CHAT
Likes
Orphans
Smooth (feat. Rob Thomas)
Smooth
Wish You Were Here
Better Days - OneRepublic

Show music match in profile header

When suggesting music buddies, they are sorted by music match percentage

•        Collaborative Playlists:    Users can share their playlists with their friends and allow them to collaborate on the playlist content. Collaborators can add, remove, and reorder songs directly from the playlist’s page. This allows users to build playlists together and build communities around music.

Advertising Solutions

We offer the following advertising solutions:

Media Offerings:

•        Audio Ads:    Audio ads, our core offering, are 15-second ad slots that sit in between songs, and cannot be skipped. They are accompanied by a companion banner with a call to action that can link to a landing page. It creates a one-on-one environment between the brand and the user. We have also recently released a unique audio to leads solution. This allows brands to collect Anghami first party data via a lead form that the ad leads to. This lead form can be customized with a message from the brand, to make the user want to submit their leads.

•        Video Ads:    Anghami allows brands to communicate their video copies, either 15-seconds or 30-seconds of length. These also appear in between the users’ listening experience.

•        Display Ads:    Display, which is one of the most common media formats in the market, is available on Anghami across multiple formats. These are best used to drive traffic to a landing page. One of the reasons we offer video and display, apart from being common and known formats, is because our research has shown that combining video and display with audio drives further impact across brand funnel metrics.

•        Programmatic Integration:    Our media solutions are available programmatically, through what are typically referred to as digital signal processing (“DSP”s). Programmatic is used by clients to buy in real-time and have more cross campaign visibility. We can guarantee audio on programmatic at a fixed price, however our display solutions are available to be bought in real-time by a programmatic DSP.

Content Promotion Offerings and Production

We offer brands the ability to promote their own music content to achieve more streams. We typically do this by making the content more discoverable on the platform and easily searchable. We also provide brands the ability to sponsor a playlist. Sponsoring a playlist gives the brand 100% share of voice on that playlist, with a logo on the cover of the playlist and a display masthead within the playlist. A brand can also create their own playlist which we can in turn promote on the platform, while also leveraging the platform’s AI to recommend customized playlists to users, with a branded message.

We also offer both audio and music production capabilities to advertisers. Branded content is a significant part of our advertising unit, as brands have become more accustomed to creating content to communicate their message, and build favorability. Anghami produces music in various forms for brands, and manages the entire process. Most notably, Anghami produces songs that brands end up owning and can promote on Anghami, as well as across other media channels. Furthermore, Anghami also creates music videos to support the songs, the majority of which are shot in studios. We have also started creating experiences in the form of concerts. These can be pre-recorded and post-edited, or live. With the latter, Anghami allows brands to host the concert live via their new live feature, where people can stream live and engage with the brand, as well as with each other.

Data Solutions

To measure the effectiveness of our ad campaigns, we run research to note the awareness, favorability and recall brands have on the platform. In certain instances, we run searches on the platform to note the current level of awareness a brand may have. We send these research documents to brands post-campaign and measure against the initial awareness they had. We have also automated and decentralized certain tools to give clients the ability to cherry pick insights and create audience profiling on the platforms as well as traffic campaigns, specifically audio, display, video and playlist promotions. We have also surveyed our users via Global Web Index, across different verticalized questions and audience behavior — for example, their favorite car brand — and made this available via a tool to our clients to support their campaigns.

Our Technology

We are a technology company, and as such we are continuously investing in a scalable and reliable platform to improve experience, functionality, performance and retention. As of June 2021, 43% of our employees are engineers. We are an engineering-driven, product-centric, company that puts product development at the core. The majority of our tech stack is built in-house, which allows us to easily maintain and enhance different parts of our platform. Our platform is fully integrated across our technology infrastructure, machine learning, payment, advertising, and engagement solutions. We have been focused over the past few years to introduce a social layer to build a community within our platform. We strongly believe that by connecting people to music and people to people through music using technology creates a differentiated product with higher retention. Our goals rely, partially, on the performance of our technology and infrastructure and our ability to enhance and expand in a timely and cost-effective manner. We are continuously working on expanding and enhancing the scalability of our cloud platform to improve the user experience, especially as we roll new complex products beyond our core music services.

Recommendation Systems

Recommendation systems are at the core of the Anghami app. Given our focus on the MENA Region, we invest significant effort in ensuring that recommendations of both Arabic and International music are up to standard. This means diving deep into user behavior and trying different algorithms for different segments. Focusing on the MENA Region means finding innovative solutions for dealing with Arabic content, focusing on Arabic-first solutions for search, recommendations, and discovery.

Our recommender system — Octopus — is a highly proprietary tuned hybrid where both collaborative filtering — based on implicit feedback matrix factorization and content-based filtering are combined together and used to accomplish our tasks. Moreover, we are continuously investing in Cochlea, a deep learning audio representation framework built-in house that incorporates both Mel spectrograms and Constant-Q transform in a unified architecture to take advantage of the power of these two frequency representations.

Our systems not only present algorithmic music recommendations but also extend into people, as we allow users to create mixtapes based on friends and allow users to connect with other individuals and understand with one glance their music matching. The backbone of these services is Octopus that taps into the users MusicDNA, rather than songs vectors.

We will continue to invest in machine learning to enhance our existing users’ experience and to attract new users, as well as increase conversions. We also plan to invest in innovation by leveraging the power of machine learning and data science to drive better outcomes for users and further improve our user acquisition efficiency.

Data Collection

As a technology company operating with a large user base, we have been collecting data about user behavior and consumption since early 2012. This data not only helps us understand behavior on playing music, podcasts, religious songs — but also provides insights on where the user is, what he is doing while playing music, who he shares it with, the mood he’s into, what artists he’s interested in, his consumption schedule and a lot of other data points collected from his mobile phone or other device such as activity, handset type, 3G or Wi-Fi usage. Billions of data points allow us to analyze behavior and insights that we now use for recommendations, but will also eventually for our advertising products, as well as our music production services. However, we have a core attention to the privacy of our users and protection of their data as it is important to our continued growth and success.

Cloud Architecture

We have built our platform’s technology infrastructure using a distributed and scalable architecture built to support future development while delivering high availability and low latency. We run entirely on AWS cloud infrastructure that allows us to focus on running and growing our product rather than building our own infrastructure. All of our cloud resources are deployed across multiple zones to ensure the availability of our services. Over the past year, we have been working hard at being able to switch to a multi-cloud architecture to increase reliability and reduce any dependency over the long run.

Products

Our technology extends into user facing products, artists and labels facing products, and brands facing products. We think mobile first, and most of our products have been created first and foremost for mobile.

We continue to build high quality apps across different platforms. As such we are available on multiple platforms, including iPhone/iPad, Android phones/tablets, smart watches (Apple watch, Android Wear), Car apps (Ford, CarPlay, AndroidAuto), TV apps (AppleTV, AndroidTv, LG TV, SamsungTV, Hisense TV), Windows app, Mac app, Web app, PlayStation, Sonos, and a variety of other devices.

We have created a platform for artists/labels to manage content, data, reports but also tap into insights on users, as well as upload content directly to our platform. Artists and labels can also promote particular music using our own amplify platform. Amplify supports a variety of ways to help artists gain more visibility on the platform organically but also as a paid service for the artists, to increase reach, streams and exposure. Our brand ad products allow brands to reach users on the Anghami platform with audio ads, video ads, display ads across all our products.

Marketing

Over the last nine years, we have endeavored to build on our brand’s presence, focusing on creating a place where users can socialize and get entertained beyond simply listening to music. We offer users the ability to invite friends, watch their friends’ music stories, go live, discover their music soulmates, chat with people by text or audio, watch live concerts and much more. Our marketing efforts revolve around a key USP that caters for all music lovers: Anghami, the sound of Freedom. We believe we are the leading brand with 84% aided awareness in comparison to our direct competitors according to a study conducted in 2019 by Global Web Index in the Saudi Arabia, the UAE and Egypt.

Our key differentiator is our ability to adapt our marketing strategy to seasonality and our agile approach to real-time events which allows us to be relevant and closer to users while sounding familiar. We listen to our different user segments and create custom experiences based on their different needs in each market or region. We make use of the different internal and external marketing touchpoints to ensure we have a 360 coverage in our communications throughout the user journey in-app and through external channels. The objective being to have a unified and efficient way to spread brand love while acquiring, engaging, retaining and converting users to our premium service: Anghami Plus.

Digital Marketing

Our digital presence covers all leading networks in our key markets mainly via performance and social media marketing. We rely heavily on data analytics in our decision making by using internal tools and dashboards that reflect the performance of our campaigns. This data allows us to optimize our campaigns and make strategic and budgeting decisions to allocate the right amount on each market, OS and by platform. On social media, our aim has always been to build a strong and engaged community with our users and partners. Our strategy is implemented on each platform differently using adapted approaches. One of them being influencer marketing, which is allowing us to increase our reach when collaborating with content creators from different industries. Another successful approach has been by rewarding our Anghami Premium service users by giving them the chance to win exclusive signed merchandise from their favorite local and international artists. Our most recent addition has been our blog “Anghami talks” which was created in order to keep all stakeholders up-to-date by showcasing our latest business and product news and updates which allowed us to have better press coverage.

Owned Media

We also employ marketing efforts on our own platform by using all different touchpoints from email marketing to SMS, native display and audio ads. The whole process in-app is built on user behavior throughout their lifecycle, but tailored to each person. A new user will go through an on-boarding process for us to better understand their music taste and start building their customized in-app journey. They can optionally choose to opt in to Anghami Premium service, completely for free during the trial period, to discover the full Anghami experience. In an effort to keep our users engaged and retained, we use the power of machine learning to recommend customized and relevant content.

We offer free trials of Anghami Premium service in all our markets and have created custom pricing models with a wide option of payment methods to cater to all user segments. We also offer a wide range discounted plan prices, some of which are seasonal campaigns and some are available throughout the year.

Offline Marketing

In the early days and through our partnership with MBC, Anghami relied a lot on TV media for brand building and brand affinity. This helped increase our brand presence in the region, especially through the association with the popular TV shows such as The Voice and Arab Idol. We run several out-of-home campaigns in Egypt, Saudi Arabia, UAE and Lebanon, throughout the year, promoting the brand as well as new releases and artists. We also get offline exposure through key partners such as the Dubai International Airport where we offer free and easy web access to our platform to all airport visitors when accessing the Wi-Fi landing page. We also get support from our Telco partners who run major co-branded outdoor campaigns across the region.

In 2017, we launched our brand ambassador program in over 10 universities in Egypt with the objective of creating an active community among the youth. Additionally, we have organized and taken part in different local events, concerts and music festivals across major markets, which have been recently paused due to the COVID-19 pandemic.

Competition

We compete for the time and attention of our users across different forms of media, including traditional broadcast, terrestrial, satellite, and internet radio, other providers of on-demand music streaming services (Spotify, YouTube, YouTube Music, Apple Music, Deezer, Google Play Music, and SoundCloud), and other providers of in-home and mobile entertainment such as cable television, video streaming services, and social media and networking websites. We compete to attract, engage, and retain users with other content providers based on a number of factors, including quality of the user experience, content range and quality, ease of use of the Anghami application, price, accessibility, perceptions of advertising load on our Ad-Supported Free service, brand awareness, and reputation. Many of our competitors enjoy competitive advantages such as greater name recognition, legacy operating histories, and larger marketing budgets, as well as greater financial, technical, human, and other resources. In addition, some of our competitors, including Google, Apple, and Amazon have developed, and continue to develop, devices for which their music streaming service is preloaded, creating a visibility advantage.

Additionally, we compete to attract and retain advertisers and a share of their advertising spend for our Ad-Supported Free service. We believe our ability to compete depends primarily on the reputation and strength of our brand as well as our reach and ability to deliver a strong return on investment to our advertisers, which is driven by the size of our Ad-Supported free user database, our advertising products, our targeting, delivery and measurement capabilities, and other tools.

We also compete to attract and retain highly talented individuals, including data scientists, engineers, product designers, and product managers. Our ability to attract and retain personnel is driven by compensation, culture, and the reputation and strength of our brand. We believe we provide competitive compensation packages and foster a team-oriented culture where each employee is encouraged to have a meaningful contribution to Anghami. We also believe the reputation and strength of our brand helps us attract individuals that are passionate about our brand.

For information on competition-related risks, see the sections entitled “Risk Factors — Risks Related to Our Business and Industry — If our efforts to attract prospective users and to retain existing users are not successful, our growth prospects and revenue will be adversely affected,” “Risk Factors — Risks Related to Our Business and Industry — Anghami faces and will continue to face competition for Ad-Supported Free service users, Premium service users, and user listening time,” and “Risk Factors — Risks Related to Our Business and Industry — our business depends on a strong brand, and any failure to maintain, protect, and enhance the brand would hurt its ability to retain or expand its base of Ad-Supported Free service users, Premium service users, and advertisers.”

Intellectual Property

Our success depends in part upon our ability to protect our technologies and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, patents, copyrights, and trademarks, as well as contractual restrictions, technological measures, and other methods.

We have filed and acquired several active patent applications and issued patents in the MENA Operating Area, the United States and other countries. We continue to pursue additional patent protection, both in the United States and other countries outside the MENA Operating Area, where appropriate and cost effective. We intend to hold these patents as part of our strategy to protect and defend our technology, including to protect and defend Anghami in patent-related litigation.

Our registered trademarks include our primary mark “Anghami” and various versions of the Anghami logo. In addition, “Anghami” is registered in several jurisdictions such as the New York, UK, Switzerland, UAE, Saudi Arabia, Lebanon, Jordan and Egypt. We also have pending trademark applications in the United States, the European Union and other countries for certain Anghami marks. Finally, we have a portfolio of internet domain names, including our primary domain www.anghami.com.

In addition to the forms of intellectual property listed above, we own rights to proprietary processes and trade secrets, including those underlying the Anghami platform. We use contractual and technological means to control the use and distribution of our proprietary software, trade secrets, and other confidential information, both internally and externally, including contractual protections with employees, contractors, customers, and partners. Finally, we also have licenses with various rights holders to stream sound recordings and the musical compositions embodied therein, as further described under “— Licensing Agreements” below, as well as licenses to stream sound recordings in videos and other types of content.

Licensing Agreements

In order to stream music to our users, we generally secure rights both to the sound recordings and the musical compositions embodied therein (i.e., the musical notes and the lyrics). To secure such rights, we obtain licenses from, and pay royalties to, rights holders or their agents. Below is a summary of certain provisions of our license agreements.

Sound Recording License Agreements with Major and Independent Record Labels

We have license agreements with record label affiliates of the three largest music companies for English/International Music — Universal Music Group, Sony Music Entertainment, and Warner Music Group — as well as Merlin, which represents the digital rights on behalf of numerous independent record labels. Similarly, we have license agreements with independent labels, as well as companies known as “aggregators” (for example, Believe International).

For Arabic music we have similar license agreements in place with Mazzika, Qanawat and Watary which represent digital rights on behalf of prominent Arabic artists. These agreements typically require us to pay royalties and make minimum guaranteed payments, and they include marketing commitments, advertising inventory, and financial and data reporting obligations. The sound recording rights granted to us with respect to these agreements, generally having a duration of 1 year, constituted for over 85% of streams for the year ended December 31, 2020 (the remaining 15% is from other independent labels. These license agreements, generally are not automatically renewable and apply to the Middle East in case of the international major labels and globally for the Arabic labels and aggregators. The license agreements also allow for the record label to terminate the agreement in certain circumstances, including, for example, our failure to timely pay sums due within a certain period, our breach of material terms. These agreements generally provide that the record labels have the right to audit us for compliance with the terms of these agreements. Further, they contain “most favored nations” provisions, which require that certain material contract terms are at least as favorable as the terms we have agreed to with any other record label. As of December 31, 2020, we have estimated future minimum guarantee commitments of approximately $8,075,000. See the section entitled “Risk Factors — Risks Related to Our Business and Industry — Minimum guarantees required under certain of our license agreements for sound recordings and underlying musical compositions may limit our operations and may adversely affect its business, operating results, and financial condition.”

Musical Composition License Agreements with Music Publishers

With respect to the underlying musical compositions embodied in the sound recordings we stream, we generally secure both reproduction (“mechanical”) and public performance rights from the owners of the compositions (or their agents). In the United States, the rates we pay are for mechanical rights, a function of a ratemaking proceeding conducted by an administrative agency called the Copyright Royalty Board. The most recent proceeding before the Copyright Royalty Board (the “Phonorecords III Proceedings”) set the rates for the Section 115 compulsory license for calendar years 2018 to 2022. The Copyright Royalty Board issued its initial written determination on January 26, 2018 and set up the Mechanical Licensing Collective (The MLC). The MLC is a nonprofit organization designated by the U.S. Copyright Office pursuant to the historic Music Modernization Act of 2018. In January 2021, The MLC began administering blanket mechanical licenses to eligible streaming and download services (digital service providers or DSPs) in the United States, which Anghami opted for and obtained a Blanket License for Mechanical Rights in the US. The MLC collects the royalties due under those licenses from the DSPs and pays songwriters, composers, lyricists, and music publishers. We currently believe that the current rates will not materially impact our business, operating results, and financial condition in the US as although the US is our biggest market outside of the MENA Operating Area, it is not significant in comparison to our markets in the MENA Operating Area. However, if our business does decide to expand fully (with Arabic and International music both) in the US market, and does not perform as expected or if the rates are modified to be higher than the proposed rates, our content acquisition costs could increase and impact our ability to obtain content on pricing terms favorable to us, which could negatively harm our business, operating results, and financial condition and hinder our ability to provide interactive features in our services, or cause one or more of our services not to be economically viable in US.

In the United States, public performance rights are generally obtained through intermediaries known as PROs, which negotiate blanket licenses with copyright users for the public performance of compositions in their repertory, collect royalties under such licenses, and distribute those royalties to copyright owners. We have obtained public performance licenses from, and pay license fees to, the major PROs in the United States, including ASCAP, and are in the process of obtaining licenses from other prominent PRO, including SESAC, Inc., among others. These agreements have music usage reporting obligations and audit rights for the PROs. In addition, these agreements typically have one to two year terms, and some have continuous renewal provisions, with either party able to terminate for convenience with one to two months’ prior written notice, and are limited to the territory of the United States and its territories and possessions.

With respect to publishing rights in the MENA Operating Area, Anghami pays on the rates to various rights owners through a ratemaking process conducted on a case by case basis negotiating each license. We obtain mechanical and performance licenses for musical compositions either through local collecting societies representing publishers or from publishers directly, or a combination thereof. There are cases of publishing deals which are represented by bodies or agents which combine both Mechanical and Public Performance rights. Since in many countries in the MENA Operating Areas there are no collection societies we cannot guarantee that our licenses with the existing few collecting societies and/or our direct licenses with publishers provide full coverage for all of the musical compositions we make available to our users in such countries. As such there is a fragmented copyright licensing landscape which leads to publishers, songwriters, and other rights holders choosing not to be represented by collecting societies and that adversely impacts our ability to secure favorable licensing arrangements in connection with musical compositions that such rights holders own or control, including increasing the costs of licensing such musical compositions, or subjecting us to significant liability for copyright infringement.

From time to time, our license agreements with certain rights holders and/or their agents, including both sound recording license agreements with major and independent record labels and musical composition license agreements with music publishers, may expire while we negotiate renewals. Per industry custom and practice, we and those rights holders may continue such agreements on a month-to-month basis or enter into other short-term extensions, and/or continue to operate as if the license agreement had been extended (including by our continuing to make music available). It also is possible that such agreements will never be renewed at all. The lack of renewal, or termination, of one or more of our license agreements, or the renewal of a license agreement on less favorable terms, could have a material adverse effect on our business, financial condition, and results of operations. See the section entitled “Risk Factors — Risks Related to Our Business and Industry — Anghami depends on third-party licenses for sound recordings and musical compositions and an adverse change to, loss of, or claim that it does not hold any necessary licenses may materially adversely affect its business, operating results, and financial condition.”

We also obtain licenses directly from artists, through our Dashboard License Agreement, that contains simpler terms of the licensing agreement signed with the labels and distributors.

We opted to create new and original content as part of our Anghami Originals project, whereby we create new content for artists through collaboration agreements, in addition to hosting and producing Anghami Sessions with the artists whereby the latter performs his/her songs in a different format and set up. Anghami Originals and Anghami Sessions’ intellectual property is sometimes owned by Anghami or by the artist or even co-owned, with ownership being addressed on a case by case basis. Anghami also produces music in various forms for brands. This branded content is owned by the brands and promoted on Anghami.

Government Regulations

We are subject to many U.S. federal and state, European, Luxembourg, MENA Operating Area and other foreign laws and regulations, including those related to privacy, data protection, content regulation, intellectual property, consumer protection, rights of publicity, health and safety, employment and labor, competition, and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could harm our business. In addition, it is possible that certain governments may seek to block or limit our products or otherwise impose other restrictions that may affect the accessibility or usability of any or all of our products for an extended period of time or indefinitely.

In the area of information security and data protection, the laws in several jurisdictions require companies to implement specific information security controls to protect certain types of information. Data protection, privacy, consumer protection, content regulation, and other laws and regulations are very stringent and vary from jurisdiction to jurisdiction. In particular, we are subject to the data protection/privacy regulation under the laws of the EU.

The framework legislation at an EU level with respect to data protection currently is Directive 95/46/EC (the “Data Protection Directive”). The purpose of the Data Protection Directive is to provide for the protection of the individual’s right to privacy with respect to the processing of personal data. Each member state is obligated to have national legislation consistent with the Data Protection Directive. We are therefore subject to the local implementing rules of the European countries where we are established (for example, Luxembourg and Sweden). These local laws can impose stringent rules relating to the way in which we process personal data.

The Data Protection Directive will be superseded by the General Data Protection Regulation (“GDPR”), which came into effect on May 25, 2018. The GDPR is intended to create a single legal framework that applies across all EU member states. However, there are certain areas where EU member states can derogate from the requirements in their own legislation. It is therefore likely that we will need to comply with these local regulations in addition to the GDPR. Local Supervisory Authorities will be able to impose fines of up to 4% of annual worldwide turnover of the preceding financial year or €20 million, whichever is greater, for non-compliance. These data protection authorities will have the power to carry out audits, require companies to cease or change processing, request information, and obtain access to premises. Where consent is relied upon as the legal basis for processing personal data, businesses must be able to demonstrate that the data subjects gave their consent to the processing of their personal data and will bear the burden of proof that consent was validly obtained and can be withdrawn at any time. The GDPR implemented more stringent operational requirements for processors and controllers of personal data, including, for example, requiring enhanced disclosures to data subjects about how personal data is processed, limiting retention periods of personal data, requiring mandatory data breach notification, and requiring additional policies and procedures to comply with the accountability principle under the GDPR. In addition, data subjects have more robust rights with regard to their personal data.

Our privacy policy and terms and conditions of use describe our practices concerning the use, transmission, and disclosure of user information and are posted on our website.

Legal Proceedings

We are from time to time subject to various claims, lawsuits and other legal proceedings. Some of these claims, lawsuits and other legal proceedings involve highly complex issues, and often these issues are subject to substantial uncertainties. Accordingly, our potential liability with respect to a large portion of such claims, lawsuits and other legal proceedings cannot be estimated with certainty. Management, with the assistance of legal counsel, periodically reviews the status of each significant matter and assesses potential financial exposure. Anghami recognizes provisions for claims or pending litigation when it determines that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates. If management’s estimates prove incorrect, current reserves could be inadequate and Anghami could incur a charge to earnings which could have a material adverse effect on its results of operations, financial condition, net worth, and cash flows.

In 2019, Anghami initiated an arbitration proceeding at the Commercial Courts in Beirut against Rotana Audio and Video (“Rotana”) for breach of the provisions of the license agreement dated April 18, 2015, entered into between the Company and Rotana (the “License Agreement”), seeking to recover approximately $5.5 million as compensation for the unlawful termination of the License Agreement. All correspondences have been finalized and the award was expected to be issued. However, an unexpected delay occurred since the appointed arbitrator in this case was appointed as Minister of Justice and requested her recusal from the case. We expect that once a new government is formed, the arbitrator shall resume her duties. In October 2019, Rotana filed a suit against Anghami before Beirut First Instance Court, claiming that we have been illegally distributing content owned by Rotana without a license. In December 2019, the Beirut First Instance Court issued an order rejecting Rotana’s claim on the grounds that no infringement had occurred. Rotana appealed the First Instance Court decision before the Appeal Court, which appeal was rejected on February 25, 2020 for lack of legal grounds. Rotana has the option to file another appeal before the Court of Cassation, if it does not then the decision of the Appeal court shall be deemed final. Rotana also initiated a legal claim against Anghami before the Cyber Crime Bureau in September 2020, alleging that Anghami kept some content owned by Rotana without a license, requesting removal of the content and claiming compensation of $1 million. The general attorney of the Cyber Crime Bureau transferred the claim in front of the Criminal Judge in Beirut on February 10, 2021. The legal claim is currently pending decision. Anghami filed an administrative complaint against Rotana Audio and Video and Deezer, before the General Authority for Competition in the Saudi Arabia, alleging abuse of dominance in the Saudi Arabia in 2019. The complaint is pending before the committee.

We issued a trademark claim against the Ministry of Commerce of the Saudi Arabia, requesting annulment of the Anghami trademark registered for the benefit of Vivdville Inc., under two classes. We have also filed a claim at the Commercial Courts in Riyadh, against the Ministry of Commerce, for falsely registering the mark “Anghami” for Vivdville Inc., in Saudi Arabia. The claim is currently in the last stages of appeal at the High Court in Saudi Arabia, pending a court sitting to be assigned by the High Court. Anghami filed an opposition claim of the published mark in the UAE Trademark Office Committee for the benefit of Vivdville Inc. On September 21, 2020, the UAE Trademark Office Committee issued a decision rejecting our opposition. Anghami appealed the decision of the Ministry of Economy and filed a Grievance dismissal objection in October 2020. The appeal is currently pending.

Property and Equipment

Our headquarters are in Abu Dhabi, the capital of the UAE, at the ADGM. The ADIO, being the Abu Dhabi government’s investment attraction and development hub, has committed to providing up to approximately AED 60 million (which as of September 13, 2021 would have been approximately $16.5 million) in financial incentives to support the establishment, growth and development of our technology and research and development center in Abu Dhabi. Pursuant to the incentive programme agreement entered into between ADIO and Anghami, dated December 23, 2020, as amended on September 26, 2021. Anghami will be entitled to receive these financial incentives, in the form of rebates, only upon meeting certain performance metrics and conditions. These include, establishing the project plan (which includes setting up the new global headquarters in Abu Dhabi and moving personnel to such office), certain employment commitments and investment commitments. Based on these achievements, Anghami will have to submit quarterly financial reports and ADIO has the right to approve these reports and determine applicable rebates payable for such quarter. In addition, we have agreed to use reasonable efforts to explore a dual listing on the Abu Dhabi Securities Exchange if Anghami determines that a dual listing is in its best interest, subject to prevailing market conditions, within 18 months of entering into the agreement. We also lease regional offices in Beirut, Dubai, Cairo and Riyadh. Our computing needs are fully serviced from our cloud infrastructure. We believe that our current facilities are adequate to meet our needs for the near future and that suitable additional or alternative space will be available on commercially reasonable terms to accommodate our foreseeable future operations. However, we may expand our footprint if circumstances or business concerns warrant doing so.

Employees

As of December 31, 2021 and 2020, we had 174 and 114 full-time and part-time employees, respectively, including 5 part-time employees as of December 31, 2021 and seven part-time employees as of December 31, 2020. The following table provides a breakdown of our employee base by function as of the dates indicated:

Department	As of December 31, 2021	As of December 31, 2020
Engineering Department	61	45
Sales and Marketing	39	22
Business Development	11	4
Finance and Administration	24	14
Operations	39	29

The following table provides a breakdown of our employee base by geographic location as of the dates indicated:

Location	As of December 31, 2021	As of December 31, 2020
Abu Dhabi	60	0
Beirut	74	91
Cairo	14	7
Dubai	20	14
Riyadh	6	2

MANAGEMENT

References in this section to “we”, “our”, “us” and the “Company” generally refer to Anghami Inc. and its consolidated subsidiaries.

Management and Board of Directors

Our directors and executive officers are as follows

Name	Age	Position
Edgard Maroun	46	Chief Executive Officer, Director
Elias Habib	48	Chief Technical Officer, Chairman
Choucri Khairallah	36	Chief Premium Officer
Elie Abou Saleh	33	Chief Growth Officer
Omar Sukarieh	36	Vice President, Finance
Mary Monir Shafik Ghobrial	50	Chief Strategy and Operations Officer
Hossam El Gamal	46	Chief Brand Officer
Raja Baz	33	Deputy Chief Technology Officer
F. Jacob Cherian	56	Co-Chief Executive Officer, Director
Walid Samir Hanna	49	Director
Kaswara Saria Alkhatib	52	Director
Maha Al-Qattan	37	Director
Jana Yamani	33	Director
Klaas Baks	48	Director
Abhayanand Singh	40	Director
Fawad Tariq Khan	39	Director
Wissam Moukahal	49	Director

Edgard Maroun serves as our Chief Executive Officer. Mr. Maroun is Anghami’s co-founder and has served as Chief Executive Officer and as a member of Anghami’s Board of Directors since 2012. Mr. Maroun handles the business development and strategic partnerships among music labels, telecommunication companies, advertisers and the media. Prior to founding Anghami, Mr. Maroun was VAS Manager at PowerMeMobile, a company that engineered SMS gateways for mobile operators from 2001 to 2012. Mr. Maroun received a bachelor’s degree in law and a master’s degree in private law from the University of La Sagesse in Lebanon, a master’s degree in business administration in international business from Bordeaux Business School (Kedge) and a master’s degree in business administration from Notre Dame University, Lebanon.

Elias Habib serves as our Chief Technology Officer. Mr. Habib is Anghami’s co-founder and has served as Anghami’s Chief Technology Officer and as the chairman of its Board of Directors since 2012. Prior to founding Anghami, Mr. Habib was the co-founder and Chief Technology Officer of PowerMeMobile, since 2003. Previously, Mr. Habib served as IT Manager at Naharnet, and developed an online e-commerce store for Getforless. Mr. Habib received a bachelor’s degree in Computer Science and a master’s degree in Software Engineering from the Lebanese American University in Lebanon.

Choucri Khairallah serves as the Chief Premium Officer. Mr. Khairallah served as Anghami’s since Vice President, Business Development since February 2018. As our Vice President, Business Development, Mr. Khairallah is responsible for overseeing strategy, marketing, global partnerships, and product offerings for Anghami’s subscription business. Mr. Khairallah previously served as Business Development Manager and Product and Account Manager at Anghami. Prior to joining Anghami in 2013, Mr. Khairallah was Product Implementation Team Lead at Invigo. Mr. Khairallah holds a bachelor’s degree in Science in Electrical and Computer Engineering from the American University of Beirut and graduated with distinction in 2007.

Elie Abou Saleh serves as the Chief Growth Officer. Mr. Abou Saleh was Anghami’s Vice President, Gulf Cooperation Council since January 2019. He was responsible for strategy and advertising, and marketing and business development at Anghami. From November 2017 to March 2019, Mr. Abou Saleh was the Manager of Global Markets and Content Monetization for Snap Inc. He held the position of Commercial Director at Anghami from May 2014 to October 2017. Prior to joining Anghami, Mr. Abou Saleh was the Senior Digital Planner for MTV Lebanon from September 2012 to May 2014. Mr. Abou Saleh received a bachelor’s degree in International Business Management from Notre Dame University, Lebanon, a master’s degree in business administration, and a master’s degree in science from Notre Dame University — Bordeaux Business School, Lebanon.

Omar Sukarieh serves as the Vice President, Finance. Mr. Sukarieh has 15 years of experience in corporate accounting, finance, taxation and auditing and has been the Vice President, Finance at Anghami since December 2017. Prior to joining Anghami, Mr. Sukarieh served as Financial Manager of Nymgo, Luxembourg, from 2014 to 2017 and as Senior Consultant of PricewaterhouseCoopers, from 2012 to 2014. He also held numerous auditor and financial analyst positions from 2009 to 2012, including as consultant for a tech start-up and a financial analyst for Debbane Saikali Group. Mr. Sukarieh received a bachelor’s degree in business administration from the University of Haigazian, Lebanon, and a master’s degree in business administration from the University of Chicago — Booth School of Business. He is also a Chartered Financial Analyst Charterholder from the CFA Institute.

Mary Monir Shafik Ghobrial serves as the Chief Strategy and Operations Officer. Ms. Ghobrial served as Anghami’s Chief Strategy and Operations Officer since September 2021. Prior to joining Anghami, Ms. Ghobrial was the Chief Commercial Officer of Souq.com, which was acquired by Amazon in 2017, after which she continued working for Amazon as Director of Marketplace Expansion. Previously, Ms. Ghobrial led business development for Prodea Systems, a technology and services company, during which time she worked with leading telecommunications companies. Ms. Ghobrial received a bachelor’s degree in Business Administration from the American University in Cairo and a master’s degree in Business Administration from City, University of London’s Business School.

Hossam El Gamal serves as the Chief Brand Officer. Mr. El Gamal was Anghami’s Vice President, North Africa from March 2019 until the Closing of the Business Combination. He is responsible for the brand’s image and experience and oversees marketing, design, public relations, and customer service. He began working at Anghami in January 2016 as a Country Director in Egypt. Prior to joining Anghami, Mr. El Gamal was Marketing Director at ALZWAD Mobile Services (ZMS) from 2011 to 2015 and Head of Retail and Channel Marketing at Etisalat Telecommunication Company from 2007 to 2011. Prior to that he served as the Head Retail Operations and Marketing for Linea Fashion. Mr. El Gamal received a bachelor’s degree in Mechatronics Engineering from the Higher Technological Institute, Cairo, and a master’s degree in business administration from the University of ESLSCA Business School, France.

Raja Baz serves as the Deputy Chief Technology Officer. Mr. Baz has served as Anghami’s Deputy Chief Technology Officer since March 2019. He oversees Anghami’s teams that develop client-side offerings and the engineering team at Anghami. Prior to becoming deputy Chief Technology Officer, Mr. Baz started his career at Anghami in November 2014 as Android engineer and later became the Lead iOS Engineer in February 2015. Before joining Anghami in 2014, Mr. Baz has served as a Software Engineer for Ubanquity from 2013 to 2014, for Walking Thumbs LLC from 2012 to 2013, and for Invigo from 2011 to 2012. Mr. Baz holds a bachelor’s degree in Computer Engineering from the Lebanese American University.

F. Jacob Cherian serves as a Co-Chief Executive Officer and as a Director. Previously, Mr. Cherian served as VMAC’s Chief Executive Officer and a member of its board of directors since April 2020. Mr. Cherian co-founded and served as Chief Executive Officer and a director of I-AM Capital Acquisition Company Inc. (“I-AM”), a special purpose acquisition company, from August 2017 to February 2019. I-AM completed a $50 million initial public offering in August 2017 and completed a business combination in December 2018, listing the first e-sports company on Nasdaq (Simplicity Esports & Gaming). Mr. Cherian also served as Chairman, Chief Executive Officer and director of Millennium India Acquisition Company Inc., a special purpose acquisition company, from March 2006 to October 2013, completing a $58 million initial public offering in July 2006. Millennium India completed a business combination with SMC, an India-headquartered leading diversified financial services company with over 2,500 locations in over 500 cities serving approximately 1.7 million customers in India and the Middle East. Mr. Cherian’s prior work and experience with JP Morgan & Co., as a director at KPMG LLP and as Partner at Computer Sciences Corp., a Fortune 500 global information technology & services company spans 15 years and three continents of Europe, Middle East and South Asia. Mr. Cherian holds a B.A. in Accounting & Information Systems from Queens College of CUNY and an MBA in International Finance from St. John’s

University. He has also served as Adjunct Professor of Finance at the Tobin College of Business at St. John’s University’s MBA Program for ten years. Mr. Cherian has served as a member of the board of directors on a number of public and private and not-for profit boards

Walid Samir Hanna is the founder and chief executive officer of Middle East Venture Partners. Mr. Hanna has co-founded, invested in, led and exited several startups in the MENA region, spanning a range of industries with a focus on technology. Mr. Hanna has been active in venture capital and in new venture development for the past 19 years with over 50 venture capital investments executed since 2010. Prior to founding Middle East Venture Partners in July 2009, Mr. Hanna was the chief executive officer of Dubai International Capital’s venture arm “the Arab Business Angels Network” from July 2007 until July 2009, he served as vice president of Abraaj Capital from 2006 until 2007 and as managing partner of Orange Investment Holdings from 2001 until 2005. Mr. Hanna holds a bachelor’s degree in Economics from McGill University (Canada), and a master’s in Finance from H.E.C (France). We believe Mr. Hanna is qualified to serve on our board of directors due to his extensive financial and regional knowledge.

Kaswara Saria Alkhatib is the Chairman of Webedia Arabia Holding Ltd. and the Chief Marketing Officer of Events Center (part of General Entertainment Authority of Saudi Arabia). Mr. Alkhatib has been serving as Chairman of Webedia Arabia Holding Ltd. since 2018. Prior to that, Mr. Alkhatib joined UTURN Entertainment in 2011 and served as its Chairman from March 2013 until 2018, launched ‘Made in Saudi Films’, a production and post-production house in 2009 and served as its Chief Exeucitve Officer until 2018, and founded and served as chief executive officer of FullStop in 2002. Mr. Alkhatib holds a bachelor of technology degree in Computer Engineering from Jamiat Al-Malik Abdulaziz. We believe Mr. Alkhatib is qualified to serve on our board of directors due to his extensive knowledge and experience in the broadcasting and entertainment industries.

Maha Al-Qattan is the Group Chief People Officer at DPWorld, a leading global supply chain and logistics company. Ms. Al-Qattan joined DPWorld in 2017. She also serves as a non-executive board member of SHUAA and as an executive board member of DPWorld UAE Region, DPWorld Yarimca and Hindustan Ports Private Limited. Prior to joining DPWorld, Ms. Al-Qattan served as the Regional HRBP MEA with GE from August 2013 to March 2017 and as Senior Manager Human Resources with United Holdings prior to that. Ms. Al-Qattan holds a master’s degree in Industrial and Labor Relations from Cornell University and a Bachelor of Business Administration in Management and Human Resources from the University of Wisconsin-Madison. We believe Ms. Al-Qattan is qualified to serve on our board of directors due to her regional knowledge.

Jana Yamani leads MBC Talent, MBC Academy, and MBC Hope at Middle East Broadcasting Center (MBC). Mrs. Yamani joined MBC Group in October 2019. Prior to that she founded Outar International from December 2016 until October 2019, led Fellowships and Traineeships at Misk Foundation from August 2017 until September 2019, managed customer experience projects with Medallia from November 2015 until July 2016, and consulted for McKinsey & Company prior to that. Mrs. Yamani holds a master’s of science degree in Computation for Design and Optimization from the Massachusetts Institute of Technology and a bachelor’s degree of science in Computer Science and Mathematics from Northeastern University. We believe Mrs. Yamani is qualified to serve on our board of directors due to her knowledge and experience in the broadcasting and entertainment industries.

Dr. Klaas Baks, Ph.D. served on VMAC’s board of directors since August 2020. Dr. Baks is the Co-Founder and Director of the Emory Center for Alternative Investments and has been a finance professor at Emory University’s Goizueta Business School since September 2002. He teaches courses in private equity, venture capital and distressed investing and has been recognized with nine awards, including Emory University’s highest award for teaching excellence, the Emory Williams Distinguished Teaching Award, the Marc F. Adler Prize for Teaching Excellence awarded by alumni and the Donald R. Keough Award for Excellence. Since October 2014, Dr. Baks has served as the Atlanta Chair for Tiger 21, a peer-to-peer learning network for high-net-worth investors whose members manage more than $50 billion and are entrepreneurs, inventors and top executives focused on improving investment acumen and exploring common issues of wealth preservation, estate planning and family dynamics. Dr. Baks also serves as a director or advisor for various companies and investment funds, including American Virtual Cloud Technologies (NASDAQ: AVCT) (since July 2017) — acquired through a SPAC business combination, Buckhead One Financial (since January 2018), JOYN (from May 2017 to March 2020), Peachtree Hotel Group (since August 2016), Backend Benchmarking (since April 2018) and TWO Capital Partners (since September 2009). Dr. Baks also has served on the Investment Committee of the Westminster Schools Board of Trustees since September 2017. Prior to joining Emory University, he held positions at Fuji Bank in Tokyo, Japan, Deutsche Bank in Hong Kong and the

International Monetary Fund in Washington, D.C. Dr. Baks’s research and teaching focuses on issues in alternative investments, entrepreneurial finance and investment management, and he has published papers in numerous academic and business journals, including the Wall Street Journal. Dr. Baks studied at the Wharton School at the University of Pennsylvania, during which he spent two years at Harvard University as part of his doctoral research on the performance of actively managed mutual funds, and earned a Ph.D. in finance. He also earned a Master of Arts in economics from Brown University, a Master of Science in econometrics, cum laude from Groningen University and a diploma in Japanese language and business studies from Leiden University.

Abhayanand Singh served as VMAC’s Co-Founder and group Chief Executive Officer since April 2018 and has served as a member of our board of directors since April 2020. Mr. Singh also has served as a director of JB Ventures Group Ltd., a film financing investment company, since May 2019. Previously, he served as the co-founder and chief executive officer of Indie Muviz Pte. Ltd (“Muviz”), a digital streaming and content production company. He also has experience in the banking, private equity and asset management industries, as a managing director of Pinnacle Fund Management Ltd, an investment management company, from 2010 to 2013, and as an assistant vice president at HSBC from 2005 to 2010. Over the last six years, Mr. Singh’s companies have invested in more than 15 films and series across productions and distributions, which have been released worldwide, including in China and across several leading OTT/Digital platforms globally. Mr. Singh also serves as a director of Sidus Consulting Pte. Ltd., a management consulting company, and Muviz. Mr. Singh holds an MBA in marketing from Chetana’s Institute of Marketing & Research Mumbai and a bachelor’s degree in Business Administration from the University of Lucknow, India

Fawad Tariq Khan is the managing director at SHUAA, a leading asset management and investment banking platform with approximately $14 billion in assets under management. He joined SHUAA in 2014 and heads up its investment banking group with responsibilities for SHUAA’s advisory, capital markets and credit business lines. He also serves on the board of directors of Northacre, a London-based real estate developer, and NCM Investment Company, a global foreign exchange and commodities platform. Mr. Khan started his career at Deloitte & Touche in September 2006, based out of London, before eventually joining the Dubai office where he helped set up its Middle East debt advisory practice. Mr. Khan served on multiple public companies’ boards in the United Kingdom, UAE, Kuwait and Bahrain. He holds a Bachelor of Science in Computer Science from University College Cork and a Master of Science in Business Studies from UCD Smurfit Business School. We believe Mr. Khan is qualified to serve on our board of directors due to his extensive financial and regional knowledge as well as public company experience.

Wissam Moukahal is the General Manger of BOS Capital and General Manager of BOS Real Estate at Bank of Sharjah Group since November 2019. Prior to that, he served as Executive Chairman at Macquarie Group since 2014 following 12 years at Deloitte Middle East, of which 9 years were as audit and assurance partner. He also served as Chairman of Deloitte & Touche’s Middle East Board Advisory Committee and was the financial services industry leader for Deloitte in the UAE. He has also served as a manager in Arthur Andersen & Co for almost 7 years since October 1995. Mr Moukahal holds a bachelor’s degree of Business — Banking and Finance from the Lebanese American University. He is also a Certified Public Accountant (CPA) from the state of California. We believe Mr. Moukahal is qualified to serve on our board of directors due to his extensive financial and regional experience and knowledge.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements.

We intend to take all actions necessary for to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They are, however, subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules, if applicable based on their holdings.

Corporate Governance

We believe our corporate governance is structured to align our interests with those of our shareholders. Notable features of this corporate governance include:

•        we have a majority of independent directors, in accordance with Nasdaq rules that apply for foreign private issuers, and independent director representation on our audit, compensation and nominating committees immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•        at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and

•        we have implemented a range of other corporate governance practices, including implementing a robust director education program.

Classified Board of Directors

In accordance with our articles of association, our Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors initially appointed as Class I and Class II directors) serving a three-year term. The initial Class I directors’ term will expire at the annual general meeting approving the annual accounts for the financial year ended in 2022, the initial Class II directors’ term will expire at the annual general meeting approving the annual accounts for the financial year ended in 2023, and the initial Class III directors’ term will expire at the annual general meeting approving the annual accounts for the financial year ended in 2024.

Our initial Class I directors are Walid Samir Hanna, Fawad Tariq Khan and Wissam Moukahal.

Our initial Class II directors are Kaswara Saria Alkhatib, Maha Al-Qattan, Klaas Baks and Abhayanand Singh.

Our initial Class III directors are Elias Habib, Edgard Maroun, Jana Yamani and F. Jacob Cherian.

Independence of our Board of Directors

A majority of our board consists of independent directors and we have an independent audit committee, nominating committee and compensation committee.

Board Committees

Audit Committee

Our audit committee is responsible for, among other things:

•        meeting with our independent registered accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        reviewing our policies on risk assessment and risk management; and

•        reviewing related person transactions.

Our audit committee consists of Klaas Baks, Kaswara Saria Alkhatib and Wissam Moukahal, with Klaas Baks serving as the chair of the committee. Each of the directors who serves on the audit committee qualifies as independent directors according to the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the audit committee members qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Compensation Committee

Our compensation committee is responsible for, among other things:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with any disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.; and

•        retaining and overseeing any compensation consultants.

Our compensation committee consists of Maha Al-Qattan, Jana Yamani and Klaas Baks, with Maha Al-Qattan serving as the chair of the committee.

Nominating Committee

Our nominating committee is responsible for, among other things:

•        identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•        overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•        developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating committee consists of Fawad Tariq Khan, Maha Al-Qattan and Abhayanand Singh, with Fawad Tariq Khan serving as the chair of the committee.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk function has not negatively affected our board of directors’ leadership structure.

Compensation of Directors and Officers

Our executive compensation program reflects Anghami’s compensation policies and philosophies, as they may be modified and updated from time to time.

We will pay a retainer of $35,000 per year to our non-employee directors, $20,000 per year to the chairperson of its audit committee, $20,000 per year to the chairperson of its compensation committee and $20,000 per year to the chairperson of its nominating committee.

Eligibility and Administration

Employees or directors (including executive directors), non-executive directors or consultants of Anghami Inc. or of any member of our group are eligible to participate in the LTIP. The LTIP is administered by the Compensation Committee.

Nature of the LTIP and Form of Awards

The LTIP is an “umbrella” arrangement which, to give the Compensation Committee maximum flexibility, allows various types of award to be granted.

It is intended that the LTIP will be used to grant Performance Share Awards, Restricted Stock Awards and Market Value Stock Options to employees, non-executive directors or consultants of any member of the Group.

Performance Share Awards must be granted subject to performance targets.

Performance Share Awards and Restricted Stock may be granted in the form of nil (or nominal) cost options to acquire ordinary shares; or contingent rights to receive ordinary shares.

Market Value Stock Options will be granted as an option to acquire ordinary shares at market value.

Individual limits

The LTIP contains individual limits which provide that the market value of ordinary shares that may be granted under award to any one awardholder in any financial year of Anghami Inc. cannot exceed 200 per cent of annual base salary.

Source of Ordinary Shares and dilution limits

Awards are satisfied by newly issued ordinary shares.

The aggregate number of ordinary shares which may be issued or transferred pursuant to awards under the LTIP shall be equal to 1,288,000 ordinary shares, which is approximately equal to 5% of our total issued share capital in issue at the time.

Grant of awards

The Compensation Committee may, in its absolute discretion, determine which participants (if any) will be selected for the grant of an award. The Compensation Committee may consider recommendations made by our executive directors as to which participants should be selected. Awards may then be granted to selected participants at any time.

No Award may be made in breach of any Dealing Restriction.

No Award may be made after February 3, 2032.

Performance targets

Performance Share Awards will always be subject to performance targets.

Performance targets are defined as any performance-related condition(s) relating to the performance of any one or more of Anghami Inc., a Subsidiary, a division and/or the awardholder measured over the applicable performance period specified for the relevant award.

The Compensation Committee has the discretion to reduce the number of ordinary shares that vest to ensure that the vesting outcome is appropriate in light of the underlying business performance of the Group.

The Compensation Committee may amend a performance target if an event occurs which causes the Compensation Committee to consider it appropriate to do so. The amended performance target shall not be materially more or less demanding to satisfy than the original performance target was when first set and must be a fairer measure of performance than the original performance target.

Vesting of awards

Performance Share Awards will normally vest on the third anniversary of grant, subject to the satisfaction of the performance targets. Restricted Stock Awards will vest on such dates as the Compensation Committee may determine on or before the grant of the awards. Market Value Stock Options will vest on such dates as the Compensation Committee may determine on or before the grant of the awards. On or before the grant of an award, the Compensation Committee shall determine whether the award shall be subject to a post-vesting holding period. If so, and to the extent that the Compensation Committee considers it appropriate, the Compensation Committee shall also determine the basis upon which the post-vesting holding period will operate.

Leaving employment

If an awardholder leaves employment with the Group his award will lapse unless he is a “good leaver”.

An awardholder will be a “good leaver” if the reason for leaving is death, ill-health, injury, disability, redundancy, retirement, the transfer of the employing business or company, or otherwise at the discretion of the Compensation Committee.

If the awardholder is a good leaver then any awards shall vest on the date on which they would have vested had the cessation not occurred subject to any performance targets being satisfied and, unless in exceptional circumstances the Compensation Committee determines otherwise, taking into account a time pro-rata reduction to reflect the period of time between grant and cessation relative to the length of the vesting period.

Corporate events

In the event of a takeover of Anghami Inc., awards shall vest early subject, unless the Compensation Committee determines otherwise, to a Time Pro-Rata Reduction.

If we are or may be affected by a demerger, delisting, special dividend or other event which, in the opinion of the Compensation Committee, would affect the market price of a Share to a material extent, the Compensation Committee may allow Awards to Vest at such time as it sees fit.

If there is an Internal Reorganisation and awardholders are invited to accept an exchange of awards, or the Compensation Committee determines that there will be an automatic exchange of awards, awards shall not vest as a result of the Internal Reorganisation, and at the end of the period in which awardholders may accept such an invitation or upon an automatic exchange of awards (as applicable), the awards shall lapse in full.

Rights attaching to ordinary shares and transferability

Ordinary shares allotted or transferred under the LTIP will rank alongside shares of the same class then in issue. We will apply to the Securities and Exchange Commission for the listing of any newly issued ordinary shares. Awards are not transferable (except on death) and are not pensionable benefits.

Amendment

The Compensation Committee may amend the LTIP in any respect.

However, no alteration or amendment may be made to any of the provisions of the LTIP if it would adversely affect the rights of an existing awardholder, except where the alteration or amendment has been approved by the awardholder who would be adversely affected by the alteration or amendment.

All alterations and amendments to the LTIP are subject to any approvals required pursuant to the rules of the applicable stock exchange or any listing, regulatory or governmental authority and taking into account any exemptions provided by such rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Historical Financial Data of Anghami” and our consolidated financial statements and related notes included elsewhere in this prospectus.    This discussion and analysis reflects our historical results of operations and financial position, and, except as otherwise indicated below, does not give effect to the completion of this registration. This discussion contains forward-looking statements based upon current plans, expectations, and beliefs involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to various factors, including those set forth under “Risk Factors” and in other parts of this prospectus.

Overview

We are a technology-driven mobile-first music platform that offers listeners in the MENA Operating Area unlimited Arabic and international music to stream and download.

Today we are the leading music-streaming platform in the MENA Operating Area. We partner with mobile telecom operators across the region, have direct relationships with 36 Telcos, and with MBC group, the largest media group in the MENA Region, and utilize these relationships and our business plan to fuel growth and boost customer acquisition. We digitize local Arabic music catalogs and also offer innovative social features allowing users to chat and meet locally. Furthermore, built on 56 million user data points, we utilize our artificial intelligence (“AI”) and machine learning algorithms, to predict user behavior, capture investment returns and spur product development. With an Arabic speaking population of over 400 million worldwide, we plan to continue to expand our user base globally and invest in delivering a unique music streaming experience.

We offer more than 57 million songs to more than 70 million registered users with close to 9 billion streams per year as of December 2020. We currently monetize our service through both subscriptions and advertising. Our Premium service users numbered 1.42 million and our Ad-Supported free service users were 7.14 million as of December 31, 2020. The Premium service and Ad-Supported users support each other’s growth, and we leverage the Telco’s strong marketing capabilities to drive acquisition of new Premium subscribers. Our Premium service and Ad-Supported free service and revenue have continued to grow since inception although from 2019 to 2020 our Ad-Supported revenue has decreased due to the COVID-19 pandemic.

We have long standing business relationships within the music industry, locally in the MENA Operating Area and globally with the major music labels including Universal Music Group, Sony Music Entertainment, Warner Music Group and the Merlin Network. We also have licensing agreements with thousands of independent labels to provide users with legal access to a vast catalog of music.

Our investors currently include leading MENA financial investors including venture capital firms, private equity firms and strategic shareholders, including MBC group, a Saudi-owned media conglomerate, and other leading telecommunications companies.

Recent Developments

Live Radio

On May 4, 2021, we announced the launch of Live Radio, an innovative music and voice real-time audio experience that enables users to tune in, listen to music and interact via text messaging and audio in real time collectively. Fully developed in-house by Anghami, this is a cutting-edge social audio service that allows users to enjoy music together, sharing conversations and more.

Virtual Concerts

Additionally, we have built full capabilities to stream virtual concerts live with the ability to sell tickets on our platform via credit cards and mobile carrier billing. Top Arabic artists that had their concerts streamed live on our platform include Amr Diab, Yara, and Adonis.

The Business Combination

On March 3, 2021, Anghami entered into the Business Combination Agreement with VMAC, us, Anghami Merger Sub and Vistas Merger Sub. The Business Combination is a reverse merger between VMAC and Anghami whereby Anghami shareholders became the largest group of shareholders of the newly established entity, Anghami Inc. Upon the completion of the merger, we listed on Nasdaq under the ticker symbol “ANGH.” As part of the Business Combination and upon the completion of the merger, we raised at $40.56 million through a committed PIPE (Private Investment in Public Equity) investment.

Impact of COVID-19

The COVID-19 pandemic had a significant negative impact on our business and that of our customers. The direct impact on our business, beyond disruptions in normal business operations, was driven by the reduced spending of major advertisers and consumer spending on discretionary items, which in turn adversely affected our revenue from both Ad-Supported subscriptions and Premium subscriptions. During the six months ended June 30, 2021 many of our advertisers have increased their advertising budget and there has been a recovery in this segment. As a result of the COVID-19 pandemic, artists and other content creators have experienced delays or interruptions in their ability to create and release new content on the platform. The decrease in the amount or quality of content available on Anghami’s platform has adversely affected user engagement and our financial performance during the year ended December 31, 2020. The COVID-19 pandemic also delayed our fundraising process to the last quarter of 2020. The ultimate impact of COVID-19 on our financial performance and results of operations will depend on numerous evolving factors that we may not be able to accurately predict, including the duration and scope of the pandemic, the impact of the pandemic on economic activity, and actions taken by governments, businesses, and individuals in response to the length of time that these disruptions exist.

Corporate Social Responsibility Strategy

Giving back to our community and caring for the locals is in our DNA. In addition to our innovation, what sets us apart is our corporate social responsibility and our 2020 was full of charitable events that made a positive impact on our community and local people. See the section entitled “— Corporate Social Responsibility Strategy” below.

Key Components of Our Operating Results

Revenue.

We operate and manage our business in two reportable segments: (1) Premium service, branded as Anghami Plus, which accounts for around 81% of the revenues during the fiscal year ended December 31, 2020 and 77% during the six months ended June 30, 2021, and (2) Ad-Supported, consisting of advertising revenue generated from Ad-Supported free service, which accounts for 19% of the revenues during the fiscal year ended December 31, 2020 and 23% during the six months ended June 30, 2021. We identify these lines of businesses based on the organizational units used by management to monitor the performance and other key aspects of our business in order to make operational decisions, including but not limited to the type of subscriber, the channel of subscribing customer (direct subscriptions, app stores or Telcos (Business to Customer (“B2C”) or B2B), the type and volume of the content consumed, the intellectual property (“IP”) owners of the consumed content, the country of the subscribing customer, research and development and capital allocations.

Premium Subscriptions.    Our Premium service segment provides paid subscribers with a commercial free streaming experience, unlimited access to online streaming content and unlimited downloads across various devices. In addition, Premium subscribers can download encrypted music and have access to exclusive contents and pre-releases. As of December 31, 2019 and 2020, and June 30, 2021, we had approximately 1.37 million, 1.42 million and 1.33 million Premium subscribers, respectively. New Premium subscriber growth is driven by conversion of Ad-Supported and free trial users. Premium subscribers are split into two groups. First, direct subscription, which includes subscribers who subscribe via Apple Store, Google Play Store, Paypal, our website or through prepaid subscription cards. Second, Telco subscription, which includes subscribers who subscribe via the Telco network. We have two types of subscribers through the Telco network: (1) B2C subscribers who choose to subscribe to Anghami Plus (our Premium service) and pay their subscription through their mobile carrier billing, and (2) B2B subscribers to whom we sell bulk subscriptions at a discount to the Telcos, which in return bundle our subscription with other services and sell the bundled plan to their users. We received an average monthly revenue of $163,000 from the B2B subscriptions in the fiscal year ended December 31, 2020 and $159,195 during the six months ended June 30, 2021.

Ad-Supported Revenue.    Without a subscription fee, our Ad-Supported free service users are provided with limited access to on-demand online streaming content with audio or video advertisements played intermittently. We generate revenue from charging the brands a fee on cost per minute (“CPM”) basis of the display, audio and video advertising. The fee rate varies across countries and regions. In addition, we sell branded content to advertisers where we customize audio and music video contents for brands that wish to release songs featuring their brands. Among the brands that we worked with are PepsiCo and OmanTel. Revenue from our Ad-Supported segment is impacted by the profile of our Ad-Supported free service users, our ability to reach the target audience with respect to the advertisers and in the geographic markets in which we operate.

Cost of Revenue.

Cost of revenue consists mainly of royalty costs, publishing rights costs, processing fees and technology infrastructure.

Content acquisition and royalty costs.    Our content cost makes up approximately half the total cost of revenue for the year ended December 31, 2020 and the six months ended June 30, 2021. We pay the content cost, which mainly represents royalty fees, to music labels for the right to stream their content on our platform. For the Ad-Supported segment, the content cost is driven by the number of streams per label, net proceeds from advertising revenue and the per stream rate. For the Premium service segment, the content cost is dependent on the number of subscribers, the number of streams per label, the rate per subscriber, the rate per stream and revenue per subscriber. Rates per subscriber and rates per stream vary by country and region. The cost of labels are calculated per country on a monthly basis. In certain cases, our negotiated rates are dependent on meeting certain key performance indicators (“KPI”s) like growth of subscribers or implementing content usage restriction on Ad-Supported users. Certain content cost agreements require a minimum annual guarantee to be paid by us representing approximately 50% of our content cost, currently estimated at $11,104,167 at June 30, 2021. This minimum guarantee is renegotiated annually and is typically recouped against monthly calculated costs, but not always. In certain cases, we might not recoup the full minimum guarantee which will result in higher content cost and lower gross profit margin. The un-recouped balances have not been significant to date.

Publishing Rights Cost.    Publishing rights are comprised of mechanical licensing and public performance licensing. Mechanical rights grant its holder the right to reproduce and distribute copyrighted musical compositions while public performance rights enable songwriters, composers and music publishers to have the exclusive right to play and authorize others to play their music under copyright laws. Similar to content cost, we negotiate with Performing Rights Organizations (“PRO”s) on rates, minimum guarantees, and settlement terms for mechanical and public performance rights. PROs are organizations that track, license, and pay for songwriters and publishers their royalties.

Processing and Agency Fees.    We incur significant processing fees relating to app stores such as Apple Store and Google Play and through the revenue sharing agreements with Telcos. Credit card usage is low in the MENA Region, so we partnered with the leading Telcos in the region to utilize their network as a payment processing solution. Similar to the app store fees, Telcos’ revenue sharing agreements stand at approximately 30% of the revenue generated from subscribers through the Telco network.

Technology Infrastructure Costs.    These costs relate to the cloud computing and server rental expenses.

Amortization of intangible assets.    Cost of revenue also includes amortization of intangible assets relating to the product development, including part of the engineers’ salaries (see the section entitled “— Key Components of Our Operating Results — Cost of Revenue — Research and Development” below) and costs related to new song creations. Since 2017, we have created more than fifty original songs in which we partner with top and rising artists to create a new song or remix an existing song. The cost to create a new song including lyrics, mixing and mastering, artist fees and production costs are capitalized under intellectual property. Once released, the capitalized cost is amortized on a double declining method over three years with 5% salvage value.

Research and Development.    We invest heavily in research and development. We have been focused on creating distinctive application features that enhance user experience and increases user engagement on the platform, such as unique features like live radio, chats, and stories. We capitalize as product development part of our engineering cost. Capitalized cost is amortized on a straight-line basis over a five-year period and reported under the cost of revenue. In 2020, we capitalized 52% of engineering salaries related to major enhancement of existing functionality or development of new features like live radio and daily and offline mixtapes, an increase from the 42% capitalization in 2019. In the six months ended June 30, 2021, we capitalized 40% of engineering salaries. Time spent by engineers on research of new features or managing day-to-day operations like content ingestion, Telco integrations and reporting are expensed as part of monthly employee expenses.

Marketing and Branding Expense.    This includes all the digital and social media campaigns, television, offline and outdoor campaigns utilized to promote our brand recognition, user acquisition and user retargeting. It also includes all software subscriptions needed for marketing such as appearance of Anghami on search engines as well as marketing research needed for developing growth and acquisition strategies.

Advertising.    Advertising expenses consist of fees paid to advertising and branding agencies to promote and sell ad campaigns to regional and international brands on our platform. We partner with the largest digital ad agency in the MENA Region.

General and Administrative.

General and administrative expenses consist mainly of employee compensations, share-based compensation expense, consulting and professional fees and depreciation. Employee compensation includes salaries and benefits of finance, accounting, legal, analytics, and operations teams. Consulting and professional fees are related to legal, audit, and tax advisory. After the Business Combination, we will be implementing additional procedures and processes to address standards applicable to public companies. Accordingly, we expect to incur additional fees relating to directors’ fees, director liabilities insurance, reporting requirements of the SEC, Nasdaq listing fees, increased audit and advisory fees and hiring additional accounting, legal, compliance and administrative staff. We also expect to incur one-time deal related fees including special audit fees, filing and legal advisory fees related to the Business Combination. We have incurred $2 million for the total advisory, legal and other fees in preparation of the Business Combination and expect to incur an additional $12 million in cash for financial advisers’ fees, legal fees, research and media coverage, and advisory fees, which will be paid from the proceeds received as part of the Business Combination.

Key Performance Indicators (unaudited)

In addition to the IFRS financial metrics that we regularly monitor, we also monitor the following metrics to evaluate our business, measure our performance and identify trends affecting our business. The metrics provided below are unaudited and were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the applicable guidelines for the preparation and presentation of financial statements. The metrics provided below may not be comparable to metrics issued by other issuers or competitors.

Active Users

We track active users as an indicator of the size of the audience engaged with our platform. Active users are the users who used our app for at least once over a three month look back period from the period-end reported. We use the three month period because we have strong seasonality of music consumption in the MENA Operating Area due to major holidays. For example, users consume less contents during Ramadan, the Muslim holy month, while music activity increases drastically in December. Active users number dropped in 2019 due to the loss of a partnership with a major label and the new competition from international players, and increased in 2020 as many churned users returned to our platform from our successful retargeting campaigns. We believe that there is a large potential of user acquisition capacity in Saudi Arabia and Egypt where our market share is less than 10% of the total addressable market with the target population aged 10-50 years old who have access to the internet. The table below sets forth our active users as of December 31, 2019 and 2020, and as of June 30, 2020 and 2021.

	December 31, 2019	December 31, 2020
Active Users (at period-end)	14,711,073	18,354,766

Active users decreased in the six months ended June 30, 2021 as compared to December 31, 2020, due to the decrease in marketing spending and the holy months of Ramadan which occurred between mid-April 2021 and mid-May 2021. Active users increased by 20% between June 30, 2020 and June 30, 2021 reflecting the overall improvement in user activity and retention.

	June 30, 2020	June 30, 2021
Active Users (at period-end)	11,102,209	13,311,040

Premium Subscribers, Conversion and ARPU

We define Premium subscribers as users who have completed registration on our platform and activated a payment method for Premium services. Premium subscribers include subscribers who are within a grace period of up to 30 days after failure to pay their subscription fee as well as free trial users. We define the Premium average revenue per user, or ARPU, as the monthly measure of total Premium subscription revenue earned during a specific month, divided by the total number of Premium subscribers over the period of that specific month, that contributed towards the monthly revenue. Premium subscribers at the month-end are counted without duplication, that is, if a single subscriber has subscribed to different plans over the month, that subscriber is counted as one single subscriber. Free trial users are not counted for the purposes of ARPU. Total Premium subscription revenue includes revenue earned from all types of Premium subscribers (daily, weekly, monthly, semi-annual and annual) and is calculated on an accrual basis excluding any unearned revenue at month-end. We have one of the highest Premium subscribers’ conversion rates in emerging markets, exceeding 20% in 2020, driven by our marketing efforts and a strong partnership with Telcos, who launch seasonal SMS campaigns to entice users to subscribe to our Premium services. Conversion rate means the total number of Premium subscribers (daily, weekly, monthly, semi-annual, annual and free trial users) across all Premium subscription plans that contributed to the Premium revenue in any given month divided by the number of MAUs for that month. Daily Premium subscribers are those subscribers who subscribe to our daily Premium plan (meaning the subscription covers one day), whereas monthly Premium Subscribers are those who subscribe to our monthly Premium plan (meaning the subscription covers one month). Premium subscribers includes subscribers to all types of Premium plans (daily, weekly, monthly, semi-annual and annual). Starting 2018, we have focused on increasing daily premium subscribers as a starting point for our users to try our Premium services, and then incentivize them to convert into monthly Premium subscribers through long term offers, free trials and discounts. Through these efforts, we have increased our ARPU from $1.73 for the month ended December 30, 2019 to $2.26 for the month ended December 31, 2020 while maintaining the same subscribers base.

Number of Premium Subscribers decreased in June 2021 primarily due to a decrease in daily subscribers who have an ARPU (with respect to daily subscribers only) of less than $0.5 per month. However, ARPU increased by 7.8% in June 2021 compared to June 2020 due to continued focus on optimization whereby daily and weekly subscribers were converted to monthly Premium Subscribers. This has also resulted in an increase in number of monthly paying Premium Subscribers by 135,609 subscribers or 17.5% in June 2021 compared to June 2020.

The tables below set forth our Premium subscribers, monthly Premium subscribers, ARPU and our direct integration from Telco users for the months of December 2020 and December 2019 and for the months of June 2020 and June 2021, respectively.

	Month ended December 31, 2019	Month ended December 31, 2020
Premium Subscribers	1,373,601	1,416,521
Monthly Premium Subscribers	746,699	797,984
Premium Average Revenue Per User	$1.73	$2.26
Direct Telco Integrations (at year end)	30	35

	Month ended June 30, 2020	Month ended June 30, 2021
Premium Subscribers	1,402,984	1,329,261
Monthly Premium Subscribers	776,584	912,193
Premium Average Revenue Per User	$1.9	$2.1
Direct Telco Integrations (at period end)	33	37

Unit Economics and EBITDA

We measure our efficiency by the rate of investment, or ROI, on marketing expenses, defined as our total annual revenue divided by the total annual amount of sales, branding and marketing expenses. We optimized our limited marketing budget by leveraging our expertise, and data across different marketing channels, such as Facebook, Instagram or app stores, and across different countries to attract new users in various demographics. Our ROI increased significantly from 3.8 times in 2019 to 5.8 times in 2020. The table below sets forth our average ROI on marketing expense for the years ended December 31, 2019 and 2020.

During the six months ended June 30, 2021, we continued our strategy of optimizing our limited marketing budget which increased our ROI to 5.1 times compared to 4.5 times in the six months ended June 30, 2020. EBITDA decreased in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, due to the increasing employee-related expenses, travel and transaction related expenses.

The tables below sets forth our average ROI on marketing expense for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021, respectively.

	Year ended December 31, 2019	Year ended December 31, 2020
ROI on marketing expense	3.8X	5.8X
EBITDA	$(3,937,893)	$(1,124,900)
	Six months ended June 30, 2020	Six months ended June 30, 2021
ROI on marketing expense	4.5X	5.1X
EBITDA	$(1,436,080)	$(3,602,655)

User Engagement

We focused on maintaining strong user engagement during 2020 and the six months ended June 30, 2021 to minimize churn and increase Premium conversion. Despite the economic and operational challenges from COVID-19, we maintained a stable average daily streaming time for Premium subscribers in 2019, 2020 and the six months ended June 30,2021. The average streaming time remained stable at 1.25 hours for Premium subscribers and 45 minutes for Ad-Supported users. We achieved this through both our technology and content marketing initiatives. On the technology front, we launched new features such as live radio that enables broadcasters to stream their playlists and songs to their followers live. We also improved our machine learning algorithm so more users listened to the playlists recommended by the platform. On the content marketing initiatives front, we launched multiple initiatives like live events with artists, partnerships with top international DJs such as Marshmallow to create exclusive playlists on Anghami to attract new users and building music communities across the MENA Operating Area. We define churned subscriber as a monthly paying subscriber who churned from his or her Premium subscription during a given month and did not recover later during the same month or the 30 days following the churn date. Churn rate is defined as the percentage of monthly Premium subscribers who stopped paying Premium fee in the 30-day look back period from the indicated period end, out of the total Premium subscribers. The churn rate remained relatively stable between December 31, 2020 and June 30, 2021. The tables below set forth the churn rate for the months ended December 31, 2019 and 2020, and June 30, 2020 and 2021, respectively.

	Month ended December 31, 2019	Month ended December 31, 2020
Churn Rate	6.4%	5.9%
	Month ended June 30, 2020	Month ended June 30, 2021
Churn Rate	7.3%	6.0%

Arabic Content and Originals Creation

We stand out for our strong local Arabic content and user base. For the years ended December 31, 2019 and 2020, Arabic songs streaming time on our platform stabled at approximately 45% and increased to 48% in the six months ended June 30, 2021 of total streams, although Arabic catalogue represented only 1% of Anghami’s total song library, and new Arabic releases were low in 2020 compared with international counterparts. We believe this represents an opportunity to invest in Arabic content creation, which has generated a high ROI. Since the beginning of 2018, we have created more than 50 original Arabic songs that generated an ROI of 60% on our production cost with the best successes from Arabic and international remixes. Not only has it built a foundation for strong relationships with international labels, creating Arabic contents will also be a cornerstone of our growth strategy and a key differentiator for us.

Results of Operations

Our performance in 2019 was strong; revenues increased by more than 35% with strong growth across both of the Premium and Ad-Supported segments, driven by increased conversion of Premium subscribers and increased revenue from the advertisers on our platform. We increased the conversion rate by introducing more plans, bundles and signing agreements with new Telcos. Furthermore, we introduced new advertisement tools that attracted new brands with higher advertising budgets, resulting in revenue growth of more than 30% for Ad-Supported segment.

Although 2020 started with several challenges, we have strived to increase our Premium subscribers despite the significant reduction in the advertisement revenue and our reduced marketing spending of our own brand. We reacted proactively to the pandemic and adjusted our business plan for the remaining of 2020 to adapt to our capital constraints and expected revenue decline. In March 2020, we launched a cost saving initiative to preserve our cash flows whereby we cut spending on marketing and branding expenses by 36%. In addition, we reduced our headcount by 10% and implemented salary cuts to reduce salary expenses by more than 20%. Salary cuts were effective between March and September 2020. We focused all our efforts on converting our free Ad-Supported users to Premium users. We succeeded in maintaining our 2020 revenues almost flat with 2019.

In 2020, our Premium subscription revenue increased by 7%, offset by the 28% drop in our Ad-Supported revenues. Our Premium segment performed well in 2020. Monthly Premium subscribers (which includes free trial subscribers) increased in 2020 by approximately 7% as compared to the month of December 2019. In addition, the ARPU also increased for the month of December 2020 by more than 30% as compared to the month of December 2019, mainly due to the increase in the number of monthly Premium subscribers, who have a higher ARPU compared to daily and weekly subscribers, and a decrease in the number of daily subscribers. Free trial users are not counted for the purposes of ARPU and therefore the denominator used in calculating the ARPU is smaller than it would be if these free trial users were included. The average ARPU for the fiscal year 2020 of $1.85 increased by 13.5% compared to the average ARPU of $1.63 for the fiscal year 2019, while the average number of Premium subscribers for the fiscal year 2020 decreased by 7.0% compared to the average number of Premium subscribers for the fiscal year 2019. We believe this is a clear testament to the strength of Anghami’s music streaming service that continues to spur the shift in user behavior towards subscribing to our Premium services.

Our performance in 2020 across our geographic markets was mixed. Saudi Arabia was the strongest market where revenues grew by 6% driven by the increased Telco subscribers, followed by a slight increase of revenues from Egypt driven by the growth in Ad-Supported revenues. The UAE market saw a 16% decline in revenue in 2020 as compared to 2019 due to lower Ad-Supported revenues in 2020.

In the six months ended June 30, 2021, our Premium subscription revenue increased by 3% and our Ad-Supported revenue increased by 67%. Our Premium segment remained stable despite the limited growth-marketing spending and the Monthly Premium subscribers (which includes free trial subscribers) increased by approximately 17% as compared to the month of June 2020. In addition, the ARPU also increased for the month of June 2021 by more than 10% as compared to the month of June 2020, mainly due to the increase in the number of monthly Premium subscribers, who have a higher ARPU compared to daily and weekly subscribers. The average ARPU for the six months ended June 30, 2021 of $1.89 increased by 10% compared to the average ARPU of $1.72 for the six months ended June 30, 2020, while the average number of Premium subscribers for the six months ended June 30 2021 decreased by 4% compared to the average number of Premium subscribers for the six months ended June 30, 2020.

During the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, UAE was the strongest geographic market where revenues grew by 19% driven by the growth in Ad-Supported revenues, followed by Egypt with 18% driven by increase in number of monthly Premium subscribers and the Ad-Supported revenues. The Saudi Arabia market saw a 10% decrease in revenue due to decrease in number of Premium subscribers.

Revenue

	Year ended December 31,		Change from 2019 to 2020
	2020	2019
	USD	USD	USD	%
Revenue from Premium Subscriptions	24,715,271	23,211,281	1,503,990	7%
Revenue from Advertisement	5,803,085	8,016,368	(2,213,283)	(28)%
TOTAL	30,518,356	31,227,649	(709,293)	(2)%
	Six months ended June 30,		Change from 2020 to 2021
	2021	2020
	USD	USD	USD	%
Revenue from Premium Subscriptions	12,631,198	12,322,424	308,774	3%
Revenue from Advertisement	3,719,759	2,233,856	1,485,903	67%
TOTAL	16,350,957	14,556,280	1,794,677	12%

Revenue from Premium Segment.

For the year ended December 31, 2020, revenue from Premium segment comprised 81% of our total revenue. Compared with 2019, the revenue from Premium segment increased by $1.5 million, or 7%. The increase was due to an 7% increase in the number of monthly Premium subscribers, driven by our strong initiative to convert the Ad-Supported users into Premium subscribers. In addition, the revenue from Premium Subscriptions was positively impacted by the 30% increase in the ARPU during the month ended December 31, 2020, primarily driven by an increase in subscription rates and a change in user mix from daily subscribers to monthly subscribers.

Revenue from Premium segment remained relatively stable in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The 5.3% decrease in the total number of Premium subscribers was countered by a 17.5% increase in monthly Premium subscribers and a 10% increase in ARPU during the month ended June 30 2021, primarily driven by a change in user mix from daily subscribers to monthly subscribers. During September 2021, our subsidiaries, Anghami FZ, LLC and Anghami KSA Co., also entered into certain promotion agreements with Souq.com FZ-LLC and Afaq Q-Tech General Trading Co, respectively, in connection with their participation in the Amazon Prime program, which allows them to offer certain promotions, including a discounted subscription to the “Anghami Plus” program, to certain Amazon Prime members, subject to certain terms and conditions. In addition, We have entered into a business relationship with a Telco in Iraq. We believe that these new initiatives will enable us to further penetrate key markets in the MENA Operating Area and increase our conversion rate.

Revenue from Ad-Supported Segment.

For the year ended December 31, 2020, the revenue from Ad-Supported segment comprised close to 19% of our total revenue. Compared with 2019, the revenue from Ad-Supported segment decreased by $2.2 million or 28%. The significant drop was due to the global economic crisis caused by COVID-19 pandemic that has caused a significant decline in our advertisers’ marketing budgets.

Revenue from Ad-Supported segment increased by 67% during the six months ended June 30, 2021 compared to the six months ended June 30, 2020 as the market began recovering from the COVID-19 pandemic. Brands are spending more and live events like Riyadh Season in Saudi Arabia and Expo 2020 in UAE are attracting big marketing budgets on all platforms. Revenue in the six months ended June 30, 2021 includes $438,379 in revenues from content promotion and music and audio production compared to $185,568 in the six months ended June 30, 2020. In addition, direct ads sales increased to $376,673 in the six months ended June 30, 2021 as compared to zero in the first six months of 2020.

Cost of Revenue

	Year ended December 31,		Change from 2019 to 2020
	2020	2019
	USD	USD	USD	%
Content acquisition and royalty costs	10,925,371	10,587,476	337,895	3%
Payment processing and agency fees	6,819,022	6,724,381	94,641	1%
Publishing rights	1,675,002	1,188,985	486,017	41%
Technology infrastructure costs	2,152,996	2,237,593	(84,597)	(4)%
Amortization of intangible assets	623,276	437,256	186,020	43%
Online and other costs	150,854	145,925	4,929	3%
TOTAL	22,346,521	21,321,616	1,024,905	5%
	Six months ended June 30,		Change from 2020 to 2021
	2021	2020
	USD	USD	USD	%
Content acquisition and royalty costs	6,365,145	5,362,266	1,002,879	19%
Payment processing and agency fees	3,207,371	3,448,223	(240,852)	(7%)
Publishing rights	1,224,784	777,033	447,751	58%
Technology infrastructure costs	1,067,857	1,048,970	18,887	2%
Amortization of intangible assets	366,686	298,744	67,942	23%
Online and other costs	95,142	56,203	38,939	69%
TOTAL	12,326,985	10,991,439	1,335,546	12%

Content acquisition and royalty costs

Content acquisition and royalty costs have increased by $0.35 million or 3% during the year ended December 31, 2020 compared to 2019. The increase was driven primarily by the 7% increase in the number of monthly Premium subscribers, which led to more content acquisitions and a higher cost for such content acquisition. The increase in the six months ended June 30, 2021 was driven by increased cost per Premium subscriber charged by major international labels.

Payment processing and agency fees

Payment processing and agency fees represent 29% of total subscription revenue in 2019 compared to 27.5% in 2020. The cost remained relatively stable during the year ended December 31, 2020 compared with 2019, driven by the lower negotiated fees from our revenue share agreements with key Telcos.

Between the six months ended June 30, 2020 and the six months ended June 30, 2021, revenue processed through credit cards increased by 267% and Telco B2B revenue increased by 70%. Credit card fees are significantly lower than the payment processing fees charged by Telcos on B2C revenue and App stores and revenue generated from Telco B2B is not subject to any payment processing and agency fees. This change in revenue mix between the two periods resulted in a 7% decrease in agency fees.

Publishing rights

Publishing rights cost has increased by $0.5 million or 41% during the year ended December 31, 2020 compared to 2019 and $0.5 million or 58% during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in publishing rights is a natural result from the growth and maturing of the MENA Region music industry. From 2018, after the global streaming platforms like Spotify, Deezer and YouTube Music entered the MENA Region, the global PROs have started negotiations on the artists’ royalties relating to mechanical and public performance licensing. We completed the negotiations with leading PROs in first quarter of 2021 and recorded an adjustment in the year ended December 31, 2020 relating to historical publishing rights costs.

Technology infrastructure costs

During the year ended December 31, 2020, technology infrastructure cost decreased by $84,597 or 4% as compared to 2019. The slight decrease is driven by the optimization in our technology infrastructure and long terms deals signed with our technology partners that decreased our unit cost. Technology infrastructure cost slightly increased during six months ended June 30, 2021 compared to six months ended June 30, 2020 as a result of scaling up new product features such as the live radio and live concerts.

Amortization of intangible assets

Amortization of intangibles assets increased by $186,020 or 43% during the year ended December 31, 2020 compared to 2019. Intangible assets, include the costs of application development and original content creation, have increased by $0.8 million during the year ended December 31, 2020, which resulted in a higher amortization cost. The increase in capitalized intangible assets is normal as we invest heavily into research and original content creation and is expected to continue in the future as new features are added to the platform and new proprietary content is developed in-house. During the six months ended June 30, 2021, amortization costs increased by 23% compared to the six months ended June 30, 2020 mainly as a result of relocating the majority of our engineering staff to Abu Dhabi resulting in higher cost of application development thus higher amortization cost.

Online and other costs

Online and other costs increased by $4,929 or 3% during the year ended December 31, 2020 compared to 2019. This mainly includes the software subscriptions cost utilized by the engineering team. Online and other costs increased in the six months ended June 30, 2021 compared to the six months ended June 30, 2020 as a result of scaling up new features such as live radio and live concerts.

Gross Profit and Gross Margin

	Year ended December 31, 2020	Year ended December 31, 2019	Change	Change
	USD	USD	USD	%
Premium segment
Revenue	24,715,271	23,211,281	1,503,990	7%
Cost of revenue	(18,772,861)	(16,811,459)	1,961,402	12%
Gross profit	5,942,410	6,399,822	(457,412)	(7)%
Gross margin	24%	28%

Ad-Supported segment
Revenue	5,803,085	8,016,368	(2,213,283)	(28)%
Cost of revenue	(3,573,660)	(4,510,157)	(936,497)	(21)%
Gross profit	2,229,425	3,506,211	(1,276,786)	(36)%
Gross margin	38%	44%

Consolidated
Revenue	30,518,356	31,227,649	(709,293)	(2)%
Cost of revenue	(22,346,521)	(21,321,616)	(1,024,905)	(5)%
Gross profit	8,171,835	9,906,033	(1,734,198)	(18)%
Gross margin	27%	32%
Gross Profit and Gross Margin	Six months ended June 30, 2021	Six months ended June 30, 2020	Change	Change
	USD	USD	USD	%
Premium segment
Revenue	12,631,198	12,322,424	308,774	3%
Cost of revenue	(10,350,053)	(9,165,468)	(1,184,585)	(13)%
Gross profit	2,281,145	3,156,956	(875,811)	(28)%
Gross margin	18%	26%

Ad-Supported segment
Revenue	3,719,759	2,233,856	1,485,903	67%
Cost of revenue	(1,976,932)	(1,825,971)	(150,961)	8%
Gross profit	1,742,827	407,885	1,334,942	327%
Gross margin	47%	18%

Consolidated
Revenue	16,350,957	14,556,280	1,794,677	12%
Cost of revenue	(12,326,985)	(10,991,439)	(1,335,546)	12%
Gross profit	4,023,972	3,564,841	459,131	13%
Gross margin	25%	24%

For the year ended December 31, 2020 as compared to 2019, the gross profit has decreased by $1.7 million or 18% and the gross margin has decreased from 32% to 27%. The decrease in gross profit in 2020 was mainly caused by the $0.7 million decrease in total revenue as compared to 2019 and the increase in content acquisition and royalty cost, publishing rights and the amortization of intangibles as explained above.

The decrease in gross margin was driven by the change in revenue mix during the year ended December 31, 2020 as compared to 2019. During the year ended December 31, 2020, the revenue from Premium subscriptions and the revenue from advertisement constituted 81% and 19% respectively, compared to 74% and 26% in 2019. The decreased proportion of in the revenue from advertisements out from the total revenue has negatively impacted the gross margin since the revenue from advertisement has a higher gross margin compared to revenue from Premium subscriptions.

For the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, gross profit increased by $0.5 million or 13% and gross margin increased from 24% to 25%. The increase in gross profit in the six months ended June 30, 2021 was mainly driven by the $1.5 million increase in the advertising revenues as compared to the six months ended June 30, 2020 which has a higher gross margin compared to the Premium subscription revenues.

The advertising revenue gross margin improved from 18% in the six months ended June 30, 2020 to 47% in the six months ended June 30, 2021 driven by the increase in content promotions and music production revenues from $0.2 million in the six months ended June 30, 2020 to $0.4 million in the six months ended June 30, 2021. The content promotion and music production revenues have a 70% gross margin which helped increased the overall advertising revenue gross margins. In addition, the direct advertisements have increased from zero in the six months ended June 30, 2020 to $0.4 million in the six months ended June 30, 2021 which have a lower agency fee, which contributed to the improvement in the advertising revenue gross margins.

The Premium subscription revenue gross margins have decreased from 26% in the six months ended June 30, 2020 to 18% in the six months ended June 30, 2021, mainly due to the increase in the content and publishing rights costs per premium subscriber.

Advertising and Marketing Expenses

	Year ended December 31,		Change from 2019 to 2020
	2020	2019
	USD	USD	USD	%
Advertising expenses	2,359,656	4,000,032	(1,640,376)	(41)%
Marketing and branding expenses	2,924,496	4,232,373	(1,307,877)	(31)%
TOTAL	5,284,152	8,232,405	(2,948,253)	(36)%
	Six months ended June 30,		Change from 2020 to 2021
	2021	2020
	USD	USD	USD	%
Advertising expenses	1,259,473	866,045	393,428	(45)%
Marketing and branding expenses	1,977,913	1,967,899	10,014	(1)%
TOTAL	3,237,386	2,833,944	403,442	(14)%

Advertising expenses

This mainly relates to the expenses paid to advertising agencies to facilitate the revenue from advertisement. During the year ended December 31, 2020 the advertising expenses decreased by $1.6 million or 41% as compared to 2019. The significant decrease is driven by the 28% decrease in revenue from advertisement during 2020.

During the six months ended June 30, 2021 the advertising expenses increased by $0.4 million or 45% as compared to the six months ended June 30, 2020 due to the increase in advertising revenue.

Marketing and branding expenses

This mainly relates to the marketing and branding expenses to grow our brand. Marketing and branding expenses decreased by $1.3 million or 31% during the year ended December 31, 2020 as compared to 2019. The significant decrease is due to our strategy to preserve cash by cutting our marketing and branding spending and focusing our efforts on retaining our existing user base and converting the Ad-Supported users to Premium subscribers.

Marketing expenses for the six months ended June 30, 2020 were exceptionally low as Anghami management decided to preserve cash and cut on spending. For the six months ended June 30, 2021, marketing spending increased in relation to public relations for the Business Combination transaction and increased growth marketing in key markets like Egypt and UAE as markets began to normalize post COVID-19 pandemic.

After the Business Combination, the marketing spending is expected to increase significantly to achieve the revenue growth targets.

General and administrative expenses

	Year ended December 31,		Change from 2019 to 2020
	2020	2019
	USD	USD	USD	%
Salaries and other related benefits	3,507,055	4,540,502	(1,033,447)	(23)%
Employees’ share-based compensation	564,284	643,809	(79,525)	(12)%
Rent and related charges	89,362	90,557	(1,195)	(1)%
Travel expenses	84,114	204,309	(120,195)	(59)%
Utilities	73,465	65,745	7,720	12%
Consultancy and professional fees	231,369	252,286	(20,917)	(8)%
Insurance expense	65,997	56,426	9,571	17%
Write-off of accounts receivable	8,501	54,163	(45,662)	(84)%
Depreciation of property, plant and equipment	150,736	146,712	4,024	3%
Depreciation of rights-of-use assets	85,117	84,651	466	1%
Provision for employee’s end of service benefit	33,717	54,891	(21,174)	(39)%
License fees	290,148	385,206	(95,058)	(25)%
Taxes	25,142	11,799	13,343	113%
Other expenses	226,989	332,893	(105,904)	(32)%
TOTAL	5,435,996	6,923,949	(1,487,953)	(21)%
	Six months ended June 30,		Change from 2020 to 2021
	2021	2020
	USD	USD	USD	%
Salaries and other related benefits	2,445,298	1,863,710	581,588	31%
Employees’ share-based compensation	765,710	377,746	387,964	103%
Rent and related charges	160,705	41,325	119,380	289%
Travel expenses	252,912	53,892	199,020	369%
Utilities	33,382	52,547	(19,165)	(36)%
Consultancy and professional fees	1,411,484	68,627	1,342,857	1,957%
Insurance expense	42,045	32,553	9,492	29%
Provision for estimated credit loss	135,142	—	135,142	100%
Depreciation of property, plant and equipment	82,876	76,631	6,245	8%
Depreciation of rights-of-use assets	42,439	42,558	(119)	(0)%
Provision for employee’s end of service benefit	12,312	16,480	(4,168)	(25)%
Taxes	119,866	11,174	108,692	973%
Other expenses	142,781	325,413	(182,632)	(56)%
TOTAL	5,646,952	2,962,656	2,684,296	91%

General and administrative expenses mainly consist of employee-related expenses which includes: (1) salaries and other related benefits, (2) employees’ share-based compensation and (3) provision for employee’s severance benefit, which as combined have decreased by $1.13 million or 22% during the year ended December 31, 2020 as compared to 2019. The significant drop in employee-related costs is caused by our strategy to cut salaries and reduce employees’ headcount to preserve cash during the COVID-19 economic crisis. After the Business Combination, our employees’ headcount is expected to increase across all the departments but mainly in the sales, machine learning and marketing teams to support revenue growth and development of new application features. The decrease in other general and administrative expenses are related to cost cutting initiatives made during 2020.

Employee-related expenses increased for the six months ended June 30, 2021 due to the relocation of the engineering team to our Abu Dhabi headquarters. Travel expenses also increased as the economy began recovering from the COVID-19 pandemic and lockdowns were lifted. Consultancy fees increased in relation to audit, advisory and legal fees relating to the Business Combination transaction. On June 30, 2021, Anghami recognized a provision for estimated credit losses relating to two partners amounting to $135,142.

After the Business Combination, our employees’ headcount is expected to increase across all the departments but mainly in the sales, machine learning and marketing teams to support revenue growth and development of new application features.

Finance Cost

	Year ended December 31,		Change from 2019 to 2020
	2020	2019
	USD	USD	USD	%
Transaction and other costs	150,000	21,719	128,281	591%
Interest on lease liabilities	74,149	86,493	(12,344)	(14)%
Fair value movements on convertible notes	1,291,551	790,216	501,335	63%
Interest on convertible notes	188,138	137	188,001	137,227%
Bank interest and other charges	60,844	79,767	(18,923)	(24)%
TOTAL	1,764,682	978,332	(786,350)	(80)%
	Six months ended June 30,		Change from 2020 to 2021
	2021	2020
	USD	USD	USD	%
Interest on lease liabilities	28,889	18,036	10,853	60%
Fair value movements on convertible notes	453,331	624,717	(171,386)	(27)%
Interest on convertible notes	890,443	22,517	867,926	3,855%
Bank interest and other charges	39,763	40,915	(1,152)	(3)%
TOTAL	1,412,426	706,185	706,241	100%

Transaction and other costs

During the year ended December 31, 2020, transaction and other costs increased by $128,281 or 591% as compared to 2019. This amount mainly includes the transaction cost on the convertible notes received during 2020.

Fair value movements on convertible notes

Convertible notes from SAMENA Beats Holdings (“Samena”) of $3 million and the first tranche of MEVP convertibles for $1.5 million, respectively, had a valuation cap and were accordingly valued at fair market value. Fair value movements on convertible notes have increased by $0.5 million or 63% during the year ended December 31, 2020 as compared to 2019 as the value of the cap option became in the money. MEVP and SAMENA convertible notes matured on April 2, 2021; thus, there was no fair value adjustment on June 30, 2021 resulting in lower fair value adjustment expense in the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Interest on Convertible notes

Tranche 2 of MEVP convertible notes of $650,000 and convertibles from Alkonost Investment Ltd. (“Alkonost”) of $5 million had no valuation cap and accordingly were valued at amortized cost. The increase in interest cost in 2020 is due to receipt of Alkonost convertible in December 2020 and partial receipt of MEVP convertible in May 2020. See Note 21 to the accompanying audited consolidated financial statements. The convertible notes are expected to convert into our ordinary shares upon the consummation of the Business Combination and thus this cost will not continue afterwards.

Tranche 2 of MEVP convertible notes were settled on two transfers with the first transfer of $150,000 settled on December 30, 2019, and the second transfer of $500,000 on May 21, 2020. Alkonost was transferred on December 7, 2020. Since Alkonost convertible note did not exist in the six months ended June 30, 2020, and as the majority of Tranche 2 MEVP convertible note was received in May 2020, the interest expense for the six months ended June 30, 2020 was lower than that of the six months ended June 30, 2021.

Loss attributable to equity holders of the Company

	Year ended December 31,		Change from 2019 to 2020
	2020	2019
	USD	USD	USD	%
Loss attributable to equity holders of the Company	(5,585,948)	(6,745,735)	1,159,787	17%
	Six months ended June 30,		Change from 2020 to 2021
	2021	2020
	USD	USD	USD	%
Loss attributable to equity holders of the Company	(6,314,776)	(3,482,821)	(2,831,955)	(81)%

For the year ended December 31, 2020 as compared to 2019, loss attributable to equity holders of the Company has decreased by $1.2 million or 17% due to the factors stated above. For the six months ended June 30, 2021, loss attributable to equity holders of the Company increased mainly due increase in employees related expenses, Business Combination related expenses and finance costs.

EBITDA

	Year ended December 31,		Change from 2019 to 2020
	2020	2019
	USD	USD	USD	%
EBITDA	(1,124,900)	(3,937,893)	2,812,993	71%
As a percentage of revenue	(3.7)%	(12.6)%
	Six months ended June 30,		Change from 2020 to 2021
	2021	2020
	USD	USD	USD	%
EBITDA	(3,602,655)	(1,436,080)	(2,166,575)	(151)%
As a percentage of revenue	(22.0)%	(9.9)%

For the year ended December 31, 2020, as compared to 2019, EBITDA loss decreased by $2.8 million or 71%. This decrease was mainly driven by the increase in Premium subscription revenue and cost cutting measures to preserve cash. For the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, EBITDA loss increased by $2.2 million or 151% due to increase in consulting and legal fees relating to the Business Combination, in addition to increase in employee-related expenses. For a discussion of the limitations associated with using EBITDA rather than IFRS measures and a reconciliation of EBITDA to net loss, see discussion below and the section entitled “Selected Historical Financial Data of Anghami.”

Non-IFRS Financial Measures

This prospectus includes certain non-IFRS financial measures, such as EBITDA. We present EBITDA, a non-IFRS performance measure, to supplement the financial results presented in accordance with IFRS. EBITDA is defined as earnings before interest, income tax, depreciation and amortization. We believe EBITDA is useful to investors for evaluating the operating performance against competitors, which commonly disclose similar performance measures. However, our calculation of EBITDA is susceptible to varying calculations and may not be comparable to other similarly titled performance measures of other companies. EBITDA is not intended to be a substitute for any IFRS financial measure. You should not consider EBITDA in isolation, or as a substitute for an analysis of our results as reported on our consolidated financial statements appearing elsewhere in this prospectus.

The following table presents a reconciliation of EBITDA to the net loss for the periods indicated:

	Year ended December 31,
	2020	2019
	USD	USD
Net loss	(5,743,190)	(6,946,393)

Taxes	501,238	638,965
Finance cost	1,764,682	978,332
Foreign exchange loss, net	1,126,851	165,815
Finance income	(137,397)	(3,305)
Other income	(60,497)	(83,735)
Depreciation and amortization	859,129	668,619
Share based payments	564,284	643,809
EBITDA	(1,124,900)	(3,937,893)
	Six months ended June 30,
	2021	2020
	USD	USD
Net loss	(6,407,884)	(3,539,176)

Taxes	133,812	413,604
Finance cost	1,412,426	706,185
Foreign exchange loss, net	147,075	298,853
Finance income	(105,710)	(4,151)
Other income	(40,085)	(107,074)
Depreciation and amortization	492,001	417,933
Share based payments	765,710	377,746
EBITDA	(3,602,655)	(1,436,080)

Seasonality in Our Business

Our business exhibits significant seasonality. Historically our fourth quarter is our strongest quarter, driven by large advertising spending from our advertisers during the holiday season. In addition, we face seasonal fluctuations during Ramadan, the Muslim holy month. Ramadan started in April in 2021 but is a floating holiday and shifts by approximately 10 days each year. During Ramadan, our user activities and revenues from Ad-Supported users and Premium subscriptions drop significantly due to general reductions in people’s daily leisure activities. To reduce the impact of Ramadan’s seasonality on our user engagement and revenues, in 2017 we launched a special Ramadan subscription that offers Ramadan-related content to offset the negative impact on our user engagement.

Competition

We still consider piracy to be our main competitor, as the copyright protection laws are still developing in the MENA Region. However, we believe the early stage of regulations on music copyrights represents an opportunity for our growth as we provide a legal and premium experience with higher quality contents than piracy with the option to upgrade for more unique features.

Our other competitors include global streaming services. In 2015, Apple Music launched globally including in the MENA Region, but our number of subscribers kept growing. In 2018, both Spotify and Deezer launched in the MENA Region. In 2019, YouTube Music also expanded to the MENA Region, with the support from various contents from YouTube and the power of Google Search. We believe that the competition can help increase the general awareness to music copyrights, which in turn helps to expand the market and therefore benefits the entire music streaming industry.

There are other non-significant local music streaming platforms with limited reach to Telco users, except a few Telco driven platforms such as Etisalat Music in Egypt. Huawei Music is available preinstalled in Huawei devices but has a relatively small market recognition. Amazon Music is currently not available in the MENA Region.

According to a study published by MiDia research in 2020 about the music revenues in every geographic market, we have 58% market share of the total subscribers in the MENA Region. In a more recent report released by Talkwalker in 2021, we are the third most loved brand in the region and are the only brand out of this region to be listed as Top 10 by Talkwalker.

Market Trends and Future Outlook

As the local economy recovers from the adverse effects of the COVID-19 pandemic, we expect Ad-Supported segment revenues to recover driven by a return to advertising spending by leading brands and potentially exceed the Ad-Supported segment revenues in 2019. We expect to continue growing our Premium segment revenues as we increase our investment in marketing. We believe the growth in Premium segment revenues will benefit from our strong brand in the MENA Operating Area and by the continued shift in consumer behavior towards more adoption of streaming services. In addition, we expect the combination of the original Arabic content coupled with our ever-improving music recommendation engine will accelerate this growth. Lastly, we plan to introduce new monetization features including ticket sales to live events, advertisements campaigns and social billing, which is related to the revenue generated from Live Radio and Live Concerts features.

In the short term from 2021 to 2022, we plan to focus on further expanding our market share among the younger generation in our existing geographic markets. In the medium term from 2023 to 2025, we plan to focus on French-speaking North Africa, Iraq and the Arab diaspora, a large population of Arabs who live outside the MENA Region. Combined with our native interface in the French language and our efforts to partner with North African Telcos, as well as our relationship with Iraqi Telcos and a new collaboration with a major internet service provider, or ISP, in 2021 that will expect to generate $2 million in revenue in Iraqi market, we expect to grow in these areas. With over 20 million Arabs living in North America and Europe, Arab diaspora represent a large opportunity to grow our users beyond the MENA Region. We have developed new music streaming products and original content specifically designed for this population, mainly by combining Arabic music with English and French lyrics or tunes. In the longer term, we plan to expand into South Asia, mainly Pakistan. With a population of 220 million people, almost half of the Arab world’s population, Pakistan has similar market dynamics to the MENA Region with a large young population, a significant Telco user base and high mobile phone ownerships. We expect our experiences in the MENA Operating Area could bring us success in Pakistan.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents, short term investments, and cash generated from operations. Cash and cash equivalents and short-term investment securities consist mostly of cash on deposit with banks. As of December 31, 2020, our cash and cash equivalents amounted to $5.61 million, an increase from $1.26 million as of December 31, 2019. As of June 30, 2021, our cash and cash equivalents amounted to $0.8 million, a decrease from $1.4 million as of June 30, 2020.

On a pro forma basis, assuming consummation of the Business Combination on or before February 11, 2022 (the deadline after use of the second of two three-month extensions permitted under VMAC’s governing documents), or such later date that may be approved by VMAC’s stockholders, with cash proceeds of $140 million, including $40 million gross proceeds from the PIPE transaction, our cash and cash equivalents are expected to be approximately $100 million higher at closing, which amount will depend on the extent of redemptions by VMAC Stockholders, transaction expenses paid and the cash consideration paid to Anghami shareholders Please see the section entitled “Unaudited Pro Forma Combined Financial Information.

We believe our cash and cash equivalent balances following the consummation of the Business Combination, will be sufficient to meet our working capital and capital expenditure needs for a period of 24-30 months from the date hereof. However, long term, the continuation of our activities is dependent on the availability of adequate financial support and the cash flow may not be sufficient to sustain operations. Our future capital requirements also may be materially different than currently planned and depend on many factors. These factors including the proceeds of the Business Combination being less than anticipated due to excessive redemptions or the PIPE Investment being consummated for less than the full committed amount, our rate of revenue growth, the timing and extent of spending on content and research and development, the expansion of our sales and marketing activities, competitive factors, and overall economic conditions, globally.

To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our shareholders, while the incurrence of debt financing or additional convertible debt would result in debt service obligations. Such debt instruments also could introduce covenants that might restrict our operations. We cannot assure you that we could obtain additional financing on favorable terms or at all. See the section entitled “Risk Factors — Risks Related to Our Business and Industry — We may require additional capital to support business growth and objectives, and this capital might not be available on acceptable terms, if at all.”

The following table summarizes our cash flows for each of the periods presented:

Cash Flow

	Year ended December 31,		Change from 2019 to 2020
	2020	2019
	USD	USD	USD
Cash from operating activities	171,157	(939,958)	1,111,115
Cash from investing activities	(897,306)	(995,923)	98,616
Cash from financing activities	5,292,903	2,429,896	2,863,007
Net change in cash and cash equivalents	4,566,754	494,015	4,072,740
Cash and cash equivalent	5,608,311	1,041,557	4,566,754
Free cash flow	732,949	(1,453,624)	2,186,573
	Six months ended June 30,		Change from 2020 to 2021
	2021	2020
	USD	USD	USD
Cash (used in)/from operating activities	(4,107,718)	408,416	(4,516,134)
Cash used in investing activities	(691,322)	(501,089)	(190,233)
Cash (used in)/from financing activities	(2,549)	415,450	(417,999)
Net change in cash and cash equivalents	(4,801,589)	322,777	(5,124,366)
Cash and cash equivalent	806,722	1,364,334	(557,612)
Free cash flow	(5,231,612)	38,603	(5,270,215)

Operating Activities

During the year ended December 31, 2020, cash flows from operating activities were $171,157, primarily resulting from our optimizations in working cost and capital during the year to preserve cash.

During the year ended December 31, 2019, we used cash in operating activities of $0.9 million, primarily resulting from slower receivables collections during the period.

During the six months ended June 30, 2021, Anghami used $4.1 million mainly due to higher legal and consultancy expenses in relation to the Business Combination and increase in employee-related expenses.

During the six months ended June 30, 2020, cash flows generated from operating activities were $0.4 million mainly due to optimizations in cost and working capital to preserve cash.

Investing Activities

During the year ended December 31, 2020 and December 31, 2019, we used cash in investing activities of $0.9 million and $1 million, respectively, consisting primarily of the capitalized portion of engineering salary and costs related to new song creations. The cash used in 2020 was slightly lower due to the reduced engineering headcount and salary cuts implemented in 2020 in relation to cost saving initiatives.

During the six months ended June 30, 2021 and 2020, we used cash in investing activities of $0.69 million and $0.5 million, respectively, consisting primarily of the capitalized portion of engineering salary and costs related to new music production, with 2021 being higher due to the increase in engineering headcount and salaries.

Financing Activities

During the year ended December 31, 2020 and December 31, 2019, cash flows from financing activities were $5.3 million and $2.4 million, respectively, consisting of the capital raised through convertible notes from MEVP, Samena, and Alkonost.

Free Cash Flow

Free cash flow represents the total sum of EBITDA and change in working capital less capital expenditures. The improvement in free cash flow during the year ended December 31, 2020 is driven by the improvement in operations, which includes an improved efficiency in expenditures and the optimization of working capital. Subsequently, during the six months ended June 30, 2021, free cash flow decreased primarily as a result of decrease in EBITDA due to incurring higher legal and consultancy fees related to the Business Combination.

Debt

Our principal debts are comprised of trade accounts payables, bank overdraft, convertible notes and operating lease obligations.

Anghami entered into a convertible note agreement, dated October 3, 2018, with MEVP, pursuant to which MEVP granted Anghami a convertible note amounting to $1,500,000, maturing on April 2, 2020, and subject to an interest rate of 8% per annum. Pursuant to an amended and restated convertible note agreement, dated September 24, 2020, the note was extended until April 2, 2021, subject to an interest rate of 9% per annum. On April 2, 2021, the convertible note reached maturity pursuant to which Khaleej 1 Ltd., an affiliate of MEVP, received 1,160 Class B Anghami Preferred Shares.

Anghami entered into a convertible note agreement, dated February 5, 2019, with Samena, pursuant to which Samena granted Anghami a convertible note amounting to $3,000,000 maturing in April 2020 and subject to an interest rate of 8% per annum. Pursuant to an amended and restated convertible note agreement, dated September 24, 2020, the note was extended until April 2, 2021, subject to an interest rate of 9% per annum. On April 2, 2021, the convertible note reached maturity pursuant to which Samena received 2,204 Class B Anghami Preferred Shares.

Anghami entered into a convertible loan agreement, in May 2020, with MEVP, pursuant to which MEVP has granted Anghami a convertible note amounting to $650,000 maturing on May 31, 2021, and subject to an interest rate of 9% per annum. MEVP has most favored nation rights in which it can match the terms of subsequent notes in case the terms were more favorable. As a result, MEVP loan will be subject to 12% interest similar to Alkonost raised in December 2020. On August 31, 2021 this convertible note has been extended to May 31, 2022 to match Alkonost convertible note.

Anghami entered into convertible note agreement with Alkonost in November 2020 whereby Anghami was granted $5 million maturing May 2022 and subject to interest rate of 12%.

As of December 31, 2020, we had in aggregate $12.7 million in outstanding convertible notes consisting of the following tranches:

Counterparty	Principal amount	Outstanding amount	Interest Rate	Conversion Terms	Maturity
	USD	USD
MEVP	650,000	862,877	12%	In the absence of certain equity injection before maturity, the principal and the accrued interest is converted at a discount of 20% to an agreed upon fair market value	May 2021
Alkonost , an affiliate of SHUAA	5,000,000	5,106,092	12%	In the absence of certain equity injection before maturity, the principal and the accrued interest is converted at a discount of 25% to an agreed upon fair market value	May 2022

TOTAL	5,650,000	5,968,969

The two tranches of the convertible notes set forth below were converted into Class B Anghami Preferred Shares in April 2021. These Class B Anghami Preferred Shares will be converted into ordinary shares upon the consummation of the Business Combination.

Counterparty	Principal amount	Outstanding amount	Interest Rate	Conversion Terms	Maturity
	USD	USD
MEVP	1,500,000	2,333,174	9%

In the absence of certain equity injection before the maturity, the principal and the accrued interest is converted at a discount of 20% of the lower of the pre-money valuation cap of $165 million or fair market value of the company

					April 2021
Samena	3,000,000	4,433,692	9%

In the absence of certain equity injection before the maturity, the principal and the accrued interest is converted at a discount of 20% of the lower of the pre-money valuation cap of $165 million or fair market value of the company

					April 2021

TOTAL	4,500,000	6,766,866

As of June 30, 2021, we had in aggregate $ 12.5 million in outstanding convertible notes consisting of the following tranches:

Counterparty	Principal amount	Outstanding amount	Interest Rate	Conversion Terms	Maturity
	USD	USD
MEVP	650,000	925,770	12%	In the absence of certain equity injection before maturity, the principal and the accrued interest is converted at a discount of 20% to an agreed upon fair market value	May 2021
Alkonost , an affiliate of SHUAA	5,000,000	5,933,642	12%	In the absence of certain equity injection before maturity, the principal and the accrued interest is converted at a discount of 25% to an agreed upon fair market value	May 2022

TOTAL	5,650,000	6,859,412

The two tranches of the convertible notes set forth below were converted into Class B Anghami Preferred Shares in April 2021. These Class B Anghami Preferred Shares will be converted into ordinary shares upon the consummation of the Business Combination.

Counterparty	Principal amount	Outstanding amount	Interest Rate	Conversion Terms	Maturity
	USD	USD
MEVP	1,500,000	2,489,479	9%

In the absence of certain equity injection before the maturity, the principal and the accrued interest is converted at a discount of 20% of the lower of the pre-money valuation cap of $165 million or fair market value of the company

					April 2021
Samena	3,000,000	4,730,718	9%

In the absence of certain equity injection before the maturity, the principal and the accrued interest is converted at a discount of 20% of the lower of the pre-money valuation cap of $165 million or fair market value of the company

					April 2021

TOTAL	4,500,000	7,220,197

The convertible loan agreements include certain affirmative covenants, including the delivery of audited consolidated financial statements to the debtholders. We intend to use the capital raised from the 2020 convertible note to fund our operations and growth.

All the outstanding convertible notes will be converted into Anghami shares upon the consummation of the Business Combination.

On August 5, 2021, Anghami entered into a working capital loan agreement whereby it raised $ 3.5 million from SHUAA and $1 million from MEVP with a maturity of twelve months. Anghami had the right to settle the loan interest free within the first three months of the term of the loan. After three months, interest will be accrued from the beginning at a 12% interest rate and principal plus outstanding interest will be settled in cash. At or prior to maturity, and in case of an equity round, the lenders have the right either to get paid all the outstanding balance or convert the outstanding balance plus interest at 25% discount of the valuation set in the equity round. At maturity and in case of absence of an equity round, the lenders have the right either to get paid all the outstanding balance or convert the outstanding balance plus interest at 25% discount of fair market value at the date of maturity.

Off-balance sheet arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations and Commitments

The following table sets forth our contractual obligations and commercial commitments as of December 31, 2020:

Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	USD	USD	USD	USD	USD
Convertible notes(1)	12,735,835	7,629,743	5,106,092	—	—
Bank overdraft	6,459	6,459	—	—	—
Operating lease obligations	319,413	79,214	240,199	—	—
Trade and other payables	13,973,417	13,973,417	—	—	—
Content cost minimum guarantee(2)	8,075,000	8,075,000	—	—	—
TOTAL	35,110,124	29,763,833	5,346,291	—	—

____________

(1)      Convertible Notes amounts consist of principal and interest payments. See Note 21 to the consolidated financial statements included elsewhere in this prospectus for further details.

(2)      We are subject to minimum guarantee amounts relating to the content cost.

The following table sets forth our contractual obligations and commercial commitments as of June 30, 2021:

Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	USD	USD	USD	USD	USD
Convertible notes(1)	14,079,609	14,079,609	—	—	—
Bank overdraft	17	17	—	—	—
Operating lease obligations	279,806	71,938	207,868	—	—
Trade and other payables	15,549,561	15,549,561	—	—	—
Content cost minimum guarantee(2)	11,104,167	11,104,167	—	—	—
TOTAL	41,013,160	40,805,292	207,868	—	—

____________

(1)      Convertible Notes amounts consist of principal and interest payments. See Note 13 to the interim condensed consolidated financial statements included elsewhere in this prospectus for further details.

(2)      We are subject to minimum guarantee amounts relating to the content cost.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices are comprised of four types of risk: foreign currency risk, interest rate risk, commodity price risk and equity price risk. The main risks for us are foreign currency risk and interest rate risk. We do not currently have significant commodity risk or equity price risk. To manage these risks and our exposure to the unpredictability of financial markets, we seek to minimize potential adverse effects on our financial performance and capital.

Foreign Currency Risk

Currency risk arises from the possibility that changes in exchange rates will affect the values of the financial assets and liabilities denominated in foreign currencies against the U.S. dollar in case we do not hedge the currency exposure by hedging instruments. Our functional currency is the U.S. dollar. We are exposed to foreign currency fluctuations on our transactions in foreign currencies, mainly in Egyptian and Lebanese pounds. As the UAE dirham and Saudi riyal are pegged to the U.S. dollar, balances in these currencies are not considered to represent significant currency risk. Our principle foreign currency risk arises from Egyptian and Lebanese pounds denominated transaction of which the balance was $1,749,641 during the year ended December 31, 2020.

Portions of our cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are denominated in Egyptian and Lebanese pounds. Accordingly, we are exposed to fluctuations in the Egyptian and Lebanese pounds exchange rates. The following table sets forth the net foreign exchange loss for 2020 and 2019. The effect of a 5% increase or decrease in U.S. dollars rate against the Egyptian and Lebanese pounds on the loss before tax is estimated to be $87,482.

Foreign exchange loss, net

	Year ended December 31,		Change from 2019 to 2020
	2020	2019
	USD	USD	USD	%
Foreign exchange loss, net	1,126,851	165,815	961,036	580%
	Six months ended June 30,		Change from 2020 to 2021
	2021	2020
	USD	USD	USD	%
Foreign exchange loss, net	147,075	298,853	(151,778)	(51)%

Foreign exchange loss has increased by $961,036 or 580% during the year ended December 31, 2020 as compared to 2019. The major increase is due to the recognition of foreign exchange loss on the net position of outstanding assets and liabilities with Lebanese counterparties. Since the last quarter of 2019, Lebanon has faced severe economic crises resulting in a significant deterioration in the Lebanese pounds exchange rate against the U.S. dollars.
In the year ended December 31, 2020 the monetary assets and liabilities in Lebanese pounds and the related foreign exchange losses, were reflected in the financial statements at exchange rate of 8,286.42 LBP / U.S Dollar, which is the market rate sourced from a reputable independent source. We recognised a net foreign currency loss of $422,022 during the year ended December 31, 2020 against trade and other receivables, contract assets, trade and other payables and cash and bank balances. Additional provisions of $404,339 were booked for the six months ended June 30, 2021. Future losses are expected to be incurred in case of further depreciation of the Lebanese pound against the U.S. dollar.

Interest Rate Risk

Interest rate risk arises from the possibility that changes in market interest rates will affect the fair value of convertible notes. The fair value of our convertible notes was dependent on market interest rates, which could negatively impact earnings. The convertible notes were remeasured at each reporting date using valuation models using input data, which could include market interest rates. Changes in the fair value of the convertible notes were recognized in finance income or cost in the consolidated statement of comprehensive income.

Internal Controls over Financial Reporting

Prior to this offering, Anghami was a private company with limited accounting personnel and limited resources with which to address internal controls over financial reporting. As a result, Anghami did not design or maintain effective internal controls and financial reporting policies and procedures.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2019 and 2020, we and our independent registered public accounting firm, identified the following material weaknesses in our internal controls over financial reporting:

•        Lack of sufficient skilled personnel with requisite IFRS reporting knowledge and experience;

•        Lack of sufficient entity level controls and sufficiently designed internal controls and financial reporting policies and procedures including segregation of duties that are commensurate with IFRS reporting requirements; and

•        Lack of sufficient effective controls over prospective financial information used in our going concern assessment.

We were not required to perform an evaluation of internal controls over financial reporting as of December 31, 2019 or December 31, 2020 in accordance with the provisions of the Sarbanes-Oxley Act as Anghami was a private company. Therefore, we cannot assure you that we have identified all of our existing material weaknesses, or that we will not have additional material weaknesses in the future.

Management understands that effective internal controls over financial reporting and adequate policies and procedures are necessary to provide reliable financial reports on a timely basis. As such, Anghami will implement several measures to address the material weaknesses including:

•        hiring internal personnel and external advisors with relevant public reporting experience;

•        conducting training for our personnel in IFRS reporting requirements;

•        designing, implementing and evaluating the controls covering financial reporting;

•        implementing controls over budgeting with emphasis over regular testing of actual versus budgeted amounts; and

•        implementing a new ERP system to automate and strengthen the IT control environment.

We are working to remediate the material weaknesses as quickly and efficiently as possible. In this regard, we will dedicate internal resources, recruit personnel with public reporting experience, engage outside consultants as required and adopt a detailed framework to assess and document the adequacy of our internal controls. Implementing these remedial measures will require substantial investment in time and resources, including the involvement of members of our senior management which may divert internal resources and take a significant amount of time and effort to complete. Also, implementing these remedial measures will include validating whether the newly applied controls are performing as designed. We added two U.S. CPAs to our staff to handle reporting and financial controls. In addition, the Company has initiated the implementation of Oracle Netsuite for accounting and reporting.

Corporate Social Responsibility Strategy

Giving back to our community is one of our core corporate values. We led or participated in various charitable events, supported the local community and impacted the local people positively. Among our community giving initiatives are the following highlights.

Zikrayat Campaign

We conducted a campaign to help Alzheimer’s patients relive their memories through music therapy, in partnership with the Alzheimer’s Association in Lebanon. Our team created a selection of playlists that dated back to the 1940s where the most famous songs from certain decades would play after entering the patient’s year of birth.

Donation for Beirut

After the explosion that hit the Lebanese capital city on August 4, 2020, our team volunteered with the Lebanese Red Cross and several non-governmental organizations, or NGOs, on the ground to support families in need. We also created a landing page on our platform to donate to the NGOs of their choice and contributed in helping the victims of the Beirut explosion.

The Sound of Beirut

A month after the Beirut explosion on August 4, 2020, we hosted the biggest fundraiser concert of the time to support the rebuilding of Beirut where our platform hosted more than 30 artists and celebrities from all over the world. In partnership with the United Nations World Food Program, the fundraiser featured top international artists such as Bebe Rexha, Ali Gatie, Alan Walker, Massari and many more. On the regional level, artists like Mohamad Hamaki, Ragheb Alama, Balqees, Latifa, Maya Diab, Joseph Attieh, Hatim Ammor and many others performed during the fundraiser. We were able to raise around $1 million in donations from this event.

Wash’em Like A Star

In an attempt to bring more awareness over hand hygiene and COVID-19 prevention, our team invented a creative use of our lyrics database and allowed the users to generate the hand washing poster based on their favorite song lyrics. Famous artists and celebrities engaged with this initiative and created their own lyrics posters to further raise awareness about the importance of hygiene during the early days of the pandemic.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB. Preparing these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience (except certain items measured at fair value or present value) and various other assumptions that we believe to be reasonable under the circumstances. Our actual results may differ from these estimates.

The full details of our accounting policies are presented in Note 3 to our audited consolidated financial statements for the year ended December 31, 2020 as included in this prospectus. These policies are considered by management to be essential to understanding the processes and reasoning that go into the preparation of our financial statements and the uncertainties that could have a bearing on our financial results. The significant accounting policies that we believe to be most critical in fully understanding and evaluating our financial results are described below.

Revenue recognition

Subscription revenue

We generate subscription revenue from the sale of the Premium service. Premium services are sold directly to end users and through Telco partners that bundle the subscription with their own services or collect payment for the stand-alone subscriptions from their end customers. We satisfy our performance obligation, and revenue from these services is recognized, on a straight-line basis over the subscription period. Premium services are paid in advance.

Premium Telco partner subscription revenue is based on a per-subscriber rate in a negotiated Telco partner agreement. Under these arrangements, a premium Telco partner may bundle the premium service with its existing product offerings or offer the premium service as an add-on to their services. Payment is remitted to the Anghami group through the premium Telco partner. The Anghami group assesses the facts and circumstances, including whether the partner is acting as a principal or agent, of all partner revenue arrangements and then recognizes revenues either gross or net. Premium Telco partner services, whether recognized gross or net, have one material performance obligation, that being the delivery of the premium service. The service provided by the premium Telco partners is to act as a payment gateway to collect the subscription fees and transfer it to the Anghami group against receiving a fee calculated as a percentage of revenue collected. The Anghami group has assessed each of its premium Telco partner subscription revenue agreements and concluded that revenue should be recognized on a gross basis as the Anghami group controls the music streaming service provided to the premium users and remains responsible to deliver the music streaming services at the agreed quality during the full subscription period; in addition, the Anghami group has full discretion in determining the price of the music streaming services offered. The fees paid to the premium partner against the services provided by them is recognized as part of cost of revenue in the consolidated statement of comprehensive income.

Additionally, the Anghami group sells premium subscriptions to third party service providers who bundle the purchased premium subscriptions with other services and products they deliver to their end-users. Under this product, the third-party service providers are the Anghami group’s customers and not their end-users. The Anghami group’s only material performance obligation is the delivery of the music streaming service. The third-party service providers do not provide any services to the Anghami group. The Anghami group recognizes the revenue received from such third-party service providers over the sold premium subscriptions validity period.

Ad-Supported revenue

The Anghami group’s advertising revenue is primarily generated through display, audio, and video advertising delivered through advertising impressions. The Anghami group’s advertising revenue is generated through:

(1)     Agency Sales Channel: the Anghami group entered into an arrangement with an advertising agency that sells ads campaigns to global and regional brands. These advertising arrangements are typically sold on a cost-per-thousand basis and are evidenced by an Insertion Order (“IO”) that specifies the terms of the arrangement such as the type of ad product, pricing, insertion dates, and number of impressions in a stated period. The advertising agency promotes the Anghami group’s advertising products based on a pre-agreed sales commission based on generated revenue. The Anghami group sets the pricing schedule for ads impressions and approves the ads before their display on the Anghami platform and remains responsible to deliver the advertising products to the advertising client. Advertising clients and advertising agency send for the Anghami group’s approval the advertisement to be displayed on the Anghami platform and the IOs that specify the number of ads impressions, campaigns periods, and the agreed service fees.

(2)    Direct Sales Channel: the Anghami group works directly with advertising clients. The Anghami group’s sales team identifies and manages these advertising clients and approves their advertising campaigns sent via IOs which acts as a contract between the Anghami group and the advertising clients.

(3)    Programmatic Advertising Channel: the Anghami group generates Ad-Supported revenue through arrangements with certain advertising exchange platforms to distribute advertising inventory for purchase on a cost-per-thousand basis through their automated exchange. The Anghami group has control over which ads to be displayed on it’s the Anghami platform, volumes and selection criteria.

Revenue is recognized over time based on the number of impressions delivered.

Content cost

We incur royalty costs for the right to stream music to our users, paid to certain music record labels and other rights holders. Label and publishing costs are typically calculated using negotiated rates in accordance with license agreements and are based on either subscription and advertising revenue earned, user/usage measures, or a combination of these.

The determination of the amount of the rights holders’ liability is complex and subject to a number of variables, including the revenue recognized, the type of content streamed and the country in which it is streamed, the product tier such content is streamed on, identification of the appropriate license holder, size of user base, ratio of Ad-Supported users to Premium subscribers, and any applicable advertising fees and discounts, among other variables. Some rights holders have allowed the use of their content on the platform while negotiations of the terms and conditions are ongoing. In such situations, label and publishing costs are calculated using estimated rates. In certain jurisdictions, rights holders have several years to claim royalties for musical compositions and therefore estimates of the label and publishing payables are made until payments are made.

We have certain arrangements whereby label and publishing costs are paid in advance or are subject to minimum guaranteed amounts. An accrual is established when actual label and publishing costs to be incurred during a contractual period are expected to fall short of the minimum guaranteed amounts. An accrual and expense are recognized when it is probable that we will make additional label and publishing payments under these terms. The expense related to these accruals is recognized in cost of revenue.

Share-based payments

General employee share-based payment plan

Our employees receive remuneration in the form of share-based payment transactions, whereby employees render services in consideration for equity instruments.

The fair value of the share is estimated on the grant date using a revenue multiple approaches or by reference to a market transaction and taking into account the terms and conditions on which the shares were granted. The model simulates the revenue multiple and compares it against the group of principal competitors or comparable companies, whilst applying an appropriate liquidity discount.

We will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on our stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. A higher revised forfeiture rate than previously estimated will result in an adjustment that will decrease the stock-based compensation expense recognized in the consolidated statement of comprehensive income. A lower revised forfeiture rate than previously estimated will result in an adjustment that will increase the stock-based compensation expense recognized in the consolidated statement of comprehensive income.

Share based payment to service provider

Our valuation of stock option requires the input of highly subjective assumptions, including the fair value of our underlying ordinary shares, risk-free interest rates, expected volatility of the price of our ordinary share and the expected dividend yield of our ordinary shares. The assumptions used in our stock option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. These assumptions and estimates are as follows:

(1)    Fair value of our ordinary shares. Revenue multiple based on comparable of publicly traded streaming businesses at the prevailing dates;

(2)    Risk-free interest rate. We base the risk-free interest rate on the yields of U.S. treasury bond with maturities approximately equal to the term of employee stock option awards, as the exercise price is based on a fixed U.S. dollar amount;

(3)    Expected volatility. As we do not have a public market trading history for our ordinary shares, the expected volatility for our ordinary shares was estimated based on the historical volatility of public companies that are deemed to be comparable to us over the expected term of the award; and

(4)    Dividend yield. We do not anticipate paying any cash dividends in the near future and therefore use an expected dividend yield of zero in the option valuation model.

We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our ordinary shares, we may have refinements to our estimates, which could materially impact our future stock-based compensation expense.

Convertible Notes

Our convertible notes are recognized initially at fair value of the consideration received less directly attributable transaction costs. After initial recognition, the convertible notes are subsequently measured at amortized cost using the effective interest method or fair value through profit or loss. The effective interest method amortization is included in finance costs and fair value changes are included in the finance costs or finance income in the consolidated statement of comprehensive income. Certain convertible notes include embedded derivatives designated at fair value through profit or loss are subsequently remeasured at fair value. At December 31, 2020, the convertible notes designated at fair value through profit or loss were valued at the assumed exchange to ordinary shares based on the fair value of our ordinary share price. The key assumptions used to estimate the fair value of the convertible notes are:

(1)    Fair value of our ordinary shares. Revenue multiple based on comparable of publicly traded streaming businesses at the prevailing dates;

(2)    Liquidity discount rate. No liquidity discounted was assumed in the year ended December 31, 2020 as Anghami was intending to consummate the Business Combination; and

(3)    Market interest rate. We base the risk-free interest rate on the yields of UAE risk where our headquarter is located, plus a credit default spread for a company with similar risk profile to Anghami.

All the convertible notes were converted into Anghami shares in connection with the consummation of the Business Combination.

See Note 21 to our consolidated financial statements included elsewhere in this prospectus for additional information on the valuation models used in for our convertible notes.

Recently issued accounting pronouncements

The consolidated financial statements provide comparative information in respect of the previous periods. On January 1, 2019, we adopted IFRS 16, Leases, using the modified retrospective approach. See Note 3 to our audited consolidated financial statements for the year ended December 31, 2020 as included in this prospectus for further information on comparability following the adoption.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Loans and Warrants

•        Anghami entered into a convertible note agreement, dated October 3, 2018, with MEVP, pursuant to which MEVP has granted Anghami a convertible note amounting to $1,500,000, maturing on April 2, 2020, and subject to an interest rate of 8% per annum. Pursuant to an amended and restated convertible note agreement, dated September 24, 2020, the note was extended until April 2, 2021, subject to an interest rate of 9% per annum. On April 2, 2021, the convertible note reached maturity pursuant to which Khaleej 1 Ltd., an affiliate of MEVP, received 1,160 Class B Anghami Preferred Shares.

•        Anghami entered into a loan agreement, dated December 30, 2019, with MEVM Ltd, pursuant to which Anghami borrowed $450,000, repayable on March 31, 2020. Pursuant to an amendment, dated May 20, 2020, the repayment was extended, with $100,000 repayable on May 31, 2020 and October 31, 2020, $150,000 repayable on November 30, 2020 and the remaining $100,000 repayable on December 30, 2020. On December 17, 2020, MEVM Ltd assigned the loan to MEVP. Pursuant to a letter agreement, dated December 31, 2020, MEVP agreed to extend the payment date and the loan is repayable within five business days following the closing of a transaction in which our outstanding shares of capital stock are exchanged for or otherwise converted into securities that are publicly listed on a securities exchange, including through a merger, acquisition, business combination or similar transaction through a special purpose acquisition company, or November 15, 2021, whichever is earlier. Currently, Anghami owes $250,000 under this loan agreement.

•        Anghami entered into a convertible note agreement, dated February 5, 2019, with Samena Beats Holdings, pursuant to which Samena Beats Holding has granted Anghami a convertible note amounting to $3,000,000 maturing in April 2020 and subject to an interest rate of 8% per annum. Pursuant to an amended and restated convertible note agreement, dated September 24, 2020, the note was extended until April 2, 2021, subject to an interest rate of 9% per annum. On April 2, 2021, the convertible note reached maturity pursuant to which Samena Beats Holding received 2,204 Class B Preferred Shares.

•        Anghami entered into a convertible loan agreement, in May, 2020, with MEVP, pursuant to which MEVP has granted Anghami a convertible note amounting to $650,000 maturing on May 31, 2021, and subject to an interest rate of 9% per annum. On August 31, 2021, MEVP extended the maturity date of this convertible loan agreement to May 31, 2022.

•        Anghami entered into a loan agreement, dated August 5, 2021, with MEVP, pursuant to which Anghami borrowed $1,000,000, repayable on August 3, 2022. At or prior to maturity, and in case of an equity round, the lenders have the right either to get paid all the outstanding balance or convert the outstanding balance plus interest at 25% discount to the valuation set in the equity round into Class B Anghami Preferred Shares. At maturity and in case of absence of an equity round, the lenders have the right either to get paid all the outstanding balance or convert the outstanding balance plus interest at 25% discount of fair market value at the date of maturity into Class B Anghami Preferred Shares.

For more details on the convertible notes, please see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and our audited financial statements and related notes thereto. The outstanding convertible notes are expected to convert into equity shares of Anghami prior to the Business Combination closing.

Commercial Arrangements

•        Anghami entered into a marketing agreement, dated May 26, 2019, with MBC FZ LLC (“MBC”), a shareholder of Anghami, pursuant to which MBC provides advertising services to Anghami, featured in all MBC entertainment shows and formats. Anghami paid MBC $250,000 in marketing expenses for the year ended December 31, 2020.

•        Anghami entered into an operator billing agreement, dated October 15, 2013, and as amended on October 25, 2015, with Emirates Integrated Telecommunications Company, PJSC (“Du”), a shareholder of Anghami, pursuant to which Anghami uses Du’s billing services platform. Du is entitled to receive

30% of the net revenue collected on behalf of Anghami, in accordance with the terms and conditions of the agreement. Anghami paid Du $171,121 for payment processing for the year ended December 31, 2020. Pursuant to an amendment, we have also agreed to provide Anghami Plus, its Premium service, to Du which Du will in turn provide to its own customers. Du will pay Anghami for every customer that activates the Premium service, in line with specific pricing terms provided in the amendment.

•        Anghami entered into a revenue sharing agreement, dated March 11, 2014, with Etihad Etisalat Company (“Mobily”), a shareholder of Anghami, pursuant to which Anghami will provide content services through Mobily’s platform systems. Based on the type of service, Mobily will be entitled to a certain percentage share of the revenue, ranging from 35%-70%. Pursuant to an amendment, Anghami revised some of its content services, including providing Anghami Plus, its Premium service to Mobily which Mobily can then offer to its customers. Anghami paid Mobily $406,620 for payment processing for the year ended December 31, 2020.

Related Party Advances

•        In order to fund working capital deficiencies, certain of our officers and directors have made loans to the Company that are not interest bearing and do not have a specified repayment schedule. The current outstanding aggregate amount is $164,233, of which Anghami owes Edgard Maroun $68,400.

Shareholders’ Agreement

Anghami entered into an Amended and Restated Shareholders’ Agreement in, 2016, with Elias Habib, Edgard Maroun, MEVP Cayman Ltd., Mobily Ventures Holding S.P.c., MBC Ventures Limited, Digimusic Offshore SAL, Streaming Ltd., Samena Beats Holdings, and EITC Investment Holdings Limited. This Shareholders’ Agreement governs the terms of the relationship between the shareholder parties in relation to Anghami and its subsidiary, Digimusic. Each of Endeavor Catalyst 1 L.P., and Megladon Investments Limited have also entered into Deeds of Adherence to the Shareholder Agreement, in 2016 and 2017, respectively. This agreement contains customary terms, including in relation to management, sale and transfer of shares, pre-emptive rights, drag-along rights, lock-up and put options. Anghami terminated this Shareholders’ Agreement at Closing.

For descriptions of the Restrictive Covenant Agreements, Registration Rights Agreement and Lock-Up Agreement, please see the section entitled “Certain Agreements Related to the Business Combination.”

DESCRIPTION OF SECURITIES

We are a Cayman Islands exempted company and our affairs are governed by our Charter, the Companies Act and the common law of the Cayman Islands. Pursuant to our Charter which was adopted upon the closing of the Business Combination, we were authorized to issue 2,150,000,000 ordinary shares and 5,000,000 preference shares, par value of US$0.0001 each. As of February 3, 2022, 25,768,967 ordinary shares were issued and outstanding.

Ordinary Shares

Holders of ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by members.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preference Shares

Our board of directors (the “Anghami Inc. Board”) is authorized to issue preference shares from time to time in one or more series without member approval. The Anghami Inc. Board has the discretion under our Charter to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of our authorized but unissued undesignated shares, and the Anghami Inc. Board may issue those shares in series of preference shares, without any further member approval. The rights with respect to a series of preference shares may be greater than the rights attached the ordinary shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of ordinary shares until the Anghami Inc. Board determines the specific rights attached to any preference shares so issued. The effect of issuing preference shares could include, among other things, one or more of the following:

•        Restricting dividends in respect of the ordinary shares;

•        Diluting the voting power of the ordinary shares or providing that holders of preference shares have the right to vote on matters as a class;

•        Impairing the liquidation rights of the ordinary shares; or

•        Delaying or preventing a change of control of us.

Upon the consummation of the Business Combination, there were no preference shares outstanding, and we have no present plans to designate the rights of or to issue any preference shares.

Dividend Rights

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Anghami Inc. Board.

Variation of Rights

Under the our Charter, if our share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not we are being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of all of the holders of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Transfer of Shares

Members may transfer all or any of the member’s Shares in compliance with the rules and regulations of the designated stock exchange, the SEC and any other competent regulatory authority or as permitted by applicable law.

The Anghami Inc. Board may in its absolute discretion decline to register a transfer of Shares which are not fully paid up or on which we have a lien or issued under any share incentive scheme for employees upon which a transfer restriction imposed still exists. The Anghami Inc. Board may, but is not required to, decline to register a transfer of any Shares unless certain requirements are met.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Shares will be entitled to participate in any assets available for distribution in proportion to their shareholdings.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The our Charter permits indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default which may attach to such directors or officers. In addition, we entered into indemnification agreements with our directors and senior executive officers that provided such persons with additional indemnification beyond that provided in our Charter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Anti-Takeover Provisions in the Anghami Inc. Charter

Certain provisions in the Anghami Inc. Charter may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a member might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the ordinary shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with the Anghami Inc. Board.

Ordinary Shares

The authorized but unissued ordinary shares will be available for future issuance by the Anghami Inc. Board on such terms as the Anghami Inc. Board may determine, subject to any limitations in the Anghami Inc. Charter. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued ordinary shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Preference Shares

Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of us or make removal of management more difficult. If the Anghami Inc. Board decides to issue these preference shares, the price of ordinary shares may fall and the voting and other rights of the holders of ordinary shares may be materially adversely affected. Pursuant to the Anghami Inc. Charter, preference shares may be issued by us from time to time, and the Anghami Inc. Board is authorized (without any requirement for further member action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by our members). See “— Preference Shares.”

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Anghami Inc. Charter for a proper purpose and for what they believe in good faith to be in our best interests.

Classified Board

The Anghami Inc. Charter provide that, subject to the right of holders of any series of preference shares, the Anghami Inc. Board will be divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual general meeting. As a result, approximately one-third of the Anghami Inc. Board will be elected each year.

The classification of directors will have the effect of making it more difficult for members to change the composition of the Anghami Inc. Board. The Anghami Inc. Charter provide for a board comprised of between three and 12 directors, but in accordance with the Anghami Inc. Charter, the directors may increase or reduce the upper and lower limits of the number of directors. See the section entitled “Information about Executive Officers, Directors and Nominees.”

Unanimous Action by Written Consent

The Anghami Inc. Charter provide that members may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each member who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Amendment of Governing Documents

As permitted by Cayman Islands law, the Anghami Inc. Charter may only be amended by a special resolution of the members.

Member Proposals and Director Nominations

An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling extraordinary general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting.

The Anghami Inc. Charter provides for the ability of members to nominate candidates for election as directors and for the ability to bring business before a meeting of members, subject to meeting certain notice and delivery requirements.

General Meetings

The Companies Act provides members with only limited rights to requisition a general meeting, and does not provide member with any right to put any proposal before a general meeting. The Anghami Inc. Charter permit the Anghami Inc. Board or the chairperson of the Anghami Inc. Board to call general meetings. The Anghami Inc. Charter do not allow members to requisition a general meeting. The Anghami Inc. Articles, however, allows a member to put a proposal before a general meeting, subject to meeting certain notice and delivery requirements.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority members on a board of directors since it permits the minority member to cast all the votes to which the member is entitled on a single director, which increases the member’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Anghami Inc. Charter do not provide for cumulative voting.

Transactions with Interested Members

Cayman Islands law has no statute that prohibits certain business combinations with an interested member. However, although Cayman Islands law does not regulate transactions between a company and its significant members, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority members. Any merger or consolidation of us with one (1) or more constituent companies shall require the approval of a special resolution (66 2/3% of members at a general meeting where there is a quorum).

Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an Ordinary Resolution (simple majority standard) of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Anghami Inc. Charter, if Anghami Inc. is wound up, the liquidator may distribute the assets available for distribution amongst the members in proportion to the par value of the ordinary shares held by them at the commencement of the winding up subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to Anghami Inc. for unpaid calls or otherwise.

Rights of Non-Resident or Foreign Members

There are no limitations imposed by the Anghami Inc. Charter on the rights of non-resident or foreign members to hold or exercise voting rights on our shares. In addition, there are no provisions in the Anghami Inc. Charter governing the ownership threshold above which member ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, the Anghami Inc. Board is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records.

Waiver of Certain Corporate Opportunities

The Anghami Inc. Charter provides for a waiver of the obligation to provide business opportunities to us for directors, members and affiliates of members, in each case, other than an officer (including any officer that is also a director, or a member or an affiliate of such member, as the case may be) (as more particularly described in the Anghami Inc. Charter). Notwithstanding that the waiver does not apply to any officer, officers are not restricted from engaging, directly or indirectly, in other business ventures of every type and description (other than any competing business, except to the extent permitted under the Anghami Inc. Charter).

Directors

Appointment of Directors

The Anghami Inc. Board shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively with directors divided as nearly as possible into thirds among the classes. Directors shall be assigned to each class by the Anghami Inc. Board. At our 2022 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2023 annual general meeting of Anghami Inc., the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting of Anghami Inc., the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Anghami Inc., directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Directors hold office until the expiration of the director’s term, until a director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Directors are elected by a majority standard, which requires the number of votes cast for the person’s appointment to exceed the number of votes cast against the person’s appointment.

Removal of Directors

Under the Anghami Inc. Charter, a director may be removed from office only for cause by special resolution of Anghami Inc. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with such director’s creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns the office of director by notice in writing to the company; (iv) the director absents himself or herself (for the avoidance of doubt, without being represented by proxy) from three (3) consecutive meetings of the Anghami Inc. Board without special leave of absence from the Anghami Inc. Board, and the Anghami Inc. Board passes a resolution that he or she has by reason of such absence vacated office; or (v) is prohibited, by any applicable law or relevant code applicable to the listing of shares on the designated stock exchange, from being a director.

Filing Vacancies on the Anghami Inc. Board

Vacancies on the Anghami Inc. Board may be filled by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director (subject to the Companies Act, applicable law, or any rights of any preference shares).

A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves the remainder of the full term of the director whose death, resignation or removal created the vacancy and until his or her successor shall have been appointed and qualified.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of members;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the members provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by member approval at general meetings.

Meetings of Members

As a Cayman Islands exempted company, we are not obliged by law to call annual general meetings, however, directors are elected at annual general meetings.

Transfer Agent and Registrar

The transfer agent and registrar for ordinary shares is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares are listed on NASDAQ under the symbol “ANGH”.

Warrants

Service Warrants

The service warrants are identical in terms to the public warrants and form part of the same class as, the public warrants.

Private Placement Warrants and Private Placement Unit Warrants

The private placement warrants and private placement unit warrants are identical to the public warrants, except that the private placement warrants and the private placement unit warrants and the ordinary shares issuable upon exercise of such warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants and private placement unit warrants are non-redeemable so long as they are held by the Sponsor, I-Bankers or their permitted transferees. If the private placement warrants and private placement unit warrants are held by someone other than the Sponsor, I-Bankers or their permitted transferees, the private placement warrants and private placement unit warrants will be redeemable by the company and exercisable by such holders on the same basis as the public warrants.

Public Warrants

Each warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share (or such lower price as we may determine pursuant to the terms of the warrant agreement), subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the VMAC’s public offering and 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of the Business Combination, which will be February 3, 2027, at 5:00 p.m., New York City time (or such later date as we may determine pursuant to the terms of the warrant agreement), or earlier upon redemption or liquidation.

We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue an ordinary share upon exercise of a warrant unless ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

Redemption of Warrants

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in the Prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of the Business Combination) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Representative Warrants

VMAC granted to I-Bankers (and/or its designees) 500,000 warrants (the “representative warrants”) exercisable at $12.00 per share upon the closing of the VMAC’s IPO. We converted each of the former representative warrants at the effective time of the Vistas Merger into a right to acquire one ordinary share on substantially the same terms as were in effect immediately prior to the effective time of the Vistas Merger. The warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of VMAC’s registration statement and the closing of the Business Combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, I-Bankers has agreed that neither it nor its designees will be permitted to exercise the warrants after the five-year anniversary of the effective date of VMAC’s registration statement. The warrants grant to holders certain registration rights with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the warrants. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. We will have no obligation to net cash settle the exercise of the warrants. The holder of the warrants will not be entitled to exercise the warrants for cash unless a registration statement covering the securities underlying the warrants is effective or an exemption from registration is available.

Transfer Agent and Registrar

The transfer agent and registrar for our warrants is Continental Stock Transfer & Trust Company.

Listing

The public warrants are listed on NASDAQ under the symbol “ANGHW”.

Enforceability of Civil Liability under Cayman Islands Law

We have been advised by Maples and Calder (Dubai) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman

Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. We understand that the Cayman Islands Court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act, (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our members on notice that through your investment in us, you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while its affiliates and service providers who may receive this personal data from us in the conduct of its activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Member’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.      where this is necessary for the performance of its rights and obligations under any purchase agreements;

2.      where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

we anticipate disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SHARES ELIGIBLE FOR FUTURE SALE

Pursuant to our Charter which was adopted upon the closing of the Business Combination, we were authorized to issue 2,150,000,000 ordinary shares and 5,000,000 preference shares, par value of $0.0001 each. As of February 3, 2021, 25,768,967 ordinary shares were issued and outstanding. Additionally, as of February 3, 2022, we had 10,947,800 warrants to purchase ordinary shares at an exercise price of $11.50 per share issued and outstanding and 500,000 warrants to purchase ordinary shares at an exercise price of $12.00 per share issued and outstanding.

Our ordinary shares and public warrants that were issued in connection with the Business Combination are freely transferable without restriction or further registration under the Securities Act, other than any ordinary shares or public warrants issued to our “affiliates” or that were issued as the PIPE shares, the Share Based Payment shares, the Extension Payment shares. Persons who may be deemed our affiliates generally include individuals or entities that control, are controlled by or are under common control with, us and may include our directors and executive officers, as well as our principal shareholders. The PIPE shares, certain Share Based Payment shares and the Extension Payment shares were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder, and are not freely transferable. The ordinary shares and warrants issued to our “affiliates,” certain Share Based Payment shares and the Extension Payment shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act (see description below).

The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of ordinary shares and PIPE shares by certain securityholders pursuant to the subscription agreements and/or registration rights agreement with such shareholders. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market price of our ordinary shares.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares or Private Placement Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares or Private Placement Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of ordinary shares then outstanding; or

•        the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although we are a new registrant, ordinary shares and warrants may not be eligible for sale pursuant to Rule 144 without registration until one year after February 9, 2022 (the date on which we filed a Form 20-F including Form 10 type information after the Closing).

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Sponsor Letter Agreement

In connection with the execution of the Business Combination Agreement, VMAC delivered and entered into a letter sponsor letter agreement (the “Sponsor Letter Agreement”) with the Company, Vistas Merger Sub, Anghami Merger Sub, and other entities and individuals (the “Insiders”) who, collectively with Vistas Media Sponsor, LLC (the “Sponsor”), owned all of the Class B shares of VMAC (“Founder Shares”). Pursuant to the Sponsor Letter Agreement, the Sponsor and Insiders agreed, among other things, to a one-year lockup period for their Founder Shares until the earlier of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) the date when the closing price of VMAC common stock has equaled or exceeded $12.00 per share for 20 trading days within a 30-day trading period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all the Company stockholders having the rights to exchange their shares for cash, securities or other property. The Sponsor and each Insider also agreed to a 30-day lockup period following the Business Combination covering any private placement securities they receive.

The Sponsor Letter Agreement will automatically terminate on the expiration of all of the lock-up periods discussed in the above paragraph. In the event of a valid termination of the Business Combination Agreement, this Sponsor Letter Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, VMAC or the Company from any liability resulting from a breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

Lock-Up Agreements

Certain shareholders entered into formal lock-up agreements with the Company in connection with the Business Combination Agreements. Generally, the lock-up agreements provide that shareholders may not transfer any shares of common stock until the earlier of (A) six months after the Closing Date and (B) subsequent to the Closing Date, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Such shareholders may make transfers under two circumstances, however: (i) for estate planning if the shareholder is a natural person and transfers stock as a gift within their family or upon their death and (ii) to affiliates of the Company or parties to the Business Combination Agreement, so long as the transferee also signs and agrees to the terms of the Lock-Up Agreement.

The lock-up agreement together with the Sponsor Letter Agreement cover a total of 18,005,809 shares of which the lock-up agreements with respect to (i) 295,000 shares expire on the date that is 30 days after the closing date of the Business Combination, (ii) 15,210,809 shares expire on the date that is six months after the closing date of the Business Combination, and (iv) 2,500,000 shares held by the Sponsor and certain of its affiliates that expire on the earlier of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination.

Amended and Restated Registration Rights Agreement

On August 6, 2020, VMAC, Vistas Media Sponsor, LLC, I-Bankers Securities, Inc, and the initial stockholders (the “Initial Stockholders”) of VMAC entered into a Registration Rights Agreement which provides customary demand and piggyback registration rights. The Registration Rights Agreement also restricted the Initial Stockholders to a lock-up agreement barring sale of their Founder Shares lasting through the period ending on the earlier of (A) one year after the completion of VMAC’s initial Business Combination and (B) subsequent to the Business Combination, (x) the date when the closing price of VMAC common stock has equaled or exceeded $12.00 per share for 20 trading days within a 30-day trading period commencing at least 150 days after the Business Combination or (y) the date on which VMAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all VMAC stockholders having the rights to exchange their shares for cash, securities or other property.

Pursuant to the Registration Rights Agreement, VMAC agreed that, upon request of the Initial Stockholders, it will file with the SEC a registration statement registering the resale of certain VMAC shares held by the Initial Stockholders and VMAC will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof. However, during the period starting with the date sixty (60) days prior to VMAC’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a VMAC-initiated registration and provided that VMAC has delivered written notice to the Initial Stockholders prior to receipt of a shareholder request as noted above, and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable registration statement to become effective; (B) the shareholders have requested an underwritten registration and VMAC and the Initial Stockholders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the VMAC board such registration would be seriously detrimental to VMAC and the board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of ordinary shares as of February 3, 2022 by:

•        each person known by Anghami to beneficially own more than 5% of the outstanding ordinary shares;

•        each of Anghami Inc.’s named executive officers and directors; and

•        all of our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of ordinary shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any ordinary shares and as to which the holder has sole or shared voting power or investment power and also any ordinary shares which the holder has the right to acquire within 60 days of February 3, 2022 through the exercise of any option, conversion or any other right. The table does not include stock options and restricted shares held by the executive officers that do not vest or become exercisable, and do not provide voting rights, within 60 days of the date of this prospectus. As of February 3, 2022, there were 25,768,967 ordinary shares outstanding (excluding treasury shares).

	Number	% of Class
Executive Officers and Directors(1):
Edgard Jean Maroun	2,486,052	9.6%
Elias Nabil Habib	2,486,052	9.6%
Choucri Khairallah	113,451	*
Elie Abou Saleh	100,626	*
Omar Sukarieh	69,057	*
Hossam El Gamal	19,731	*
Raja Baz	78,922	*
Mary Monir Shafik Ghobrial	—	*
F. Jacob Cherian(2)	4,058,500	15.3	%(3)
Walid Samir Hanna(4)	7,680	*	(5)
Kaswara Saria Alkhatib	—	*
Maha Al-Qattan	37,320	*
Jana Yamani	—	*
Klaas Baks(6)	18,000	*
Abhayanand Singh(7)	3,808,500	14.4	%(3)
Fawad Tariq Khan	29,412	*
Wissam Moukahal	—	*
All directors and executive officers as a group (17 individuals)	9,504,803	35.9	%(8)
Five Percent or More Holders:
Entities affiliated with Vistas Media Sponsor, LLC(9)	3,808,500	14.4	%(3)
MBC Ventures Limited(10)	3,124,533	12.1%
MEVP Cayman LTD(11)	2,294,862	8.9%
Samena Beats Holdings(12)	1,976,608	7.7%
Mobily Ventures Holdings W.L.L.(13)	1,318,002	5.1%

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the company’s stock.

____________

*        Less than 1%.

(1)      Unless otherwise noted, the address of each director and executive officer of the Company is c/o Anghami Inc., 16th Floor, Al-Khatem Tower, WeWork Hub71, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(2)      Includes (i) 250,000 held of record by Mr. Cherian, (ii) 2,088,500 ordinary shares held of record by Vistas Media Sponsor, LLC, (iii) 1,000,000 shares held of record by Vistas Media Capital Pte. Ltd, (iv) 720,000 warrants to purchase ordinary shares held of record by Vistas Media Sponsor, LLC. Vistas Media Capital Pte. Ltd. and Mr. Cherian are the members of Vistas Media Sponsor, LLC. Mr. Cherian, Mr. Singh and Saurabh Gupta are the managers of Vistas Media Sponsor, LLC and share voting and investment discretion with respect to the common stock held of record by the Vistas Media Sponsor, LLC. Mr. Cherian disclaims any beneficial ownership of any shares held by Vistas Media Sponsor, LLC and Vistas Media Capital Pte. Ltd except to the extent of his respective pecuniary interest therein. The address for Mr. Cherian is c/o 30 Wall Street, 8th Floor, New York, New York 10005

(3)      The denominator used in calculating the percentage of beneficial ownership includes 720,000 ordinary shares issuable upon exercise of warrants beneficially owned by such person.

(4)      Includes (i) 5,840 ordinary shares and (ii) 1,840 warrants to purchase ordinary shares.

(5)      The denominator used in calculating the percentage of beneficial ownership includes 1,840 ordinary shares issuable upon exercise of warrants beneficially owned by such person.

(6)      The address for Mr. Baks is c/o 30 Wall Street, 8th Floor, New York, New York 10005

(7)      Includes (i) 2,088,500 ordinary shares held of record by Vistas Media Sponsor, LLC, (iii) 1,000,000 shares held of record by Vistas Media Capital Pte. Ltd, (iv) 720,000 warrants to purchase ordinary shares held of record by Vistas Media Sponsor, LLC. Vistas Media Capital Pte. Ltd. and Mr. Cherian are the members of Vistas Media Sponsor, LLC. Mr. Cherian, Mr. Singh and Saurabh Gupta are the managers of Vistas Media Sponsor, LLC and share voting and investment discretion with respect to the common stock held of record by the Vistas Media Sponsor, LLC. Mr. Singh disclaims any beneficial ownership of any shares held by Vistas Media Sponsor, LLC and Vistas Media Capital Pte. Ltd except to the extent of his respective pecuniary interest therein. The address for Mr. Singh is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(8)      The denominator used in calculating the percentage of beneficial ownership includes 721,840 ordinary shares issuable upon exercise of warrants beneficially owned by such person.

(9)      Includes (i) 2,088,500 ordinary shares held of record by Vistas Media Sponsor, LLC, (iii) 1,000,000 shares held of record by Vistas Media Capital Pte. Ltd, (iv) 720,000 warrants to purchase ordinary shares held of record by Vistas Media Sponsor, LLC. Vistas Media Capital Pte. Ltd. and Mr. Cherian are the members of Vistas Media Sponsor, LLC. Mr. Cherian, Mr. Singh and Saurabh Gupta are the managers of Vistas Media Sponsor, LLC and share voting and investment discretion with respect to the common stock held of record by the Vistas Media Sponsor, LLC. The address for Vistas Media Sponsor, LLC is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(10)    The address of MBC Ventures Limited is Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands. Sheikh Walid Al Brahim is the sole shareholder of MBC Ventures Limited.

(11)    The address of MEVP Cayman LTD is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Investment and voting decisions for MEVP Cayman LTD are made by a majority vote of its investment committees and/or the board of directors, as applicable. As a result, no single person controls investment or voting decisions with respect to the shares held by the MEVP Cayman LTD or has or shares beneficial ownership of such securities.

(12)    The address of Semena Beats Holdings is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(13)    The address of Mobily Ventures Holdings W.L.L. is Unit 1237, Building 574, Road 31, Block 611, Al-Himriya, Kingdom of Bahrain.

SELLING SECURITYHOLDERS

This prospectus relates to, among other things, the registration and resale by the selling securityholders set forth in the table below of (i) up to 15,968,836 ordinary shares, and (ii) up to 947,800 warrants, which includes (a) up to 152,800 service warrants, (b) up to 500,000 private placement warrants, and (c) up to 295,000 private placement unit warrants. This prospectus also relates to the issuance by us of up to 10,947,800 ordinary shares that may be issued to the applicable holder upon exercise of warrants, which includes (a) 10,000,000 ordinary shares issuable upon exercise of our public warrants, and (b) 947,800 ordinary shares, in the aggregate, issuable upon the exercise of our service warrants, private placement warrants and private placement unit warrants. In this prospectus, the term “selling securityholders” includes the entities identified in the table and in the footnotes in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus), and any donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution, membership distribution or other transfer) that acquire any of the securities covered by this prospectus after the date of this prospectus from the named selling securityholders. The selling securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. The selling securityholders identified below may have sold, transferred or otherwise disposed of some or all of their securities since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. We cannot advise you as to whether the selling securityholders will, in fact, sell any or all of such securities.

The ordinary shares and the warrants held by certain of the selling securityholders are subject to transfer restrictions, as described in the section titled “Shares Eligible For Future Sale.”

The following table sets forth, as of the date of this prospectus, the names of the selling securityholders, the aggregate number of ordinary shares and warrants beneficially owned by such selling securityholder immediately prior to the offering, the number of ordinary shares and warrants that may be sold by the selling securityholders under this prospectus and the number of ordinary shares and warrants that the selling securityholders will beneficially own after the ordinary shares and warrants are sold.

The percentage of beneficial ownership is calculated based on 25,768,967 ordinary shares outstanding as of February 3, 2022, adjusted for each owner’s warrants held by that person that are currently exercisable or exercisable within 60 days of February 3, 2022, if any. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of ordinary shares or warrants registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

Name and Address of Beneficial Owner(1)	Beneficially Owned Prior to Offering			Number of Ordinary Shares Being Offered	Number of Private Warrants Being Offered(22)	Number of Service Warrants Being Offered	Beneficially Owned After the Sale(1)
	Number of Ordinary Shares	Number of Private Warrants(22)	Number of Service Warrants				Number of Ordinary Shares	%	Number of Private Warrants	%	Number of Service Warrants	%
SHUAA Capital psc(2)	3,350,000	—	152,800	3,502,800	—	152,800	—	—	—	—	—	—
MBC Ventures Limited(3)	3,124,533	—	—	3,124,533	—	—	—	—	—	—	—	—
Edgard Jean Maroun	2,486,052	—	—	2,486,052	—	—	—	—	—	—	—	—
Elias Nabil Habib	2,486,052	—	—	2,486,052	—	—	—	—	—	—	—	—
Vistas Media Sponsor LLC(4)	2,088,500	720,000	—	2,808,500	720,000	—	—	—	—	—	—	—
Vistas Media Capital Pte. Ltd.(5)	1,000,000	—	—	1,000,000	—	—	—	—	—	—	—	—
F. Jacob Cherian(6)	250,000	—	—	250,000	—	—	—	—	—	—	—	—
PFVI, LLC(7)	225,000	—	—	225,000	—	—	—	—	—	—	—	—
deNovo Corporate Advisors Dubai Branch(8)	170,000	—	—	170,000	—	—	—	—	—	—	—	—
Choucri Khairallah	113,451	—	—	113,451	—	—	—	—	—	—	—	—
Elie Abou Saleh	100,626	—	—	100,626	—	—	—	—	—	—	—	—
Gurinder Ahluwalia	100,000	—	—	100,000	—	—	—	—	—	—	—	—
Raja Baz	78,922	—	—	78,922	—	—	—	—	—	—	—	—
Omar Sukarieh	69,057	—	—	69,057	—	—	—	—	—	—	—	—
Franklin Templeton Investment Funds Franklin Mena Fund(9)	56,000	—	—	56,000	—	—	—	—	—	—	—	—
Maha Al-Qattan	37,320	—	—	37,320	—	—	—	—	—	—	—	—
Exemplary Holdings Pte. Ltd.(10)	30,000	—	—	30,000	—	—	—	—	—	—	—	—
Fawad Tariq Khan	29,412	—	—	29,412	—	—	—	—	—	—	—	—
Benjamin Waisbren(11)	28,000	—	—	28,000	—	—	—	—	—	—	—	—
Jayesh Parekh(12)	22,500	—	—	22,500	—	—	—	—	—	—	—	—
IB Capital, LLC(13)	20,000	—	—	20,000	—	—	—	—	—	—	—	—
Hossam El Gamal	19,731	—	—	19,731	—	—	—	—	—	—	—	—
Klaas Baks(14)	18,000	—	—	18,000	—	—	—	—	—	—	—	—
Mare Iyeki(15)	18,000	—	—	18,000	—	—	—	—	—	—	—	—
Mishal Iyer(16)	10,000	—	—	10,000	—	—	—	—	—	—	—	—
Vipul Shah(17)	10,000	—	—	10,000	—	—	—	—	—	—	—	—
Sameer Parmar(18)	10,000	—	—	10,000	—	—	—	—	—	—	—	—
Walid Samir Hanna	7,680	—	—	7,680	—	—	—	—	—	—	—	—
Sergei Bespalov(19)	5,000	—	—	5,000	—	—	—	—	—	—	—	—
Daniel Santos(20)	5,000	—	—	5,000	—	—	—	—	—	—	—	—
I-Bankers Securities, Inc.(21)	—	75,000	—	75,000	—	—	—	—	—	—	—	—

____________

(1)      Unless otherwise noted, the address of each of the selling securityholders is c/o Anghami Inc., 16th Floor, Al-Khatem Tower, WeWork Hub71, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(2)      Includes (i) 3,350,000 ordinary shares held of record by SHUAA Capital psc, and (ii) 152,800 service warrants to purchase ordinary shares held of record by SHUAA Capital psc. Number of ordinary shares being offered includes 152,800 ordinary shares issuable upon exercise of an equal number of the service warrants. Shares held of record by SHUAA Capital psc include 3,346,080 shares for which SHUAA Capital psc serves as nominee for certain nondiscretionary accounts and funds over which it has no investment or voting control and SHUAA Capital psc and its officers, directors, managing directors and investment committee members expressly disclaim beneficial ownership with respect to all such shares. Investment and voting decisions for SHUAA Capital psc with respect to discretionary accounts or its own accounts are made by a majority vote of its investment committees and /or the board of directors, as applicable and in accordance with SHUAA Capital psc delegation of authority. As a result, no single person controls investment or voting decisions with respect to the shares held by the SHUAA Capital psc or has or shares beneficial ownership of such securities and its officers, directors, managing directors and investment committee members expressly disclaim beneficial ownership with respect to all such securities. The address of SHUAA Capital psc is The H Hotel Dubai, Office Tower, Level 15, Office No. 1502 P.O. Box 31045, Dubai, UAE.

(3)      The address of record of MBC Ventures Limited is Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands. Sheikh Walid Al Brahim is the sole shareholder of MBC Ventures Limited.

(4)      Includes (i) 2,088,500 ordinary shares held of record by Vistas Media Sponsor LLC, (ii) 500,000 private placement warrants to purchase ordinary shares held of record by Vistas Media Sponsor LLC, and (iii) 220,000 private placement unit warrants held of record by Vistas Media Sponsor, LLC. Number of ordinary shares being offered includes 720,000 ordinary shares issuable upon exercise of an equal number of the private placement warrants and private placement unit warrants. The address of record for Vistas Media Sponsor LLC is 30 Wall Street, 8th Floor, New York, New York 10005.

(5)      The address of record for Vistas Media Capital Pte. Ltd is 95B Club Street, Singapore 069463.

(6)      The address of record for Mr. Cherian is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(7)      The address of record for PFVI, LLC is 16 Park Avenue, Unit 15C, New York, New York 10016.

(8)      The address of record for deNovo Corporate Advisors Dubai Branch is Emirates Towers, Level 25, P.O. Box 9948, Dubai, UAE.

(9)      The address of record for Franklin Templeton Investment Funds Franklin Mena Fund is the Gate, East Wing, 2nd Level, DIFC, PO Box 506613, Dubai, UAE.

(10)    The address of record for Exemplary Holdings Pte. Ltd. is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(11)    The address of record for Mr. Waisbren is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(12)    The address of record for Mr. Parekh is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(13)    The address of record for IB Capital, LLC is 1483 Ashford Avenue #402, San Juan, Puerto Rico, 00907.

(14)    The address of record for Mr. Baks is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(15)    The address of record for Mr. Iyeki is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(16)    The address of record for Mr. Iyer is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(17)    The address of record for Mr. Shah is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(18)    The address of record for Mr. Parmar is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(19)    The address of record for Mr. Bespalov is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(20)    The address of record for Mr. Santos is c/o 30 Wall Street, 8th Floor, New York, New York 10005.

(21)    Includes 75,000 private placement unit warrants to purchase ordinary shares held of record by I-Bankers Securities, Inc. Number of ordinary shares being offered represents 75,000 ordinary shares issuable upon exercise of an equal number of the private placement unit warrants. The address of record for I-Bankers Securities, Inc. is 535 5th Avenue, New York, NY 10017.

(22)    Includes both the private placement warrants and private placement unit warrants.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the selling securityholders of (i) up to 15,968,836 ordinary shares, and (ii) up to 947,800 warrants, which includes (a) up to 152,800 service warrants, (b) up to 500,000 private placement warrants, and (c) up to 295,000 private placement unit warrants. This prospectus also relates to the issuance by us of up to 10,947,800 ordinary shares that may be issued to the applicable holder upon exercise of warrants, which includes (a) 10,000,000 ordinary shares issuable upon exercise of our public warrants, and (b) 947,800 ordinary shares, in the aggregate, issuable upon the exercise of our service warrants, private placement warrants and private placement unit warrants (collectively, the “securities”).

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the securities covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of securities to be made directly or through agents.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders.

Selling securityholders may be subject to the restrictions on transfer of shares of Rule 144 under the securities Act if such selling securityholder is deemed an “affiliate” of VMAC immediately prior to the Effective Time or an “affiliate” of Anghami following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Anghami or VMAC (as appropriate) and may include the executive officers, directors and significant shareholders of Anghami or VMAC (as appropriate).

The term “selling securityholders” include donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the selling securityholders as a gift, pledge, partnership or membership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

The securities offered by this prospectus may be sold from time to time to purchasers:

•        directly by the selling securityholders,

•        to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the securities,

•        through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans,

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions,

•        any other method permitted pursuant to applicable law, and

•        a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the selling securityholders.

The securities may be sold in one or more transactions at:

•        fixed prices;

•        prevailing market prices at the time of sale;

•        prices related to such prevailing market prices;

•        varying prices determined at the time of sale; or

•        negotiated prices.

These sales may be effected in one or more transactions:

•        on any securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including NASDAQ;

•        in the over-the-counter market;

•        in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•        any other method permitted by applicable law; or

•        through any combination of the foregoing.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The selling securityholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of securities by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholder will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the securities under this prospectus. Further, we cannot assure you that the selling securityholder will not transfer, distribute, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholder and any other person participating in the sale of the securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The ordinary shares and the warrants held by certain of the selling securityholders are subject to transfer restrictions, as described in the section titled “Shares Eligible For Future Sale.”

With respect to those securities being registered pursuant to the PIPE or the Registration Rights Agreement we have agreed to indemnify or hold harmless the selling securityholders and all of their officers, directors, and agents of each, and control persons, as applicable, against certain liabilities, including certain liabilities under the Securities Act. Such selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the securities being registered hereby and the offer and sale of our ordinary shares and Warrants by our selling securityholders. With the exception of the registration fee payable to the SEC, all amounts are estimates.

Expense	Amount
SEC registration fee		$32,797.72
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS

The validity of the ordinary shares to be issued in connection with the Business Combination has been passed upon by Maples and Calder (Dubai) LLP. The validity of the Warrants offered by this prospectus has been passed upon by Norton Rose Fulbright US LLP.

EXPERTS

The consolidated financial statements of Anghami at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in the prospectus of Anghami Inc., which is referred to and made a part of this prospectus and Registration Statement, have been audited by Ernst & Young — Middle East (Abu Dhabi), independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2.1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of VMAC included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Prager Metis CPAs, LLC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Cayman Islands

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as its agent upon whom process may be served in any action brought against us under the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, of which this prospectus forms a part, including exhibits, under the Securities Act with respect to the ordinary shares and warrants offered by this prospectus. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our share capital. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also make available on our website, free of charge, our annual reports on Form 20-F and the text of our reports on Form 6-K, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is www.anghami.com/investors. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this Report.

INDEX TO FINANCIAL STATEMENTS

VISTAS MEDIA ACQUISITION COMPANY INC.

ANGHAMI

VISTAS MEDIA ACQUISITION COMPANY INC.
BALANCE SHEET
(Unaudited)

	September 30, 2021	December 31, 2020
		(Restated)
ASSETS
Current Assets
Cash	$38,408	$709,879
Total Current Assets	38,408	709,879

Cash held in Trust Account	101,072,860	100,049,603
Total Assets	101,111,268	100,759,482

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$135,000	$155,000
Loan payable – Sponsor	1,000,000	—
Total Current Liabilities	1,135,000	155,000

Derivative warrant liabilities	8,171,976	10,278,450
Total Liabilities	9,306,976	10,433,450
Commitments and Contingencies
Class A common stock subject to possible redemption, 10,000,000 shares issued and outstanding at redemption value of $10.00 per share at September 30, 2021 and December 31, 2020	100,000,000	100,000,000

Stockholders’ Equity
Preferred Stock - $0.0001 par value; 1,000,000 shares authorized; 1,000,000 shares non issued.	—	—

Common Stock Class A - $0.0001 par value; 380,000,000 shares authorized; 330,000 shares issued and outstanding (excluding 10,000,000 subject to redemption)	33	33

Common Stock Class B - $0.0001 par value; 20,000,000 shares authorized; 2,500,000 shares issued and outstanding	250	250

Additional paid-in capital	—	—
Accumulated deficit	(8,195,991)	(9,674,252)
Total Stockholders’ Deficit	(8,195,708)	(9,673,969)
Total Liabilities and Stockholders’ Deficit	$101,111,268	$100,759,482

The accompanying notes are an integral part of the unaudited financial statements

VISTAS MEDIA ACQUISITION COMPANY INC.
STATEMENT OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended September 30, 2021	From Inception March 27, 2020 to September 30, 2020
	September 30, 2021	September 30, 2020
		(Restated)		(Restated)
Revenues	$—	$—	$—	$—

Operating Expenses
General and administrative expenses	213,687	314,875	651,470	316,465
Total Operating Expenses	213,687	314,875	651,470	316,465
Net Loss from Operations	(213,687)	(314,875)	(651,470)	(316,465)

Other Income
Interest income	7,792	16,585	23,257	16,585
Change in fair value of warrant liabilities	4,654,445	9,036,000	2,106,475	9,036,000
Total other Income	4,662,237	9,052,585	2,129,732	9,052,585

Net Income	4,448,550	8,737,710	1,478,262	8,736,120

Weighted average shares outstanding of Class A common stock	10,330,000	5,789,341	10,330,000	2,817,273
Basic and diluted net income per stock, Class A	0.35	1.05	0.12	1.64
Weighted average shares outstanding of Class B common stock	2,500,000	2,500,000	2,500,000	2,500,000
Basic and diluted net income per stock, Class B	0.35	1.05	0.12	1.64

The accompanying notes are an integral part of the unaudited financial statements

VISTAS MEDIA ACQUISITION COMPANY INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
(Unaudited)

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance – January 1, 2021 (As Restated)	2,830,000	283	—	(9,674,252)	(9,673,969)
Net income	—	—	—	2,514,225	2,514,225
Balance – March 31, 2021 (As Restated)	2,830,000	283	—	(7,160,027)	(7,159,744)
Net loss	—	—	—	(5,484,514)	(5,484,514)
Balance – June 30, 2021 (As Restated)	2,830,000	283	—	(12,644,541)	(12,644,258)
Net income	—	—	—	4,448,550	4,448,550
Balance at September 30, 2021	2,830,000	283	—	(8,195,991)	(8,195,708)

FOR THE PERIOD THREE MONTHS ENDED SEPTEMBER 30, 2020 AND
FOR THE PERIOD FROM MARCH 27, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance – March 27, 2020 (inception)	—	—	—	—	—
Issuance of Class B common stock to sponsor	2,500,000	250	24,750	—	25,000
Net loss	—	—	—	(1,590)	(1,590)
Balance – June 30, 2020	2,500,000	250	24,750	(1,590)	23,410
Accretion for Class A common stock to redemption amount	—	—	(24,750)	(14,155,056)	(14,179,806)
Net income	—	—	—	8,736,120	8,736,120
Balance – September 30, 2020 (As Restated)	2,500,000	250	—	(5,420,526)	(5,420,276)

The accompanying notes are an integral part of the unaudited financial statements

VISTAS MEDIA ACQUISITION COMPANY INC.
STATEMENT OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30, 2021	From Inception March 27, 2020 to September 30, 2020
		(Restated)
Cash Flows from Operating Activities:
Net Income	$1,478,262	$8,736,120
Change in fair value of warrant liabilities	(2,106,475)	(9,036,000)
Interest earned on marketable securities held in trust account	(23,257)	(16,584)
Adjustments to reconcile net income to net cash used in operating activities:
Changes in operating liability:
Change in accounts payable	(20,000)	1,000
Net Cash used in Operating Activities	(671,472)	(315,464)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,000,000)	(100,000,000)
Net Cash used in Investing Activities	(1,000,000)	(100,000,000)

Cash flows from Financing Activities
Gross proceeds from sale of Units, net of commissions	—	99,000,000
Proceeds from issuance of common stock to sponsor	—	25,000
Proceeds from sale of Private Units	—	2,700,000
Proceeds from note payable – related party, net	—	384,978
Repayment of note payable – related party, net	—	(353,500)
Payment of offering cost	—	(593,806)
Proceeds of loan from sponsor	1,000,000	—
Net Cash Provided by Financing Activities	1,000,000	101,162,672

Net increase in cash	(671,472)	847,208
Cash and cash equivalents at beginning of period	709,879	—
Cash and cash equivalents at end of period	$38,408	$847,208

The accompanying notes are an integral part of the unaudited financial statements

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. Description of Organization and Business Operations

Vistas Media Acquisition Company Inc. (the “Company”) was incorporated in Delaware on March 27, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for an initial business combination on companies that are positioned to benefit directly from the growth of digitally available content. While the Company’s efforts to identify a target will not be limited to any particular media and entertainment segment or geography, it intends to focus its search on content, film, post -production and/or visual effects facilities, animation, streaming, augmented and virtual reality, music, digital media, gaming and e-sports. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

The Company’s sponsor is Vistas Media Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

As of September 30, 2021, the Company had not yet commenced any operations. All activity for the period from March 27, 2020 (inception) through September 30, 2021, relates to the Company’s formation and the initial public offering (“Public Offering” or “IPO”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company anticipates it will generate income in the form of interest income from the proceeds derived from the IPO and placed in Trust Account (as defined below) as described below.

Public Offering

The Company completed the sale of 10,000,000 units (the “Units”) at an offering price of $10.00 per Unit in the Public Offering on August 11, 2020. Simultaneously with the closing of the Public Offering, the Company consummated the private placement (the “Private Placement”) of an aggregate of 295,000 private placement units (the “Private Placement Units”) and 500,000 private placement warrants (the “Private Placement Warrants”). The Sponsor purchased 220,000 Private Placement Units and I-Bankers Securities, Inc. (“I-Bankers”) purchased 75,000 Private Placement Units at a price of $10.00 per Private Placement Unit. The Sponsor also purchased 500,000 Private Placement Warrants at a price of $1.00 per Private Warrant. The sale of the 10,000,000 Units in the Public Offering (the “Public Units”) generated gross proceeds of $100,000,000, less underwriting commissions of $1,750,000 (1.75% of the gross proceeds of the Public Offering) and other offering costs of $593,806. The Private Placement Units and Private Placement Warrants generated $3,450,000 of gross proceeds.

Each Unit consists of one (1) share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and one (1) redeemable warrant to purchase one share of Class A Common Stock (collectively, with the Private Placement Warrants and the warrants underlying the Private Placement Units, the “Warrants”). One Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

The Company also granted the underwriters a 30-day option to purchase up to 1,500,000 additional Units at the Public Offering price less the underwriting discounts.

The Trust Account

Upon completion of the Public Offering, $100,000,000 of proceeds were held in the Company’s trust account at UBS Financial Services Inc., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”), and will be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Unless and until the Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Public Offering and the Private Placement held outside the Trust Account.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. Description of Organization and Business Operations (cont.)

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Initial Business Combination by August 11, 2021, 12 months from the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a business combination); or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Initial Business Combination by August 11, 2021, 12 months from the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a business combination) (see Note 8 and Note 9) (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Company’s public shares (the “public stockholders”).

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account. There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

If the Company holds a stockholder meeting to approve the Initial Business Combination, a public stockholder will have the right to redeem its public shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination by August 11, 2021, 12 months from the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a business combination) (see Note 8 and Note 9), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 12 months of the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. Description of Organization and Business Operations (cont.)

business combination). However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

As discussed in Note 8 and Note 9, on August 10, 2021, the First Extension Payment was deposited by the Sponsor into the Company’s trust account to extend the August 11, 2021, deadline to November 11, 2021, and on November 09, 2021, the Second Extension Payment was deposited by the Sponsor into the Company’s trust account to extend the deadline to February 11, 2022.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. The Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

NOTE 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000. As of September 30, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Income Per Common Share

Net income per share is computed by dividing net income by the weighted average number of Common Stock outstanding during the period. At September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company. As a result, diluted income per share is the same as basic income per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of September 30, 2021.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. Summary of Significant Accounting Policies (cont.)

reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants (and the Public Warrants for periods where no observable traded price was available) are valued using a Modified Black Scholes Model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common Stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Common Stock (including Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Common Stock are classified as shareholders’ equity. The Company’s Class A Common Stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021 and December 31, 2020, Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A Common Stock resulted in charges against additional paid-in capital and accumulated deficit.

At September 30, 2021 and December 31, 2020, the Class A Common Stock reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	100,000,000
Less:
Proceeds allocated to Public Warrants	(10,400,000)
Class A common stock issuance costs	(3,779,806)
Plus:
Accretion of carrying value to redemption value	14,179,806
Class A common stock subject to possible redemption	100,000,000

NOTE 3. Restatement of Previously Issued Financial Statements

In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of the Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its financial statements to classify all Class A common stock as temporary equity and any related impact, as the threshold in its charter would not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside of permanent equity.

The reclassification of amounts from permanent equity to temporary equity result in non-cash financial statement corrections and will have no impact on the Company’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has restated its earnings per share calculation

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. Restaement of Previously Issued Financial Statements (cont.)

to allocate income and losses shared pro rata between Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, Class A and Class B common stock share pro rata in the income and losses of the Company.

The impact of the revision on the Company’s financial statements is reflected in the following table:

	As Previously Reported
Balance Sheet as of December 31, 2020		Adjustment	As Revised
Common stock subject to possible redemption	$85,326,031	$14,673,969	$100,000,000
Class A Common stock	$180	$(147)	33
Class B Common stock	$250	—	$250
Additional paid-in capital	$4,057,934	$(4,057,934)	—
Accumulated deficit	$941,637	$(10,615,889)	$(9,674,252)
Total Stockholders’ Equity (Deficit)	$5,000,001	$(14,673,970)	$(9,673,969)
Statement of Stockholders Equity (Deficit) for the Period of March 31, 2020 through December 31, 2020 (Audited)
Common stock subject to possible redemption	$85,326,031	$14,673,969	$100,000,000

NOTE 4. Related Party Transactions

Founder Shares

On April 30, 2020, the Sponsor purchased an aggregate of 2,875,000 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.009 per share. On July 1, 2020, the Sponsor transferred 225,000 Founder Shares to PFVI, LLC for a purchase price of $1,500,000. On August 6, 2020, the Sponsor transferred an aggregate of 334,000 Founder Shares to members of its management team and 172,500 Founder Shares to certain of its affiliates.

The Founder Shares are identical to the shares of common stock included in the Units and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares and the shares of common stock underlying the Private Placement Units are subject to certain transfer restrictions, and (ii) the Sponsor has entered into a letter agreement, pursuant to which it has agreed (A) to waive its redemption rights with respect to the Founder Shares, and the shares of common stock underlying the Private Placement Units and the Public Units in connection with the completion of a Business Combination and (B) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and the shares of common stock underlying the Private Placement Units if the Company fails to complete a Business Combination within 12 months from the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination) (see Note 8 and Note 9).

With certain limited exceptions, the Founder Shares are not transferable, assignable or saleable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of an initial Business Combination or earlier of (B) subsequent to the Company’s initial Business Combination, (i) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 4. Related Party Transactions (cont.)

Private Placements

In addition, the Sponsor purchased, pursuant to written agreements, an aggregate of 220,000 Private Placement Units at $10.00 per Private Placement Unit and 500,000 Private Placement Warrants at $1.00 per Private Placement Warrant for aggregate proceeds of $2,700,000. This purchase took place on a private placement basis simultaneously with the completion of the Initial Public Offering. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Administrative Service Fee

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. The total amounts of administrative service fees expensed for the three months and nine months ended September 30, 2021, were $30,000 and $90,000, respectively. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). As of September 30, 2021, no Working Capital Loans have been issued.

Extension Loans

The Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $1,000,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, up to an aggregate of $2,000,000. Any such payments would be made in the form of a loan. The terms of the loan in connection with the loan have not yet been negotiated. If the Company completes a Business Combination, the Company will repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. As of September 30, 2021, company has received an extension loan $1,000,000 from sponsors.

Registration Rights

The holders of the Founder Shares, private placement securities (and underlying securities) and units that may be issued upon conversion of working capital loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. Notwithstanding the foregoing, I-Bankers may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement for the Public Offering and may not exercise its demand rights on more than one occasion.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 4. Related Party Transactions (cont.)

Business Combination Marketing Agreement

The Company has engaged I-Bankers in connection with its business combination to assist it in holding meetings with stockholders to discuss the potential business combination and the target business’ attributes, introduce it to potential investors that are interested in purchasing its securities in connection with its initial business combination, assist it in obtaining stockholder approval for the business combination and assist it with its press releases and public filings in connection with the business combination. The scope of engagement excludes identifying and/or evaluating possible acquisition candidates. Pursuant to the Company’s agreement with I-Bankers, the marketing fee payable to I-Bankers will be 2.75% of the gross proceeds of the Public Offering. However, if the Company has not consummated its business combination within 12 months from the closing of the Public Offering and the Sponsor elects to extend such period to consummate a business combination by an additional three months and, pursuant to the trust agreement, deposits $1,000,000 (or up to $1,150,000 depending on the extent to which the underwriters’ over-allotment option is exercised) into the trust account, then the marketing fee payable to I-Bankers will be reduced to 1.75% of the gross proceeds of the Public Offering.

Representative’s Shares

On August 11, 2020, the Company issued an aggregate of 35,000 Representative’s Shares to the underwriters, in connection with their services as underwriters for the IPO. The underwriters have agreed not to transfer, assign, or sell any of Representative’s Shares until the completion of the Company’s initial Business Combination. In addition, the underwriters agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the Representative’s Shares if the Company fails to complete its initial Business Combination within the Combination Period.

Based on the IPO price of $10.00 per Unit, the fair value of the 35,000 Common Stock was $350,000, which was an expense of the IPO resulting in a charge directly to stockholders’ equity upon the completion of the IPO.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of the Company in connection with the IPO, pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Representative’s Warrants

On August 11, 2020, the Company issued an aggregate of 500,000 Representative’s Warrants, exercisable at $12.00 per share, to the underwriters in connection with their services as underwriters for the IPO. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement of the Company and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five-year anniversary of the effective date of the registration statement. The Company accounted for the 500,000 warrants as an expense of the IPO resulting in a charge directly to stockholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $1,086,000 (or $2.172 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative’s Warrants granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 31.5%, (2) risk-free interest rate of 0.29%, share price at $10.00 with a strike price at $12.00 and (3) expected life of five years.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 4. Related Party Transactions (cont.)

The Representative’s Warrants and such shares purchased pursuant to the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 360 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grant to holder’s demand and “piggyback” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the Common Stock issuable upon exercise of the Representative’s Warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of Common Stock issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of Common Stock at a price below its exercise price.

NOTE 5. Stockholder’s Equity

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share.

On April 30, 2020, the Company issued 2,875,000 shares of Class B common stock, including an aggregate of up to 375,000 shares of Class B common stock that were subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Public Offering (excluding the Private Placement Units).

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders and excluding the Private Placement Units), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. Stockholders’ Equity (cont.)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue-sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor, I-Bankers or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, I- Bankers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

A.     in whole and not in part;

B.     at a price of $0.01 per warrant;

C.     upon a minimum of 30 days’ prior written notice of redemption; and

D.     if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. Stockholders’ Equity (cont.)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

If the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 6. Fair Value Instruments

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. Fair Value Instruments (cont.)

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Level 1	Level 2	Level 3
U. S. Money Market funds	101,072,860
Public Warrants	7,000,000
Private Warrants			1,171,975

Derivative Warrant Liability

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s balance sheet. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s statement of operations.

Initial Measurement and Subsequent Measurement

The Company established the initial fair value for the Warrants on August 11, 2020, the date of the closing of the Initial Public Offering. The company used a Monte Carlo simulation model to value the Public Warrants and a Black-Scholes model to value the Private Warrants.

On September 30, 2021, the Company used NASDAQ trading price of warrants for valuing the Public Warrants and used Black-Scholes model to value the Private Warrants.

The key inputs used into the Monte Carlo simulation and the Black-Scholes models used for warrant valuation from initial valuation till September 30, 2021, are detailed below:

	August 11, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
	(Initial Measurement)
Risk-free interest rate	0.39%	0.41%	0.99%	1.10%	0.94%
Expected term (years)	5	5	5	5	5
Expected volatility	20%	15%	12%	16%	14%
Exercise price	$11.50	$11.50	$11.50	$11.50	$11.50
Stock price	$9.48	$10.09	$9.90	$9.99	$10.07
Dividend yield	—	—	—	—	—

The following table presents the changes in the fair value of derivative warrant liability:

	Private Warrants	Public Warrants	Derivative Warrant Liability
Fair Value of Warrants as of December 31, 2020	1,178,450	9,100,000	10,278,450
Change in warrant valuation	(310,800)	(2,400,000)	(2,710,800)
Fair Value of Warrants as of March 31, 2021	867,650	6,700,000	7,567,650
Change in warrant valuation	525,770	4,733,000	5,258,770
Fair Value of Warrants as of June 30, 2021	1,393,420	11,433,000	12,826,420
Change in warrant valuation	(221,445)	(4,433,000)	(4,654,445)
Fair Value of Warrants as of September 30, 2021	1,171,975	7,000,000	8,171,975

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. Merger Agreement

On March 3, 2021, Vistas Media Acquisition Company Inc. (“VMAC” or the “Company”) entered into a Business Combination Agreement (the “Business Combination Agreement”) with Anghami, a Cayman Islands exempted company (“Anghami”), Anghami Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Anghami (“Pubco”), Anghami Vista 1, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Vistas Merger Sub”), and Anghami Vista 2, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Anghami Merger Sub”), pursuant to which (i) the Company will merge with and into Vistas Merger Sub, with the Company surviving the merger and continuing as a subsidiary of Pubco, with each outstanding share of the Company converting into the right to receive one share of Pubco and each outstanding warrant of the Company converting into warrants to purchase shares of Pubco on the same terms (the “Vistas Merger”), and (ii) Anghami will merge with and into Anghami Merger Sub, with Anghami surviving the merger and continuing as a subsidiary of Pubco and Anghami’s shareholders receiving shares of Pubco (the “Anghami Merger”). Upon consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), Anghami and the Company will continue to exist as wholly owned subsidiaries of Pubco.

The Business Combination implies an initial pro-forma enterprise valuation of the combined company of approximately $220 million. Upon the closing of the Business Combination (the “Closing”), Anghami’s shareholders will be entitled to receive either all stock consideration or a combination of cash and stock consideration with an aggregate value of $180 million.

The stock consideration payable to Anghami’s shareholders will be an amount of shares of Pubco equal to (a) $180 million in enterprise value minus the cash consideration paid to such shareholders (if any), divided by (b) $10.00.

Anghami shareholders will receive cash consideration only if the available cash (as further described below) exceeds $50,000,000, in which case the cash consideration will be calculated as the lesser of (i)(A) such available cash minus the outstanding indebtedness of Pubco for borrowed money with a maturity date of more than one year as of the Closing multiplied by (B) 0.3, or (ii) the available cash minus such indebtedness referred to in clause (i)(A) above minus $50,000,000. The available cash at Closing will be calculated by (i) adding the amount available to be released from the Company’s trust account, after taking into account redemptions by the Company’s stockholders, in addition to any cash or cash equivalents of the Company and the net proceeds of private placements of shares of the Company’s common stock to occur immediately prior to the Closing, for which the Company currently has commitments of $40 million, and (ii) subtracting transaction expenses of the Company and Anghami related to the Business Combination. Notwithstanding the foregoing, the cash consideration payable to Anghami shareholders will be reduced, and shareholders will receive a proportional increase in stock consideration at a price of $10.00 per share, by the minimum amount necessary for Pubco to satisfy the “substantiality” test of Treasury Regulation 1.367(a)-3(c)(3)(iii), but if such “substantiality” test cannot be met if the cash consideration is reduced to zero (with the proportional increase in stock consideration) then no such reduction in cash consideration will be made.

Pubco’s board of directors will consist of eleven individuals allocated among three classes, and a majority of those directors will qualify as independent directors under applicable rules of the Nasdaq Capital Market (“Nasdaq”). Immediately after the Closing, the following individuals will be designated and appointed to the Pubco board of directors: (i) three directors designated by the Company prior to the Closing, including at least two who qualify as independent directors under Nasdaq rules, with none appointed to the first class, two appointed to the second class and one appointed to the third class; (ii) six directors designated by Anghami prior to the Closing, including at least three who qualify as independent directors under Nasdaq rules, with one appointed to the first class, two appointed to the second class, and three appointed to the third class; and (iii) two directors designated by Shuaa Capital psc (“Shuaa”), both appointed to the first class and at least one of whom will qualify as an independent director under Nasdaq rules. In the event the number of directors on the board changes prior to the Closing, the rights to designate directors will be adjusted such that Anghami will retain the ability to designate a majority of the directors.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. Merger Agreement (cont.)

The parties to the Business Combination Agreement have made customary representations, warranties and covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of the Company and Anghami and its subsidiaries prior to the closing of the Business Combination.

The closing of the Business Combination is subject to certain customary conditions, including, among other things: (i) the approval by VMAC’s stockholders of the Business Combination Agreement, the Business Combination, and certain other actions related thereto; (ii) Anghami and the Company each receiving evidence that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the Closing; (iii) VMAC having at least $40 million of cash at the closing of the Business Combination, consisting of cash held in its trust account and the aggregate amount of cash actually invested in (or contributed to) the Company pursuant to the Subscription Agreements (as defined below), after giving effect to redemptions of public shares, if any, but before giving effect to the consummation of the closing of the Business Combination and the payment of Anghami’s and VMAC’s outstanding transaction expenses as contemplated by the Business Combination Agreement; (iv) the shares of Class A common stock of Pubco to be issued in connection with the Business Combination having been approved for listing on Nasdaq subject only to official notice of issuance thereof and (v) the execution of the Sponsor Agreement Amendment and the Registration Rights Agreement.

The Business Combination Agreement may be terminated by VMAC or Anghami under certain circumstances, including, among others, (i) by written consent of VMAC and Anghami, (ii) by either VMAC or Anghami if the closing of the Business Combination has not occurred on or before December 31, 2021, and (iii) by VMAC or Anghami if VMAC has not obtained the required approval of its stockholders.

The Business Combination Agreement contains representations, warranties and covenants that the parties to the Business Combination Agreement made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about VMAC, Anghami or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Sponsor Agreement

In connection with the Company’s entrance into the Business Combination Agreement, it will also enter into a Sponsor Agreement (the “Sponsor Agreement”) with Anghami, Vistas Media Sponsor, LLC (the “Sponsor”) and certain of the Company’s officers, the members of the Company’s board of directors and other holders of the Company’s common stock (the “SPAC Insiders”), pursuant to which, among other things, the SPAC Insiders will agree to vote any of the Company’s shares of common stock held by them in favor of the Business Combination

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. Merger Agreement (cont.)

and to not redeem any such shares at the special meeting of stockholders to be held in connection with the Business Combination. In addition, the SPAC Insiders will agree to not transfer (i) any of the Company’s shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”), held by them for one year after the Closing, subject to certain permitted transfers and a potential early release of such restrictions as set forth therein, and (ii) any private placement warrants or any shares of Class A common stock issued or issuable upon exercise thereof until 30 days after the Closing. The Sponsor Agreement will amend and restate that certain letter agreement, dated as of August 6, 2020, between the Company and the SPAC Insiders that was entered into in connection with the Company’s initial public offering.

Restrictive Covenant Agreements

In connection with the Company’s entrance into the Business Combination Agreement, it also entered into Restrictive Covenant Agreements (the “Restrictive Covenant Agreements”) pursuant to which, among other things, certain executive officers of Anghami (the “Anghami Executives”) agreed that, for a period of two years, the Anghami Executives will not (i) work for or with, own, invest in, render any service or advice to or otherwise assist (in each case, whether or not for compensation) or act as an officer, director, employee, partner or independent contractor, directly or indirectly, for any competing music streaming business in several countries in the Middle East and North Africa region and (ii) solicit, hire, induce, encourage or attempt to solicit, hire, induce or encourage any employee of Pubco, Vistas, the Company or its subsidiaries to leave the employ of such entity.

Subscription Agreements

The Company and Pubco entered into subscription agreements (the “Subscription Agreements”), each dated as of March 3, 2021, with (i) Shuaa and (ii) Vistas Media Capital Pte. Ltd. (“Vistas Media Capital”), the parent of the Sponsor, pursuant to which, among other things, the Company agreed to issue and sell, in private placements to close immediately prior to the closing of the Business Combination, an aggregate of 4,000,000 shares of the Company’s Class A common stock for $10 per share, 3,000,000 of which will be issued to Shuaa and 1,000,000 of which will be issued to Vistas Media Capital.

Amended and Restated Registration Rights Agreement

In connection with the Company’s entrance into the Business Combination Agreement, it will also enter into an Amended and Restated Registration Rights Agreement (the “A&R RRA”) with Pubco, the Sponsor, I-Bankers Securities Inc. (“I-Bankers”), the Company’s directors and officers, the SPAC Insiders and certain of Anghami’s shareholders, which, among other things, will amend and restate the registration rights agreement entered into by and among the Company, the Company’s initial directors, officers, the SPAC Insiders, I-Bankers and the Sponsor at the time of the Company’s initial public offering. Pursuant to the terms of the A&R RRA, among other things, Pubco will provide the parties to the A&R RRA certain demand, piggyback and shelf registration rights.

Lock-Up Agreement

In connection with the Company’s entrance into the Business Combination Agreement, Pubco will also enter into a Lock-Up Agreement (the “Lock-Up Agreement”) with certain of Anghami’s shareholders, pursuant to which, among other things, such shareholders will agree to not transfer any shares of Anghami held by them prior to 6 months after the Closing, subject to certain permitted transfers and a potential early release of such restrictions as set forth therein.

NOTE 8. Promissory Note

On August 10, 2021, an aggregate of $1,000,000 (the “Extension Payment”) was deposited by Vistas Media Sponsor, LLC, a Delaware limited liability company (“Sponsor”), into the trust account of the Company for the Company’s public stockholders, representing $0.10 per public share, which enables the Company to extend the period of time it

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. Promissory Note (cont.)

has to consummate its Initial Business Combination by three months to November 11, 2021 (the “Extension”). The Extension is the first of up to two three-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its proposed Initial Business Combination with Anghami, Inc.

The Sponsor loaned the Extension Payment to the Company in order to support the Extension and caused the Extension Payment to be deposited in the Company’s trust account for its public stockholders. In connection with the Extension Payment, the Company issued to Sponsor an unsecured promissory note (the “Note”) having a principal amount equal to the amount of the Extension Payment. The Note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

The following events constitute events of default under the Note:

1.      Failure to make the required payments under the Note when due;

2.      The voluntary liquidation of the Company; and

3.      The involuntary bankruptcy of the Company

The Note was issued pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

NOTE 9. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below or in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

October 13, 2021, Anghami publicly filed a Registration Statement on Form F-4, including a preliminary proxy statement/prospectus, with the SEC.

On November 09, 2021, an aggregate of $1,000,000 (the “Second Extension Payment”) was deposited by the Sponsor into the trust account of the Company for the Company’s public stockholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its Initial Business Combination by three months to February 11, 2022 (the “Second Extension”). The Second Extension is the second of two three-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its proposed Initial Business Combination with Anghami, Inc.

The Sponsor loaned the Second Extension Payment to the Company in order to support the Second Extension and caused the Second Extension Payment to be deposited in the Company’s trust account for its public stockholders. In connection with the First Extension Payment, the Company issued to Sponsor an unsecured promissory note (the “Second Note”) having a principal amount equal to the amount of the Second Extension Payment. The Second Note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

The following events constitute events of default under the Second Note:

1.      Failure to make the required payments under the Note when due.

2.      The voluntary liquidation of the Company; and

3.      The involuntary bankruptcy of the Company

The Note was issued pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Vistas Media Acquisition Company Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Vistas Media Acquisition Company Inc. (the Company) as of December 31, 2020, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from March 27, 2020 (date of inception) through December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from March 27, 2020 (date of inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

In addition, management has re-evaluated the Company’s application of ASC 480-10-S99-3A to its accounting classification of the redeemable shares of Class A common stock, par value $0.0001 per share (the “Public Shares”), issued as part of the units sold in the Company’s initial public offering (the “IPO”) on August 11, 2020. Historically, a portion of the Public Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, the Company’s management has determined that the Public Shares include certain provisions that require classification of the Public Shares as temporary equity regardless of the minimum net tangible assets required to complete the Company’s initial business combination.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Prager Metis CPA’s LLC

We have served as the Company’s auditor since 2020

Hackensack, New Jersey
April 15, 2021, except for Note 2A, as to which the date is May 24, 2021 and Note 2B as to which the date is November 22, 2021.

VISTAS MEDIA ACQUISITION COMPANY INC.
BALANCE SHEET
DECEMBER 31, 2020
(As Restated)

ASSETS
Current Assets
Cash	$709,879
Total Current Assets	709,879

Cash held in Trust Account	100,049,603
Total Assets	100,759,482

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$155,000
Total Current Liabilities	155,000

Derivative warrant liabilities	10,278,450
Total Liabilities	10,433,450
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 10,000,000 shares issued and outstanding at redemption value of $10.00 per share at December 31, 2020	100,000,000

Stockholders’ Equity
Preferred Stock – $0.0001 par value; 1,000,000 shares authorized; 1,000,000 shares non issued	—
Common Stock Class A – $0.0001 par value; 380,000,000 shares authorized; 330,000 shares issued and outstanding (excluding 10,000,000 subject to redemption)	33
Common Stock Class B – $0.0001 par value; 20,000,000 shares authorized; 2,500,000 shares issued and outstanding	250
Additional paid-in capital	—
Accumulated deficit	(9,674,252)
Total Stockholders’ Deficit	(9,673,969)
Total Liabilities and Stockholders’ Deficit	$100,759,482

The accompanying notes are an integral part of the financial statements

VISTAS MEDIA ACQUISITION COMPANY INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Revenues	$—

Operating Expenses
General and administrative expenses	576,316
Total Operating Expenses	576,316

Net Loss from Operations	(576,316)

Other Income
Interest income	49,603
Change in fair value of warrant liabilities	1,468,350
Total other Income	1,517,953

Net Income	941,637

Basic and diluted net income per share	$0.35
Weighted average number of common shares outstanding	2,669,140

The accompanying notes are an integral part of the financial statements

VISTAS MEDIA ACQUISITION COMPANY INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM MARCH 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

	Common Stock		Additional Paid In Capital	Accumulated Deficit/Income	Total Stockholder’s Equity
	Shares	Amount
Balance at Inception March 27, 2020	—	—	—	—	—
Issuance of common stock to sponsor	2,500,000	250	24,750	—	25,000
Sale of 10,000,000 Units, net of underwriting discount and offering expenses and warrant fair value	10,000,000	1,000	86,058,394	—	86,059,394
Private placement	220,000	22	2,199,978	—	2,200,000
Issuance of shares to underwriters	110,000	11	1,099,989	—	1,100,000
Net Income for the period	—	—	—	941,637	941,637
Common stock subject to redemption	(10,000,000)	(1,000)	(89,383,111)	(10,615,889)	(100,000,000)
Balance at December 31, 2020	2,830,000	283	—	(9,674,252)	(9,673,969)

The accompanying notes are an integral part of the financial statements

VISTAS MEDIA ACQUISITION COMPANY INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Cash Flows from Operating Activities:

Net Income	$941,637
Change in fair value of warrant liabilities	(1,468,350)
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(49,603)
Changes in operating liability:
Increase in accounts payable	155,000
Net Cash used in Operating Activities	(421,316)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(100,000,000)
Net Cash used in Investing Activities	(100,000,000)

Cash flows from Financing Activities
Gross proceeds from sale of Units, net of commissions	98,931,195
Proceeds from sale of Private Units	2,200,000
Proceeds from note payable – related party, net	384,978
Repayment of note payable – related party, net	(384,978)
Net Cash Provided by Financing Activities	101,131,195

Net increase in cash	709,879
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	709,879

The accompanying notes are an integral part of the financial statements

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 1. Description of Organization and Business Operations

Vistas Media Acquisition Company Inc. (the “Company”) was incorporated in Delaware on March 27, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for an initial business combination on companies that are positioned to benefit directly from the growth of digitally available content. While the Company’s efforts to identify a target will not be limited to any particular media and entertainment segment or geography, it intends to focus its search on content, film, post -production and/or visual effects facilities, animation, streaming, augmented and virtual reality, music, digital media, gaming and e-sports. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

The Company’s sponsor is Vistas Media Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period from March 27, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Public Offering” or “IPO”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company anticipates it will generate income in the form of interest income from the proceeds derived from the IPO and placed in Trust Account (as defined below) as described below.

Public Offering

The Company completed the sale of 10,000,000 units (the “Units”) at an offering price of $10.00 per Unit in the Public Offering on August 11, 2020. Simultaneously with the closing of the Public Offering, the Company consummated the private placement (the “Private Placement”) of an aggregate of 295,000 private placement units (the “Private Placement Units”) and 500,000 private placement warrants (the “Private Placement Warrants”). The Sponsor purchased 220,000 Private Placement Units and I-Bankers Securities, Inc. (“I-Bankers”) purchased 75,000 Private Placement Units at a price of $10.00 per Private Placement Unit. The Sponsor also purchased 500,000 Private Placement Warrants at a price of $1.00 per Private Warrant. The sale of the 10,000,000 Units in the Public Offering (the “Public Units”) generated gross proceeds of $100,000,000, less underwriting commissions of $1,750,000 (1.75% of the gross proceeds of the Public Offering) and other offering costs of $593,806. The Private Placement Units and Private Placement Warrants generated $3,450,000 of gross proceeds.

Each Unit consists of one (1) share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and one (1) redeemable warrant to purchase one share of Class A Common Stock (collectively, with the Private Placement Warrants and the warrants underlying the Private Placement Units, the “Warrants”). One Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

The Company also granted the underwriters a 30-day option to purchase up to 1,500,000 additional Units at the Public Offering price less the underwriting discounts.

The Trust Account

Upon completion of the Public Offering, $100,000,000 of proceeds were held in the Company’s trust account at UBS Financial Services Inc., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”), and will be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Unless and until the Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Public Offering and the Private Placement held outside the Trust Account.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 1. Description of Organization and Business Operations (cont.)

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Initial Business Combination by August 11, 2021, 12 months from the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a business combination); or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Initial Business Combination by August 11, 2021, 12 months from the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a business combination) (see Note 7) (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Company’s public shares (the “public stockholders”).

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account. There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

If the Company holds a stockholder meeting to approve the Initial Business Combination, a public stockholder will have the right to redeem its public shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination by August 11, 2021, 12 months from the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a business combination) (see Note 7), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 12 months of the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 1. Description of Organization and Business Operations (cont.)

business combination). However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. The Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

NOTE 2. Restatement of Previously Issued Financial Statements

Restatement of Previously Issued Financial Statements (Part A)

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. The Company previously accounted for the Warrants as component of equity.

In response to the SEC Statement, the Company reevaluated the accounting treatment of (i) the 10,000,000 redeemable warrants (the “Public Warrants”) that were included in the Units issued by the Company in its IPO and (ii) the 1,295,000 redeemable warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the IPO. The Company previously accounted for the Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity, the Company concluded that the terms of the Warrant Agreement preclude the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, management concluded that the Warrants should be recorded as derivative liabilities on the Balance Sheet and measured at fair value at issuance (on the date of the consummation of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of the change. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and the Private Placement, which were previously charged to stockholders’ equity, should be allocated to the Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.

The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate (i) the Company’s previously issued audited financial statements as of December 31, 2020. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 2. Restatement of Previously Issued Financial Statements (cont.)

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:

Balance Sheet at December 31, 2020	As Previously Reported	Adjustments	As Restated
Warrant Liability Initial August 11, 2020	—	11,746,800	11,746,800
Change in fair value of warrants	—	(1,468,350)	(1,468,350)
Total Liabilities		10,278,450	10,278,450
Class A common stock subject to possible redemption	95,604,481	(10,278,450)	85,326,031
Class A common stock	77	103	180
Additional paid-in capital	5,526,387	(1,468,453)	4,057,934
Accumulated deficit	(526,713)	1,468,350	941,637
Class B common stock	250	—	250
Total Stockholders’ Equity	5,000,001	—	5,000,001

Statement of Operations for the period from March 27, 2020 (inception) through December 31, 2020
Change in fair value of warrant liabilities	—	1,468,350	1,468,350
Total other income	49,603	1,468,350	1,517,953
Net Income (Loss)	(526,713)	1,468,350	941,637
Basic and diluted net Income (loss) per stock	(0.16)	0.52	0.33

Statement of Cash Flows for the period from March 27, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net Income (Loss)	(526,713)	1,468,350	941,637
Change in fair value of warrant liabilities	—	1,468,350	1,468,350

Restatement of Previously Issued Financial Statements (Part B)

In addition, has re-evaluated the Company’s application of ASC 480-10-S99-3A to its accounting classification of the redeemable shares of Class A common stock, par value $0.0001 per share (the “Public Shares”), issued as part of the units sold in the Company’s initial public offering (the “IPO”) on August 11, 2020. Historically, a portion of the Public Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, the Company’s management has determined that the Public Shares include certain provisions that require classification of the Public Shares as temporary equity regardless of the minimum net tangible assets required to complete the Company’s initial business combination.

In connection with the preparation of the Company’s financial statements, as of September 30, 2021, management determined it should revise its previously reported financial statements. The Company determined, effective with the closing of the Company’s Initial Public Offering and shares sold pursuant to the exercise of the underwriters’ overallotment, it had improperly allocated its Class A Common stock subject to possible redemption between temporary equity and permanent equity. The Company previously determined the Class A Common stock subject to possible redemption classified as temporary equity, to be equal to the redemption value of $10.00 per Class A Common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Accordingly, the Company classified a portion of its Class A Common stock within permanent equity. Effective with these quarterly financial statements, Management determined that the Class A Common stock issued

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 2. Restatement of Previously Issued Financial Statements (cont.)

during the Initial Public Offering and pursuant to the exercise of the underwriters’ overallotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that temporary equity should include all Class A Common stock subject to possible redemption, resulting in the Class A Common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A Common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A Common stock.

In connection with the change in presentation for the Class A Common stock subject to redemption, the Company also revised its earnings per share calculation to allocate net income (loss) evenly to Class A and Class B Common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of Common stock share pro rata in the income (loss) of the Company. The changes to the earnings per share calculation is considered to be immaterial.

There has been no change in the Company’s total assets, liabilities or operating results.

The impact of the revision on the Company’s financial statements is reflected in the following table:

Balance Sheet as of December 31, 2020	As Previously Reported	Adjustment	As Revised
Common stock subject to possible redemption	$85,326,031	$14,673,969	$100,000,000
Class A Common stock	$180	$(147)	33
Class B Common stock	$250	—	$250
Additional paid-in capital	$4,057,934	$(4,057,934)	—
Accumulated deficit	$941,637	$(10,615,889)	$(9,674,252)
Total Stockholders’ Equity (Deficit)	$5,000,001	$(14,673,970)	$(9,673,969)

Statement of Stockholders Equity (Deficit) for the Period of March 31, 2020 through December 31, 2020 (Audited)
Common stock subject to possible redemption	$85,326,031	$14,673,969	$100,000,000

NOTE 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 3. Summary of Significant Accounting Policies (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000. As of December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Income Per Common Stock

Net income per stock is computed by dividing net income by the weighted average number of Common stock outstanding during the period. At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into Common stock and then share in the earnings of the Company. As a result, diluted income per share is the same as basic income per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2020.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 3. Summary of Significant Accounting Policies (cont.)

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants (and the Public Warrants for periods where no observable traded price was available) are valued using a Modified Black Scholes Model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

NOTE 4. Related Party Transactions

Founder Shares

On April 30, 2020, the Sponsor purchased an aggregate of 2,875,000 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.009 per share. On July 1, 2020, the Sponsor transferred 225,000 Founder Shares to PFVI, LLC for a purchase price of $1,500,000. On August 6, 2020, the Sponsor transferred an aggregate of 334,000 Founder Shares to members of its management team and 172,500 Founder Shares to certain of its affiliates.

The Founder Shares are identical to the shares of common stock included in the Units and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares and the shares of common stock underlying the Private Placement Units are subject to certain transfer restrictions, and (ii) the Sponsor has entered into a letter agreement, pursuant to which it has agreed (A) to waive its redemption rights with respect to the Founder Shares, and the shares of common stock underlying the Private Placement Units and the Public Units in connection with the completion of a Business Combination and (B) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and the shares of common stock underlying the Private Placement Units if the Company fails to complete a Business Combination within 12 months from the closing of the Public Offering (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination).

With certain limited exceptions, the Founder Shares are not transferable, assignable or saleable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of an initial Business Combination or earlier of (B) subsequent to the Company’s initial Business Combination, (i) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends,

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 4. Related Party Transactions (cont.)

reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placements

In addition, the Sponsor purchased, pursuant to written agreements, an aggregate of 220,000 Private Placement Units at $10.00 per Private Placement Unit and 500,000 Private Placement Warrants at $1.00 per Private Placement Warrant for aggregate proceeds of $2,700,000. This purchase took place on a private placement basis simultaneously with the completion of the Initial Public Offering. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Administrative Service Fee

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. As of December 31, 2020, the Company has paid $85,000 which is presented as general and administrative expense on the accompanying statement of operations.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). As of December 31, 2020, no Working Capital Loans have been issued.

Extension Loans

The Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $1,000,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, up to an aggregate of $2,000,000. Any such payments would be made in the form of a loan. The terms of the loan in connection with the loan have not yet been negotiated. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. As of December 31, 2020, company has nil loan balance.

Registration Rights

The holders of the Founder Shares, private placement securities (and underlying securities) and units that may be issued upon conversion of working capital loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 4. Related Party Transactions (cont.)

for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. Notwithstanding the foregoing, I-Bankers may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement for the Public Offering and may not exercise its demand rights on more than one occasion.

Business Combination Marketing Agreement

The Company has engaged I-Bankers in connection with its business combination to assist it in holding meetings with stockholders to discuss the potential business combination and the target business’ attributes, introduce it to potential investors that are interested in purchasing its securities in connection with its initial business combination, assist it in obtaining stockholder approval for the business combination and assist it with its press releases and public filings in connection with the business combination. The scope of engagement excludes identifying and/or evaluating possible acquisition candidates. Pursuant to the Company’s agreement with I-Bankers, the marketing fee payable to I-Bankers will be 2.75% of the gross proceeds of the Public Offering. However, if the Company has not consummated its business combination within 12 months from the closing of the Public Offering and the Sponsor elects to extend such period to consummate a business combination by an additional three months and, pursuant to the trust agreement, deposits $1,000,000 (or up to $1,150,000 depending on the extent to which the underwriters’ over-allotment option is exercised) into the trust account, then the marketing fee payable to I-Bankers will be reduced to 1.75% of the gross proceeds of the Public Offering.

Representative’s Shares

On August 11, 2020, the Company issued an aggregate of 35,000 Representative’s Shares to the underwriters, in connection with their services as underwriters for the IPO. The underwriters have agreed not to transfer, assign, or sell any of Representative’s Shares until the completion of the Company’s initial Business Combination. In addition, the underwriters agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the Representative’s Shares if the Company fails to complete its initial Business Combination within the Combination Period. Based on the IPO price of $10.00 per Unit, the fair value of the 35,000 Common stock was $350,000, which was an expense of the IPO resulting in a charge directly to stockholders’ equity upon the completion of the IPO.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of the Company in connection with the IPO, pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Representative’s Warrants

On August 11, 2020, the Company issued an aggregate of 500,000 Representative’s Warrants, exercisable at $12.00 per share, to the underwriters in connection with their services as underwriters for the IPO. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement of the Company and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five-year anniversary of the effective date of the registration statement. The Company

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 4. Related Party Transactions (cont.)

accounted for the 500,000 warrants as an expense of the IPO resulting in a charge directly to stockholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $1,086,000 (or $2.172 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative’s Warrants granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 31.5%, (2) risk-free interest rate of 0.29%, share price at $10.00 with a strike price at $12.00 and (3) expected life of five years.

The Representative’s Warrants and such shares purchased pursuant to the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 360 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grant to holder’s demand and “piggyback” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the Common stock issuable upon exercise of the Representative’s Warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of Common stock issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of Common stock at a price below its exercise price.

NOTE 5. Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share.

On April 30, 2020, the Company issued 2,875,000 shares of Class B common stock, including an aggregate of up to 375,000 shares of Class B common stock that were subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Public Offering (excluding the Private Placement Units).

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders and excluding the Private Placement Units), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 5. Stockholders’ Equity (cont.)

or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue-sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor, I-Bankers or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, I- Bankers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

A.     in whole and not in part;

B.     at a price of $0.01 per warrant;

C.     upon a minimum of 30 days’ prior written notice of redemption; and

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 5. Stockholders’ Equity (cont.)

D.     if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

If the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 6. Fair Value Instruments

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 6. Fair Value Instruments (cont.)

There were no assets measured on a recurring basis at fair value at December 31, 2020. At December 31, 2020, there were cash and marketable securities held in trust in the amount of $100,049,603 with a fair value hierarchy of Level 1 that was used as valuation inputs by the Company to determine such fair value.

Derivative Warrant Liability

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s balance sheet. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s statement of operations. The Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs.

Initial Measurement and Subsequent Measurement

The Company established the initial fair value for the Warrants on August 11, 2020, the date of the closing of the Initial Public Offering, and subsequent fair value as of December 31, 2020. The Public Warrants and Private Placement Warrants are measured at fair value on a recurring basis, using an Options Pricing Model (the “OPM”).

The Company utilizes the OPM to value the Warrants at each reporting period, with any subsequent changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in the OPM are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. The aforementioned warrant liability is not subject to qualified hedge accounting.

	August 11, 2020 (Initial Measurement)	December 31, 2020
Risk-free interest rate	0.39%	0.41%
Expected term (years)	5	5
Expected volatility	20%	15%
Exercise price	$11.50	$11.50
Stock price	$9.48	$10.09
Dividend yield	0%	0%

The following table presents the changes in the fair value of derivative warrant liability:

	Private Placement	Public	Derivative Warrant Liability
Fair value as of January 1, 2020
Initial measurement on August 11, 2020	1,346,800	10,400,000	11,746,800
Change in valuation inputs or other assumptions(1)	168,350	1,300,000	1,468,350
Fair value as of December 31, 2020	1,178,450	9,100,000	10,278,450

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of warrant liability in the statement of operations.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 7. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below or in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Merger Agreement

On March 3, 2021, Vistas Media Acquisition Company Inc. (“VMAC” or the “Company”) entered into a Business Combination Agreement (the “Business Combination Agreement”) with Anghami, a Cayman Islands exempted company (“Anghami”), Anghami Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Anghami (“Anghami Inc.”), Anghami Vista 1, a Cayman Islands exempted company and wholly-owned subsidiary of Anghami Inc. (“Vistas Merger Sub”), and Anghami Vista 2, a Cayman Islands exempted company and wholly-owned subsidiary of Anghami Inc. (“Anghami Merger Sub”), pursuant to which (i) the Company will merge with and into Vistas Merger Sub, with the Company surviving the merger and continuing as a subsidiary of Anghami Inc., with each outstanding share of the Company converting into the right to receive one share of Anghami Inc. and each outstanding warrant of the Company converting into warrants to purchase shares of Anghami Inc. on the same terms (the “Vistas Merger”), and (ii) Anghami will merge with and into Anghami Merger Sub, with Anghami surviving the merger and continuing as a subsidiary of Anghami Inc. and Anghami shareholders receiving shares of Anghami Inc. (the “Anghami Merger”). Upon consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), Anghami and the Company will continue to exist as wholly owned subsidiaries of Anghami Inc..

The Business Combination implies an initial pro-forma enterprise valuation of the combined company of approximately $220 million. Upon the closing of the Business Combination (the “Closing”), Anghami shareholders will be entitled to receive either all stock consideration or a combination of cash and stock consideration with an aggregate value of $180 million.

The stock consideration payable to Anghami shareholders will be an amount of shares of Anghami Inc. equal to (a) $180 million in enterprise value minus the cash consideration paid to such shareholders (if any), divided by (b) $10.00.

Anghami shareholders will receive cash consideration only if the available cash (as further described below) exceeds $50,000,000, in which case the cash consideration will be calculated as the lesser of (i)(A) such available cash minus the outstanding indebtedness of Anghami Inc. for borrowed money with a maturity date of more than one year as of the Closing multiplied by (B) 0.3, or (ii) the available cash minus such indebtedness referred to in clause (i)(A) above minus $50,000,000. The available cash at Closing will be calculated by (i) adding the amount available to be released from the Company’s trust account, after taking into account redemptions by the Company’s stockholders, in addition to any cash or cash equivalents of the Company and the net proceeds of private placements of shares of the Company’s common stock to occur immediately prior to the Closing, for which the Company currently has commitments of $40 million, and (ii) subtracting transaction expenses of the Company and Anghami related to the Business Combination. Notwithstanding the foregoing, the cash consideration payable to Anghami shareholders will be reduced, and shareholders will receive a proportional increase in stock consideration at a price of $10.00 per share, by the minimum amount necessary for Anghami Inc. to satisfy the “substantiality” test of Treasury Regulation 1.367(a)-3(c)(3)(iii), but if such “substantiality” test cannot be met if the cash consideration is reduced to zero (with the proportional increase in stock consideration) then no such reduction in cash consideration will be made.

Anghami Inc.’s board of directors will consist of eleven individuals allocated among three classes, and a majority of those directors will qualify as independent directors under applicable rules of the Nasdaq Capital Market (“Nasdaq”). Immediately after the Closing, the following individuals will be designated and appointed to the Anghami Inc. board of directors: (i) three directors designated by the Company prior to the Closing, including at least two who qualify as independent directors under Nasdaq rules, with none appointed to the first class, two

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 7. Subsequent Events (cont.)

appointed to the second class and one appointed to the third class; (ii) six directors designated by Anghami prior to the Closing, including at least three who qualify as independent directors under Nasdaq rules, with one appointed to the first class, two appointed to the second class, and three appointed to the third class; and (iii) two directors designated by Shuaa Capital psc (“Shuaa”), both appointed to the first class and at least one of whom will qualify as an independent director under Nasdaq rules. In the event the number of directors on the board changes prior to the Closing, the rights to designate directors will be adjusted such that Anghami will retain the ability to designate a majority of the directors.

The parties to the Business Combination Agreement have made customary representations, warranties and covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of the Company and Anghami and its subsidiaries prior to the closing of the Business Combination.

The closing of the Business Combination is subject to certain customary conditions, including, among other things: (i) the approval by VMAC’s stockholders of the Business Combination Agreement, the Business Combination, and certain other actions related thereto; (ii) Anghami and the Company each receiving evidence that Anghami Inc. qualifies as a foreign private issuer pursuant to Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the Closing; (iii) VMAC having at least $40 million of cash at the closing of the Business Combination, consisting of cash held in its trust account and the aggregate amount of cash actually invested in (or contributed to) the Company pursuant to the Subscription Agreements (as defined below), after giving effect to redemptions of public shares, if any, but before giving effect to the consummation of the closing of the Business Combination and the payment of Anghami’s and VMAC’s outstanding transaction expenses as contemplated by the Business Combination Agreement; (iv) the shares of Class A common stock of Anghami Inc. to be issued in connection with the Business Combination having been approved for listing on Nasdaq subject only to official notice of issuance thereof and (v) the execution of the Sponsor Agreement Amendment and the Registration Rights Agreement.

The Business Combination Agreement may be terminated by VMAC or Anghami under certain circumstances, including, among others, (i) by written consent of VMAC and Anghami, (ii) by either VMAC or Anghami if the closing of the Business Combination has not occurred on or before December 31, 2021, and (iii) by VMAC or Anghami if VMAC has not obtained the required approval of its stockholders.

The foregoing description of the Business Combination Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Business Combination Agreement contains representations, warranties and covenants that the parties to the Business Combination Agreement made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about VMAC, Anghami or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 7. Subsequent Events (cont.)

Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Sponsor Agreement

In connection with the Company’s entrance into the Business Combination Agreement, it will also enter into a Sponsor Agreement (the “Sponsor Agreement”) with Anghami, Vistas Media Sponsor, LLC (the “Sponsor”) and certain of the Company’s officers, the members of the Company’s board of directors and other holders of the Company’s common stock (the “SPAC Insiders”), pursuant to which, among other things, the SPAC Insiders will agree to vote any of the Company’s shares of common stock held by them in favor of the Business Combination and to not redeem any such shares at the special meeting of stockholders to be held in connection with the Business Combination. In addition, the SPAC Insiders will agree to not transfer (i) any of the Company’s shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”), held by them for one year after the Closing, subject to certain permitted transfers and a potential early release of such restrictions as set forth therein, and (ii) any private placement warrants or any shares of Class A common stock issued or issuable upon exercise thereof until 30 days after the Closing. The Sponsor Agreement will amend and restate that certain letter agreement, dated as of August 6, 2020, between the Company and the SPAC Insiders that was entered into in connection with the Company’s initial public offering.

The foregoing description of the Sponsor Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Agreement, the form of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Restrictive Covenant Agreements

In connection with the Company’s entrance into the Business Combination Agreement, it also entered into Restrictive Covenant Agreements (the “Restrictive Covenant Agreements”) pursuant to which, among other things, certain executive officers of Anghami (the “Anghami Executives”) agreed that, for a period of two years, the Anghami Executives will not (i) work for or with, own, invest in, render any service or advice to or otherwise assist (in each case, whether or not for compensation) or act as an officer, director, employee, partner or independent contractor, directly or indirectly, for any competing music streaming business in several countries in the Middle East and North Africa region and (ii) solicit, hire, induce, encourage or attempt to solicit, hire, induce or encourage any employee of Anghami Inc., Vistas, the Company or its subsidiaries to leave the employ of such entity.

The foregoing description of the Restrictive Covenant Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Restrictive Covenant Agreements, the form of which is filed as Exhibit 10.2 hereto and are incorporated by reference herein.

Subscription Agreements

The Company and Anghami Inc. entered into subscription agreements (the “Subscription Agreements”), each dated as of March 3, 2021, with (i) Shuaa and (ii) Vistas Media Capital Pte. Ltd. (“Vistas Media Capital”), the parent of the Sponsor, pursuant to which, among other things, the Company agreed to issue and sell, in private placements to close immediately prior to the closing of the Business Combination, an aggregate of 4,000,000 shares of the Company’s Class A common stock for $10 per share, 3,000,000 of which will be issued to Shuaa and 1,000,000 of which will be issued to Vistas Media Capital.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 7. Subsequent Events (cont.)

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Subscription Agreements, the form of which is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

Amended and Restated Registration Rights Agreement

In connection with the Company’s entrance into the Business Combination Agreement, it will also enter into an Amended and Restated Registration Rights Agreement (the “A&R RRA”) with Anghami Inc., the Sponsor, I-Bankers Securities Inc. (“I-Bankers”), the Company’s directors and officers, the SPAC Insiders and certain of Anghami’s shareholders, which, among other things, will amend and restate the registration rights agreement entered into by and among the Company, the Company’s initial directors, officers, the SPAC Insiders, I-Bankers and the Sponsor at the time of the Company’s initial public offering. Pursuant to the terms of the A&R RRA, among other things, Anghami Inc. will provide the parties to the A&R RRA certain demand, piggyback and shelf registration rights.

The foregoing description of the Registration Rights Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Registration Rights Agreement, a copy of which is filed as Exhibit 10.4 hereto and is incorporated by reference herein.

Lock-Up Agreement

In connection with the Company’s entrance into the Business Combination Agreement, Anghami Inc. will also enter into a Lock-Up Agreement (the “Lock-Up Agreement”) with certain of Anghami’s shareholders, pursuant to which, among other things, such shareholders will agree to not transfer any shares of Anghami held by them prior to 6 months after the Closing, subject to certain permitted transfers and a potential early release of such restrictions as set forth therein.

The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Lock-Up Agreement, a copy of which is filed as Exhibit 10.5 hereto and is incorporated by reference herein.

Promissory Note

On August 10, 2021, an aggregate of $1,000,000 (the “Extension Payment”) was deposited by Vistas Media Sponsor, LLC, a Delaware limited liability company (“Sponsor”), into the trust account of the Company for the Company’s public stockholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its Initial Business Combination by three months to November 11, 2021 (the “Extension”). The Extension is the first of up to two three-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its proposed Initial Business Combination with Anghami, Inc.

The Sponsor loaned the Extension Payment to the Company in order to support the Extension and caused the Extension Payment to be deposited in the Company’s trust account for its public stockholders. In connection with the Extension Payment, the Company issued to Sponsor an unsecured promissory note (the “Note”) having a principal amount equal to the amount of the Extension Payment. The Note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

VISTAS MEDIA ACQUISITION COMPANY INC.
NOTES TO FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 7. Subsequent Events (cont.)

The following events constitute events of default under the Note:

1.      Failure to make the required payments under the Note when due;

2.      The voluntary liquidation of the Company; and

3.      The involuntary bankruptcy of the Company

The Note was issued pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

October 13, 2021, Anghami publicly filed a Registration Statement on Form F-4, including a preliminary proxy statement/prospectus, with the SEC.

On November 09, 2021, an aggregate of $1,000,000 (the “Second Extension Payment”) was deposited by the Sponsor into the trust account of the Company for the Company’s public stockholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its Initial Business Combination by three months to February 11, 2022 (the “Second Extension”). The Second Extension is the second of two three-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its proposed Initial Business Combination with Anghami, Inc.

ANGHAMI
Interim condensed consolidated statement of Comprehensive Income For the six months period ended June 30, 2021
		6 months period ended June 30
	Notes	2021	2020
		(unaudited) USD	(unaudited) USD
Revenue from contracts with customers	5	16,350,957	14,556,280
Cost of revenue	6	(12,326,985)	(10,991,439)
Gross profit		4,023,972	3,564,841

Selling and marketing expenses		(3,237,386)	(2,833,944)
General and administrative expenses		(5,646,952)	(2,962,656)
Operating loss		(4,860,366)	(2,231,759)

Finance costs		(1,412,426)	(706,185)
Finance income		105,710	4,151
Other income		40,085	107,074
Foreign exchange loss, net		(147,075)	(298,853)
Loss before tax		(6,274,072)	(3,125,572)

Income tax expense	7	(133,812)	(413,604)
LOSS AND TOTAL COMPREHENSIVE LOSS FOR THE PERIOD		(6,407,884)	(3,539,176)

Attributable to:
Equity holders of the parent		(6,314,776)	(3,482,821)
Non-controlling interests		(93,108)	(56,355)
		(6,407,884)	(3,539,176)

Basic and diluted loss per share attributable to equity holders of the parent		(76.52)	(42.57)

The attached notes 1 to 18 form part of these interim condensed consolidated financial statements.

ANGHAMI
Interim condensed consolidated statement of financial position as at June 30, 2021
	Notes	June 30 2021	December 31 2020
		(unaudited) USD	(audited) USD
ASSETS
Non-current assets
Property and equipment	8	248,782	268,053
Intangible assets	9	1,837,033	1,576,002
Right-of-use assets		212,214	254,653
		2,298,029	2,098,708
Current assets
Trade and other receivables		5,141,055	4,824,189
Amount due from related parties	12	733,476	447,241
Contract assets		1,647,486	1,272,390
Cash and bank balances	14	806,739	5,614,770
		8,328,756	12,158,590
TOTAL ASSETS		10,626,785	14,257,298

DEFICIENCY OF ASSETS AND LIABILITIES
Deficiency of assets
Share capital	10	22,093	30,093
Share premium	10	25,050,823	25,050,823
Share-based payment reserves	10	3,126,804	2,361,094
Other reserves		(269,033)	(269,033)
Accumulated losses		(50,543,306)	(44,228,530)

Deficiency of assets attributable to the equity holders of the parent		(22,612,619)	(17,055,553)
Non-controlling interest		(950,428)	(857,320)
Total deficiency of assets		(23,563,047)	(17,912,873)

Non-current liabilities
Provision for employees’ end-of-service benefits		136,844	131,109
Convertible notes	13	5,933,642	5,106,092
Lease liabilities		207,868	240,199
Deferred tax liabilities		17,898	17,898
		6,296,252	5,495,298
Current liabilities
Trade and other payables		15,657,478	14,409,807
Contract liabilities		1,830,073	2,306,502
Convertible notes	13	8,145,967	7,629,743
Amount due to related parties	12	1,701,933	1,885,132
Income tax payable		486,174	358,016
Bank overdrafts		17	6,459
Lease liabilities		71,938	79,214
		27,893,580	26,674,873
Total liabilities		34,189,832	32,170,171

TOTAL DEFICIENCY OF ASSETS AND LIABILITIES		10,626,785	14,257,298

The attached notes 1 to 18 form part of these interim condensed consolidated financial statements.

ANGHAMI
Interim condensed consolidated statement of changes in equity For the six months period ended June 30, 2021
	Share capital	Share premium	Share-based payment reserves	Other reserves	Accumulated losses	Deficiency of assets attributable to the equity holders of the Parent	Non- controlling interest	Total deficiency of assets
	USD	USD	USD	USD	USD	USD	USD	USD
At January 1, 2020	30,093	25,050,823	1,796,810	(168,259)	(38,642,582)	(11,933,115)	(700,078)	(12,633,193)
Increase in share-based payment reserve (note 11)	—	—	377,746	—	—	377,746	—	377,746
Total comprehensive loss for the period	—	—	—	—	(3,482,821)	(3,482,821)	(56,355)	(3,539,176)
At June 30, 2020 (unaudited)	30,093	25,050,823	2,174,556	(168,259)	(42,125,403)	(15,038,190)	(756,433)	(15,794,623)

At January 1, 2021	30,093	25,050,823	2,361,094	(269,033)	(44,228,530)	(17,055,553)	(857,320)	(17,912,873)
Movement in share capital (note 10)	(8,000)	—	—	—	—	(8,000)	—	(8,000)
Increase in share-based payment reserve (note 11)	—	—	765,710	—	—	765,710	—	765,710
Total comprehensive loss for the period	—	—	—	—	(6,314,776)	(6,314,776)	(93,108)	(6,407,884)
At June 30, 2021 (unaudited)	22,093	25,050,823	3,126,804	(269,033)	(50,543,306)	(22,612,619)	(950,428)	(23,563,047)

The attached notes 1 to 18 form part of these interim condensed consolidated financial statements.

ANGHAMI
Interim condensed consolidated statement of cash flows For the six months period ended June 30, 2021
		6 months period ended June 30
	Notes	2021	2020
		(unaudited) USD	(unaudited) USD
OPERATING ACTIVITIES
Loss for the period		(6,407,884)	(3,539,176)

Adjustments for:
Depreciation of property and equipment		82,876	76,631
Depreciation right to use assets		42,439	42,558
Amortization of intangible assets		366,686	298,744
Finance costs		1,372,663	647,235
Finance charges		39,763	58,950
Finance income		(105,710)	(4,151)
Provision for share based payments	11	765,710	377,746
Provision for employees’ end of service benefits		12,312	16,480
Allowance for net foreign currency losses		404,339	294,702
Income taxes	7	133,812	413,604
Provisions for estimated credit loss		135,142	—
		(3,157,852)	(1,316,677)
Working capital changes:
Trade and other receivables		(590,860)	1,828,758
Due from related parties		(294,235)	(249,077)
Contract Assets		(570,991)	(1,158,273)
Trade and other payables		854,410	1,652,343
Contract liabilities		(152,760)	151,124
Due to related parties		(183,199)	(249,103)
Cash (used in)/from operations		(4,095,487)	659,095
End of service benefits paid		(6,577)	—
Income tax paid		(5,654)	(250,679)
Net cash (used in)/from operating activities		(4,107,718)	408,416

INVESTING ACTIVITIES
Purchase of property and equipment	8	(63,605)	(40,001)
Additions to intangible assets	9	(627,717)	(461,088)
Net cash used in investing activities		(691,322)	(501,089)

FINANCING ACTIVITIES
Payments of lease liabilities		(68,496)	(66,825)
Proceed from term loans		—	500,000
Finance costs		(39,763)	(21,876)
Finance income		105,710	4,151
Net cash (used in)/from financing activities		(2,549)	415,450

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS		(4,801,589)	322,777
Cash and cash equivalents at January 1		5,608,311	1,041,557
CASH AND CASH EQUIVALENTS AT JUNE 30	14	806,722	1,364,334

The attached notes 1 to 18 form part of these interim condensed consolidated financial statements.

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

1       CORPORATE INFORMATION

Anghami (the “Company” or the “Parent”) is a limited liability Company incorporated in the Cayman Islands on February 14, 2012. Anghami owns and controls multiple music streaming and technology companies in Middle East and North Africa region “MENA”. Anghami’s registered head office is in Ugland House, Grand Cayman, Cayman Islands, P.O. Box 309.

The principal activity of the Company is digital entertainment and online streaming including music, podcasts, music videos, and live events. The Company has a freemium business model whereby premium (paying) users get unlimited access to online streaming content, ads free streaming experience, and unlimited downloads. The ad-supported users do not pay subscription fees and are provided with limited access to on-demand online streaming content without the ability to download content. The Company secures its content via licenses with labels and independent artists.

The interim condensed consolidated financial statements of the Company and its subsidiaries (the “Group”) for the period ended June 30, 2021 and June 30, 2020 include the financial statements of the Company and its subsidiaries.

2       FUNDAMENTAL ACCOUNTING CONCEPTS

For the six months period ended June 30, 2021, the Group has incurred a loss of USD 6,407,884 (2020: USD 3,856,248) and as at June 30, 2021, the Group has accumulated losses of USD 50,543,306 (December 31, 2020: USD 44,228,530) and negative working capital (i.e., excess of current liabilities over current assets) of USD 19,564,824 (December 31, 2020: USD 14,516,283). The Group acknowledges that there is a risk that the quantum and timing of cash flows sufficient to sustain operations may not be achievable and that management forecasts regarding cash flow from operations may prove inaccurate. The continuation of the Group’s activities is dependent on the availability of adequate financial support. All of the above represents a material uncertainty that casts substantial doubt upon the Group’s ability to continue as a going concern absent subsequent additional funding.

On August 5, 2021, the Company signed a working capital loan of USD 1 million from MIDDLE EAST VENTURE FUND II L.P, which was received on October 6, 2021 and USD 3.5 million from SHUAA Capital psc which was received on August 9, 2021 (the “Working Capital Loans”). The Working Capital Loans have a 12 month tenor, and the Group has the right to repay the Working Capital Loans in cash at any time during this tenor. The Working Capital Loans have a three-month grace period after which an annual interest rate of 12% will be accrued. At maturity date, the lenders have the option to either (i) demand the repayment of the principal and the accrued interest at maturity or (ii) convert the Working Capital Loans at a discount to the fair market value of the Group.

Based on management’s forecasts, the day-to-day operations and expenditure requirements as described above are anticipated to be funded by cash generated through the ongoing operations, new loans funding and existing funds received from the convertible notes.

The financial statements have been prepared assuming that the Group will continue as a going concern which is contingent upon the Group receiving the proceeds from the capital raise targeted in 2021 from the capital markets transaction with VMAC (see Note 3). Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event the Group is unable to continue as a going concern.

3       MAJOR DEVELOPMENTS

Group Structure

On 3 March 2021, the Company and Vistas Media Acquisition Company (VMAC, a Special Purpose Acquisition Company (or SPAC) listed on the Nasdaq stock exchange under the ticker VMAC) jointly announced that they had entered into a business combination agreement. The transaction is a reverse merger between VMAC and a

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

3       MAJOR DEVELOPMENTS (cont.)

subsidiary of the Company whereby the shareholders of the Company will become the majority shareholders of a newly established entity, Anghami Inc. VMAC will become a subsidiary of Anghami Inc., and the Company will become a subsidiary of Anghami Inc. The shareholders of VMAC will become shareholders of Anghami Inc. Upon the completion of the merger, which is slated for the fourth quarter of 2021, Anghami Inc. intends to list its shares on Nasdaq while the Company and VMAC will remain subsidiaries of Anghami Inc., the entity that is intended to be publicly listed. As part of the business combination agreement and upon the completion of the merger, Anghami Inc. will receive a minimum cash amount of USD 40,000,000 through a fully underwritten PIPE (Private Investment in Public Equity) investment/private placement.

In March 2021, Anghami KSA’s ownership was transferred to Anghami FZ LLC. Anghami KSA was previously directly held by the Shareholders under common control.

Management is currently in the process of completing the transfer of ownership of Anghami for Digital Content (Anghami’s entity in Egypt) to become fully owned subsidiary of Anghami FZ LLC.

Lebanon Operating Environment

The Group has limited operations in Lebanon that has been witnessing, since the last quarter of 2019, severe events that have set off an interconnected fiscal, monetary and economic crisis as well as a deep recession.

The unofficial capital controls, economic recession and hyperinflation, resulted in a multitude of exchange rates whereby the official rate set by the Lebanese Central Bank (Banque Du Liban) still stands at 1,507.5 LBP/U.S Dollar while parallel unofficial exchange rates significantly depreciated the Lebanese pounds (“LBP”) against U.S. Dollar.

Commercial transactions in Lebanese pounds are recognized based on the official rate of 1,507.5 LBP/U.S Dollar set by the Lebanese Central Bank (Banque Du Liban), as this the contractually agreed exchange rate.

Translation of all monetary assets and liabilities and foreign currency transactions at the official exchange rate does not always represent a reasonable estimate of expected cash flows in Lebanese pounds. This includes cash flows generated/used from the realization of such assets or the payment of such liabilities at the date of the transactions or at the date of the financial statements, as such transactions are settled at prevailing market rates. The monetary assets and liabilities in Lebanese pounds and the related foreign exchange losses, were reflected in these financial statements at exchange rate of 11,691.31 LBP/U.S Dollar, which is the market rate sourced from a reputable independent source (https://lirarate.org) that collects data on actual Lebanese Pounds to U.S Dollar exchange transactions and posts the average exchange rate. The Group has recognised a net foreign currency loss of USD 404,339 during the six months period ended June 30, 2021 (2020: loss USD 294,702) against trade and other receivables, contract assets, trade and other payables and cash and bank balances.

COVID-19 Impact

The COVID-19 pandemic has created significant volatility, uncertainty, and economic disruption. The full extent to which the COVID-19 pandemic will continue to impact the Group’s business and financial condition, and results of operations will depend on numerous evolving factors that the Group may not be able to accurately predict and that will vary by market, including the duration and scope of the pandemic, the impact of the pandemic on economic activity, and actions taken by governments, businesses, and individuals in response. The economic disruption caused by the COVID-19 pandemic has adversely affected, and could continue to adversely affect, the levels of advertising spending and consumer spending on discretionary items, which in turn adversely affect the Group’s ad sales and subscriber revenue. Limitations on travel, “stay at home” orders, social distancing requirements, and other governmental actions implemented in response to COVID-19 led to changes as to how the users consume content. Although there has been some return to pre-COVID-19 levels in the Group’s users’ engagement with the service of the Group, any failure to predict or address changes in the customers’ engagement with the Group’s service arising from the COVID-19 pandemic could adversely affect the business. As a result of the COVID-19 pandemic, artists and other content creators have experienced delays or interruptions in their ability to create and release new content

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

3       MAJOR DEVELOPMENTS (cont.)

on the platform. The decrease in the amount or quality of content available on Group’s platform could adversely affect user engagement and harm the Group’s business. An extended period of remote working by the employees could introduce new operational challenges, including the ability to launch products and services or expand the Group’s service to additional geographic markets. Any such effect could cause or contribute to the risks and uncertainties enumerated in this report and could affect the Group’s business.

4       BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

4.1    Basis of preparation

The interim condensed consolidated financial statements for the six months period ended June 30, 2021 have been prepared in accordance with IAS 34 Interim Financial Reporting.

The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual audited consolidated financial statements and the accompanying notes for the year ended December 31, 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the operating results for the full year or for any other subsequent interim period.

The consolidated financial statements are presented in United States dollar (USD) which is also the functional and presentational currency of the Group and each of its subsidiaries. The consolidated financial statements have been rounded off to the nearest USD, except when otherwise indicated. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year-end exchange rates are recognized in the consolidated statement of comprehensive income within foreign exchange loss, net.

4.2    New standards, interpretations and amendments adopted by the Group

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2020, except for the adoption of new standards effective as of January 1, 2021. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

Several amendments apply for the first time in 2021, but do not have an impact on the interim condensed consolidated financial statements of the Group.

4.3    Significant accounting judgements, estimates and assumptions

The preparation of interim condensed consolidated financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements including significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation and uncertainty were the same as those applied by the Group in the preparation of the consolidated financial statements as at and for the year ended December 31, 2020, except for the adoption of the following new standards, interpretations and amendments effective as of January 1, 2021. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

•        Interest Rate Benchmark Reform: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16

This amendment had no impact on the interim condensed consolidated financial statements of the Group.

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

5       REVENUE FROM CONTRACTS WITH CUSTOMERS

	6 months period ended June 30
	2021	2020
	(unaudited) USD	(unaudited) USD
Revenue from contracts with customers
Revenue from subscriptions	12,631,198	12,322,424
Revenue from advertisement	3,719,759	2,233,856
	16,350,957	14,556,280
Timing of revenue recognition
Goods and services transferred at a point in time	1,163,613	861,048
Goods and services transferred over time	15,187,344	13,695,232
	16,350,957	14,556,280

6       COST OF REVENUE

	6 months period ended June 30
	2021	2020
	(unaudited) USD	(unaudited) USD
Content acquisition and royalty costs	6,365,145	5,362,266
Payment processing and agency fees	3,207,371	3,448,223
Publishing rights	1,224,784	777,033
Technology infrastructure costs	1,067,857	1,048,970
Amortization of intangible assets	366,686	298,744
Online and other costs	95,142	56,203
	12,326,985	10,991,439

7       INCOME TAX

The major components of income tax expense for the six months period ended June 30, 2021 and 2020 are:

	6 months period ended June 30
	2021	2020
	(unaudited) USD	(unaudited) USD
Consolidated statement of comprehensive income
Current income tax:
Current income tax charge	133,812	413,604

Deferred income tax
Relating to origination and reversal of temporary differences	—	—
Income tax expense reported in the interim condensed consolidated statement of comprehensive income	133,812	413,604

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

8       PROPERTY AND EQUIPMENT

During the six months period ended June 30, 2021, the Group acquired assets with a cost of USD 63,605 (2020: USD 40,001); For the period ended June 30, 2021 the Group’s property and equipment have a net book value of USD 248,782 (2020: USD 268,053).

9       INTANGIBLE ASSETS

During the six months period ended June 30, 2021, the Group capitalized intellectual property and engineering development for a cost of USD 627,717 (2020: USD 461,088). For the six months period ended June 30, 2021 the Group’s intangible assets have a net book value of USD 1,837,033 (2020: USD 1,576,002).

10     ISSUED CAPITAL AND RESERVES

The Group capital structure consists of three classes of shareholding as follows:

	June 30 2021	December 31 2020
	(unaudited)	(audited)
	Number of shares
Authorised shares
Ordinary shares
A	200,000	200,000
B	200,000	200,000
C	100,000	100,000
	500,000	500,000

Ordinary shares issued and fully paid
A	25,697	25,697
B	52,587	52,587
C	4,584	4,458
	82,868	82,742

Class A Shares are voting shares and the holder thereof has the right to participate in the surplus assets of the Company and the right to receive dividends.

Class B Preferred Shares are Preferred Shares with the right to vote and the right in a winding up to the Liquidation Preference; and receive dividends.

Class C Shares are non-voting shares and the holder thereof has the right to participate in the surplus assets of the Company and the right to receive dividends.

In March 2021, Anghami KSA’s ownership was transferred to Anghami FZ LLC. Anghami KSA was previously directly held by the shareholders under common control.

Share based payment reserves

Amount
USD
As at January 1, 2020	1,796,810
Share-based payments expense during the year	564,284

At December 31, 2020 (audited)	2,361,094
Share-based payments expense during the period (note 11)	765,710
As at June 30, 2021 (unaudited)	3,126,804

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

10     ISSUED CAPITAL AND RESERVES (cont.)

Share-based payments

The share-based payments reserve is used to recognise the value of equity-settled share-based payments provided to employees (including key management personnel, as part of their remuneration) and service provider. Refer to Note 11 for further details of these plans.

11     SHARE-BASED PAYMENTS

During the six months period ended June 30, 2021, 100 class C shares were immediately vested for one of the company’s key employees who exited the Company in February 2021. Restricted stock units plan was introduced during 2021 and offered to new and key employees with 12 months vesting scheme.

The fair value of warrants granted was estimated on the date of grant using the following assumptions:

	June 30 2021	December 2020
	(unaudited)	(audited)
Weighted average fair values at the measurement date	2,146	1,481
Dividend yield (%)	—%	—%
Expected volatility (%)	67.99%	47.79%
Risk – free interest rate (%)	1.56%	1.56%
Expected life of share options (Years)	9	10
Strike Price (USD)	2,000	2,000
Vested during the period	250	250
Value per warrant	1,552	765
Total value	388,050	191,207

For the six months period ended June 30, 2021, the Group has recognised USD 765,710 of share-based payment expense in the interim condensed consolidated statement of comprehensive income (2020: USD 377,746). Included in the six months period ended June 30, 2021, the expense related to 250 warrants that have vested during period with a per share strike price of USD 2,000.

12     AMOUNT DUE TO/FROM RELATED PARTIES

The following table provides the total amount of transactions that have been entered into with related parties during the six months period ended June 30, 2021 and 2020, as well as balances with related parties as at June 30, 2021 and December 31, 2020:

12.1  Related party balances

Due from shareholders and related parties:

	June 30 2021	December 31 2020
	(unaudited) USD	(audited) USD
(a) Due from shareholders
Elie Habib	34,212	—

(b) Affiliated companies:
Du – UAE	315,969	318,702
Mobily – KSA	383,295	128,539
	699,264	447,241
	733,476	447,241

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

12     AMOUNT DUE TO/FROM RELATED PARTIES (cont.)

Due to shareholders and related parties:

	June 30 2021	December 31 2020
	(unaudited) USD	(audited) USD
(a) Due to shareholders
Edgard Maroun	77,846	111,046
MEVP Holding SAL	250,000	250,000
	327,846	361,046

(b) Due to related parties
MBC	1,374,087	1,524,086
	1,701,933	1,885,132

The above balances are interest free and have no fixed repayment terms.

(c) Convertible notes:    Convertible notes from Middle East Venture Funds II L.P. (“MEVP”) and Samena Beats Holding (“SAMENA”) are disclosed in note 13 to the interim condensed consolidated financial statements.

Significant transactions with related parties included in the statement of comprehensive income are as follows:

	6 months period ended June 30
	2021	2020
	(unaudited) USD	(unaudited) USD
Marketing expense paid to MBC	150,000	250,000

Fair value movement on convertible notes (note 13)	453,331	647,235

Fees paid to Du and Mobily (cost of revenue)	309,861	249,071

MBC entered into agreement to provide the Group advertising services such as air time on music and entertainment shows like ‘The Voice’ and other similar shows. Du and Mobily utilize their network to facilitate subscription payments for the Group’s users.

13     CONVERTIBLE NOTES

Convertible note 1

During the year 2018, the Group signed a convertible note agreement with MEVP for funds amounting to USD 1,500,000 maturing on April 2, 2020 and is subject to an interest rate of 8% per annum. Pursuant to an amended and restated convertible note agreement dated September 24, 2020, the note was extended further until April 2, 2021, subject to an interest rate of 9% per annum. The note is convertible in the event of an equity injection of USD 10 million or more and/or sale of at least 25% of the share capital of the Company. In the absence such equity injection before the maturity, the principal and the accrued interest are converted at a discount of 20% of the lower of the pre-money valuation cap of USD 165 million or fair market value. The convertible notes rank ahead of the ordinary shares in the event of a liquidation.

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

13     CONVERTIBLE NOTES (cont.)

On April 2, 2021 convertible note 1 has matured; the outstanding balance for MEVP was converted into equity by issuance of 1,160 shares to MEVP in August 2021. The Group did not accrue interest for the period between maturity date and conversion date.

Convertible note 2

During the year 2018, the Group signed a convertible note agreement with SAMENA amounting to USD 3,000,000 maturing on April 2, 2020 and is subject to an interest rate of 8% per annum. Pursuant to an amended and restated convertible note agreement dated September 24, 2020, the note was extended until April, 2 2021, subject to an interest rate of 9% per annum. The note is convertible in the event of an equity injection of USD 10 million or more and/or sale of at least 25% of the share capital of the Company. In the absence of such equity injection before the maturity, the principal and the accrued interest are converted at a discount of 20% of the lower of the pre-money valuation cap of USD 165 million or fair market value. The convertible notes rank ahead of the ordinary shares in the event of a liquidation.

On April 2, 2021 convertible note 2 has matured; the outstanding balance for SAMENA was converted into equity by issuance of 2,204 shares to SAMENA in August 2021. The Group did not accrued interest for the period between maturity date and conversion date.

Convertible note 3

During the year 2020, the Group signed a convertible note agreement with MEVP for funds amounting to USD 650,000 maturing on May 31, 2021 and subject to an interest rate of 9% per annum. The note is convertible in the event of an equity injection of USD 10 million or more and/or a cumulative sale of least 25% of the share capital of the Company. In the absence of such equity injection before the maturity the principal and the accrued interest are converted at a discount of 20% to the fair market value. The convertible notes rank ahead of the ordinary shares in the event of a liquidation. MEVP provided an advance of USD 150,000 in 2019 which has been included as part of the convertible note.

On August 31, 2021 convertible note 3 has been extended to May 31, 2022 to match with convertible note 4 terms.

Convertible note 4

During the year 2020, the Group signed a convertible note agreement and an ancillary conversion undertaking agreement with Alkonost Investment Ltd. for funds amounting to USD 5,000,000 maturing May 2022 is subject to a profit rate of 12% per annum. The note is convertible at the option of the creditor, in the event of an equity injection of USD 15 million or more. In the absence of an equity injection the principal and the accrued profit are converted at a discount of 25% to an agreed upon fair market value. The convertible notes rank ahead of the ordinary shares in the event of a liquidation.

The Convertible note 4 agreement included certain affirmative covenants, including the delivery of audited consolidated financial statements to the holders.

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

13     CONVERTIBLE NOTES (cont.)

The table below presents the changes in the convertible notes:

USD
December 31, 2019 (audited)	5,655,372
Additions – convertible notes	5,500,000
Non-cash changes recognized in consolidated Statement of comprehensive income
Changes in fair value	1,291,551
Interest	188,138
Effect of day one fair value (other reserves)*	100,774
December 31, 2020 (audited)	12,735,835

Non-cash changes recognized in consolidated Statement of comprehensive income
Changes in fair value	453,331
Interest	890,443
June 30, 2021 (unaudited)	14,079,609

____________

*        The amount represents day one fair value losses on loans from shareholders (MEVP and SAMENA) transferred to other reserves in equity.

The table below presents the classification and maturity of the convertible notes:

	June 30 2021	December 31 2020
	(unaudited) USD	(audited) USD
Fair value through profit or loss	6,859,412	6,766,866
Amortized cost	7,220,197	5,968,969
	14,079,609	12,735,835

Current	8,145,967	7,629,743
Non-current	5,933,642	5,106,092
	14,079,609	12,735,835

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:	quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2:	other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.
Level 3:	techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

13     CONVERTIBLE NOTES (cont.)

	June 30 2021	Level 1	Level 2	Level 3
	(unaudited) USD	(unaudited) USD	(unaudited) USD	(unaudited) USD
Financial liabilities at fair value
Convertible notes	6,859,412	—	—	6,859,412
	December 31 2020	Level 1	Level 2	Level 3
	(audited) USD	(audited) USD	(audited) USD	(audited) USD
Financial liabilities at fair value
Convertible notes	6,766,866	—	—	6,766,866

During the period, there were no transfers between Level 1, 2 and 3 fair value measurements (2020: nil).

At June 30, 2021 and December 31, 2020, the convertible notes were valued at the assumed exchange to shares based on the fair value of the Company’s share price.

14     CASH AND CASH EQUIVALENTS

Cash and cash equivalents reflected in the consolidated statement of cash flows comprise the following statement of financial position amounts:

	June 30 2021	December 31 2020
	(unaudited) USD	(audited) USD
Cash on hand	74,581	137,509
Bank balances	732,158	5,477,261
	806,739	5,614,770
Less: bank overdraft	(17)	(6,459)
Cash and cash equivalents	806,722	5,608,311

Bank overdraft carry an interest rate between 7% and 10%.

15     SEGMENT INFORMATION

The Group has two reportable segments: Premium and Ad-Supported. The Premium service is a paid service in which customers can listen on demand and offline. Revenue for the Premium segment is generated through subscription fees. The Ad-Supported service is free to the user. Revenue for the Ad-Supported segment is primarily generated through the sale of advertising across the Group’s content. Royalty costs are primarily recorded in each segment based on specific rates for each segment agreed to with rights holders. The remaining cost of revenue items that are not specifically associated to either of the segments are allocated based on user activity in each segment. No operating segments have been aggregated to form the reportable segments.

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

15     SEGMENT INFORMATION (cont.)

Key financial performance measures of the segments including revenue, cost of revenue, and gross profit are as follows:

	6 months period ended June 30
	2021	2020
	(unaudited) USD	(unaudited) USD
Premium segment
Revenue	12,631,198	12,322,424
Cost of revenue	(10,350,053)	(9,165,468)
Gross profit	2,281,145	3,156,956

Ad-Supported segment
Revenue	3,719,759	2,233,856
Cost of revenue	(1,976,932)	(1,825,971)
Gross profit	1,742,827	407,885

Consolidated
Revenue	16,350,957	14,556,280
Cost of revenue	(12,326,985)	(10,991,439)
Gross profit	4,023,972	3,564,841

Selling and marketing, operating expenses, finance income, and finance costs are not allocated to individual segments as these are managed on an overall group basis. The reconciliation between reportable segment gross profit to the Group’s loss before tax is as follows:

	6 months period ended June 30
	2021	2020
	(unaudited) USD	(unaudited) USD
Segment gross profit	4,023,972	3,564,841

Selling and marketing expenses	(3,237,386)	(2,833,944)
General and administrative expenses	(5,646,952)	(2,962,656)
Finance costs	(1,412,426)	(706,185)
Finance income	105,710	4,151
Other income	40,085	107,074
Foreign exchange loss, net	(147,075)	(298,853)
Loss before tax	(6,274,072)	(3,125,572)

During the six months period ended June 30, 2021, the Company recognised a provision for expected credit losses on trade receivables of USD 135,142 (2020: nil) included within general and administrative expenses.

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

15     SEGMENT INFORMATION (cont.)

Revenue by market

	6 months period ended June 30
	2021	2020
	(unaudited) USD	(unaudited) USD
Saudi Arabia	4,126,733	4,599,784
Egypt	3,404,167	2,882,143
Lebanon	2,873,205	2,139,773
United Arab Emirates	2,470,950	2,081,548
Kuwait	917,548	727,814
Jordan	550,529	378,463
Iraq	385,624	101,894
Qatar	367,021	349,351
Oman	311,966	160,119
Bahrain	293,615	174,675
Others	649,599	960,716
	16,350,957	14,556,280

Premium revenue is attributed to a country based on where the subscription originates. Ad-Supported revenue is attributed to a country based on where the advertising campaign is viewed.

16     CONTINGENCIES AND COMMITEMENTS

16.1  Contingencies

There exist a few pending legal actions, proceedings, and claims that may be instituted or asserted against the Group. These may include but are not limited to matters arising out of alleged infringement of intellectual property; alleged violations of consumer regulations; employment-related matters; and disputes arising out of supplier and other contractual relationships. As a general matter, the music and other content made available on the Group’s service are licensed to the Group by various third parties. Many of these licenses allow rights holders to audit the Group’s royalty payments, and any such audit could result in disputes over whether the Group has paid the proper royalties. If such a dispute were to occur, the Group could be required to pay additional royalties, and the amounts involved could be material. The Group expenses legal fees as incurred. The Group records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Group’s operations or its financial position, liquidity, or results of operations. Based on management’s assessment, currently there are no material cases, claims or proceedings of such quantum which require provision or disclosure as contingent liabilities.

ANGHAMI
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six months period ended June 30, 2021

16     CONTINGENCIES AND COMMITEMENTS (cont.)

16.2  Commitments

The Group is subject to the following minimum guarantee amounts relating to the content on its service and publishing rights, the majority of which relate to minimum royalty payments associated with its license agreements for the use of licensed content and publishing royalties:

	June 30 2021	December 31 2020
	(unaudited) USD	(audited) USD
Less than one year	11,104,167	8,075,000

In addition to the minimum guarantees listed above, the Group is subject to various service agreements including a service agreement with Amazon for the use of Amazon servers and cloud.

17     FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments comprise financial assets and financial liabilities.

Financial assets consist of cash and cash equivalents, trade receivables, contract assets and amount due from related party. Financial liabilities consist of trade payables, lease liability, overdrafts, convertible notes and amount due to related party.

The fair values of financial instruments are not materially different from their carrying values, other than financial liabilities at fair value through profit or loss which is disclosed in note 13 to the consolidated financial statements.

18     SUBSEQUENT EVENTS

On August 3, 2021, the Company filed with Securities and Exchange Commission Form F-4 in respect of the merger approval with Vistas Media Acquisition Company (VMAC) as disclosed in Note 3.

On August 16, 2021, the Company converted the maturing outstanding convertible notes from MEVP and SAMENA. MEVP received 1,160 shares while SAMENA received 2,204 shares. SAMENA and MEVP notes have matured on April 2, 2021, and no interest was accrued between maturity date and conversion date. Anghami valuation was determined at USD 180 million as set in the VMAC business combination. Accordingly, conversion occurred at valuation of USD 132 million representing 20% discount on the USD 165 million valuation cap in line with the convertible note terms.

On August 5, 2021, the Company signed a working capital loan of USD 1 million from MIDDLE EAST VENTURE FUND II L.P, which was received on October 6, 2021 and USD 3.5 million from SHUAA Capital psc which was received on August 9, 2021 (the “Working Capital Loans”). The Working Capital Loans have a 12 months tenor, and the Group has the right to repay the Working Capital Loans in cash at any time during this tenor. The Working Capital Loans have three-month grace period after which an annual interest rate of 12% will be accrued. At maturity date, the lenders have the option to either (i) demand the repayment of the principal and the accrued interest at maturity or (ii) convert the Working Capital Loans at a discount to the fair market value of the Group.

On December 5, 2021, Anghami entered into a working capital loan agreement whereby it raised $6 million from SG Global Market Limited (a SHUAA affiliate) with a final maturity date of February 11, 2023. We have the right to settle the loan interest free before February 11, 2022, and after such date, an annual interest rate of 12% will be accrued. At or prior to maturity and in case of an equity offering by Anghami, the lenders have the right to either get paid all the outstanding balance or convert the outstanding balance plus interest at 25% discount of the valuation set in the equity offering by Anghami. At maturity and in case of absence of an equity offering by Anghami, the lenders have the right either to get paid all the outstanding balance or convert the outstanding balance plus interest at a 25% discount to fair market value at the date of maturity.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Anghami

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Anghami and its subsidiaries (the Company) as of December 31, 2020 and 2019, the related statements of comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2.1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of 2019 Financial Statements

As discussed in Note 3.6 to the consolidated financial statements, the 2019 consolidated financial statements have been restated to correct misstatements, which resulted in the inclusion of the January 1, 2019 balance sheet.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young

We have served as the Company’s auditor since 2019.

Abu Dhabi, United Arab Emirates

October 28, 2021

ANGHAMI
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	Notes	2020 USD	2019 USD

			(Restated)
Revenue from contracts with customers	4	30,518,356	31,227,649
Cost of revenue	5	(22,346,521)	(21,321,616)
Gross profit		8,171,835	9,906,033

Selling and marketing expenses	6	(5,284,152)	(8,232,405)
General and administrative expenses	7	(5,435,996)	(6,923,949)
Operating loss		(2,548,313)	(5,250,321)

Finance costs	8	(1,764,682)	(978,332)
Finance income		137,397	3,305
Other income	9	60,497	83,735
Foreign exchange loss, net		(1,126,851)	(165,815)
Loss before tax		(5,241,952)	(6,307,428)

Income tax expense	10	(501,238)	(638,965)
LOSS AND TOTAL COMPREHENSIVE LOSS FOR THE YEAR		(5,743,190)	(6,946,393)

Attributable to:
Equity holders of the parent		(5,585,948)	(6,745,735)
Non-controlling interests		(157,242)	(200,658)
		(5,743,190)	(6,946,393)
Basic and diluted loss per share attributable to equity holders of the parent	25	(68.27)	(83.05)

The attached notes 1 to 27 form part of these consolidated financial statements.

ANGHAMI
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
		December 31 2020 USD	December 31 2019 USD	January 1 2019 USD

	Notes
			(Restated)	(Restated)
ASSETS
Non-current assets
Property and equipment	11	268,053	338,301	442,834
Intangible assets	12	1,576,002	1,382,460	865,972
Right-of-use assets	17	254,653	339,770	—
Deferred tax assets	10	—	19,508	—
		2,098,708	2,080,039	1,308,806
Current assets
Trade and other receivables	13	4,824,189	5,381,059	2,946,024
Amount due from related parties	20	447,241	457,510	257,537
Contract assets	4	1,272,390	1,536,932	1,133,015
Cash and bank balances	14	5,614,770	1,263,038	864,934
		12,158,590	8,638,539	5,201,510
TOTAL ASSETS		14,257,298	10,718,578	6,510,316

DEFICIENCY OF ASSETS AND LIABILITIES
Deficiency of assets
Share capital	15	30,093	30,093	30,093
Share premium	15	25,050,823	25,050,823	25,050,823
Share-based payment reserves	15	2,361,094	1,796,810	1,153,001
Other reserves		(269,033)	(168,259)	14,139
Accumulated losses		(44,228,530)	(38,642,582)	(31,896,847)

Deficiency of assets attributed to equity holders of the parent		(17,055,553)	(11,933,115)	(5,648,791)
Non-controlling interest		(857,320)	(700,078)	(499,420)
Total deficiency of assets		(17,912,873)	(12,633,193)	(6,148,211)

Non-current liabilities
Provision for employees’ end-of-service benefits	18	131,109	106,569	51,678
Convertible notes	21	5,106,092	180,057	1,532,621
Lease liabilities	17	240,199	319,413	—
Deferred tax liabilities	10	17,898	17,898	—
		5,495,298	623,937	1,584,299
Current liabilities
Trade and other payables	19	14,409,807	13,590,032	8,388,287
Contract liabilities	4	2,306,502	1,388,640	1,042,773
Convertible notes	21	7,629,743	5,475,315	—
Amount due to related parties	20	1,885,132	1,337,772	450,000
Income tax payables		358,016	655,093	385,854
Bank overdrafts	14	6,459	221,481	317,391
Term loans	21	—	—	489,923
Lease liabilities	17	79,214	59,501	—
		26,674,873	22,727,834	11,074,228
Total liabilities		32,170,171	23,351,771	12,658,527

TOTAL DEFICIENCY OF ASSETS AND LIABILITIES		14,257,298	10,718,578	6,510,316

The attached notes 1 to 27 form part of these consolidated financial statements.

ANGHAMI
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
	Share capital USD	Share premium USD	Share-based payment reserves USD	Other reserves USD	Accumulated losses USD	Deficiency of assets attributable to the equity holders of the Parent USD	Non- controlling interest USD	Total deficiency of assets USD

At January 1, 2019 – (Restated)	30,093	25,050,823	1,153,001	14,139	(31,896,847)	(5,648,791)	(499,420)	(6,148,211)
Increase in share-based payment reserve (note 16)	—	—	643,809	—	—	643,809	—	643,809
Movement in other reserves (note 21)	—	—	—	(182,398)	—	(182,398)	—	(182,398)
Total comprehensive loss for the year 2019	—	—	—	—	(6,745,735)	(6,745,735)	(200,658)	(6,946,393)
At December 31, 2019 (Restated)	30,093	25,050,823	1,796,810	(168,259)	(38,642,582)	(11,933,115)	(700,078)	(12,633,193)

Increase in share-based payment reserve (note 16)	—	—	564,284	—	—	564,284	—	564,284
Movement in other reserves (note 21)	—	—	—	(100,774)	—	(100,774)	—	(100,774)
Total comprehensive loss for the year 2020	—	—	—	—	(5,585,948)	(5,585,948)	(157,242)	(5,743,190)
At December 31, 2020	30,093	25,050,823	2,361,094	(269,033)	(44,228,530)	(17,055,553)	(857,320)	(17,912,873)

The attached notes 1 to 27 form part of these consolidated financial statements.

ANGHAMI
CONSOLIDATED STATEMENT OF CASH FLOWS
	Notes	2020 USD	2019 USD

			(Restated)
OPERATING ACTIVITIES
Loss for the year		(5,743,190)	(6,946,393)
Adjustments for:
Depreciation of property and equipment	11	150,736	146,712
Depreciation right to use assets	17	85,117	84,651
Amortization of intangible assets	12	623,276	437,256
Finance costs	8	1,764,682	978,332
Finance income		(137,397)	(3,305)
Provision for employees’ end of service benefits	18	33,717	54,891
Provision for share based payments	16	564,284	643,809
Allowance for net foreign currency losses		422,022	—
Income taxes	10	501,238	638,965
Reversal of accrual no longer required	9	(60,497)	(83,735)
		(1,796,012)	(4,048,817)
Working capital changes:
Trade and other receivables		(269,123)	(2,435,035)
Due from related parties		10,269	(199,973)
Contract Assets		120,579	(403,917)
Trade and other payables		1,428,206	5,285,481
Contract liabilities		917,862	345,867
Due to related parties		547,360	887,772
Cash from/(used in) operations		959,141	(568,622)
Income tax paid		(778,807)	(371,336)
End of service benefits paid	18	(9,177)	—
Net cash from/(used in) operating activities		171,157	(939,958)

INVESTING ACTIVITIES
Purchase of property, plant and equipment	11	(80,488)	(42,179)
Purchase of intangible assets	12	(816,818)	(953,744)
Net cash used in investing activities		(897,306)	(995,923)

FINANCING ACTIVITIES
Payments of lease liabilities	17	(133,650)	(132,000)
Repayment of term loans	21	—	(489,923)
Finance costs		(210,844)	(101,486)
Finance income		137,397	3,305
Convertible notes	21	5,500,000	3,150,000
Net cash from financing activities		5,292,903	2,429,896

INCREASE IN CASH AND CASH EQUIVALENTS		4,566,754	494,015
Cash and cash equivalents at January 1		1,041,557	547,542
CASH AND CASH EQUIVALENTS AT DECEMBER 31		5,608,311	1,041,557

The attached notes 1 to 27 form part of these consolidated financial statements.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1       CORPORATE INFORMATION

Anghami (the “Company” or the “Parent”) is a limited liability Company incorporated in the Cayman Islands on 14 February 2012. Anghami owns and controls multiple of music streaming and technology companies in Middle East and North Africa region “MENA”. Anghami’s registered head office is in Ugland House, Grand Cayman, Cayman Islands, P.O. Box 309.

The principal activity of the Company is digital entertainment and online streaming including music, podcasts, music videos, and live events. The Company has a freemium business model whereby premium (paying) users get unlimited access to online streaming content, ads free streaming experience, and unlimited downloads. The ad-supported users do not pay subscription fees and are provided with limited access to on-demand online streaming content without the ability to download content. The Company secures its content via licenses with labels and independent artists to provide its service.

The consolidated financial statements of Anghami and its subsidiaries (the “Group”) for the year ended December 31, 2020 and December 31, 2019 include the financial statements of Anghami and all its subsidiaries. Details of the major operating subsidiaries are provided in note 3.2 to the consolidated financial statements. Information on other related party relationships of the Group are provided in note 20.

2.1    FUNDAMENTAL ACCOUNTING CONCEPT

For the year ended December 31, 2020, the Group has incurred a loss of USD 5,743,190 (2019: USD 6,946,393) and as at December 31, 2020, the Group has accumulated losses of USD 44,228,530 (2019: USD 38,642,582) and negative working capital (i.e. excess of current liabilities over current assets) of USD 14,516,283 (2019: USD 14,089,295). The Group acknowledges that there is a risk that the quantum and timing of cash flows sufficient to sustain operations may not be achievable and that management forecasts regarding cash flow from operations may prove inaccurate. The continuation of the Group’s activities is dependent on the availability of adequate financial support. All of the above represents a material uncertainty that casts substantial doubt upon the Group’s ability to continue as a going concern absent subsequent additional funding.

Since its last capital raise in December 2016, the Group raised USD 10.15 million in notes to fund operations. The funding of this debt was provided in four convertible notes. Existing shareholders (Middle East Venture Fund II L.P. (“MEVP”) provided the convertible note 1 for USD 1.5 million and convertible note 3 for USD 650 thousands while Samena Beats Holdings (“SAMENA”) provided convertible note 2 for USD 3 million. Convertible note 4 was provided by Alkonost Investment Ltd. for USD 5 million. The Group’s cash raised during 2019 and 2020 and cost cutting initiatives enabled the Group to sustain operations and grow revenues and subscribers. The Group intends to utilize funds from Convertible note 4 in growth and funding day-to-day operations until the next capital raise. On the longer run, a major capital raise targeted in 2021 from capital markets is expected to fund growth operations over the next 24-30 months. See the discussion regarding the contemplated business combination transaction with Vistas Media Acquisition Company Inc. (“VMAC”) (the “Transaction). in “Subsequent Events” (note 27). Regardless of the closing of such transaction, the Group anticipates raising capital during the current or following fiscal year to fund growth operations.

The Group is currently in the final stages of securing a USD 4.5 million interest free loan (the “Loan”) from SHUAA Capital PSC. and MEVP (collectively the “Lenders”) which is critical for its short-term working capital requirements. The Group has received USD 600 thousand out of the planned funding on July 1, 2021 on the basis of the agreed terms between all parties. The Loan is repayable within 10 business days following the closing of the Transaction. If the Transaction is not completed within a period of three months following the effective date of the Loan, or if within this three month period the Transaction is cancelled for any reason whatsoever, the Loan will accrue interest at 12% per annum and mature after 12 months from the Loan effective date. The Lenders will have the option to either (i) demand the repayment of the principal and the accrued interest at maturity or (ii) convert the Loan at a discount to the fair market value. The parties will mutually agree to the conversion terms at a later stage.

Based on management’s forecasts, the day-to-day operations and expenditure requirements as described above are anticipated to be funded by cash generated through the ongoing operations, new loan funding and existing funds received from convertible notes.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
2.1 FUNDAMENTAL ACCOUNTING CONCEPT (cont.)

The financial statements have been prepared assuming that the Group will continue as a going concern which is contingent upon the Group receiving the proceeds from the Loan and the Transaction. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event the Group is unable to continue as a going concern.

Capital management

For the purpose of the Group’s capital management, capital includes issued capital, convertible notes, share premium and all other equity reserves attributable to the equity holders of the parent. The primary objective of the Group’s capital management is to maximise shareholder value.

The Group manages its capital structure and make adjustments in light of changes in economic conditions and the requirements of the financial covenants. The Group monitors capital using a gearing ratio, which is ‘net debt’ divided by total capital plus net debt. The Group includes within net debt, interest bearing loans and borrowings, trade and other payables, less cash and cash equivalents.

	2020 USD	2019 USD

		(Restated)
Trade and other payables (Note 19)	14,409,807	13,590,032
Less: Cash and cash equivalents (Note 14)	(5,608,311)	(1,041,557)
Net debt	8,801,496	12,548,475

Convertible notes (Note 21)	12,735,835	5,655,372
Equity	(17,055,553)	(11,933,115)
Total capital	(4,319,718)	(6,277,743)
Capital and net debt	4,481,778	6,270,732
Gearing ratio	196%	200%

The Gearing ratio does not incorporate trade receivables, which are dues from Google, Apple Store, and prime telcos of the MENA region. Trade receivables amounted to USD 3.7 million at December 31, 2020 (2019: USD 4.3 millions) which further improves the cash position of the Group. No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2020 and December 31, 2019.

2.2    MAJOR DEVELOPMENTS IN THE PERIOD

COVID-19 was first identified in Wuhan, Hubei Province, China in late 2019. Since then it has spread rapidly, infecting people around the world and causing a substantial number of deaths across the globe. Almost all countries that have been significantly affected have introduced measures to try to contain the spread of the virus, including border closures and restricting movement of their citizens. The measures have resulted in the closure of numerous businesses in those countries and widespread job losses. To address these factors, many governments have introduced significant support programmes for qualifying citizens and businesses. It is currently unclear how long these restrictions will be in place and what their ultimate impact will be on global and local economies.

The COVID-19 pandemic has created significant volatility, uncertainty, and economic disruption. The full extent to which the COVID-19 pandemic will continue to impact the Group’s business and financial condition, and results of operations will depend on numerous evolving factors that the Group may not be able to accurately predict and that will vary by market, including the duration and scope of the pandemic, the impact of the pandemic on economic activity, and actions taken by governments, businesses, and individuals in response. The economic disruption caused by the COVID-19 pandemic has adversely affected, and could continue to adversely affect, the levels of advertising spending and consumer spending on discretionary items, which in turn adversely affect the Group’s ad

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
2.2 MAJOR DEVELOPMENTS IN THE PERIOD (cont.)

sales and subscriber revenue. Limitations on travel, “stay at home” orders, social distancing requirements, and other governmental actions implemented in response to COVID-19 led to changes as to how the users consume content. Although there have been some return to pre-COVID-19 levels in the Group’s users’ engagement with the service of the Group, any failure to predict or address changes in the customers’ engagement with the Group’s service arising from the COVID-19 pandemic could adversely affect the business. As a result of the COVID-19 pandemic, artists and other content creators have experienced delays or interruptions in their ability to create and release new content on the platform. The decrease in the amount or quality of content available on Group’s platform could adversely affect user engagement and harm the Group’s business. An extended period of remote working by the employees could introduce new operational challenges, including the ability to launch products and services or expand the Group’s service to additional geographic markets. Any such effect could cause or contribute to the risks and uncertainties enumerated in this report and could affect the Group’s business.

LEBANON OPERATING ENVIRONMENT

Operating environment of the Group

The Group has limited operations in Lebanon that has been witnessing, since the last quarter of 2019, severe events that have set off an interconnected fiscal, monetary and economic crisis as well as deep recession that have reached unprecedent levels.

Particular situation of the Group

The unofficial capital controls, economic recession and hyperinflation, resulted in a multitude of exchange rates whereby the official rate set by the Lebanese Central Bank (Banque Du Liban) still stands at 1,507.5 LBP/U.S Dollar while parallel unofficial exchange rates significantly depreciated the Lebanese pounds (“LBP”) against U.S. Dollar.

Commercial transactions in Lebanese pounds are recognized based on the official rate of 1,507.5 LBP/U.S Dollar set by the Lebanese Central Bank (Banque Du Liban), as this is the contractually agreed exchange rate.

Translation of all monetary assets and liabilities and foreign currency transactions at the official exchange rate does not always represent a reasonable estimate of expected cash flows in Lebanese pounds. This includes cash flows generated/used from the realization of such assets or the payment of such liabilities at the date of the transaction or at the date of the financial statements, as such transactions are settled at prevailing market rates. The monetary assets and liabilities in Lebanese pounds and the related foreign exchange losses, were reflected in these financial statements at an exchange rate of 8,286.42 LBP/U.S Dollar, which is the market rate sourced from a reputable independent source (https://lirarate.org) that collects data on actual Lebanese Pounds to U.S Dollar exchange transactions and posts the average exchange rate. The Group has recognised a net foreign currency loss of USD 422,022 during the year ended December 31, 2020 against trade and other receivables, contract assets, trade and other payables and cash and bank balances.

3       BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

3.1    Basis of preparation

The consolidated financial statements of the Group comply with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and have been prepared on a historical cost basis, except for certain convertible notes, employees’ share based payment and warrants which have been measured at fair value, and lease liabilities, which have been measured at present value.

The preparation of the consolidated financial statements in conformity with IFRS requires the application of certain critical accounting estimates and assumptions. It also requires management to exercise its judgment in the process of applying the accounting policies. The areas involving a greater degree of judgment or complexity, or areas in which assumptions and estimates are significant to the consolidated financial statements, are disclosed in Note 3.5.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

The consolidated financial statements provide comparative information in respect of the previous periods. On January 1, 2019, the Group adopted IFRS 16, Leases, using the modified retrospective approach. See Note 3.3 for further information on comparability following the adoption.

The consolidated financial statements are presented in United States dollar (USD) which is also the functional and presentational currency of the Group. The Group has assessed the operation of each of its subsidiaries and determined that the functional currency of the subsidiaries is the same as the Group’s functional currency, as the subsidiaries operate as an extension of the Company since they lack the required autonomy and are dependent on the Company and sister companies in providing their services. The USD is considered the functional currency of the Group as it is the main currency that influences the Groups sales prices for services, cost of revenues, expenses and financing activities.

The consolidated financial statements have been rounded off to the nearest USD, except when otherwise indicated. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year-end exchange rates are recognized in the consolidated statement of comprehensive income within foreign exchange loss, net.

3.2    Basis of consolidation

The Group financial statements comprise the financial statements of the Company and its subsidiaries as at December 31, each year. Subsidiaries are consolidated from the date of their acquisition, being the date on which the Group obtains control, and continue to be consolidated until the date that control ceases. The financial statements of subsidiaries are prepared for the same reporting year as the parent company, using consistent accounting policies. Intra-group balances and transactions, including unrealised profits arising from intra-group transactions, have been eliminated. Unrealized losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred. Non-controlling interests represent the equity in subsidiaries that is not attributable, directly or indirectly, to the Parent shareholders.

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries.

Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

•        Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)

•        Exposure, or rights, to variable returns from its involvement with the investee, and

•        The ability to use its power over the investee to affect its returns

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•        The contractual arrangement with the other vote holders of the investee

•        Rights arising from other contractual arrangements

•        The Group’s voting rights and potential voting rights

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of comprehensive income from the date the Group gains control until the date the Group ceases to control the subsidiary.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Non-controlling interest represent the portion of profit or loss and net assets of subsidiaries not owned directly or indirectly by the Parent Group. Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Details of subsidiaries as at December 31, 2020 and December 31, 2019 were as follows:

Subsidiaries	% of shareholding	Country of Incorporation	Principal activities
Foreign subsidiaries
Anghami Technologies Ltd	100%	UAE	Music streaming
Anghami FZ LLC	100%	UAE	Music streaming
Digimusic SAL Offshore	94%	Lebanon	Music streaming
Anghami UK	100%	United Kingdom	Music streaming
Anghami KSA*	—%	Saudi Arabia	Music streaming
Anghami for Digital Content*	—%	Egypt	Music streaming

The financial statements of the subsidiaries are prepared for the same reporting year as the Group. Consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances.

The carrying amount of the Company’s investment in the subsidiary and the equity of the subsidiary is eliminated on consolidation.

____________

*        Consolidation of entities under Parent control

The shares of Anghami KSA and Anghami for Digital Content (“ADC”) are held by employees as nominees on behalf of the Group. The Group has a binding and irrevocable nominee agreement with each nominee that enables the Group to:

(1)    control and direct all of Anghami KSA and ADC activities and enables the Group’s senior management and board of directors to make all operational and financial decisions and obliges the appointed nominees to strictly follow the Group’s directions and decisions;

(2)    exercise its power over all operating and financial decisions to receive all the rights, returns and obligations generated from Anghami KSA and ADC; and

(3)    control the ownership and transfer of the shares relating to Anghami KSA and ADC.

In March 2021, Anghami KSA’s ownership was fully transferred to Anghami FZ LLC.

The Group is currently in the process of transferring ADC’s ownership to Anghami FZ LLC. The transfer agreement between the current ADC nominees and Anghami FZ LLC was signed in 2021. The remaining steps to complete the ADC ownership transfer are: (1) registration of the new ADC shareholders information in the Egyptian stock exchange, (2) settlement of the required fees and taxes, (3) conducting a general assembly to confirm the transfer of ownership to Anghami FZ LLC and (4) amendment of the ADC’s articles of association to reflect the new shareholders information. Steps 1 and 2 above are procedural in nature and require certain regulatory approvals from the respective Egyptian authorities. Steps 3 and 4 above are internal within the Group’s control. The Group continues to control, manage, and receive all the rights, returns and obligations generated from ADC and account for ADC as a wholly owned subsidiary using the existing binding and irrevocable nominee agreement with each nominee.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

The key financial information of these entities is provided below:

	Anghami KSA		Anghami for Digital Content
	2020 USD	2019 USD	2020 USD	2019 USD
		(Restated)		(Restated)
Total Assets	2,996,802	660,797	997,343	1,175,066
Total Liabilities	2,288,148	658,212	728,280	2,243,527
Revenue	4,149,503	2,420,677	4,062,672	460,256
Net profit/(loss)	702,868	92,126	266,479	(1,082,350)

3.3    Changes in accounting policies

New and amended standards and interpretations

The accounting policies adopted in the preparation of the consolidated financial statements are consistent with those used in the previous year, except for the adoption of the amendment and improvements to standards effective as of January 1, 2020:

—     Amendments to IFRS 3 – Definition of Business

—     Amendments to IFRS 7 and IFRS 9 – Interest Rate Benchmark Reform

—     Amendments to IAS 1 and IAS 8 – Definition of Material

—     Conceptual Framework for Financial Reporting

—     Amendments to IFRS 16 – Covid-19 Related Rent Concessions (effective as of 1 June 2020)

The adoption of the above new amendment and improvements to standards did not impact the financial position or performance of the Group, except for IFRS 16 explained below:

New and revised IFRS	Effective for annual periods beginning on or after
Amendments to IAS 41 – Taxation in fair value measurements	January 1, 2022
Amendments to IFRS 9 – Fees in the ’10 per cent’ test for derecognition of financial liabilities	January 1, 2022
Amendments to IFRS 1 – Subsidiary as a first-time adopter	January 1, 2022
Amendments to IAS 37 – Onerous Contracts: Costs of Fulfilling a Contract	January 1, 2022
Amendments to IAS 16 – Proceeds before Intended Use	January 1, 2022
Amendments to IFRS 3 – Reference to the Conceptual Framework	January 1, 2022
Amendments to IAS 1 – Classification of Liabilities as Current or Non-current	January 1, 2023
IFRS 17 – Insurance Contracts	January 1, 2023

IFRS 16 Leases

As permitted by the transitional provisions of IFRS 16, the Group adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of January 1, 2019 and has not restated comparative figures. Overall, the adoption of IFRS 16 resulted in an increase in the total assets by an amount of USD 424,421 and increase in total liabilities by the same amount.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Set out below are the accounting policies of the Group upon adoption of IFRS 16, which have been applied from the date of initial application:

Applicable from January 1, 2019

The Group assess at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Group Operations as a lessee

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets.

Lease liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognised as expenses in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. or as of January 1, 2019 for our lease agreements that existed prior to the adoption of IFRS 16. Our incremental borrowing rate is determined based on estimates and judgments, including our credit rating and a credit spread.

After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its short-term leases (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases that are considered of low value (i.e., below USD 5,000, when new). Lease payments on short- term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

Right-of-use assets (ROU)

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

• Office spaces	5 years

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Variable lease payments that do not depend on an index or a rate are recognised as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset (or assets) and the arrangement conveys a right to use the asset (or assets), even if that asset is (or those assets are) not explicitly specified in an arrangement.

Applicable before 1 January 2019

Group as a lessee (leases previously accounted for)

A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to the Group is classified as a finance lease.

An operating lease is a lease other than a finance lease. Operating lease payments are recognised as an operating expense in the consolidated statement of comprehensive income on a straight-line basis over the lease term.

3.4    Summary of significant accounting policies

Revenue recognition

Subscription revenue

The Group generates subscription revenue from the sale of the premium service in which customers can listen on-demand and offline. Premium services are sold directly to end users and through partners who are generally telecommunications companies that act as a payment gateway and collect payment for the stand-alone subscriptions from their end customers or bundle the subscription with their own services. The Group satisfies its performance obligation, and revenue from these services is recognized on a straight-line basis over the subscription period. Premium services are paid in advance. The Group assesses the facts and circumstances, including whether the partner is acting as a principal or agent, of all partner revenue arrangements and then recognizes revenues either gross or net.

Subscription revenue generated through premium partners is based on a per-subscriber rate in a negotiated partner agreement. Under these arrangements, a premium partner offers their end-users the ability to subscribe to the premium service as an add-on to their services. Payment is remitted to the Group through the premium partner. Premium partner services, whether recognized gross or net, have one material performance obligation, that being the delivery of the premium service. The service provided by the premium partners is to act as a payment gateway to collect the subscription fees and transfer it to the Group against receiving a fee calculated as a percentage of revenue collected. The Group has assessed each of its premium partner subscription revenue agreements and concluded that revenue should be recognized on a gross basis as the Group controls the music streaming service provided to the premium users and remains responsible to deliver the music streaming services at the agreed quality during the full subscription period; in addition, the Group has full discretion in determining the price of the music streaming services offered. The fees paid to the premium partner against the services provided by them is recognized as part of cost of revenue in the consolidated statement of comprehensive income.

Additionally, the Group sells premium subscriptions to third party service providers who bundle the purchased premium subscriptions with other services and products they deliver to their end-users. Under this product, the third-party service providers are the Group’s customers and not their end-users. The Group’s only material performance obligation is the delivery of the music streaming service. The third-party service providers do not provide any services to the Group. The Group recognizes the revenue received from such third-party service providers over the sold premium subscriptions validity period.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Ad-Supported revenue

The Group’s advertising revenue is primarily generated through display, audio, and video advertising delivered through advertising impressions. The Group’s advertising revenue is generated through:

(1)    Agency Sales Channel: the Group entered into an arrangement with an advertising agency that sells ads campaigns to global and regional brands. These advertising arrangements are typically sold on a cost-per-thousand basis and are evidenced by an Insertion Order (“IO”) that specifies the terms of the arrangement such as the type of ad product, pricing, insertion dates, and number of impressions in a stated period. The advertising agency promotes the Group’s advertising products based on an pre-agreed sales commission based on generated revenue. The Group sets the pricing schedule for ads impressions and approves the ads before their display on the Anghami platform and remains responsible to deliver the advertising products to the advertising client. Advertising clients and advertising agency send for the Group’s approval the advertisement to be displayed on the Anghami platform and the IOs that specify the number of ads impressions, campaigns periods, and the agreed service fees.

(2)    Direct Sales Channel: the Group works directly with advertising clients. The Group’s sales team identifies and manages these advertising clients and approves their advertising campaigns sent via IOs which acts as a contract between the Group and the advertising clients.

(3)    Programmatic Advertising Channel: the Group generates Ad-Supported revenue through arrangements with certain advertising exchange platforms to distribute advertising inventory for purchase on a cost-per-thousand basis through their automated exchange. The Group has control over which ads to be displayed on it’s the Anghami platform, volumes and selection criteria.

Revenue is recognized over time based on the number of impressions delivered.

Cost of revenue

Cost of revenue consists predominantly of label and publishing costs related to content streaming, payment processing and agency fees. The Group incurs label and publishing costs paid to certain music record labels, music publishers, and other rights holders for the right to stream music to the Group’s users. Label and publishing costs are typically calculated using negotiated rates in accordance with license agreements and are based on either subscription and advertising revenue earned, user/usage measures, or a combination of these. The determination of the amount of the rights holders’ liability is complex and subject to a number of variables, including the revenue recognized, the type of content streamed and the country in which it is streamed, the product tier such content is streamed on, identification of the appropriate license holder, size of user base, ratio of Ad-Supported users to premium subscribers, and any applicable advertising fees and discounts, among other variables. Some rights holders have allowed the use of their content on the platform while negotiations of the terms and conditions are ongoing. In such situations, label and publishing costs are calculated using estimated rates. In certain jurisdictions, rights holders have several years to claim royalties for musical compositions and therefore estimates of the label and publishing payables are made until payments are made. The Group has certain arrangements whereby label and publishing costs are paid in advance or are subject to minimum guaranteed amounts. An accrual is established when actual label and publishing costs to be incurred during a contractual period are expected to fall short of the minimum guaranteed amounts. An accrual and expense are recognized when it is probable that the Group will make additional label and publishing payments under these terms. The expense related to these accruals is recognized in cost of revenue. Cost of revenue also includes payment processing fees for subscription revenue, server’s rental and other infrastructure costs, amortization of intangible assets, and expenses incurred to produce music content sold to brands and ads clients.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Selling and marketing expenses

Sales and marketing expenses are primarily comprised of marketing campaigns on digital platforms, outdoor campaigns, advertising agency cost and cost of working with record labels and artists to promote the availability of new releases on the Group’s platform.

General and administrative expenses

General and administrative expenses are comprised primarily of employee compensation and benefits for functions such as accounting, analytics, legal, human resources, consulting fees, and other costs including facility and equipment costs, director fees, depreciation of property and equipment and the provision for employee share based compensations.

Income tax expense

The tax expense for the period comprises current and deferred tax. Tax is recognized in the consolidated statement of comprehensive income except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to tax payable or receivable in respect of previous years. It is measured using tax rates enacted or substantively enacted at the reporting date.

Deferred tax is recognised on all temporary differences at the reporting date between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit, with the following exceptions:

Where the temporary difference arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss;

In respect of taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, where the timing of reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future; and

Deferred tax assets are recognised only to the extent that it is probable that a taxable profit will be available against which the deductible temporary differences and carried forward tax credits or tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax assets to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured on an undiscounted basis at the tax rates that are expected to apply when the asset is realised or the liability is settled, based on tax rates and tax laws enacted or substantively enacted at the reporting date.

Current and deferred tax is charged or credited directly to other comprehensive income or equity if it relates to items that are credited or charged to, respectively, other comprehensive income or equity. Otherwise, income tax is recognised in the consolidated statement of comprehensive income.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Share-based compensation

Employee share-based compensation

Employees of the Group receive remuneration in the form of share-based compensation transactions, whereby employees render services in consideration for equity instruments. The cost of equity-settled transactions with employees is determined by the fair value at the date of grant using an appropriate valuation model. The cost is recognized in the consolidated statement of comprehensive income, together with a corresponding credit to other reserves in equity, over the period in which the service conditions are fulfilled.

The cumulative expense recognized for equity-settled transactions with employees at each reporting date until the vesting date reflects the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense for a period represents the movement in cumulative expense recognized at the beginning and end of that period, and is recognized in employee share-based compensation. When the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified, if the original terms of the award are met. An additional expense is recognized for modifications that increase the total fair value of the share-based compensation transaction or are otherwise beneficial to the grantee as measured at the date of modification. There were no modifications to any share-based compensation transactions during 2020, 2019, and 2018.

Share-based payment to service provider

The cost of other equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model, further details of which are given in Note 16.

That cost is recognised in general and administrative expense (Note 7), together with a corresponding increase in equity (other capital reserves), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the consolidated statement of comprehensive income for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.

The assumptions and models used for estimating fair value for share-based compensation transactions are disclosed in Note 16.

Trade and other receivables

A trade receivable represents the Group’s right to an amount of consideration that is unconditional (i.e. only the passage of time is required before payment of the consideration is due). Trade receivables are stated at original invoice amount less a provision for any uncollectible amount.

Contract assets and contract liabilities

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Group performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognised for the earned consideration that is conditional.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract liabilities

A contract liability is recognised if a payment is received or a payment is due (whichever is earlier) from a customer before the Group transfers the related subscription services. Contract liabilities are recognised as revenue when the Group performs under the contract (i.e., transfers control of the services to the customer).

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and any impairment in value.

Depreciation is calculated on a straight line basis over the estimated useful lives of the assets at the following rates:

Furniture and fixtures	3 – 5 years
Office and computer equipment	5 years
General installations	5 years

The carrying values of property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. If any such indication exists and where the carrying values exceed the estimated recoverable amount, the assets are written down to their recoverable amount.

Expenditure incurred to replace a component of an item of equipment that is accounted for separately is capitalized and the carrying amount of the component that is replaced is written off. Other subsequent expenditure is capitalized only when it increases future economic benefits of the related item of property and equipment. All other expenditure is recognized in the consolidated statement of comprehensive income as the expense is incurred.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost, subsequently intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses.

The Group recognizes internal application and content development costs as intangible assets only when the following criteria are met: the technical feasibility of completing the intangible asset exists, there is an intent to complete and an ability to use or sell the intangible asset, the intangible asset will generate probable future economic benefits, there are adequate resources available to complete the development and to use or sell the intangible asset, and there is the ability to reliably measure the expenditure attributable to the intangible asset during its development.

Intangible assets with finite lives are typically amortized on a straight-line basis over their estimated useful lives, typically 5 years. Internally developed musical content is amortized on a double declining basis over the three-year estimated useful lives with a 5% salvage value. Intangibles are assessed for impairment whenever there is an impairment indication like change in technology, consumer behavior and adverse economic conditions. The amortization period and the amortization method for an intangible asset are reviewed at least annually. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization of intangible assets is recognized in the consolidated statement of comprehensive income in the cost of revenue category consistent with the function of the intangible assets.

An intangible asset is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of comprehensive income.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial instruments

i).      Financial assets

Initial recognition and measurement

The Group’s financial assets are comprised of cash and cash equivalents, trade and other receivables, due from related parties and contract assets. All financial assets are recognized initially at fair value plus transaction costs that are attributable to the acquisition of the financial asset.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them.

Trade receivables that do not contain a significant financing component are measured at the transaction price determined under IFRS 15 ‘Revenue from Contracts with Customers’.

In order for a financial asset to be classified and measured at amortised cost, it needs to give rise to cash flows that are ‘solely payments of principal and interest’ (“SPPI”) on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

For more information on receivables, refer to Note 13.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in two categories:

a)      Amortised cost

b)      Financial assets at fair value through profit or loss

Amortized cost

A financial asset is measured at amortised cost if it meets both of the following conditions and is not designated as FVTPL:

—     The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and

—     The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortised cost are subsequently measured using the effective interest rate (‘EIR’) method and are subject to impairment. Gains and losses are recognised in the consolidated statement of comprehensive income when the asset is derecognised, modified or impaired.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss, or financial assets mandatorily required to be measured at fair value. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives, including separated embedded derivatives, are also classified

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

as held for trading unless they are designated as effective hedging instruments. Financial assets at fair value through profit or loss are carried in the consolidated statement of financial position at fair value with net changes in fair value recognised in the consolidated statement of comprehensive income.

Impairment of financial assets

The Group recognises an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

For trade receivables, the Group applies a simplified approach in calculating ECLs whereby it recognises a loss allowance based on lifetime ECLs for each ageing bracket. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

The Group considers a financial asset in default when contractual payments are 365 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

Derecognition of financial assets

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire; or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset.

Cash and cash equivalents

For the purpose of consolidated statement of cash flows, cash and cash equivalents comprise cash on hand, deposits with financial institutions, and balances with original maturity of less than three months, which are subject to insignificant risk of changes in fair value, bank overdrafts are included in cash and cash equivalent for the consolidated statement of cash flows.

ii).     Financial liabilities

Initial recognition and measurement

The Group’s financial liabilities are comprised of trade and other payables and accruals, due to related parties and other liabilities, including bank overdraft, lease liabilities and convertible notes. Financial liabilities are recognised initially at fair value and in the case of loans and borrowings fair value of the consideration received less directly attributable transaction costs.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Subsequent measurements

After initial recognition, financial liabilities are subsequently measured at amortized cost using the effective interest method or fair value through profit or loss. The effective interest method amortization is included in finance costs and fair value changes are included in the finance costs or finance income in the consolidated statement of comprehensive income. Certain convertible notes include embedded derivatives designated at fair value through profit or loss are subsequently remeasured at fair value.

Financial liabilities are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting date.

Derecognition

The Group derecognized a financial liability when its contractual obligations are discharged, cancelled, or expire.

Gains and losses are recognized in the consolidated statement of comprehensive income when the financial liabilities are derecognized

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term.

Gains or losses on liabilities held for trading are recognised in the consolidated statement of comprehensive income.

Convertible notes that include an embedded derivative designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied. After initial recognition, financial liabilities at fair value through the profit or loss are subsequently re-measured at fair value at the end of each reporting period with changes in fair value recognized in finance costs or finance income in the consolidated statement of comprehensive income. The Group has designated the convertible notes 1 and 2 at fair value through profit or loss.

Financial liabilities at amortised cost (loans and borrowings)

This category generally applies to interest-bearing loans and borrowings, lease liabilities and certain convertible notes. After initial recognition, interest-bearing loans and borrowings, lease liabilities and certain convertible notes are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in the finance costs/income line item in the consolidated statement of comprehensive income when the liabilities are derecognised as well as through the EIR amortisation process. Amortised cost is calculated by considering any discount or premium on acquisition and fees or costs that are an integral part of the EIR.

The EIR amortization s included as finance cost in the consolidated statement of comprehensive income.

Employees’ end of service benefits

The Group makes contributions to the Lebanese National Social Security Fund and provides end of service benefits to its employees in accordance with the Lebanese labour law. The entitlement to these benefits is based upon the employees’ length of service, the employees’ salaries, the Group’s contributions to the National Social Security Fund and other requirements outlined in the Lebanese labour law. The expected costs of these benefits are accrued over the period of employment. Other subsidiaries account for these benefits in accordance with their local labour laws.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts payable and accruals

Liabilities are recognised for amounts to be paid in the future for goods or services received, whether billed by the supplier or not.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the consolidated statement of comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Interest income and expense

Interest income and expense are recognised in the consolidated statement of comprehensive income using the effective interest method. The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:

•        the gross carrying amount of the financial asset; or

•        the amortised cost of the financial liability.

When calculating the effective interest rate for financial instruments other than purchased or originated credit-impaired assets, the Group estimates future cash flows considering all contractual terms of the financial instrument, but not ECL.

The calculation of the effective interest rate includes transaction costs and fees and points paid or received that are an integral part of the effective interest rate. Transaction costs include incremental costs that are directly attributable to the acquisition or issue of a financial asset or financial liability.

Share capital

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Current versus non-current classification

The Group presents assets and liabilities in the consolidated statement of financial position based on current/non-current classification. An asset is current when it is:

—     Expected to be realised or intended to be sold or consumed in the normal operating cycle

—     Held primarily for the purpose of trading

—     Expected to be realised within twelve months after the reporting period

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Or

—     Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

All other assets are classified as non-current.

A liability is current when:

—     It is expected to be settled in the normal operating cycle

—     It is held primarily for the purpose of trading

—     It is due to be settled within twelve months after the reporting period

Or

—     There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

The Group classifies all other liabilities as non-current.

3.5    Significant accounting judgements, estimates and assumptions

The preparation of the consolidated financial statements requires management to make judgments, estimates, and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and equity in the consolidated financial statements and the accompanying disclosures. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events.

Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

The areas where judgements, assumptions and estimates are significant to the consolidated financial statements are:

Judgements

Determining the lease term of contracts with renewal and termination options — Group as lessee

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

The Group has several lease contracts that include extension and termination options. The Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Uncertain tax positions

In determining the amount of current and deferred income tax, the Group takes into account the impact of uncertain tax positions and whether additional taxes, interest or penalties may be due. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes the Group to change its judgment regarding the adequacy of existing tax liabilities. Such changes to tax liabilities will impact tax expense in the period that such a determination is made.

Estimates and assumptions

Leases — Estimating the incremental borrowing rate

As most of the Group’s lease agreements do not provide an implicit rate of return, the Group uses its incremental borrowing rate based on the information available at the lease commencement date to determine the present value of lease payments. For the Group’s lease agreements that existed prior to the adoption date, the Group determined its incremental borrowing rate as of January 1, 2019. The Group’s incremental borrowing rate is determined based on estimates and judgments, including the credit rating of the Group’s leasing entities and a credit spread. See Note 17.

Share-based payments

The Group measures the cost of equity-settled transactions with employees and non-employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is estimated using an appropriate model or by reference to a market transaction which required the determination of the appropriate inputs, specifically the probability of vesting. These assumptions and models used for estimating the fair value of share-based payment transactions are disclosed in Note 16.

Agreements and arrangements

The Group’s agreements and arrangements with rights holders for the content used on its platform are complex. Some rights holders have allowed the use of their content on the platform while negotiations of the terms and conditions are ongoing. In certain jurisdictions, rights holders have several years to claim royalties for musical composition and therefore estimates of the royalty accruals are based on available information and historical trends. The determination of label and publishing cost accruals requires complex IT systems and a significant volume of data as well as involves significant judgements and estimates of the amounts to be paid.

Useful lives of intangible assets

The Group’s management determines the estimated useful lives of its intangible assets for calculating amortization. This estimate is determined after considering the expected economic life of the asset. Management reviews the residual value and useful lives annually and future amortization charges would be adjusted where the management believes the useful lives differ from previous estimates.

Convertible notes

The fair value of the Group’s convertible notes are estimated using valuation techniques using inputs based on management’s judgment and conditions that existed at each reporting date for determination of the market rate used to calculate the fair value of liability.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

3.6    Restatement of financial statements

Subsequent to the issuance of the Group’s 2019 financial statements, the Group’s management identified errors in the financial statements for the year ended December 31, 2019 and determined that the 2019 financial statements should be restated. The errors comprised the following:

Use of incorrect discount rate for leases

At the adaption of IFRS 16, the Group determined its incremental borrowing rate at 10% in respect of its office lease liability based on an imprecise bank quote and the corresponding right of use asset instead of using its incremental borrowing rate of 25.4%. The correction of this error resulted in a decrease in the lease liability and the right-of-use asset. There correction also resulted in a decrease in depreciation expense and finance costs for the year ended December 31, 2019.

Incorrect classification of convertible notes

As of December 31, 2019, and January 1, 2019, the Group had incorrectly accounted for convertible notes, as financial liability at amortized cost with no assessment made for day 1 fair value using market rates. Further, certain notes have embedded derivates due to caps on market value upon conversion to equity which should have been recognized at fair value through profit and loss with changes in fair value reported in the consolidated statement of comprehensive income at each reporting date in accordance with the requirements of IFRS 9. The correction of these errors resulted an increase in convertible notes liability and corresponding amounts for interest expense and fair value changes recognized in the consolidated statement of comprehensive income.

Incorrect provision for share based payments

The Group has vested shares program which represent two schemes with different maturities. In IFRS 2, such share-based payments that vest in instalments are sometimes referred to as ‘graded’ vesting. IFRS 2 requires such an award to be treated as separate awards or plans, on the grounds that the different vesting periods will mean that the different tranches of the award have different fair values. The Group incorrectly calculated reserves in respect of these schemes from inception which resulted in understatement of the other capital reserves. These corrections resulted in an increase in the share based payment reserves as of January 1, 2019 and for the year ended December 31, 2019.

Contract liabilities (deferred revenue)

The Group did not account for deferred revenue on its subscription revenues. The correction of these errors resulted in increase in accumulated losses as of January 1, 2019 and decrease in revenue for the year ended December 31, 2019.

Incorrect capitalization of application development costs

The Group incorrectly capitalised costs in respect of new features and enhancements which did not meet the recognition criteria per the requirements of IAS 38. The correction of these errors resulted increase in accumulated losses as of January 1, 2019 and increase in general and administrative expenses for the year ended December 31, 2019.

Incorrect determination of useful lives of property and equipment

The Group incorrectly estimated useful lives of its property and equipment for calculating depreciation on general installations and furniture and fixtures over a useful life of 15 years and 12 years respectively which was considered significantly longer than normal useful life of such assets. The useful lives were reassessed and concluded to be 5 years for both general installations and furniture and fixtures. These corrections resulted in an increase in accumulated losses as of January 1, 2019 and for the year ended December 31, 2019.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketing advance

The Group did not correctly amortize marketing advance of USD 291,569 over an appropriate period which was paid to an advertising agency in 2016. The correction of this error resulted in increase to accumulated losses as of January 1, 2019.

Accrual of label costs

In certain agreements with labels, the group had paid minimum guarantee advance amounts which can be recouped over the terms of agreement. If the advance is not fully recouped and no extension is granted by the labels, the remaining amount left on those minimum guarantee needs to be recorded as expenses. On the completion of the terms of certain agreements, the group did not correctly assess the net settlement position of minimum guaranteed amounts and used the advances against recoupment from subsequent agreement term instead of expensing them. The correction of this error resulted in increase in cost of revenue for the year ended December 31, 2019.

Accrual of publishing rights

In certain jurisdictions, rights holders have several years to claim royalties for musical composition and therefore estimates of the royalty accruals are based on available information and historical trends. The Group did not accrue for all such royalty accruals for which negotiations had been initiated in 2018 which was required to be estimated based on the stage of the negotiation with each right holder and available information. The correction of this error resulted in increase to accumulated losses as of January 1, 2019 and increase in cost of revenue for the year ended December 31, 2019.

Incorrect recognition of selling and marketing expenses

The Group incorrectly accrued for the cost of TV promotion shows in 2020 which occurred in 2019 per the contract with vendor. The correction of this error resulted in increase in selling and marketing expenses for the year ended December 31, 2019.

Withholding taxes

The Group incorrectly accrued for withholding taxes payable on distributions made from Egypt to the Company. The correction of this error resulted in increase to accumulated losses as of January 1, 2019 and increase in income tax expenses for the year ended December 31, 2019.

Reclassification of amortization expense

The Group included amortization expense in general and administrative expenses which should have been presented as part of cost of revenue due to its nature and function. The correction of this presentation error resulted in an increase to cost of revenue and corresponding decrease in general and administrative expenses for the year ended December 31, 2019.

Reclassification of publishing rights royalties

The Group included publishing rights royalties in general and administrative expenses which should have been presented as part of cost of revenue due to its nature and function. The correction of this presentation error resulted in an increase to cost of revenue and corresponding decrease in general and administrative expenses for the year ended December 31, 2019.

Reclassification of advertising agency fees

The Group included advertising agency fees in cost of revenue which should have been presented as part of selling and marketing expense due to its nature and function. The correction of this presentation error resulted in a decrease of cost of revenue and corresponding increase in selling and marketing expense for the year ended December 31, 2019.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

The aforementioned changes were accounted for retrospectively in accordance with IAS 8 and, accordingly the prior years’ consolidated financial statements have been restated as follows:

	As previously reported		Restatement adjustments		Restated
	December 31 2019 USD	January 1 2019 USD	December 31 2019 USD	January 1 2019 USD	December 31 2019 USD	January 1 2019 USD
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Revenue from contracts with customers	31,704,788	—	(477,139)	—	31,227,649	—
Cost of revenue	(23,582,779)	—	2,261,163	—	(21,321,616)	—
Gross profit	8,122,009	—	1,784,024	—	9,906,033	—
Selling and marketing expense	(6,467,714)	—	(1,764,691)	—	(8,232,405)	—
General and administrative expenses	(5,398,690)	—	(1,525,259)	—	(6,923,949)	—
Finance costs	(394,031)	—	(584,301)	—	(978,332)	—
Finance income	—	—	3,305	—	3,305	—
Other income	115,481	—	(31,746)	—	83,735	—
Foreign exchange loss, net	(171,297)	—	5,482	—	(165,815)	—
Income tax expense	—	—	(638,965)	—	(638,965)	—

Loss and total comprehensive loss for the year	(4,194,242)	—	(2,752,151)	—	(6,946,393)	—

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Property and equipment	1,007,804	584,913	(669,503)	(142,079)	338,301	442,834
Intangible assets	2,841,230	1,863,622	(1,458,770)	(997,650)	1,382,460	865,972
Right of use – assets	—	—	339,770	—	339,770	—
Deferred tax assets	—	—	19,508	—	19,508	—
Total non-current assets	3,849,034	2,448,535	(1,768,995)	(1,139,729)	2,080,039	1,308,806

Trade and other receivables	4,271,114	4,561,226	1,109,945	(1,615,202)	5,381,059	2,946,024
Amount due from related parties	457,510	—	—	257,537	457,510	257,537
Contract assets	—	—	1,536,932	1,133,015	1,536,932	1,133,015
Cash and bank balances	1,268,038	864,934	(5,000)	—	1,263,038	864,934
Total current assets	5,996,662	5,426,160	2,641,877	(224,650)	8,638,539	5,201,510

Total assets	9,845,696	7,874,695	872,882	(1,364,379)	10,718,578	6,510,316

Share capital	8,204	8,204	21,889	21,889	30,093	30,093
Share premium	24,550,824	24,550,824	499,999	499,999	25,050,823	25,050,823
Share-based payment reserves	681,727	681,727	1,115,083	471,274	1,796,810	1,153,001
Other reserves	—	—	(168,259)	14,139	(168,259)	14,139
Accumulated losses	(31,240,942)	(27,151,360)	(7,401,640)	(4,745,487)	(38,642,582)	(31,896,847)
Non-controlling interest	(412,466)	(307,806)	(287,612)	(191,614)	(700,078)	(499,420)
Total deficiency of assets	(6,412,653)	(2,218,411)	(6,220,540)	(3,929,800)	(12,633,193)	(6,148,211)

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3 BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)
	As previously reported		Restatement adjustments		Restated
	December 31 2019 USD	January 1 2019 USD	December 31 2019 USD	January 1 2019 USD	December 31 2019 USD	January 1 2019 USD
Provision for employees’ end-of-service benefits	106,569	51,678	—	—	106,569	51,678
Convertible notes	4,500,000	1,500,000	(4,319,943)	32,621	180,057	1,532,621
Lease liabilities	373,404	—	(53,991)	—	319,413	—
Deferred tax	—	—	17,898	—	17,898	—
Total Non-current liabilities	4,979,973	1,551,678	(4,356,036)	32,621	623,937	1,584,299

Trade and other payables	10,598,331	7,629,324	2,991,702	758,963	13,590,033	8,388,287
Contract liabilities	—	—	1,388,640	1,042,773	1,388,640	1,042,773
Convertible notes	—	—	5,475,314	—	5,475,314	—
Amount due to related parties	101,941	100,000	1,235,831	350,000	1,337,772	450,000
Income tax payable	254,659	—	400,434	385,854	655,093	385,854
Bank overdrafts	227,865	322,180	(6,384)	(4,789)	221,481	317,391
Term loans	—	489,924	—	(1)	—	489,923
Lease liabilities	95,580	—	(36,079)	—	59,501	—
Total current liabilities	11,278,376	8,541,428	11,449,458	2,532,800	22,727,834	11,074,228

Total liabilities	16,258,349	10,093,106	7,093,422	2,565,421	23,351,771	12,658,527

Total deficiency of assets and liabilities	9,845,696	7,874,695	872,882	(1,364,379)	10,718,578	6,510,316

CONSOLIDATED STATEMENT OF CASHFLOWS

Net cash used in operating activities	(60,918)	—	(879,040)	—	(939,958)	—

Net cash used in investing activities	(1,821,680)	—	825,757	—	(995,923)	—

Net cash from financing activities	2,380,017	—	49,879	—	2,429,896	—

4       REVENUE FROM CONTRACTS WITH CUSTOMERS

	2020 USD	2019 USD
		(Restated)
Revenue from contracts with customers
Revenue from subscriptions	24,715,271	23,211,281
Revenue from advertisement	5,803,085	8,016,368
	30,518,356	31,227,649

Timing of revenue recognition
Goods and services transferred at a point in time	1,960,600	1,908,123
Goods and services transferred over time	28,557,756	29,319,526
	30,518,356	31,227,649

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
4 REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

Contract liabilities

The Group’s contract liabilities from contracts with customers consist only of deferred revenue. Deferred revenue is mainly comprised of subscription fees collected for services not yet performed and therefore the revenue has not been recognized. Revenue is recognized over time as the services are performed. As of December 31, 2020, and 2019, the Group had deferred revenue of USD 2,306,502 and USD 1,388,640 respectively. This balance will be recognized as revenue as the services are performed, which is generally expected to occur over a period up to a year.

Revenue recognized that was included in the contract liability balance at the beginning of the years ended December 31, 2020, and 2019 is USD 1,388,640, and USD 1,042,773 respectively.

Contract assets

The Group’s contract assets from contracts with customers consist only of accrued income. Accrued income is mainly comprised of subscription fees due from customers not yet billed. Revenue is recognized over time as the services are performed. As of December 31, 2020, and 2019, the Group had accrued income of USD 1,272,390, and USD 1,536,932 respectively.

Due to significant devaluation of Lebanese pounds against U.S. Dollar, the value of contract assets denominated in Lebanese pounds dropped resulting in USD 143,964 in foreign exchange loss during the year ended December 31, 2020.

5       COST OF REVENUE

	2020 USD	2019 USD
		(Restated)
Content acquisition and royalty costs	10,925,371	10,587,476
Payment processing and agency fees	6,819,022	6,724,381
Publishing rights	1,675,002	1,188,985
Technology infrastructure costs	2,152,996	2,237,593
Amortization of intangible assets (note 12)	623,276	437,256
Online and other costs	150,854	145,925
	22,346,521	21,321,616

6       SELLING AND MARKETING EXPENSES

	2020 USD	2019 USD
		(Restated)
Advertising expenses	2,359,656	4,000,032
Marketing and branding expenses	2,924,496	4,232,373
	5,284,152	8,232,405

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7       GENERAL AND ADMINISTRATIVE EXPENSES

	2020 USD	2019 USD
		(Restated)
Salaries and other related benefits	3,507,055	4,540,502
Employees’ share-based compensation (Note 16)	564,284	643,809
Rent and related charges (note 17)	89,362	90,557
Travel expenses	84,114	204,309
Utilities	73,465	65,745
Consultancy and professional fees	231,369	252,286
Insurance expense	65,997	56,426
Write-off of accounts receivable	8,501	54,163
Depreciation of property and equipment (note 11)	150,736	146,712
Depreciation of rights-of-use assets (note 17)	85,117	84,651
Provision for employee’s end of service benefit (note 18)	33,717	54,891
License fees	290,148	385,206
Taxes	25,142	11,799
Other expenses	226,989	332,893
	5,435,996	6,923,949

8       FINANCE COST

	2020 USD	2019 USD
		(Restated)
Transaction and other costs	150,000	21,719
Interest on lease liabilities (note 17)	74,149	86,493
Fair value movements on convertible notes (note 21)	1,291,551	790,216
Interest on convertible notes (note 21)	188,138	137
Bank interest and other charges	60,844	79,767
	1,764,682	978,332

9       OTHER INCOME

	2020 USD	2019 USD
		(Restated)
Reversal of accruals no longer required	60,497	83,735
	60,497	83,735

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10     INCOME TAX

The major components of income tax expense for the years ended December 31, 2020 and 2019 are:

	2020 USD	2019 USD
		(Restated)
Consolidated statement of comprehensive income
Current income tax:
Current income tax charge	481,730	640,575
Deferred income tax
Relating to origination and reversal of temporary differences	19,508	(1,610)
Income tax expense reported in the consolidated statement of comprehensive income	501,238	638,965

Reconciliation of tax expense and the accounting profit multiplied by the Group’s tax rate for 2020 and 2019:

	2020 USD	2019 USD
		(Restated)
Accounting loss before tax	(5,241,952)	(6,307,428)
At Parent income tax rate of 0% (2019: 0%)	—	—
Effect of different tax rates of subsidiaries operating in other jurisdictions	103,299	118,855
Effect of expenses that are not deductible in determining taxable profit	21,144	10,221
Tax effect of previous year’s tax losses that is utilized on which deferred tax asset was not recognized earlier	—	(11,946)
Deferred tax asset relating to prior years recognized in current period	—	(7,562)
Withholding tax expenses incurred on income from foreign jurisdictions	372,226	526,001
Others	4,569	3,396
At the effective income tax rate of -9.56% (2019: -10.13%)	501,238	638,965

Deferred tax asset relates to the following:

	Consolidated statement of financial position		Consolidated statement of comprehensive income
	2020 USD	2019 USD	2020 USD	2019 USD
		(Restated)		(Restated)
Provisions	—	7,564	7,564	(7,564)
Accelerated depreciation for tax purposes	(17,898)	(17,898)	—	17,898
Losses available for offsetting against Future taxable income	—	11,944	11,944	(11,944)
Deferred tax expense/(benefit)			19,508	(1,610)
Deferred tax (liabilities)/assets	(17,898)	1,610
Reflected in the consolidated statement of financial position
Deferred tax assets	—	19,508
Deferred tax liabilities	(17,898)	(17,898)
Deferred tax (liabilities)/assets, net	(17,898)	1,610

Based on the latest available forecast of future profits, the Group has determined USD nil of tax losses (2019: nil) are unlikely to be utilised in the foreseeable future.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
10 INCOME TAX (cont.)

The Group’s exposure to taxes stems from:

(1)    Anghami KSA: established in the Kingdom of Saudi Arabia and is subject to 5.0% withholding tax and 20% corporate income tax;

(2)    Anghami for Digital Content (ADC): established in Egypt and is subject to 20.0% withholding tax and 22.5% corporate income; and

(3)    Digi Music SAL (Offshore): established in Lebanon and is subject to 7.5% withholding tax.

The majority of withholding tax (WHT) incurred on distributions from foreign jurisdiction are comprised of distributions made from subsidiary entities (mainly Anghami KSA and ADC) to the Company. In addition, WHT include taxes paid by the Group for income generated from Telco partners. These Telco partners operate in countries where the Group does not have an operating entity and has service agreements with Telco companies. The tax on services performed by non-resident company is deducted from the Group’s payments received from the Telco partners based on WHT rates for the respective countries which are established as part of the existing WHT regimes for each country. WHT has been presented with the income taxes in these consolidated financial statements.

11     PROPERTY AND EQUIPMENT

The movement of property and equipment during the year is as follows:

	General installations USD	Office and Computer equipment USD	Furniture & fixtures USD	Total USD
2019
Cost
At January 1, 2019 – Restated	566,829	123,523	34,796	725,148
Additions	1,883	37,048	3,248	42,179
At December 31, 2019 – Restated	568,712	160,571	38,044	767,327
Depreciation
At January 1, 2019 – Restated	186,484	74,378	21,452	282,314
Charge for the year (note 7)	113,644	25,674	7,394	146,712
At December 31, 2019 – Restated	300,128	100,052	28,846	429,026
Net carrying amount
At December 31, 2019 – Restated	268,584	60,519	9,198	338,301

2020
Cost
At January 1, 2020	568,712	160,571	38,044	767,327
Additions	48,235	20,027	12,226	80,488
At December 31, 2020	616,947	180,598	50,270	847,815
Depreciation
At January 1, 2020	300,128	100,052	28,846	429,026
Charge for the year (note 7)	117,868	24,054	8,814	150,736
At December 31, 2020	417,996	124,106	37,660	579,762
Net carrying amount
At December 31, 2020	198,951	56,492	12,610	268,053

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12     INTANGIBLE ASSETS

The movement of intangible assets during the year is as follows:

	Application development USD	Originals and Sessions USD	Other intangibles USD	Work in progress USD	Total USD
2019
Cost:
At January 1, 2019 – Restated	1,294,761	49,000	25,000	—	1,368,761
Additions	598,449	196,757	17,850	140,688	953,744
At December 31, 2019 – Restated	1,893,210	245,757	42,850	140,688	2,322,505

Amortization:
At January 1, 2019 – Restated	499,289	3,000	500	—	502,789
Charge for the year (note 5)	330,162	101,235	5,859	—	437,256
At December 31, 2019 – Restated	829,451	104,235	6,359	—	940,045

Net carrying amount:
At December 31, 2019 – Restated	1,063,759	141,522	36,491	140,688	1,382,460

2020
Cost:
At January 1, 2020	1,893,210	245,757	42,850	140,688	2,322,505
Additions	775,890	7,627	16,600	16,701	816,618
Transferred	—	89,261	—	(89,261)	—
At December 31, 2020	2,669,100	342,645	59,450	68,128	3,139,323

Amortization:
At January 1, 2020	829,451	104,235	6,359	—	940,045
Charge for the year (note 5)	466,192	146,092	10,992	—	623,276
At December 31, 2020	1,295,643	250,327	17,351	—	1,563,321

Net carrying amount:
At December 31, 2020	1,373,457	92,318	42,099	68,128	1,576,002

Work in progress represent costs incurred in relation to internally produced originals and sessions which are not yet released.

13     TRADE AND OTHER RECEIVABLES

	2020 USD	2019 USD
		(Restated)
Trade receivables	3,711,752	4,264,796
Prepayments	169,963	266,814
Advances paid for content and service providers	1,155,978	594,741
Other receivables	450,964	254,708
Other financial assets	161,525	—
	5,650,182	5,381,059
Allowance for foreign currency losses	(825,993)	—
	4,824,189	5,381,059

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
13 TRADE AND OTHER RECEIVABLES (cont.)

As at December 31, 2020, the Group reclassed its bank balances in Lebanese Pounds equivalent of USD 161,525 to other financial assets due to significant devaluation of Lebanese Pounds against US Dollar caused by the ongoing political and economic situation in Lebanon.

Allowances for foreign currency losses represent translated differences between official and prevailing market rates on trade receivables and bank balances in Lebanese Pounds for the reasons disclosed above.

Trade receivables are non-interest bearing and are generally on terms of 30 to 90 days.

At December 31, 2020 and 2019, the ageing analysis of trade receivables is as follows:

	Total USD	Neither past due nor impaired USD	Past due but not impaired
			30 – 60 days USD	60 – 90 days USD	90 – 120 days USD	>120 days USD
2020	3,711,752	2,576,209	321,097	331,115	230,823	252,508
2019	4,264,796	2,180,926	1,237,981	261,968	522,414	61,507

Amounts due from customers are expected, on the basis of past experience, to be fully recoverable. Management has determined that the expected credit losses relating to the above receivables are insignificant considering that these are from reputable entities and sovereign entities, with low probability of default and loss given default.

14     CASH AND CASH EQUIVALENTS

Cash and cash equivalents reflected in the consolidated statement of cash flows comprise the following statement of financial position amounts:

	2020 USD	2019 USD
		(Restated)
Cash on hand	137,509	7,123
Bank balances	5,477,261	1,255,915
	5,614,770	1,263,038
Less: bank overdraft	(6,459)	(221,481)
Cash and cash equivalents	5,608,311	1,041,557

Bank overdraft carry an interest rate between 7% – 10%.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15     ISSUED CAPITAL AND RESERVES

The Group capital structure for the years ended December 31, 2020 and 2019 consists of three classes of shareholding as follows:

	2020	2019
		(Restated)
	number of shares
Authorised shares
Ordinary shares of USD each
A	200,000	200,000
B	200,000	200,000
C	100,000	100,000
	500,000	500,000
Ordinary shares issued and fully paid
A	25,697	25,697
B	52,587	52,587
C	4,458	3,944
	82,742	82,228

Class A Shares are voting shares and the holder thereof has the right to participate in the surplus assets of the Company and the right to receive dividends.

Class B Preferred Shares are Preferred Shares with the right to vote and the right in a winding up to the Liquidation Preference; and receive dividends.

Class C Shares are non-voting shares, with the right in a winding up to participate in the surplus assets of the Company and receive dividends.

Share based payment reserves

Amount
USD
As at January 1, 2019 – Restated	1,153,001
Share-based payments expense during the year (note 16)	643,809
At December 31, 2019 – Restated	1,796,810
Share-based payments expense during the year (note 16)	564,284
As at December 31, 2020	2,361,094

Share-based payments

The share-based payments reserve is used to recognise the value of equity-settled share-based payments provided to employees (including key management personnel, as part of their remuneration) and service provider. Refer to Note 16 for further details of these plans.

16     SHARE-BASED PAYMENTS

16.1 General employee share based payment plan (“GESP”)

The establishment of the plan was approved by shareholders. General employee share based payment plan (“GESP”) is designed to provide long-term incentives for key employees in the Group.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
16 SHARE-BASED PAYMENTS (cont.)

Under the GESP, the Group, at its discretion, may grant shares of the parent to employees, once the employee has completed two years or four years of service, depending upon the plan. Vesting of the share options is dependent on the completion of the service period of the employee. The fair value of shares granted is estimated at the date of grant using a revenue multiple approach or by reference to a market transaction and taking into account the terms and conditions on which the shares were granted. The model simulates the revenue multiple and compares it against the group of principal competitors or comparable companies, whilst applying an appropriate liquidity discount. It takes into account historical and expected probability of vesting. The current GESP program is a graded vesting shares ownership program with the following maturities:

1.      4.5 years maturity – 25% Vesting Rule: Whereby the employee gets 25% of the distributed shares for the first 18 months since the date of grant, and 25% are vested equally over the next three years.

2.      2 years maturity – 50% Vesting Rule: Whereby the employee gets 50% of the distributed evenly over two years.

GESPs are Class C non-voting preferred shares and are vested only when the employee completes the vesting period. Employee can only sell the vested shares to the Company or existing shareholders. The latter’s buying of GESP shares requires a board approval.

The shares are distributed evenly through tranches over the vesting period, where the first tranche is distributed upon the completion of service period of 18 months. The remaining three tranches are distributed at the end of each service year starting the end of the second year of service. Participation in the plan is at the board’s discretion and no individual has a contractual right to participate in the plan or receive any guaranteed benefits.

	2020 USD	2019 USD
		(Restated)
Expense arising from equity-settled share-based payments (note 7)	373,077	560,118

There were no cancellations or modifications to the awards in 2020 or 2019.

	2020	2019
		(Restated)
Outstanding shares at January 1	1,144	887
Shares granted during the year	—	900
Shares vested during the year	(514)	(643)
Outstanding shares at December 31	630	1,144

16.2 Share based payment to service provider

The Head of International Partnerships has been granted time vested and performance vested warrants, settled in class C shares of the Company. The Group granted 1,000-time vested warrants of which 250 were vested immediately and 250 vested each year over the next three years. Time vested warrants were granted in February 2018 and the beneficiary has the right to exercise the warrants anytime up to the maturity date on February 15, 2030. The underlying strike price to the time vested options is USD 2,000 per share. The Head of International Partnerships has allocated 200 of his time vested warrants to an international artist in May 2019. Additional 600 performance-based warrants are granted with same maturity date and can be exercised either when the Group achieves a USD 600 million valuation, USD 50 million in revenue, or completes a direct or an indirect initial public offering. The Group calculated provisions for warrants using American Options Model.

	2020 USD	2019 USD
		(Restated)
Expense arising from equity-settled warrants (note 7)	191,207	83,691

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
16 SHARE-BASED PAYMENTS (cont.)

There were no cancellations or modifications to the awards in 2020 or 2019.

The following table illustrates the number and weighted average exercise prices (WAEP) of, and movements in, share options during the year:

	2020	2019
		(Restated)
Outstanding at January 1	500	250
Granted during the year	250	250
Vested during the year	—	—
Lapsed during the year	—	—
Outstanding at December 31	750	500
Exercisable at December 31	750	500

The weighted average remaining contractual life for the share options outstanding as at December 31, 2020 was 10 years (2019: 11 years). The weighted average fair value of options granted during the year was USD 764.80 (2019: USD 334.80) with an exercise of USD 2,000.

The impact on the fair value of the warrants with an increase or decrease in the Company’s ordinary share price of 10% results in a range of USD 164,051 to USD 219,151 at December 31, 2019 and USD 70,033 to USD 98,015 at December 31, 2020.

The following tables list the inputs to the binomial model used for the plan for the years ended December 31, 2020 and 2019, respectively:

	2020	2019
		(Restated)
Weighted average fair values at the measurement date	1,481	917
Dividend yield (%)	—%	—%
Expected volatility (%)	47.79%	39.95%
Risk – free interest rate (%)	1.56%	2.55%
Expected life of share options (Years)	10	11
Strike Price (USD)	2,000	2,000
Vested during the period	250	250
Value per warrant	764.80	334.80
Total value	191,207	83,691

17     LEASES

The Group has lease contracts for various office spaces used in its operations. Leases of such office spaces generally have lease terms between 1 and 5 years. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets. Generally, the Group is restricted from assigning and subleasing the leased assets.

There are several lease contracts that include extension and termination options and variable lease payments.

The Group also has certain leases of machinery with lease terms of 12 months or less and leases of office equipment with low value. The Group applies the ‘short-term lease’ and ‘lease of low-value assets’ recognition exemptions for these leases.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
17 LEASES (cont.)

Set out below are the carrying amounts of right-of-use assets recognised and the movements during the period:

ROU USD
At January 1, 2019	—
Additions – Restated	424,421
Depreciation expense – Restated (note 7)	(84,651)
At December 31, 2019 – Restated	339,770

Additions	—
Depreciation expense (note 7)	(85,117)
At December 31, 2020	254,653

Set out below are the carrying amounts of lease liabilities and the movements during the period:

	2020 USD	2019 USD
		(Restated)
As at January 1	378,914	—
Additions	—	424,421
Accretion of interest (note 8)	74,149	86,493
Payments	(133,650)	(132,000)
	319,413	378,914
	2020 USD	2019 USD
As at December 31
Current	79,214	59,501
Non-current	240,199	319,413
	319,413	378,914

The maturity analysis of lease liabilities is disclosed in Notes 23

	2020 USD	2019 USD
		(Restated)
Depreciation expense of right-of-use assets (note 7)	85,117	84,651
Interest expense on lease liabilities (note 8)	74,149	86,493
Expenses relating to short-term lease (note 7)	89,362	90,557
Total amount recognized in profit or loss	248,628	261,701

There are no potential future rental payments, on account of extension options expected not to be exercised and termination option expected to be exercised, relating to periods following the exercise date of extension and termination options that are not included in the lease term.

18     PROVISION FOR EMPLOYEES’ END OF SERVICE BENEFITS

	2020 USD	2019 USD
Provision as at January 1	106,569	51,678
Provided during the year (note 7)	33,717	54,891
Paid during the year	(9,177)	—
	131,109	106,569

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19     TRADE AND OTHER PAYABLES

	2020 USD	2019 USD
		(Restated)
Trade payables (content and service providers)	5,374,423	4,398,929
Accrued content acquisition and royalty costs	7,944,971	7,463,834
Social security and taxes payable	761,227	439,971
Withholding taxes payables	223,098	116,523
Other accrued expenses	451,537	1,149,454
Other payables	202,486	21,321
	14,957,742	13,590,032
Foreign exchange gains	(547,935)	—
	14,409,807	13,590,032

Due to significant devaluation of Lebanese pounds against US Dollar, the value of liabilities denominated in Lebanese pounds dropped resulting in foreign exchange gains.

20     AMOUNT DUE TO/FROM RELATED PARTIES

Related parties represent associated companies, major shareholders, directors and key management personnel of the Group, and entities controlled, jointly controlled or significantly influenced by such parties. Pricing policies and terms of these transactions are approved by the Group’s management.

20.1  Related party balances

Due from related parties:

	2020 USD	2019 USD
Affiliated companies:
Du – UAE	318,702	184,274
Mobily – KSA	128,539	273,236
	447,241	457,510

Due to shareholders and related parties:

	2020 USD	2019 USD
(a) Due to shareholders
Edgard Maroun	111,046	137,772
MEVP Holding SAL	250,000	450,000
	361,046	587,772
(b) Due to related parties
MBC	1,524,086	750,000
	1,885,132	1,337,772

The above balances are interest free and has no fixed repayment terms.

(c) Convertible notes:    Convertible notes from MEVP and SAMENA disclosed in note 21 to the consolidated financial statements.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
20 AMOUNT DUE TO/FROM RELATED PARTIES (cont.)

20.2  Related party transactions

Significant transactions with related parties included in the statement of comprehensive income are as follows:

	2020 USD	2019 USD
Marketing expense paid to MBC	250,000	1,000,000
Fair value movement on convertible notes (note 21)	1,291,551	790,216
Foreign exchange loss	53,917	—
Fees paid to Du and Mobily (cost of revenue)	577,741	782,031

MBC entered into agreement to provide the Group advertising services such as air time on music and entertainment shows like ‘The Voice’ and other similar shows. Du and Mobily utilize their network to facilitate subscription payments for the Group’s users.

20.3  Compensation of key management personnel of the Group

	2020 USD	2019 USD
Short term employee benefits	1,028,329	866,948
Post-employment pension and medical benefits	19,680	19,613
Termination benefits	13,780	16,643
Share-based payment transactions	185,126	57,290
Total compensation of key management personnel of the Group	1,246,915	960,494

21     CONVERTIBLE NOTES AND BORROWINGS

Term loans

Term loan 1

In October 2012, the Group obtained a subsidized loan from a Lebanese bank amounting to USD 200,710 in order to finance the infrastructure and start-up costs. The loan is to be repaid in 72 equal monthly instalments of USD 2,884 until June 2019 with a grace period of 9 months subject to an annual interest rate of 5.14%. The balance of the loan amounted to USD 20,186 as of December 31, 2018. The loan was fully paid in 2019.

Term loan 2

In April 2013, the Group obtained a subsidized loan from a Lebanese bank amounting to USD 202,130 in order to finance the infrastructure and start-up costs. The loan is to be repaid in 72 equal monthly instalments of USD 2,820 until June 2019 with a grace period of 3 months subject to an annual interest rate of 5.14%. The balance of the loan amounted to USD 19,737 as of December 31, 2018. The loan was fully paid in 2019.

Term loan 3

In May 2018, the Group obtained a subsidized loan from a Lebanese bank amounting to USD 1,500,000 in order to finance its operations. The loan was repaid in 10 equal monthly instalments of USD 150,000 until April 2019. The loan is subject to an annual interest rate of 7.75%. The balance of the loan amounted to USD 450,000 as of December 31, 2018. The loan was fully paid in 2019.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
21 CONVERTIBLE NOTES AND BORROWINGS (cont.)

Convertible notes

Convertible note 1

During the year 2018, the Group signed a convertible note agreement with MEVP for funds amounting to USD 1,500,000 maturing on April 2, 2020 and is subject to an interest rate of 8% per annum. Pursuant to an amended and restated convertible note agreement dated September 24, 2020, the note was extended further until April 2, 2021, subject to an interest rate of 9% per annum. The convertible note is currently in the process of conversion, and MEVP will be entitled to receive 1,160 Class B shares of the Group upon completion of the legal formalities. note is convertible in the event of an equity injection of USD 10 million or more and/or sale of at least 25% of the share capital of the Company. In the absence such equity injection before the maturity, the principal and the accrued interest are converted at a discount of 20%of the lower of the pre-money valuation cap of USD 165 million or fair market value. The convertible notes rank ahead of the ordinary shares in the event of a liquidation.

Convertible note 2

During the year 2018, the Group signed a convertible note agreement with SAMENA amounting to USD 3,000,000 maturing on April 2, 2020 and is subject to an interest rate of 8% per annum. Pursuant to an amended and restated convertible note agreement dated September 24, 2020, the note was extended until April 2, 2021, subject to an interest rate of 9% per annum. The convertible note is currently in the process of conversion, and SAMENA will be entitled to receive 2,204 Class B shares of the Group upon completion of the legal formalities. The note is convertible in the event of an equity injection of USD 10 million or more. In the absence of such equity injection before the maturity, the principal and the accrued interest are converted at a discount of 20% of the lower of the pre-money valuation cap of USD 165 million or fair market value. The convertible notes rank ahead of the ordinary shares in the event of a liquidation.

Convertible note 3

During the year 2020, the Group signed a convertible note agreement with MEVP for funds amounting to USD 650,000 maturing on May 31, 2021 and is subject to an interest rate of 9% per annum, which has been extended at the discretion of MEVP. The note is convertible in the event of an equity injection of USD 10 million or more and/or a cumulative sale of least 25% of the share capital of the Company. In the absence of such equity injection before the maturity the principal and the accrued interest are converted at a discount of 20% to the fair market value. The convertible notes rank ahead of the ordinary shares in the event of a liquidation. MEVP provided an advance of USD 150,000 in 2019 which has been account for against the convertible note.

Convertible note 4

During the year 2020, the Group signed a convertible note agreement and an ancillary conversion undertaking agreement with Alkonost Investment Ltd. for funds amounting to USD 5,000,000 maturing May 2022 is subject to a profit rate of 12% per annum. The note is convertible at the option of the creditor, in the event of an equity injection of USD 15 million or more. In the absence of an equity injection the principal and the accrued profit are converted at a discount of 25% to an agreed upon fair market value. The convertible notes rank ahead of the ordinary shares in the event of a liquidation.

The Convertible notes agreements included certain affirmative covenants, including the delivery of audited consolidated financial statements to the holders.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
21 CONVERTIBLE NOTES AND BORROWINGS (cont.)

The table below presents the changes in the convertible notes:

	2020 USD	2019 USD
		(Restated)
At January 1	5,655,372	1,532,621
Additions – convertible notes	5,500,000	3,150,000
Non-cash changes recognized in consolidated Statement of comprehensive income
Changes in fair value (note 8)	1,291,551	790,216
Interest (note 8)	188,138	137
Effect of day one fair value (other reserves)*	100,774	182,398
At December 31	12,735,835	5,655,372

____________

*        The amount represents day one fair value losses on loans from shareholders (MEVP and SAMENA) transferred to other reserves in equity.

The table below presents the classification and maturity of the convertible notes:

	2020 USD	2019 USD
		(Restated)
Fair value through profit or loss	6,766,866	5,475,315
Amortized cost	5,968,969	180,057
	12,735,835	5,655,372

Current	7,629,743	5,475,315
Non-current	5,106,092	180,057
	12,735,835	5,655,372

Liabilities measured at fair value:

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:      quoted (unadjusted) prices in active markets for identical assets or liabilities.

Level 2:      other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.

Level 3:      techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

	December 31, 2020 USD	Level 1 USD	Level 2 USD	Level 3 USD
Financial liabilities at fair value
Convertible notes	6,766,866	—	—	6,766,866
	December 31, 2019 USD	Level 1 USD	Level 2 USD	Level 3 USD
Financial liabilities at fair value
Convertible notes	5,475,315	—	—	5,475,315

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
21 CONVERTIBLE NOTES AND BORROWINGS (cont.)

During the year, there were no transfers between Level 1, 2 and 3 fair value measurements (2019: nil).

At December 31, 2019 and December 31, 2020, the convertible notes were valued at the assumed exchange to shares based on the fair value of the Company’s share price.

The key assumptions used to estimate the fair value of the shares were as follows:

	2020 USD	2019 USD
Revenue multiple used to estimate enterprise value	5.8	3.6
Liquidity discount rate	—	31.0%
Market interest rate	13.9%	26.0%

The fair value was based on the following drivers:

1.      Revenue multiple: as set by market multiple at the prevailing dates.

2.      Liquidity discount: estimated at 31% for emerging markets companies with similar valuation. No liquidity discounted was assumed in 2020 as the Company’s shares are expected to be listed in 2021.

3.      Market rates: estimated as risk free plus credit default spread for a company with similar risk profile. In 2019, the Group was highly exposed to Lebanese market condition which resulted in high risk-free rate (calculated as the yield to maturity on Eurobonds). In 2020, the Group relocated to Abu Dhabi which decreased its risk profile thus resulting in lower risk-free rate and lower market interest rate. The credit spread is set for a highly speculative loan.

22     CONTINGENCIES AND COMMITEMNETS

22.1  Contingencies

There exist a few pending legal actions, proceedings, and claims or may be instituted or asserted against the Group. These may include but are not limited to matters arising out of alleged infringement of intellectual property; alleged violations of consumer regulations; employment-related matters; and disputes arising out of supplier and other contractual relationships. As a general matter, the music and other content made available on the Group’s service are licensed to the Group by various third parties. Many of these licenses allow rights holders to audit the Group’s royalty payments, and any such audit could result in disputes over whether the Group has paid the proper royalties. If such a dispute were to occur, the Group could be required to pay additional royalties, and the amounts involved could be material. The Group expenses legal fees as incurred. The Group records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Group’s operations or its financial position, liquidity, or results of operations. Based on management assessment, currently there are no material cases, claims or proceedings of such quantum which require provision or disclosure as contingent liabilities.

22.2  Commitments

The Group is subject to the following minimum guarantee amounts relating to the content on its service and publishing rights, the majority of which relate to minimum royalty payments associated with its license agreements for the use of licensed content and publishing royalties, as at December 31:

	2020 USD	2019 USD
		(Restated)
Less than one year	8,075,000	5,205,739
Later than one year but not more than 5 years	—	—

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
22 CONTINGENCIES AND COMMITEMNETS (cont.)

In addition to the minimum guarantees listed above, the Group is subject to various service agreements including a service agreement with Amazon for the use of Amazon servers and cloud as at December 31.

23     FINANCIAL RISK MANAGEMENT OBJECTIVE AND POLICIES

The Group’s principal financial liabilities comprise loans and borrowings, lease liabilities, due to related parties, and trade and other payables. The main purpose of these financial liabilities is to finance the Group’s operations. The Group’s principal financial assets include trade and other receivables, contract assets, due from related parties and cash and cash equivalents that derive directly from its operations.

The main risks arising from the Group’s financial instruments are market risk, liquidity risk and credit risk. The Board of Directors reviews and agrees policies for managing each of these risks which are summarised below:

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk and commodity risk. The sensitivity analyses in the following sections relate to the position as at December 31, 2020 and 2019.

Interest rate risk

The Group is not exposed to any significant interest rate risk, all convertible notes have fixed interest rates.

Credit risk

The Group seeks to limit its credit risk with respect of customers by setting credit limits and monitoring outstanding receivables and maintaining positive cash flows.

With respect to credit risk arising from other financial assets of the Group, which comprise of bank balances and trade receivables, the Group’s exposure to credit risk arises from default of the counterparty, with the maximum exposure equal to the carrying amount of these instruments. The Group seeks to limit its credit risk to banks by only dealing with reputable banks and financial institutions.

Foreign currency risk

Foreign currency risk comprises of transaction and statement of financial position risk. Transaction risk relates to the Group’s cash flow being adversely affected by a change in the exchange rates of foreign currencies against U.S. Dollars. Statement of financial position risk relates to the risk of the Group’s monetary assets and liabilities in foreign currencies acquiring a lower or higher value, when translated into US Dollars, as a result of currency movements.

The Group is exposed to foreign currency fluctuations on its transactions in foreign currencies, mainly in Egyptian and Lebanese Pounds. As the UAE Dirham and Saudi Riyal are pegged to the US Dollar, balances in these currencies are not considered to represent significant currency risk. The Group’s principle foreign currency risk arises from Egyptian and Lebanese Pounds denominated transaction of which the balance was USD 1,749,641 (2019: USD 1,382,126). The net position in Lebanese Pounds at December 31, 2020 is LBP 777,678,316, LBP 223,650,258 at December 31, 2019 or USD 515,873 and USD 148,358, respectively, at the official exchange rate. The net position in Egyptian Pounds at December 31, 2020 is EGP 21,936,397, and EGP 17,263,874 at December 31, 2019 or USD 61,688 and USD 47,955, respectively.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
23 FINANCIAL RISK MANAGEMENT OBJECTIVE AND POLICIES (cont.)

The table below indicates the Group’s foreign currency exposure at December 31 as a result of its monetary assets and liabilities. The analysis calculates the effect of a reasonable possible movement of the U.S Dollars rate against Egyptian and Lebanese pounds with all other variable held constant on the consolidated statement of comprehensive income.

	Increase/decrease in USD rate to the Egyptian and Lebanese Pounds	Effect on loss before tax USD
2020	+/- 5%	87,482
2019	+/- 5%	69,106

Liquidity risk

The Group limits its liquidity risk primarily from the funds generated from operations to settle supplier dues and provide the Group with sufficient funds to enable it to meet its financial obligations as they fall due.

The table below summarises the maturities of the Group’s undiscounted financial liabilities, based on contractual payment dates.

	On demand USD	Less than 3 months USD	3 months to 1 year USD	1 to 5 years USD	Total USD
December 31, 2020
Bank overdraft	6,459	—	—	—	6,459
Lease liability	—	—	79,214	240,199	319,413
Trade and other payables	—	5,374,423	8,598,994	—	13,973,417
Total	6,459	5,374,423	8,678,208	240,199	14,299,289

December 31, 2019
Bank overdraft	221,481	—	—	—	221,481
Lease liability	—	—	59,501	319,413	378,914
Trade and other payables	—	4,548,929	8,484,609	—	13,033,538
Total (restated)	221,481	4,548,929	8,544,110	319,413	13,633,933

24     SEGMENT INFORMATION

The Group has two reportable segments: Premium and Ad-Supported. The Premium service is a paid service in which customers can listen on demand and offline. Revenue for the Premium segment is generated through subscription fees. The Ad-Supported service is free to the user. Revenue for the Ad-Supported segment is primarily generated through the sale of advertising across the Group’s content. Royalty costs are primarily recorded in each segment based on specific rates for each segment agreed to with rights holders. The remaining cost of revenue items that are not specifically associated to either of the segments are allocated based on user activity in each segment. No operating segments have been aggregated to form the reportable segments.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
24 SEGMENT INFORMATION (cont.)

Key financial performance measures of the segments including revenue, cost of revenue, and gross profit are as follows:

	2020 USD	2019 USD
		(Restated)
Premium segment
Revenue	24,715,271	23,211,281
Cost of revenue	(18,772,861)	(16,811,459)
Gross profit	5,942,410	6,399,822

Ad-Supported segment
Revenue	5,803,085	8,016,368
Cost of revenue	(3,573,660)	(4,510,157)
Gross profit	2,229,425	3,506,211

Consolidated
Revenue	30,518,356	31,227,649
Cost of revenue	(22,346,521)	(21,321,616)
Gross profit	8,171,835	9,906,033

Reconciliation of gross profits

Selling and marketing, operating expenses, finance income, and finance costs are not allocated to individual segments as these are managed on an overall group basis. The reconciliation between reportable segment gross profit to the Group’s loss before tax is as follows:

	2020 USD	2019 USD
		(Restated)
Segment gross profit	8,171,835	9,906,033

Selling and marketing expenses	(5,284,152)	(8,232,405)
General and administrative expenses	(5,435,996)	(6,923,949)
Finance costs	(1,764,682)	(978,332)
Finance income	137,397	3,305
Other income	60,497	83,735
Foreign exchange loss, net	(1,126,851)	(165,815)
Loss before tax	(5,241,952)	(6,307,428)

Revenue by market

	2020 USD	2019 USD
		(Restated)
Saudi Arabia	10,027,692	9,480,057
Egypt	6,119,713	6,098,877
Lebanon	4,519,232	4,598,613
United Arab Emirates	4,100,221	4,884,073
Others*	5,751,498	6,166,029
	30,518,356	31,227,649

Premium revenue is attributed to a country based on where the membership originates. Ad-Supported revenue is attributed to a country based on where the advertising campaign is viewed.

____________

*        There are no individual geographical market other than those disclosed above constitute more than 5% of the total revenue.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

25     EARNINGS PER SHARE (EPS)

Basic loss per share is computed using the weighted-average number of outstanding shares during the period. Diluted loss per share is computed using the treasury stock method to the extent that the effect is dilutive by using the weighted-average number of outstanding shares and potential shares during the period. The Group’s potential shares consist of incremental shares issuable upon (1) the assumed exercise of warrants, (2) the assumed vesting of unvested shares under GESP program, and (3) conversion of the outstanding convertible notes, excluding all anti-dilutive shares outstanding during the period. The Group used the if-converted method to calculate the dilutive impact for the above convertible instruments and adjusted the numerator for changes in profit or loss.

The following table reflects the loss and share data used in the basic and diluted loss per share calculations:

	2020 USD	2019 USD
Basic loss per share
Net loss attributable to the equity holders of the parent	(5,585,948)	(6,745,735)
Shares used in computation:
Weighted-average shares outstanding	81,823	81,222
Basic net loss per share attributable to equity holders of the parent	(68.27)	(83.05)

Diluted loss per share
Net loss attributable to the equity holders of the parent	(5,585,948)	(6,745,735)
Shares used in computation:
Weighted-average shares outstanding	81,823	81,222
Diluted net loss per share attributable to equity holders of the parent	(68.27)	(83.05)

Potential dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	2020 USD	2019 USD
		(Restated)
Share options plans	1,050	2,083
Warrants	1,232	— *
Convertible notes	5,525	3,723
	7,807	5,806

____________

*        Warrants were out of the money during the year ended December 31, 2019.

There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorisation of these consolidated financial statements.

26     FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments comprise financial assets and financial liabilities.

Financial assets consist of cash and cash equivalents, trade receivables, contract assets and amount due from related party. Financial liabilities consist of trade payables, lease liability, overdrafts convertibles notes and amount due to related party.

The fair values of financial instruments are not materially different from their carrying values, other than financial liabilities at fair value through profit or loss which is disclosed in note 21 to the consolidated financial statements.

ANGHAMI
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

27     SUBSEQUENT EVENTS

On 3 March 2021, the Company and Vistas Media Acquisition Company (VMAC, a Special Purpose Acquisition Company (or SPAC) listed on the Nasdaq stock exchange under the ticker VMAC) jointly announced that they had entered into a business combination agreement. The transaction is a reverse merger between VMAC and a subsidiary of the Company whereby the shareholders of the Company will become the majority shareholders of a newly established entity, Anghami Inc. VMAC will become a subsidiary of Anghami Inc., and the Company will become a subsidiary of Anghami Inc. The shareholders of VMAC will become shareholders of Anghami Inc. Upon the completion of the merger, which is slated for the third quarter of 2021, Anghami Inc. intends to list its shares on Nasdaq while the Company and VMAC will remain subsidiaries of Anghami Inc., the entity that is intended to be publicly listed. As part of the business combination agreement and upon the completion of the merger, Anghami Inc. will receive a minimum cash amount of USD 40,000,000 through a fully underwritten PIPE (Private Investment in Public Equity) investment/private placement.

In March 2021, Anghami KSA’s ownership was transferred to the Anghami FZ LLC which was previously directly held by the Shareholders under common control.

Management is currently in the process of completing the transfer of ownership of Anghami for Digital Content (our entity in Egypt) ownership to become fully owned subsidiary of Anghami FZ LLC.

The Group is currently in the final stages of securing a USD 4.5 million interest free loan from SHUAA Capital PSC. and MEVP (collectively the “Lenders”) which is critical for its short-term working capital requirements. The Group has received USD 600 thousand out of the planned funding on July 1, 2021 on the basis of the agreed terms between all parties. The Loan is repayable within 10 business days following the closing of the Transaction. If the Transaction is not completed within a period of three months following the effective date of the Loan, or if within this three month period the Transaction is cancelled for any reason whatsoever, the Loan will accrue interest at 12% per annum and mature after 12 months from the Loan effective date. The Lenders will have the option to either (i) demand the repayment of the principal and the accrued interest at maturity or (ii) convert the Loan at a discount to the fair market value. The parties will mutually agree to the conversion terms at a later stage.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Our Charter provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have or will maintain insurance on behalf of its directors and executive officers. We have entered into contracts with certain of our directors and executive officers providing indemnification of such directors and executive officers by us to the fullest extent permitted by law, subject to certain limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

•        In connection with the Business Combination and immediately prior to Closing, VMAC and the Company entered into subscription agreements (the “Subscription Agreements”) with (i) SHUAA Capital psc (“SHUAA”) and (ii) Vistas Media Capital Pte. Ltd. (“Vistas Media Capital”), the parent of the Sponsor, and (iii) Franklin Templeton Investments Fund’s Franklin MENA Fund. Pursuant to these Subscription Agreements, VMAC issued and sold an aggregate of 4,056,000 shares of VMAC’s Class A Common Stock for $10.00 per share, 3,000,000 of which were issued to SHUAA, 1,000,000 of which were issued to Vistas Media Capital and 56,000 of which were issued to Franklin Templeton Investments Fund’s Franklin MENA Fund. Pursuant to the terms of the Business Combination Agreement, such shares were converted into ordinary shares upon the closing of the Business Combination.

•        In connection with the Business Combination and immediately prior to Closing, VMAC issued 540,000 shares of VMAC Class A Common Stock and 152,800 warrants to purchase VMAC Class A Common Stock at an exercise price of $11.50 per share to certain service providers for services rendered in connection with the Business Combination, and VMAC also issued 100,000 shares of VMAC Class A Common Stock to Sponsor as the result of the conversion the $1,000,000 loan that Sponsor made to VMAC to fund extension payment to extend the period of time that VMAC had to consummate its initial business combination. Pursuant to the terms of the Business Combination Agreement, such shares were converted into ordinary shares upon the closing of the Business Combination.

•        The foregoing securities issuances were made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder. None of the transactions described above involved any underwriters, underwriting discounts or commissions.

Item 8.    Exhibits and Financial Statement Schedules

Exhibit no	Description
2.1†

Business Combination Agreement, dated as of March 3, 2021, by and among VMAC, Anghami, the Company, Anghami Vista 1 and Anghami Vista 2 (incorporated by reference to Exhibit 2.1 to Amendment No. 3 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on December 3, 2021).

3.1

Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F filed with the SEC on February 9, 2022).

4.1

Specimen Ordinary Share Certificate of the Company (incorporated by reference to Exhibit 4.7 to Amendment No. 3 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on December 3, 2021).

4.2

Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 4.8 to Amendment No. 3 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on December 3, 2021).

4.3	Warrant Agreement, dated August 6, 2020, by and between VMAC and Continental Stock Transfer & Trust Company, as warrant agent.
4.4	Assignment, Assumption and Amendment Agreement (Warrant Agreement), dated February 3, 2022, by and among VMAC, the Company and Continental Stock Transfer & Trust Company, as warrant agent
4.5

Form of Representative Warrant Agreement (incorporated by reference to Exhibit 4.4 to Amendment No. 3 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on December 3, 2021).

5.1*	Opinion of Maples and Calder (Dubai) LLP.
5.2*	Opinion of Norton Rose Fulbright US LLP.
10.1

Letter Agreement, dated August 6, 2020, by and among VMAC, Vistas Media Sponsor, LLC and each of the initial stockholders of VMAC (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 14, 2021).

10.2

Private Placement Warrants Purchase Agreement, August 6, 2020, by and between VMAC and Vistas Media Sponsor, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 14, 2021).

10.3

Private Placement Units Purchase Agreement, dated August 6, 2020, by and between VMAC and Vistas Media Sponsor, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 14, 2021).

10.4

Private Placement Units Purchase Agreement, dated August 6, 2020, by and between VMAC and I-Bankers Securities, Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 14, 2021).

10.5

Registration Rights Agreement, dated August 6, 2020, by and among VMAC, Vistas Media Sponsor, LLC and the other holders party thereto (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 14, 2021).

10.6

Form of Subscription Agreement, by and among VMAC and the subscribers party thereto (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 14, 2021).

10.7

Form of Restrictive Covenant Agreement, by and between the Company and the shareholders party thereto (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 14, 2021).

10.8

Form of Sponsor Letter Agreement, by and among VMAC, Vistas Media Sponsor, LLC, Anghami and the parties named thereto (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 14, 2021).

Exhibit no	Description
10.9

Form of Lock-Up Agreement, by and among VMAC and the shareholders party thereto (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 14, 2021).

10.10

Nominee Agreement dated October 13, 2021 by and between Anghami and Hossam Mohamed El Gamal (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 28, 2021).

10.11

Nominee Agreement dated October 13, 2021 by and between Anghami and Samira Azab (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 28, 2021).

10.12

Nominee Agreement dated October 13, 2021 by and between Anghami and Emad Mohe Mohamed Tayel (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on October 28, 2021).

10.13

Letter Agreement, dated December 5, 2021, by and among VMAC, the Company and SHUAA Capital psc. (incorporated by reference to Exhibit 10.15 to Amendment No. 4 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on December 10, 2021).

10.14^	Anghami Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 4.15 to the Company’s Shell Company Report on Form 20-F filed with the SEC on February 9, 2022).
10.15^	Form of Indemnification Agreement (incorporated by reference to Exhibit 4.16 to the Company’s Shell Company Report on Form 20-F filed with the SEC on February 9, 2022).
21.1

List of subsidiaries of the Company (incorporated by reference to Exhibit 22.1 to Amendment No. 3 to the Company’s Registration Statement on Form F-4 (File No. 333-260234) filed with the SEC on December 3, 2021).

23.1*	Consent of Ernst & Young–Middle East (Abu Dhabi).
23.2*	Consent of Prager Metis CPAs LLC.
24.1+	Power of Attorney (contained on the signature page of this Registration Statement).
107*	Filing fee table

____________

*        Filed herewith.

+        Previously filed.

†        Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

^        Indicates management contract or compensatory plan.

Item 9.    Undertakings

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Cayman Islands on March 2, 2022.

Anghami Inc.
By:	/s/ Edgard Maroun
Name:	Edgard Maroun
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edgard Maroun	Chief Executive Officer, Director	March 2, 2022
Edgard Maroun	(Co-Principal Executive Officer)
*	Co-Chief Executive Officer, Director	March 2, 2022
F. Jacob Cherian	(Co-Principal Executive Officer)
*	Vice President, Finance	March 2, 2022
Omar Sukarieh	(Principal Financial Officer and Principal Accounting Officer)
*	Director	March 2, 2022
Elias Habib
*	Director	March 2, 2022
Walid Samir Hanna
*	Director	March 2, 2022
Kaswara Saria Alkhatib
*	Director	March 2, 2022
Maha Al-Qattan
*	Director	March 2, 2022
Jana Yamani
*	Director	March 2, 2022
Klaas Baks
*	Director	March 2, 2022
Abhayanand Singh
*	Director	March 2, 2022
Fawad Tariq Khan
*	Director	March 2, 2022
Wissam Moukahal
*By: /s/ Edgard Maroun
Edgard Maroun
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-1 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on March 2, 2022.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director